As filed with the Securities and Exchange Commission January 13, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Shanda Interactive Entertainment Limited

(Exact name of Registrant as Specified in its Charter)

Cayman Islands	7371	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203
China
Telephone: (86-21) 5050-4740
(Address and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940

Copies to:

Greg Pilarowski, Esq.

Shanda Interactive Entertainment Limited
No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203
China
Telephone: (86-21) 5050-4740

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered(1)	Registered	Unit	Price(2)	Registration Fee

Zero Coupon Senior Convertible Notes due 2014	$275,000,000	100%(2)	$275,000,000	$32,367.50
Ordinary Shares, par value US$0.01 per share	13,854,940(3)	(4)	(4)	(4)

(1)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed with the Commission on April 23, 2004 (File No. 333-114759). Each American depositary share represents two ordinary shares.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) and Rule 457(o) under the Securities Act of 1933, as amended.

(3)	Such number represents the maximum number of the registrant’s ordinary shares that may be issuable upon conversion of the notes registered hereby. Pursuant to Rule 416 under the Securities Act, in addition to the ordinary shares set forth in this table, the number of ordinary shares registered hereby shall include an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the Notes as a result of antidilution adjustments, in circumstances described in the prospectus that is part of this registration statement.

(4)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the ordinary shares issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Shanda Interactive Entertainment Limited

$275,000,000 Principal Amount of Zero Coupon
Senior Convertible Notes due 2014 and Ordinary Shares Issuable Upon Conversion of the Notes

        Shanda Interactive Entertainment Limited, or Shanda, issued the notes in a private placement in October 2004. This prospectus may be used by selling securityholders to sell their notes and ordinary shares of Shanda issuable upon conversion of the notes.

      The notes will mature on October 15, 2014. The notes will not accrue interest unless specified events of default under the registration rights agreement occur.

      Each US$1,000 in principal amount of notes may be converted at any time prior to maturity (unless earlier redeemed, repurchased or exchanged) at the option of the holder into the consideration described below at the initial conversion rate of 50.3816 ordinary shares per US$1,000 principal amount of notes, which is equal to an initial conversion price of US$19.85 per ordinary share (or US$39.70 per each of our American Depositary Shares, or ADSs). In respect of each US$1,000 in principal amount of notes, the conversion consideration will consist of (a) cash in an amount equal to the lesser of (i) the principal amount of each note or (ii) the conversion value (as described in this prospectus) of such note; and (b) a number of our ordinary shares equal to the sum of the daily share amounts (calculated as described in this prospectus) for each of the five consecutive trading days beginning on the third trading day following the conversion date.

      We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after October 15, 2007 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the redemption date.

      You have the right to require us to repurchase all or a portion of your notes on October 15, 2007 at a repurchase price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the repurchase date. If a fundamental change (as defined in this prospectus) occurs at any time prior to maturity you will have the right to require us to repurchase any or all of your notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and liquidated damages, if any, to but not including the fundamental change repurchase date. In the event of a public change of control (as defined in this prospectus), however, your right to require us to repurchase your notes will be subject to our right to elect to adjust the conversion rate of the notes in lieu of repurchase.

      Our ADSs are traded on the Nasdaq National Market under the symbol “SNDA.” On January 12, 2005, the last reported sale price of our ADSs was US$37.21 per share.

      The notes will be unsecured obligations equal in right of payment to our existing and future senior indebtedness and effectively subordinated to all of the indebtedness and liabilities of our subsidiaries.

      Shanda will not receive any proceeds from the sale by the selling securityholders of the notes or the ordinary shares. Other than selling commissions and fees and stock transfer taxes, Shanda will pay all expenses of the registration of the notes and the ordinary shares and certain other expenses.

      See “Risk Factors” beginning on page 10 to read about risks you should consider before buying the Notes.

       Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13 2005.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

      Except where the context otherwise requires and for purposes of this prospectus only:

•	“we,” “us,” “our company” and “our” refer to Shanda Interactive Entertainment Limited, its predecessor entities and subsidiaries, and, in the context of describing our operations, also include our PRC-incorporated affiliates, including Shanghai Shanda Networking Co., Ltd., or Shanda Networking;

•	in certain instances, Shanda Networking is referred to as “Shanghai Shanda Internet Development Co., Ltd.”, which is an alternative English translation of its Chinese name;

•	“China” or “PRC” refers to the People’s Republic of China, excluding Taiwan, Hong Kong and Macau; and

•	all references to “RMB” or “Renminbi” are to the legal currency of China and all references to “U.S. dollars,” “dollars” and “US$” are to the legal currency of the United States.

      This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of June 30, 2004, which was RMB8.2766 to US$1.00. We make no representation that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all. On January 12, 2005, the noon buying rate was RMB8.2765 to US$1.00.

ii

PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the notes or ordinary shares discussed under “Risk Factors”, before deciding whether to buy the notes or ordinary shares.

Our Business

      We are the largest operator of online games in China in terms of estimated 2003 game revenues according to International Data Corporation, or IDC, a leading market research firm. We offer a portfolio of online games that users play over the Internet. The games that we operate are licensed to us by third parties as well as developed by us in-house. The games we offer include The Legend of Mir II, or Mir II, and The World of Legend, or Woool, which is the first online game that we developed in-house. In the first six months of 2004, our commercially launched games had approximately 1.6 million peak concurrent users and 1.1 million average concurrent users, which refer to the highest number and average number, respectively, of users playing our games at the same time during that period.

      We operate both massively multiplayer online games, including massively multiplayer online role-playing games, or MMORPGs, and casual online games. The interactive and group oriented nature of our games creates a strong sense of community among users, and the large size of our user base contributes to user loyalty and helps to attract new users.

•	Our MMORPGs allow thousands of users to interact with one another in a virtual world by assuming ongoing roles or characters with different features. The games are continuous, and players accumulate features and communicate with one another through instant messaging. As MMORPGs require a significant amount of time to master, they tend to have a high degree of user stickiness, which means that users tend to spend longer amounts of time playing these games than using other Internet applications.

•	Our casual games are less complex and time consuming than MMORPGs, but attract a broader range of users as well as more home users. Our casual games include BNB, which was the highest ranked casual game in IDC’s survey of the top 10 most popular online games in China for 2003. In September 2004, we recorded 700,000 peak concurrent users of BNB.

      According to the same IDC survey, three of the games that we currently commercially operate, Mir II, Woool and BNB, ranked among the top five most popular online games in China for 2003. The survey was conducted by IDC through the Internet, traditional media and mobile phones in connection with its research report “China Online Gaming Market Analysis 2003-2008”. Over 173,000 participants responded to IDC’s survey.

      In 2004, we commercially launched two new in-house developed MMORPGs, The Sign and The Age, and two new casual games, GetAmped and Maple Story.

      We believe that the popularity of the online games that we operate is attributable to our operational infrastructure and the services we offer that enhance our users’ game playing experience, in addition to our games’ quality or features. In particular:

•	We maintain a dedicated product management team for each of our games, which forms operational plans, coordinates internal resources, and manages the online game’s virtual community on an hour-by-hour basis;

•	We have both in-house development capabilities as well as localization experience for licensed games. After launching our first in-house developed game, Woool, which has become our second most important game in terms of revenues, we commercially launched two more in-house developed games, The Sign and The Age, in the second quarter of 2004;

•	We have built a nationwide distribution and payment network in China. We estimate that our network reaches over 317,000 retail points of sale throughout China, over 40% of which are Internet cafes, which are the primary venue for users to play online games in China;

•	We are developing a centralized Internet cafe communications and management system to link various Internet cafes in our distribution network, which would permit us to provide better information to the Internet cafes about our games, promotions and events, and allow us to gather more data from the Internet cafes;

•	As of September 30, 2004, our nationwide server network in China consists of approximately 10,100 servers and 2,300 server annex equipment units with the capacity to accommodate approximately 4.8 million concurrent online users; and

•	We have a developed customer service system, which includes a 24-hour call center.

      Our principal source of revenue is the fees paid by users to play our online games. Our MMORPG users generally purchase pre-paid game cards, which are sold in both virtual and physical form, to obtain access codes and passwords that can be used to add value to their accounts. We offer our users two purchase options: hourly usage for a price per hour from RMB0.28 (US$0.03) to RMB0.55 (US$0.07), and unlimited access for a period of time, generally from two days to 30 days, for a price from RMB5 (US$0.60) to RMB45 (US$5.44) depending on the game. The usage and price options differ among our various games. Users of our casual games, BNB, Maple Story and GetAmped, can play the games without any payment, but they must purchase “game points” from us in order to acquire premium features in the games that enhance users’ experience, such as advanced weapons or equipment for game characters. The two most significant factors that affect our MMORPG online games revenues are:

•	the total number of hours that users play our games (which equals the average concurrent users for a given period multiplied by the number of hours in that period); and

•	our average revenue per user-hour.

      We have experienced significant revenue and earnings growth since the commercial launch of our first online game in November 2001.

•	Our net revenues in 2003 increased by 83.9% to RMB600.0 million from RMB326.2 million in 2002. Our net revenues in the first six months of 2004 increased by 94.3% to RMB514.6 million (US$62.2 million) from RMB264.8 million in the same period of 2003.

•	Our net income in 2003 increased by 95.9% to RMB272.9 million from RMB139.3 million in 2002. Our net income in the first six months of 2004 increased by 68.6% to RMB212.9 million (US$25.7 million) from RMB126.3 million in the same period of 2003.

      In addition, we believe that our large user base and the frequency of pageviews of our game websites also provide an opportunity for us to generate advertising revenues. Accordingly, in 2004, we began to sell banner advertising on the log-in web pages and the web pages that provide information on the features of our games (although not on pages in the game environment). We have also recently entered into a strategic partnership with eBay EachNet, a subsidiary of eBay Inc., through which eBay EachNet will place online advertisements within Shanda’s gaming platform.

Risk Factors

      Please see “Risk Factors” and other information included in this prospectus for a discussion of the risk factors you should consider carefully before deciding to invest in the notes or our ordinary shares.

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations.

Our Offices

      Our principal executive office is located at No. 1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, China, and our telephone number is (86-21) 5050-4740. Our website address is www.snda.com. The information on our website is not a part of this prospectus.

The Notes

      The following is a brief summary of some of the terms of the notes and the ordinary shares. For a more complete description of the terms of the notes, the ordinary shares and the American Depositary Shares, see, respectively, “Description of the Notes”, “Description of Share Capital” and “Description of American Depositary Shares” in this prospectus.

Issuer	Shanda Interactive Entertainment Limited.

Notes Offered	Up to $275,000,000 aggregate principal amount of Zero Coupon Senior Convertible Notes due October 15, 2014.

Maturity	October 15, 2014.

Interest	The notes will not accrue interest unless specified events of default under the registration rights agreement occur. See “Description of the Notes — Registration Rights.”

Conversion Rights	Each US$1,000 in principal amount of notes may be converted at any time prior to maturity (unless earlier redeemed, repurchased or exchanged) at the option of the holder into the consideration described below at the initial conversion rate of 50.3816 ordinary shares per US$1,000 principal amount of notes, which is equal to an initial conversion price of US$19.85 per ordinary share (or US$39.70 per each of our American Depositary Shares, or ADSs). In respect of each US$1,000 in principal amount of notes, the conversion consideration will consist of (a) cash in an amount equal to the lesser of (i) the principal amount of each note or (ii) the conversion value (as described in this prospectus); and (b) a number of our ordinary shares equal to the sum of the daily share amounts (calculated as described in this prospectus) for each of the five consecutive trading days beginning on the third trading day following the conversion date. See “Description of the Notes — Conversion Rights.”

The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion of notes, a holder will generally not receive any cash payment of interest, subject to certain exceptions. By delivering to the holder the cash payment and the number of our ordinary shares issuable upon conversion (if any), we will satisfy our obligation with respect to the notes. See “Description of the Notes — Conversion Rights.”

Redemption Rights	We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after October 15, 2007 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the redemption date.

Repurchase Right	You have the right to require us to repurchase all or a portion of your notes on October 15, 2007 at a repurchase price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the repurchase date.

Repurchase Upon a Fundamental Change	If a fundamental change (as defined in this prospectus) occurs at any time prior to maturity, you will have the right, subject to our right to elect to adjust the conversion rate of the notes in lieu of permitting a repurchase at the holder’s option in the event of a public acquirer change of control (as defined in this prospectus), to require us to repurchase any or all of your notes for cash, or any portion of the original principal amount thereof that is equal to US$1,000 or an integral multiple of US$1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and liquidated damages, if any, to but not including the fundamental change repurchase date. See “Description of the Notes — Repurchase Upon a Fundamental Change.”

Public Acquirer Change in Control	In the case of a public acquirer change of control (as defined herein), we may, in lieu of permitting a repurchase at the holders’ option and increasing the conversion rate of the notes as described under “Description of the Notes — Adjustment to Conversion Rate upon a Fundamental Change,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into a number of shares of public acquirer common stock by adjusting the conversion rate in effect immediately before the public acquirer change of control as described in “Description of the Notes — Public Acquirer Change of Control”.

Ranking	The notes will be general unsecured obligations of Shanda. Your right to payment under these notes will be:

• equal in right of payment to all existing and future senior indebtedness;

• senior in right of payment to any existing and future subordinated debt; and

• structurally subordinated to any future senior secured indebtedness.

Registration Rights	We have agreed, for the benefit of the holders of the notes, to:

• file the shelf registration statement, of which this prospectus is a part, with respect to the resale of the notes and the ordinary shares issuable upon conversion of the notes; and

• use commercially reasonable efforts to cause the shelf registration statement to be declared effective within 210 days after the original issuance of the notes and to keep the shelf registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all the notes and the ordinary shares issuable upon conversion of the notes; (ii) the date when the holders of the notes and ordinary shares (including ordinary shares in the form of ADSs) issuable upon conversion of the notes are able to sell such securities immediately without regard to the volume limitation provisions of Rule 144 under the Securities Act, or any successor provision, subject to permitted exceptions and (iii) the second anniversary of the effective date of the shelf registration statement.

We will be required to pay liquidated damages to the holders of the notes if we fail to comply with our obligations to register the notes and the ordinary shares issuable upon conversion of the notes within the specified time periods. See “Description of the Notes — Registration Rights.”

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. The global notes were deposited with the trustee as a custodian for The Depository Trust Company, or DTC, and were registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See “Description of the Notes — Form, Exchange, Registration and Transfer.”

ADS to ordinary share ratio	1:2

The ADSs	Each ADS represents two ordinary shares, par value US$0.01 per share. The ADSs will be evidenced by American depositary receipts, or ADRs.

• The depositary will be the holder of the shares underlying your ADSs and you will have rights as provided in the deposit agreement.

• Although we do not expect to pay dividends in the foreseeable future, in the event we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

• You may turn in your ADSs to the depositary in exchange for ordinary shares underlying your ADSs. The depositary will charge you fees for exchanges.

• We may amend or terminate the deposit agreement without your consent, and if you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

You should carefully read the section in this prospectus entitled “Description of American Depositary Shares” to better understand the terms of the ADSs. You should also read the deposit agree-

ment, which is an exhibit to the registration statement that includes this prospectus.

Depositary	The Bank of New York

Trading	We do not intend to list the notes on any national securities exchange. The notes are eligible for trading in the PORTAL system. Notes sold by means of this prospectus will not, however, be eligible for trading in the PORTAL system. There is no public trading market for our ordinary shares. Our ADSs are traded on the Nasdaq National Market under the symbol “SNDA”.

Use of Proceeds	We will not receive any of the proceeds from the sale of any securities offered by this prospectus.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

Summary Consolidated Financial and Operating Data

      The following summary consolidated financial information has been derived from our consolidated financial statements included elsewhere in this prospectus. Our statements of operations and comprehensive income for the years ended December 31, 2001, 2002 and 2003 and our balance sheets as of December 31, 2001, 2002 and 2003 have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm. The report of PricewaterhouseCoopers on those financial statements is included elsewhere in this prospectus. Our statements of operations and comprehensive income for the six months ended June 30, 2003 and 2004, and our balance sheets as of June 30, 2004 are derived from our unaudited financial statements, which have been prepared on the same basis as our audited consolidated financial statements and contain normal recurring adjustments which are, in the opinion of our management, necessary for a fair presentation of the results for such unaudited periods. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or US GAAP, reflect our recent reorganization and have been prepared as if our current corporate structure had been in existence throughout the relevant periods.

	For the Year Ended December 31,			For the Six Months Ended June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB	US$(1)
				(Unaudited)	(Unaudited)

	(In thousands)
Consolidated Statements of Operations and Comprehensive Income Data
Revenues:
Online game revenues:
MMORPGs	4,126	344,424	612,470	275,021	449,289	54,284
Casual	—	—	8,773	1,351	73,946	8,934
Other revenues	716	99	12,167	3,304	19,229	2,323

Total revenues	4,842	344,523	633,410	279,676	542,464	65,541
Business tax and related surcharges	(290)	(18,302)	(33,430)	(14,859)	(27,855)	(3,365)

Net revenues	4,552	326,221	599,980	264,817	514,609	62,176
Cost of services	(1,970)	(122,081)	(233,701)	(104,908)	(197,556)	(23,869)

Gross profit	2,582	204,140	366,279	159,909	317,053	38,307
Operating expenses	(8,917)	(41,516)	(153,106)	(46,353)	(135,299)	(16,347)

Income (loss) from operations	(6,335)	162,624	213,173	113,556	181,754	21,960
Interest income and investment income	205	1,112	13,531	2,836	5,530	668
Other income (expense), net	(18)	(1,371)	61,152	18,413	33,896	4,095

Income (loss) before minority interests, income tax benefits (expenses) and extraordinary gain	(6,148)	162,365	287,856	134,805	221,180	26,723
Income tax benefits (expenses)	87	(23,077)	(18,647)	(9,015)	(9,098)	(1,099)

Net income	3,236	139,288	272,850	126,287	212,899	25,723

	For the Year Ended December 31,			For the Six Months Ended June 30,

	2001	2002	2003	2003	2004

				RMB	RMB	RMB
				(Unaudited)	(Unaudited)

	(In thousands except for per share data)
Earnings per Share Data:
Accretion for preferred shares	—	—	(24,963)	(12,389)	—	—
Income attributable to preferred shareholders	—	—	(16,181)	(18,106)	(51,857)	(6,266)
Income attributable to ordinary shareholders	3,236	139,288	231,706	95,792	161,042	19,457
Earnings per share, basic(1)	0.03	1.39	2.14	0.99	1.56	0.19
Earnings per share, diluted(1)	0.03	1.39	2.07	0.99	1.48	0.18
Earnings per ADS(2), basic(1)	0.06	2.78	4.28	1.98	3.12	0.38
Earnings per ADS(2), diluted (1)	0.06	2.78	4.14	1.98	2.96	0.36

	As of December 31,			As of June 30,

	2001	2002	2003	2004

				RMB	US$(3)

				(Unaudited)

	(In thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	7,791	177,040	598,922	1,444,967	174,585
Working capital(4)	1,841	99,080	459,445	1,337,188	161,562
Total assets	16,300	404,695	928,978	1,962,591	237,125
Total liabilities	9,353	258,629	303,661	410,776	49,631
Minority interests	—	—	2,716	4,400	531
Total shareholders’ equity	6,947	146,066	622,601	1,547,415	186,963

				For the Six Months
	For the Year Ended December 31,			Ended June 30,

	2001(10)	2002	2003	2003	2004

Selected Operating Data(5)(6)
Peak concurrent users(7)	72,035	627,276	1,185,844	697,098	1,612,904
Peak concurrent users for MMORPGs(8)	72,035	627,276	863,805	670,960	1,004,922
Peak concurrent users for Casual Games	—	—	375,570	59,582	616,200
Average concurrent users(9)	43,736	278,186	481,834	394,545	1,053,360
Average concurrent users for MMORPGs(8)	43,736	278,186	425,413	381,001	750,712
Average concurrent users for Casual Games	—	—	56,421	13,544	302,648

Summary of Ratio of Earnings to Fixed Charges

	For the Year Ended December 31,					For the Six Months
						Ended June 30,
	1999	2000	2001	2002	2003	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Ratio of Earnings to Fixed Charges(11)	N/A	N/A	(Note 12)	25.08	5.13	3.44

(1)	In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-06, “Participating Securities and the Two — Class Method under FASB Statement No. 128” (“EITF No. 03-06”). EITF No. 03-06 provides guidance regarding the computation of earnings per share by companies that have issued securities other than common shares that entitle the holder to participate in dividends and earnings of the company. EITF No. 03-06 is effective for the quarter ending June 30, 2004. The company has adopted EITF No. 03-06 for the six month period ended June 30, 2004 and has retroactively applied the consensus in determining the earnings per share for prior periods.

(2)	Each ADS represents two ordinary shares.

(3)	Translations of RMB amounts into U.S. dollars were made at a rate of RMB8.2766 to US$1.00, the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2004.

(4)	Working capital represents total current assets less total current liabilities.

(5)	Unaudited selected operating data have been derived from our operating records.

(6)	All selected operating data only include data with respect to our commercially launched games.

(7)	In measuring peak concurrent users, we determine the number of users logged on to our commercially launched games at one minute intervals and then average that data every five minutes. The highest among the average data for each five minute interval during a particular period is the number of peak concurrent users for that period.

(8)	Includes only MMORPGs, as we do not charge for BNB, our most popular casual game, based on users’ consumption of play time. BNB users can play the game without any payment, but they are encouraged to purchase “game points”, which can be used to acquire premium features that enhance the users’ experience. We began to commercially offer casual games in 2003.

(9)	In measuring average concurrent users, we determine the number of users logged on to one of our commercially launched games at one minute intervals, then average that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular period to determine average concurrent users for that period.

(10)	Includes data from the period following the commercial launch of our first online game on November 28, 2001.

(11)	The term “fixed charges” means the sum of the following; (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries, in each case, if any. The term “earnings” is the amount resulting from adding and subtracting the following items — add the following: pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre- tax losses of equity investees for which charges arising from guarantees are included in fixed charges, –and subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges, in each case, if any. A statement setting forth the computation of the unaudited ratios is filed as Exhibit 12.1 to the registration statement that includes this prospectus.

(12)	Due to our loss in 2001, the ratio coverage was less than 1:1. We would have had to generate additional earnings of US$165,000 to achieve a coverage of 1:1.

RISK FACTORS

      Before you invest in the notes and/or the underlying ordinary shares, you should be aware that such investment carries various risks, including those described below. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus before you decide to invest in the notes and/or the underlying ordinary shares.

Risks Relating to Our Business

We are substantially dependent on two online games, which accounted for approximately 81.6% of our revenues in the first six months of 2004.

      Historically, we depended on The Legend of Mir II, or Mir II, which is an online game we license from a third party, for substantially all of our net revenues. On October 8, 2003, we commercially launched The World of Legend, or Woool, which is an online game we developed in-house. In the first six months of 2004, we derived approximately 51.5% and 30.1% of our revenues from Mir II and Woool, respectively. We expect to continue to derive a substantial majority of our net revenues from Mir II and Woool for at least 2005. Accordingly, any of the following could materially and adversely affect our business, financial condition and results of operations:

•	any reduction in the Mir II or Woool user base or any decrease in their popularity in the China market due to intensifying competition or other factors;

•	loss of our rights to operate these games;

•	failure to make improvements, updates or enhancements to Mir II or Woool in a timely manner; or

•	any lasting or prolonged server interruption due to network failures or other factors or any other adverse developments specific to Mir II or Woool.

If we are unable to maintain the operation of the online games that we license or to consistently license or develop additional successful online games, our business, financial condition and results of operations may be materially and adversely affected.

      We derive the majority of our net revenues from online games that we license from third parties. In the first six months of 2004, we derived approximately 65.4% of our revenues from licensed online games. If any of these licenses are terminated or not renewed at an acceptable cost or at all, or if we are unable to obtain from the licensor of any of our licensed games the technical support necessary for the satisfactory operation of these games, our financial condition and results of operations may be materially and adversely affected.

      In order to maintain our long-term profitability and financial and operational success, we must continually license or develop new online games that are attractive to our users to replace our existing online games as they reach the end of their useful economic life, which we believe is typically four to five years for successful online games or two to three years for most other online games. Our ability to license successful online games will depend on their availability at an acceptable cost, our ability to compete effectively to attract the licensors of these games, and our ability to obtain government approvals required for licensing and operation of these games. Moreover, the success of our internally developed games will largely depend on our ability to anticipate and effectively respond to changing consumer tastes and preferences. In addition, developing games internally requires substantial initial investment prior to commercial launch of the games as well as a significant commitment of future resources. We cannot assure you that the games we develop or license will be attractive to users, will be viewed by the regulatory authorities as complying with content restrictions, will be launched as scheduled or will be able to compete with games operated by our competitors. If we are not able to consistently license or develop online games with continuing appeal to users, our future profitability and growth prospects will decline.

Our license to operate Mir II in China is currently subject to an arbitration proceeding. If we lose in this arbitration, we may no longer be able to operate Mir II, which accounted for approximately 51.5% of our revenues in the first six months of 2004, and may be required to pay an unspecified amount of damages.

      We initiated an arbitration in Singapore on July 3, 2003 under the auspices of the International Chamber of Commerce, or the ICC, against Actoz Soft Co., Ltd., or Actoz, and Wemade Entertainment Co., Ltd., or Wemade, which are two online games developers based in Korea. We commenced the arbitration in order to resolve certain disputes relating to our license to operate Mir II in China, or the Mir II license. We settled our disputes with Actoz pursuant to a settlement agreement and an amendment agreement entered into on August 19, 2003, and requested the discontinuation of the arbitration. The amendment agreement with Actoz, among other things, extended the Mir II license for at least two years.

      In addition, Wemade has objected to our request for discontinuation of the arbitration, has filed counterclaims against us and has filed cross-claims against Actoz. Wemade has also requested an injunction against our use of the Mir II software and payment of royalty fees and an unspecified amount of damages.

      On January 9, 2004, the ICC appointed a sole arbitrator to determine the dispute. On September 13, 2004, the arbitrator delivered a final version of the terms of reference for the arbitration for execution. Determination of a dispute and publication of an ICC award typically takes approximately six months from the date of finalization of the terms of reference. However, the arbitrator has stated that he will decide certain jurisdictional issues before he determines the dispute, which may result in the delay of any final resolution. If the arbitrator determines that Wemade validly terminated the Mir II license and that the settlement agreement and the amendment agreement are not binding with respect to Wemade, or that the Mir II license has expired, we may no longer be able to operate Mir II, which accounted for approximately 51.5% of our revenues in the first six months of 2004. In addition, we may have to pay an unspecified amount of damages. Any lapse in our right to operate Mir II in China, as well as any damages we may be required to pay as a result of the arbitrator’s decision, may have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business. In particular, we are currently subject to copyright infringement and unfair competition claims by Wemade and Actoz with respect to the Woool software, which if determined adversely against us, could cause us to stop operating Woool, which in the first six months of 2004 accounted for approximately 30.1% of our revenues.

      We cannot be certain that our online games do not or will not infringe upon patents, valid copyrights or other intellectual property rights held by third parties. We have in the past been, and may in the future be, subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, which may materially disrupt the conduct of our business.

      On October 8, 2003, Wemade filed claims against us in the Beijing First Intermediate People’s Court, or the Beijing Court, with respect to our operation of Woool. Wemade has alleged, among other things, that Woool copied Mir II and elements of the Legend of Mir III, or Mir III, which is another online game that Wemade developed, thereby infringing Wemade’s copyrights in these games. In addition, Wemade has alleged that our operation of Woool violates the PRC Anti-Unfair Competition Law. In particular, Wemade has alleged that the Chinese name for Woool, which includes two characters from the Chinese name for Mir II, misleads users and that we previously encouraged users to switch from Mir II to Woool by permitting the transfer of game characters developed in Mir II to Woool. Wemade has requested the Beijing Court to, among other things, order us to stop our operation of Woool, and to pay its legal fees and related costs incurred in connection with this litigation. On May 24, 2004, the Beijing court informed us that Actoz had been joined as a co-plaintiff in these proceedings.

      If the Beijing court determines that we have breached the Mir II or Mir III copyright, we may no longer be able to operate Woool, which accounted for approximately 30.1% of our revenues in the first six months of 2004. We may also have to pay legal fees and related costs, which could be significant. In addition, if the Beijing court determines that we have violated the PRC Anti-Unfair Competition Law, we may be required to modify certain aspects of Woool, including its name. Any lapse in our right to operate Woool in China, or any modifications to the game itself, as a result of this litigation, may have a material adverse effect on our business, financial condition and results of operations.

We face significant competition which could reduce our market share and adversely affect our business, financial condition and results of operations.

      The online games market in China is increasingly competitive. We expect more companies to enter into the online games industry in China and a wider range of online games to be introduced to the China market. As the online games industry in China is relatively new and constantly evolving, our current or future competitors may compete more successfully as the industry matures. In particular, any of these competitors may offer products and services that provide significant performance, price, creativity or other advantages over those offered by us. These products and services may weaken the market strength of our brand name and achieve greater market acceptance than ours. Furthermore, any of our current or future competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies and therefore obtain significantly greater financial, marketing and game licensing and development resources than we have. In addition, increased competition in the online games industry in China could make it difficult for us to retain existing users and attract new users, and could reduce the average number of hours played by our users or cause us to reduce our fee rates. If we are unable to compete effectively in the online games market in China, our business, financial condition and results of operations could be materially and adversely affected.

Rapid technological change may limit our ability to recover game development costs.

      The online games industry is subject to rapid technological change. We need to anticipate the emergence of new technologies and games and assess their market acceptance. New technologies in online game programming or operations could render Woool, The Sign, The Age or the online games that we are developing or expect to develop in the future obsolete or unattractive to users, thereby limiting our ability to recover development costs and potentially adversely affecting our future profitability and growth prospects.

We may not be able to successfully implement our growth strategies, which would materially and adversely affect our business, financial condition and results of operations.

      We are pursuing a number of growth strategies, including leveraging our user base to develop additional sources of revenues, as well as exploring opportunities to expand into online entertainment offered over other media platforms, such as game consoles. Some of these strategies relate to new services or products for which there are no established markets in China, or relate to services or products in which we lack experience and expertise. We cannot assure you that we will be able to deliver new products or services on a commercially viable basis or in a timely manner, or at all.

      In addition, we have begun to generate advertising revenue by selling banner advertising on the log-in web pages and the web pages that provide information on the features of our games (although not on pages in the game environment). Our current online advertising business is very limited and, to date, we do not have significant experience with selling Internet-based advertising. Moreover, we would need to hire additional employees and incur costs relating to any efforts to increase our advertising revenues, which could materially and adversely affect our financial condition and operating results. We cannot assure you that we will be able to efficiently or effectively implement and grow our online advertising business, or that online advertising on our web pages will not detract from our users’ experience and thereby adversely affect our brand name or our service offerings.

      If we are unable to successfully implement our growth strategies, our revenue and profitability will not grow as we expect, and our competitiveness may be materially and adversely affected.

There are risks associated with our business strategy contemplating growth through acquisitions and strategic investments.

      As a component of our growth strategy, we intend to continue to enhance our business development, including our game content offerings, by acquiring other businesses that complement our current online business or that we believe may benefit us in terms of user base or product or content offering, and by making strategic investments in selected industry players. We are actively examining the merits, risks and feasibility of several potential transactions, and expect to actively search for additional acquisition opportunities in the future. Such search and examination efforts and any related discussions with third parties, may or may not lead to future acquisitions and investments. Our reported financial results may be affected by any such acquisitions and/or investments, including any acquisitions or dispositions undertaken by us in anticipation of or in connection with any such acquisitions and/or investments. Our ability to grow through such acquisitions and investments will depend on the availability of suitable acquisition candidates at an acceptable cost or at all, our ability to compete effectively to attract and reach agreement with acquisition candidates or investee companies on commercially reasonable terms, the availability of financing to complete larger acquisitions or investments as well as our ability to obtain any required governmental approvals. We lack experience in identifying, financing and completing large acquisition or investment transactions. In addition, the benefits of an acquisition or investment transaction may take considerable time to develop and we cannot assure you that any particular acquisition or investment will produce the intended benefits. Furthermore, the identification and completion of these transactions may require us to expend significant management and other resources. Any such transaction may require that we expend a significant portion of our cash reserves and/or issue a substantial amount of new equity, which may adversely affect our financial condition and liquidity as well as result in significant dilution of shareholders’ interests. The impact of dilution may restrict our ability to consummate further acquisitions. We may also incur debt and losses related to the impairment of goodwill and other intangible assets if we acquire another company, and this could negatively impact our results of operations. In particular, in connection with our acquisition of Actoz, we agreed to pay a premium to the market price of Actoz’s shares in order to secure the controlling stake that we are acquiring. Additional risks associated with acquisitions include the following:

•	It may be difficult to assimilate the operations and personnel of an acquired business into our own business;

•	Management information and accounting systems of an acquired business must be integrated into our current systems;

•	Our management must devote its attention to assimilating the acquired business, which diverts attention from other business concerns;

•	We may enter markets in which we have limited prior experience; and

•	We may lose key employees of an acquired business.

We depend on our key personnel and our business and growth prospects may be severely disrupted if we lose their services.

      Our future success is heavily dependent upon the continued service of our key executives and other key employees. In particular, we rely on the expertise and experience of Tianqiao Chen and Danian Chen, our founders, controlling shareholders and executive officers, in our business operations, and rely on their personal relationships with our other significant shareholder, employees, the relevant regulatory authorities, our game and service suppliers and Shanda Networking. We also rely on a number of key technology officers and staff for the development and operation of our online games. In addition, as we expect to focus increasingly on the development of our own online games, we will need to continue attracting and retaining skilled and experienced online game developers to maintain our competitiveness.

      If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to easily replace them and may incur additional expenses to recruit and train new personnel, our business could be severely disrupted, and our financial condition and results of operations could be materially and adversely affected. Furthermore, since our industry is characterized by high demand and intense competition for talent, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future. We cannot assure you that we will be able to attract or retain the key personnel that we will need to achieve our business objectives. Furthermore, we do not maintain key-man life insurance for any of our key personnel.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

      We regard our copyrights, service marks, trademarks, trade secrets, patents and other intellectual property as critical to our success. Unauthorized use of the intellectual property used in our business, whether owned by us or licensed to us, may adversely affect our business and reputation.

      We rely on trademark, patent and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use the intellectual property used in our business without authorization. For example, we discovered that the server-end software of Mir II was unlawfully released into the China market in September 2002. The software leak enabled unauthorized third parties to set up local server networks to operate Mir II, which we believe diverts a significant number of users of our most popular online game from us. We have incurred and may continue to incur considerable costs to remedy the software leak and protect our rights against the unauthorized server networks.

      The validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. In particular, the laws and enforcement procedures of the PRC and certain other countries are uncertain or do not protect intellectual property rights to the same extent as do the laws and enforcement procedures of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations.

Undetected programming errors or defects in our games and the proliferation of cheating programs could materially and adversely affect our business, financial condition and results of operations.

      Our games may contain undetected programming errors or other defects. In addition, parties unrelated to us may develop Internet cheating programs that enable our users to acquire superior features for their game characters that they would not have otherwise. Furthermore, certain cheating programs could cause the loss of a character’s superior features acquired by a user. The occurrence of undetected errors or defects in our games, and our failure to discover and disable cheating programs affecting the fairness of our game environment, could disrupt our operations, damage our reputation and detract from the game experience of our users. As a result, such errors, defects and cheating programs could materially and adversely affect our business, financial condition and results of operations.

Unexpected network interruptions, security breaches or computer virus attacks could have a material adverse effect on our business, financial condition and results of operations.

      Any failure to maintain the satisfactory performance, reliability, security and availability of our network infrastructure may cause significant harm to our reputation and our ability to attract and maintain users. We maintain a distributed game server network architecture with third party service providers hosting game servers in more than sixty cities throughout China. Most of the servers handing log in, and all servers handling billing and data back-up matters for us are hosted and maintained by third party service providers in Shanghai.

We do not maintain full backup for our server network hardware. Major risks involved in such network infrastructure include:

•	any break-downs or system failures resulting in a sustained shutdown of all or a material portion of our servers, including failures which may be attributable to sustained power shutdowns, or efforts to gain unauthorized access to our systems causing loss or corruption of data or malfunctions of software or hardware; and

•	any disruption or failure in the national backbone network, which would prevent our users outside Shanghai from logging on to any of our games or playing the games for which the game servers are all located in Shanghai.

      In the past, our server network has experienced unexpected outages for several hours and occasional slower performance in a number of locations in China as a result of failures by third party service providers. Our network systems are also vulnerable to damage from fire, flood, power loss, telecommunications failures, computer virus, hackings and similar events. Any network interruption or inadequacy that causes interruptions in the availability of our games or deterioration in the quality of access to our games could reduce our users’ satisfaction. In addition, any security breach caused by hackings, which involve efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could have a material adverse effect on our business, financial condition and results of operations. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance.

Any failure to maintain a stable and efficient distribution and payment network could have a material and adverse impact on our business, financial condition and results of operations.

      Online payment systems in China are in a developmental stage and are not as widely available or acceptable to consumers in China as in the United States. As a result, we rely heavily on a multi-layer distribution and payment network composed of third party distributors for our sales to, and collection of payment from, our users. We do not have long-term agreements with any of our distributors, and cannot assure you that we will continue to maintain favorable relationships with them. If we fail to maintain a stable and efficient distribution and payment network, our business, financial condition and results of operations could be materially and adversely affected.

The limited use of personal computers in China and the relatively high cost of Internet access with respect to per capita gross domestic product may limit the development of the Internet in China and impede our growth.

      Although the use of personal computers in China has increased in recent years, the penetration rate for personal computers in China is much lower than in the United States. In addition, despite a decrease in the cost of Internet access in China due to a decrease in the cost of personal computers and the introduction and expansion of broadband access, the cost of personal Internet access, in contrast with Internet access through Internet cafes, remains relatively high in comparison to the average per capita income in China. The limited use of personal computers in China and the relatively high cost of personal Internet access may limit the growth of our business. Furthermore, any Internet access or telecommunications fee increase could reduce the number of users that play our online games.

We have a limited operating history, which may make it difficult for you to evaluate our business, and our limited resources may affect our ability to manage the growth we expect to achieve.

      Our business was established in December 1999, and initially focused on investments relating to the development and operation of an online virtual community. In November 2001, we began commercially operating MMORPGs, which are now our primary source of revenues. In addition, we have recently expanded our business focus from game operations to game development. Furthermore, our senior management and employees have worked together at our company for only a relatively short period of time. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. In addition, China’s online games business is still in the developmental stage. Our future revenues and profits are substantially dependent upon the growth in the acceptance and use of fee-based online games in China. The use of and interest in fee-based online games is a recent phenomenon in China, and we cannot assure you that this acceptance and use will continue to develop or that a sufficiently broad base of consumers will accept, and continue to use, fee-based online games.

      Our growth to date has placed, and our anticipated further expansion of our operations will continue to place, a significant strain on our management, systems, and resources. In addition to training and managing our workforce, we will need to continue to develop and improve our financial and management controls and our reporting systems and procedures. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, and any failure to do so may limit our future growth and materially and adversely affect our business, financial condition and results of operations.

The discontinuation of any of the preferential tax treatments or the government financial incentives currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

      Certain of our PRC companies, including Shengqu and Shanda Networking, enjoy preferential tax treatments, in the form of reduced tax rates or tax holidays, provided by the PRC government or its local agencies or bureaus. Our PRC subsidiary, Shengqu, and Shanda Networking benefit from a 15% preferential income tax rate. In addition, Shengqu has been granted an income tax exemption for 2003 and 2004, to be followed by a three year tax holiday during which it will be subject to a 7.5% preferential income tax rate. As a result of these preferential tax treatments, our effective income tax rate for 2003 was 6%. Shengqu must continue to meet a number of financial and non-financial criteria to qualify for its current tax exemption and future tax holidays.

      In 2003 we also received aggregate government financial incentives of RMB17.9 million and RMB45.0 million, which were calculated with reference to business tax and income tax, respectively, that we previously paid. In the first six months of 2004, we received aggregate government financial incentives of RMB33.9 million (US$4.1 million). These government financial incentives have been granted by the municipal government and, in accordance with municipal policies, have a fixed term of 3 years with respect to government financial incentives granted with reference to revenues on which we pay business tax and 8 years for government financial incentives granted with reference to taxable income on which we pay income tax. Eligibility for the government financial incentives we receive requires that we continue to meet a number of financial and non-financial criteria to continue to qualify for these government financial incentives and our continued qualification is further subject to the discretion of the municipal government. Moreover, the central government or municipal government could determine at any time to immediately eliminate or reduce these government financial incentives, generally with prospective effect. If we had not received these government financial incentives in 2003, our net income would have been RMB219.4 million, a decrease of 19.6% from the reported amount. If we had not received these government financial incentives in the first six months of 2004, our net income would have been RMB179 million, a decrease of 16%. As the receipt of the government financial incentives are subject to periodic time lags and inconsistent municipal government practice on payment times, for so long as we continue to receive these government financial incentives, our net income in a particular quarter may be higher or lower relative to other quarters based on the potentially uneven receipt by us of these government financial incentives in addition to any business or operating related factors we may otherwise experience.

      We cannot assure you that we will continue to enjoy these preferential tax treatments or government financial incentives in the future. The discontinuation of these preferential tax treatments or government financial incentives could materially and adversely affect our business, financial condition and results of operations. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Taxation” for a discussion of the duration of these preferential tax treatments or government financial incentives.

      The PRC government is now reviewing China’s tax policies and it is possible that in the near future, the different income tax rates imposed on enterprises of different ownership natures (i.e. State owned, collectively owned, privately owned and foreign invested) may be unified, which reform may result in higher income tax rates applicable to our PRC companies and therefore could materially and adversely affect our business, financial condition and results of operations.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

      Depending upon the value of our ordinary shares and ADSs and the nature of our income over time, we could be classified as a passive foreign investment company, or PFIC, by the United States Internal Revenue Service, or IRS, for U.S. federal income tax purposes. The determination of whether or not we are a PFIC will be made on an annual basis. The first annual PFIC determination of relevance to our U.S. investors will be for the 2004 taxable year. A determination that we are a PFIC could result in adverse U.S. tax consequences to a holder of our ADSs who is a U.S. investor, in the form of increased tax liabilities and burdensome reporting requirements. For example, if we were a PFIC in 2004, a U.S. holder of our ADSs would generally be taxed at the higher ordinary income tax rates, rather than lower capital gain tax rates, if such holder disposes of ADSs at a gain in a later year, even if we are not a PFIC in that year. In addition, a portion of the tax imposed on such gain would be increased by an interest charge. Moreover, if we were classified as a PFIC in any taxable year, such holder would not be able to benefit from any preferential tax rate with respect to any dividend distribution received from us in that year or in the following year.

      The two most consequential factors affecting the outcome of annual PFIC determinations in 2004 and future taxable years will be our market capitalization and how, and how quickly, we and our subsidiaries spend the cash we raised in our initial public offering and the private placement of the notes. For example, we would be a PFIC for the taxable year 2004 if the sum of our average market capitalization, which is our share price multiplied by the total amount of our outstanding shares, and our liabilities over the taxable year is not more than twice the value of our cash, cash equivalents, and other assets that are readily converted into cash. We could also be a PFIC for the taxable year 2004 if the gross income that we and our subsidiaries will earn from investing the portion of the cash raised in this and other offerings that exceeds the capital needs of our active online business is substantial in comparison with the gross income from our business operations.

      Since it is possible that the trading price for our ADSs could decrease, resulting in a lower average market capitalization, at a time when we continue to hold a substantial portion of the cash raised in this and other offerings and because our business and assets may change over time in ways that are different from what we currently anticipate, we cannot assure you that we will not be a PFIC for 2004 or any future taxable year. For more information on PFICs, see “Certain Income Tax Considerations — United States Federal Income Taxation — U.S. Holders — Passive Foreign Investment Company.”

We have limited business insurance coverage in China.

      The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies offer limited business insurance products. As a result, we do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in our incurring substantial costs and the diversion of resources.

Investor confidence and the market price of our ADSs may be adversely impacted if we or our independent registered public accountants are unable to attest to the adequacy of the internal control over financial reporting of our company as of December 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

      We are subject to the SEC’s reporting obligations. The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include in its Annual Report on Form 10-K or Form 20-F, as the case may be, a report of management on the company’s internal controls over financial reporting that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the company’s independent registered public accountants must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting. These requirements will first apply to our Annual Report on Form 20-F for the fiscal year ending December 31, 2005. Our management may not conclude that our internal controls over financial reporting are effective. Moreover, even if our management does conclude that our internal controls over financial reporting are effective, if our independent registered public accountants are not satisfied with our internal controls, the level at which our controls are documented, designed, operated or reviewed, or if the independent registered public accountants interprets the requirements, rules or regulations differently from us, then they may decline to attest to our management’s assessment or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which could negatively impact the market price of our ADSs.

Risks Relating to Regulation of the Internet and to Our Structure

If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC government restrictions on foreign investment in the online games industry, we could be subject to severe penalties.

      PRC regulations currently limit foreign ownership of companies that provide Internet content services, which includes operating online games, to 50%. In addition, foreign and foreign invested enterprises are currently not able to apply for the licenses required to operate online games in China or to provide Internet information content, such as online advertising. We are a Cayman Islands exempted company and we conduct our operations solely in China through Shengqu, our indirectly wholly owned subsidiary. We and Shengqu are foreign or foreign invested enterprises under PRC law and accordingly are ineligible to apply for a license to operate online games or to sell online advertising. In order to comply with foreign ownership restrictions, we operate our online games business in China through Shanda Networking, which is wholly owned by Tianqiao Chen, our chairman and chief executive officer, and Danian Chen, our senior vice president, both of whom are PRC citizens. Shanda Networking holds the licenses and approvals that are required to operate our online games business and to sell online advertising on our web pages, and Shengqu owns the substantial majority of physical assets. Shengqu has entered into a series of contractual arrangements with Shanda Networking and its shareholders. As a result of these contractual arrangements, we are considered the primary beneficiary of Shanda Networking and accordingly we consolidate Shanda Networking’s results of operations in our financial statements. For a description of these contractual arrangements, see the sections entitled “Our Corporate Structure” and “Related Party Transactions”.

      In the opinion of Yao Liang Law Office, our PRC legal counsel, (1) the ownership structures of our company, Shengqu and Shanda Networking are in compliance with existing PRC laws and regulations; (2) our contractual arrangements with Shanda Networking and its shareholders are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and (3) the business operations of our company, Shengqu and Shanda Networking, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material aspects. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that the PRC regulatory authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel.

      If we, Shengqu or Shanda Networking are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking Shengqu’s or Shanda Networking’s business and operating licenses;

•	discontinuing or restricting our, Shengqu’s or Shanda Networking’s operations;

•	imposing conditions or requirements with which we, Shengqu or Shanda Networking may not be able to comply;

•	requiring us, Shengqu or Shanda Networking to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds of the private placement of the notes to finance our business and operations in China; or

•	taking other regulatory or enforcement actions, including levying fines, that could be harmful to our business.

      Any of these actions could cause our business, financial condition and results of operations to suffer and the price of our ADSs to decline.

Our contractual arrangements with Shanda Networking and its shareholders may not be as effective in providing operational control as direct ownership. In addition, these arrangements may be difficult to enforce, create a double layer of taxation and may be subject to scrutiny by the PRC tax authorities.

      We conduct substantially all of our operations, and generate substantially all of our revenues, through contractual arrangements with Shanda Networking and its shareholders that provide us with the substantial ability to control Shanda Networking. Although we have been advised by Yao Liang Law Office, our PRC legal counsel, that these contractual arrangements are valid, binding and enforceable under current PRC laws and regulations, these contractual arrangements may not be as effective in providing us with control over Shanda Networking as direct ownership. For example, Shanda Networking could refuse to pay the service fees due under the contractual arrangements or otherwise breach the contractual arrangements.

      These contractual arrangement are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If Shanda Networking fails to perform its obligations under these contractual arrangements, we may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot be sure would be effective. The legal environment in the PRC is not, however, as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements.

      Moreover, our corporate structure and arrangements with Shanda Networking result in the 5% PRC business tax being levied on both Shanda Networking’s revenues derived from its operations in China and Shengqu’s revenues derived from its contractual arrangements with Shanda Networking.

      We also could face material and adverse tax consequences if the PRC tax authorities determine that our contracts with Shanda Networking were not entered into based on arm’s length negotiations. Although we based our contractual arrangements on those of similar businesses, if the PRC tax authorities determine that these contracts were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by Shanda Networking, which could adversely affect us by:

•	increasing Shanda Networking’s tax liability without reducing Shengqu’s tax liability, which could further result in late payment fees and other penalties to Shanda Networking for under-paid taxes; or

•	limiting Shengqu’s ability to maintain preferential tax treatments and government financial incentives, which if the transfer pricing adjustment is significant, could result in Shengqu failing to qualify for those preferential tax treatments and government financial incentives.

We rely principally on dividends and other distributions on equity paid by our wholly-owned operating subsidiary to fund any cash and financing requirements we may have.

      We are a holding company, and we rely principally on dividends and other distributions on equity paid by Shengqu for our cash requirements, including the funds necessary to service any debt we may incur, or financing we may need for operations other than through Shengqu. If Shengqu incurs debt on its own behalf in the future, the instruments governing the debt may restrict Shengqu’s ability to pay dividends or make other distributions to the intermediate holding company and thus to us. In addition, we generate substantially all of our revenues through contractual arrangements with Shanda Networking. However, PRC tax authorities may require us to amend these contractual arrangements in a manner that would materially and adversely affect Shengqu’s ability to pay dividends and other distributions to us. Furthermore, PRC legal restrictions permit payments of dividends by Shengqu only out of its retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, Shengqu is also required to set aside a portion of its net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends. As a result of these and other restrictions under PRC laws and regulations, our PRC subsidiaries and our affiliated PRC entities are restricted in their ability to transfer a portion to their net assets to us in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB240.5 million, or 15.5%, of our total consolidated net assets as of June 30, 2004. Any limitation on the ability of our PRC subsidiaries and our affiliated PRC entities to transfer funds to us in the form of dividends, loans or advances could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay debt or dividends, and otherwise fund and conduct our business.

The laws and regulations governing the online games industry and related businesses in China are developing and subject to future changes. If we or Shanda Networking fail to obtain or maintain all applicable permits and approvals, our business and operations would be materially and adversely affected.

      The Internet industry, including the operation of online games, in China is highly regulated by the PRC government. Various regulatory authorities of the central PRC government, such as the State Council, the Ministry of Information Industry, the State Administration of Industry and Commerce, the Ministry of Culture, the State Press and Publication Administration, and the Ministry of Public Security, are empowered to issue and implement regulations governing various aspects of the Internet and online games industries.

      Shanda Networking is required to obtain applicable permits or approvals from different regulatory authorities in order to provide its services. For example, an Internet content provider, or ICP, must obtain an ICP license from the Ministry of Information Industry in order to engage in any commercial ICP operations within China. In addition, an online games operator must also obtain a license from the Ministry of Culture and a license from the State Press and Publication Administration in order to distribute games through the Internet. If Shanda Networking fails to obtain or maintain any of the required permits or approvals, it may be subject to various penalties, including fines and the discontinuation or restriction of its operations. Any such disruption in Shanda Networking’s business operations would materially and adversely affect our financial condition and results of operations.

      As the online games industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time, such as online advertising. Also, different regulatory authorities have different opinions among themselves with regard to the licensing requirements imposed on online games operators. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the online games industry and related businesses. For example, Shanghai Xuanting Entertainment Information Technology Co. Ltd., or Xuanting, a subsidiary of Shanda Networking, may be required to obtain an ICP license in order to operate its business. Xuanting is in the process of applying to the Shanghai Communication Administration for an ICP license, and we do not believe that while this application is pending, the regulatory authorities will take any action against Xuanting. However, we cannot assure you that Xuanting will obtain this license or that the regulatory authority will not take any action against Xuanting. While we believe that, with the exception of Xuanting’s pending ICP license application, we are in compliance in all material respects with all applicable PRC laws and regulations currently in effect, we cannot assure you that we will not be found in violation of any current or future PRC laws and regulations.

The PRC government may prevent us from distributing, and we may be subject to liability for, content that it believes is inappropriate.

      China has enacted laws and regulations governing Internet access and the distribution of news, information or other content, as well as products and services, through the Internet. In the past, the PRC government has stopped the distribution of information through the Internet that it believes violates PRC law. The Ministry of Information Industry, the State Press and Publication Administration and the Ministry of Culture recently promulgated new regulations which prohibit games from being distributed through the Internet if they contain content that is found to, among other things, propagate obscenity, gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. In addition, certain PRC social organizations have recently discussed the possibility of implementing a rating system for online games. The effect that such a system could have on our business is unclear.

      If any games Shanda Networking offers or will offer through its networks were deemed to violate any of such content restrictions, it would not be able to continue such offerings and could be subject to penalties, including confiscation of income, fines, suspension of business and revocation of its license for operating online games, which would materially and adversely affect our business, financial condition and results of operations.

      We may also be subject to potential liability for unlawful actions of our users or for content we distribute that is deemed inappropriate. Furthermore, we may be required to delete content that clearly violates the laws of the PRC and report content that we suspect may violate PRC law. It may be difficult to determine the type of content that may result in liability for us, and if we are wrong, we may be prevented from operating our games in China.

The PRC government has announced its intention, and has begun, to intensify its regulation of Internet cafes, which are currently the primary venue for our users to play online games. Intensified government regulation of Internet cafes could restrict our ability to maintain or increase our revenues and expand our customer base.

      In April 2001, the PRC government began tightening its regulation and supervision of Internet cafes. In particular, a large number of unlicensed Internet cafes have been closed. The PRC government has also imposed higher capital and facility requirements for the establishment of Internet cafes. Furthermore, the PRC government’s policy, which encourages the development of a limited number of national and regional Internet cafe chains and discourages the establishment of independent Internet cafes, may slow down the growth of Internet cafes. Moreover, the State Administration of Industry and Commerce, one of the government agencies in charge of Internet cafe licensing, and other government agencies jointly issued a notice in February 2004 suspending the issuance of new Internet cafe licenses for a period of six months. Although the six-month period is over, in practice, the suspension is still in effect. It is unclear when this suspension will be lifted, if at all. So long as Internet cafes are the primary venue for our users to play online games, any reduction in the number, or any slowdown in the growth, of Internet cafes in China, or any new regulatory restrictions on their operations, could limit our ability to maintain or increase our revenues and expand our customer base, thereby reducing our profitability and growth prospects.

Currently there are no laws or regulations in the PRC governing virtual asset property rights and therefore, it is not clear what liabilities, if any, online game operators may have for virtual assets.

      In the course of playing online games, some virtual assets, such as special equipment, player experience grades and other features of our users’ game characters, are acquired and accumulated. Such virtual assets can be important to online game players and in some cases are traded between players for monetary values. In practice, virtual assets can be lost for various reasons, such as data loss caused by delay of network service or by a network crash. Currently there are no PRC laws and regulations governing virtual asset property rights. As a result, it is unclear who is the legal owner of virtual assets and whether the ownership of virtual assets is protected by law. In case of a loss of virtual assets, we may be sued by online game players and may be held liable for damages, which may negatively affect our business, financial condition and results of operations.

Risks Relating to the People’s Republic of China

      Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

The PRC’s economic, political and social conditions, as well as government policies, could affect our business.

      The PRC economy differs from the economies of most developed countries in many respects, including amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

      The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Most recently, the PRC government implemented a number of measures, such as raising bank reserve against deposit rates to place additional limitations on the ability of commercial banks to make loans, in order to slow down certain segments of the PRC economy. These actions, as well as future actions and policies of the PRC government, could materially affect general economic conditions in China and our business and operations.

The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

      The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 25 years has significantly enhanced the protections afforded to various forms of foreign investment in mainland China. Our PRC operating subsidiary, Shengqu, is a WFOE, which is an enterprise incorporated in mainland China and wholly-owned by foreign investors. Shengqu is subject to laws and regulations applicable to foreign investment in mainland China in general and laws and regulations applicable to WFOEs in particular. However, these laws, regulations and legal requirements are constantly changing, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

      Substantially all of our revenues and operating expenses are denominated in Renminbi. The Renminbi is currently freely convertible under the “current account”, which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment and loans.

      Currently, Shengqu may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends to us and payment of license fees to foreign game licensors, and Shanda Networking may purchase foreign exchange for payment of license fees to foreign game licensors without the approval of the State Administration for Foreign Exchange. Shengqu may also retain foreign exchange in its current account, subject to a ceiling approved by the State Administration for Foreign Exchange, to satisfy foreign exchange liabilities or to pay dividends. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase and retain foreign currencies in the future.

      Since a significant amount of our future revenues will be denominated in Renminbi, the existing and any future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies.

      Foreign exchange transactions under the capital account are subject to limitations and require registration with or approval by the relevant PRC governmental authorities. In particular, if we finance Shengqu by means of foreign currency loans, those loans cannot exceed certain statutory limits and must be registered with the State Administration for Foreign Exchange, and if we finance Shengqu by means of capital contributions, those capital contributions must be approved by the Ministry of Commerce. Our ability to use the U.S. dollar proceeds of the private placement of the notes to finance our business activities conducted through Shengqu will depend on our ability to obtain these governmental registrations or approvals. In addition, because of the regulatory issues related to foreign currency loans to, and foreign investment in, domestic PRC enterprises, we may not be able to finance Shanda Networking or its subsidiaries’ operations by loans or capital contributions. We cannot assure you that we can obtain these governmental registrations or approvals on a timely basis, if at all.

Fluctuations in exchange rates could result in foreign currency exchange losses.

      Substantially all of our revenues are denominated in Renminbi, while a portion of our expenditures are denominated in foreign currencies, primarily the U.S. dollar and the Japanese yen. Fluctuations in exchange rates, primarily those involving the U.S. dollar and the Japanese yen, may affect our costs and operating margins. In addition, these fluctuations could result in exchange losses and increased costs in Renminbi terms. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars and Japanese yen. Conversely, an increase in the value of the Renminbi could increase our reported earnings in U.S. dollar terms without a fundamental change in our business or operating performance.

      Since our revenues are primarily denominated in Renminbi, our valuation could be materially and adversely affected by the devaluation of the Renminbi if U.S. investors analyze our value based on the U.S. dollar equivalent of our financial condition and results of operations.

Inflation in China could negatively affect our profitability and growth.

      While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in our costs, may be materially and adversely affected. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. A slow down in the PRC economy could also materially and adversely affect our business and prospects.

Risks Relating to the Notes

One shareholder has significant control over the outcome of our shareholder votes.

      As of December 31, 2004, Skyline Media beneficially owned approximately 60.4% of our outstanding equity interests. Accordingly, Skyline Media has significant control over the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

The price of our ADSs has been volatile historically and may continue to be volatile, which may make it difficult for holders to resell the notes, ordinary shares issuable upon conversion of the notes or ADSs representing such ordinary shares when desired or at attractive prices.

      The trading price of our ADSs has been and may continue to be subject to wide fluctuations. Since May 13, 2004, the closing sale prices of our ADSs on the Nasdaq National Market ranged from $10.58 to $45.40 per ADS and the last reported sale price on January 12, 2005 was $37.21. Our ADS price may fluctuate in response to a number of events and factors. In addition, the financial markets in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our ADSs, regardless of our operating performance. Volatility or depressed prices for our ADSs could materially and adversely affect the trading price of the notes. In addition, the existence of the notes may encourage short selling in our ADSs by market participants because the conversion of the notes could depress the price of our ADSs.

There is no public trading market for the notes, and the transfer of the notes will be restricted.

      Although the notes which were sold to qualified institutional buyers under Rule 144A have been approved for trading in PORTAL, any notes resold under this prospectus will no longer trade in PORTAL. Although the initial purchaser of the notes may make a market in the notes, it is not obligated to do so. The initial purchaser may cease making a market in the notes at any time without notice. In addition, any market-making activity will be subject to the limits imposed by applicable law. Accordingly, no market for the notes may develop, and any market that develops may not last. We do not intend to list the notes on any securities exchange.

      Even if an active trading market for the notes were to develop, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our ADSs, our performance and other factors.

      Prior to the effectiveness of the registration statement of which this prospectus is a part, the notes, the ordinary shares issuable upon conversion of the notes or the ADSs representing such ordinary shares will not have been registered under the Securities Act or other securities laws. Unless and until the notes and the underlying ADSs are registered, they may not be offered or sold except in transactions that are exempt from the registration requirements of the Securities Act and hedging transactions may not be conducted unless in compliance with the Securities Act. Moreover, although our ordinary shares you are entitled to receive upon conversion of the notes are subject to registration rights pursuant to the registration rights agreement described in “Description of the Notes — Registration Rights”, our ordinary shares you will have received upon exercise of your conversion right will not initially be freely tradable. Your notes, the ordinary shares issuable upon conversion thereof and the ADSs representing such ordinary shares will not be freely tradable absent registration or an exemption from registration.

The notes are effectively subordinated to any secured debt that we may incur and the debt of our subsidiaries.

      The notes are not secured by any of our assets and therefore are effectively subordinated to all secured debt that we may incur. In addition, future debt that we incur, including accounts payable and other liabilities incurred in obtaining goods and services, may be secured by our assets. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt in order to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the notes.

      Our subsidiaries are separate legal entities and are not obligated to make any payments on the notes or make any funds available for payment on the notes, whether by dividends, loans or other payments. Dividend payments, loans and advances to us by our subsidiaries may be limited by contract or statute and depend upon the earnings of our subsidiaries. Our subsidiaries will not guarantee the payment of the notes. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and your right to participate in these assets, will be effectively subordinated to the claims of that subsidiary’s creditors. Consequently, the notes will be effectively subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by us.

      Neither we nor our subsidiaries are prohibited or limited under the terms of the indenture and the notes from incurring debt or acting as guarantors of debt for others in whom we or our subsidiaries may have an interest. Our ability to pay our obligations on the notes could be adversely affected by our or our subsidiaries’ incurrence of indebtedness or other liabilities. We and our subsidiaries may from time to time incur indebtedness and other liabilities, including senior debt.

We may not have the ability to repurchase the notes in cash if a holder exercises its repurchase right on the dates specified in this prospectus or upon the occurrence of a fundamental change.

      Holders of the notes have the right to require us to repurchase the notes on October 15, 2007 and (subject to our right to elect to adjust the conversion rate of the notes in lieu of permitting a repurchase at the holder’s option in the event of a public acquirer change of control, as defined in this prospectus) upon the occurrence of a fundamental change prior to maturity as described under the headings “Description of the Notes — Repurchase Rights” and ” Description of the Notes — Repurchase Upon a Fundamental Change.” We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase tendered notes would constitute an event of default under the Indenture for the notes, which might constitute a default under any other debt we may have.

Sales of a significant number of ADSs in the public market, or the perception of such sales, could reduce the price of the notes and impair our ability to raise funds in new security offerings.

      Sales of substantial amounts of our ADSs in the public market, or the perception that those sales may occur, could cause the market price of our ADSs to decline. Because the notes are convertible into ADSs, such a decline in the market price of our ADSs may cause the value of the notes to decline.

You may face difficulties in protecting your interests, and our ability to protect our rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

      Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2004 Revision) and common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the U.S., and provides significantly less protection to investors. Therefore, our shareholders may have more difficulties in protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. As a result, our ability to protect our interests if we are harmed in a manner that would otherwise enable us to sue in a United States federal court may be limited.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods shown:

	For the Year Ended December 31,					For the Six Months
						Ended June 30,
	1999	2000	2001	2002	2003	2004

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Ratio of Earnings to Fixed Charges(1)	N/A	N/A	(Note 2)	25.08	5.13	3.44

(1)	The term “fixed charges” means the sum of the following; (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries, in each case, if any. The term “earnings” is the amount resulting from adding and subtracting the following items — add the following: pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre- tax losses of equity investees for which charges arising from guarantees are included in fixed charges, -and subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges, in each case, if any. A statement setting forth the computation of the unaudited ratios is filed as Exhibit 12.1 to the registration statement that includes this prospectus.

(2)	Due to our loss in 2001, the ratio coverage was less than 1:1. We would have had to generate additional earnings of US$165,000 to achieve a coverage of 1:1.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may”, “will”, “expect”, “anticipate”, “estimate”, “plan”, “believe”, “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	expected changes in our margins and certain cost or expense items as a percentage of our net revenues;

•	our plans to expand and diversify our sources of revenues;

•	our plans for staffing, research and regional focus;

•	our plans to expand and diversify our sources of revenues;

•	our plans to launch new in-house developed games and license additional games from third parties, including the timing of any such launches or licenses;

•	our acquisition strategy, and our ability to successfully integrate past or future acquisitions with our existing operations;

•	our estimates of earn-out payments and other obligations relating to our acquisitions and investments;

•	the development of other delivery platforms for online games, including online game consoles;

•	competition in the PRC online games industry;

•	the outcome of ongoing, or any future, litigation or arbitration;

•	the outcome of our annual PFIC evaluations;

•	the expected growth in the number of Internet and broadband users in China, growth of personal computer penetration and developments in the ways most people in China access the Internet; and

•	PRC governmental policies relating to the Internet and Internet content providers and to the provision of advertising over the Internet.

      These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this prospectus.

      This prospectus also contains data related to the online games market and the Internet. These market data include projections that are based on a number of assumptions. The online games market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the relatively new and rapidly changing nature of the online games industry subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

      The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR CORPORATE STRUCTURE

      Our business was founded in December 1999 when Tianqiao Chen and Danian Chen established Shanda Networking. In July 2002, we established a holding company, Shanda Holdings Limited, or Shanda BVI, in the British Virgin Islands. In March 2003, we restructured our operations in connection with an investment by SB Asia Infrastructure Fund L.P. As part of this restructuring, we established Shengqu, a wholly owned subsidiary of Shanda BVI in China, which acquired substantially all of Shanda Networking’s operating assets. In November 2003, we established a new holding company, Shanda Interactive Entertainment Limited, in the Cayman Islands, and in December 2003, the shareholders of Shanda BVI exchanged all of their shares of Shanda BVI for shares of Shanda Interactive Entertainment Limited.

      As of December 31, 2004, we were 60.4% owned by Skyline Media, a company whose sole shareholders are Tianqiao Chen, our chairman and chief executive officer, Danian Chen, our senior vice president, and Qianqian Luo, one of our directors.

      The following diagram illustrates our corporate and share ownership structure:

(1)	Skyline Media Limited is 100% owned by Skyline Capital International Limited, which is in turn 40% owned by Tianqiao Chen through Shanda Media Limited, a company wholly owned by him, 30% owned by Danian Chen through Shanda Investment International Limited, a company wholly owned by him, and 30% owned by Qianqian Luo through Fortune Capital Holdings Enterprise Limited, a company wholly owned by her.

(2)	Shanda Interactive Entertainment Limited holds a beneficial ownership interest in a number of subsidiaries and investee companies, a list of which is set forth below.

(3)	Shanda Networking holds a beneficial ownership interest in a number of subsidiary and investee companies established in the PRC. Although we consolidate our results of operations with those of Shanda Networking and its majority beneficially owned subsidiaries, we do not own these entities. Shanda Networking’s beneficial ownership interests in its subsidiaries and investee companies are listed in the table set forth below.

      PRC regulations currently limit foreign ownership of companies that provide Internet content services, which includes operating online games, to 50%. In addition, foreign and foreign invested enterprises are currently not able to apply for the licenses required to operate online games in China. We are a Cayman Islands exempted company and we conduct our operations solely in China through Shengqu, our indirectly wholly owned subsidiary. We and Shengqu are foreign or foreign invested enterprises under PRC law and accordingly are ineligible to apply for a license to operate online games. In order to comply with foreign ownership restrictions, we operate our online games business in China through Shanda Networking, which is wholly owned by Tianqiao Chen, our chairman and chief executive officer, and Danian Chen, our senior vice president, both of whom are PRC citizens. Shanda Networking holds the licenses and approvals that are required to operate our online games business, and Shengqu owns the substantial majority of physical assets. Shengqu has entered into a series of contractual arrangements with Shanda Networking and its shareholders. As a result of these contractual arrangements, we are considered the primary beneficiary of Shanda Networking and accordingly we consolidate Shanda Networking’s results of operations in our financial statements.

      Pursuant to our contractual arrangements with Shanda Networking, we provide services, software licenses and equipment to Shanda Networking in exchange for fees. The principal service, software license and equipment lease agreements that we have entered into with Shanda Networking are:

•	an amended and restated equipment leasing agreement, pursuant to which Shanda Networking leases a substantial majority of its operating assets from Shengqu;

•	an amended and restated technical support agreement, pursuant to which Shengqu provides technical support for Shanda Networking’s operations;

•	an amended and restated technology licensing agreement, pursuant to which Shengqu licenses certain billing technology to Shanda Networking;

•	software license agreements, pursuant to which Shengqu licenses certain software to Shanda Networking;

•	an amended and restated strategic consulting agreement, pursuant to which Shengqu provides strategic consulting services to Shanda Networking; and

•	online game distribution and service agreements, pursuant to which Shanda Networking distributes and services certain online games that are licensed or owned by Shengqu.

      In addition, we have entered into agreements with Shanda Networking and its shareholders that provide us with the substantial ability to control Shanda Networking. Pursuant to these contractual arrangements:

•	the shareholders of Shanda Networking have granted an irrevocable proxy to individuals designated by Shengqu to exercise the right to appoint directors, the general manager and other senior management of Shanda Networking;

•	Shanda Networking will not enter into any transaction that may materially affect its assets, liabilities, equity or operations without our prior written consent;

•	Shanda Networking will not distribute any dividend;

•	Shengqu may purchase the entire equity interest in, or all the assets of, Shanda Networking for a purchase price of the lower of RMB10 million or the lowest price permitted under PRC law when and if such purchase is permitted by PRC law or the current shareholders of Shanda Networking cease to be directors or employees of Shanda Networking;

•	the shareholders of Shanda Networking have pledged their equity interest in Shanda Networking to Shengqu to secure the payment obligations of Shanda Networking under all of the agreements between Shanda Networking and Shengqu; and

•	the shareholders of Shanda Networking will not transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in Shanda Networking without the prior written consent of Shengqu.

      Each of Shengqu’s contractual arrangements with Shanda Networking and its shareholders may only be amended with the approval of our audit committee or another independent body of our board of directors.

      In the opinion of Yao Liang Law Office, our PRC legal counsel: (1) the ownership structures of our company, Shengqu and Shanda Networking are in compliance with existing PRC laws and regulations; (2) our contractual arrangements with Shanda Networking and its shareholders are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and (3) the business operations of our company, Shengqu and Shanda Networking, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material aspects. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that the PRC regulatory authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC government restrictions on foreign investment in the online games industry, we could be subject to severe penalties.

Subsidiaries

      The following table sets forth the direct and indirect subsidiaries and investee companies of Shanda Interactive Entertainment Limited.

	Shanda Entertainment’s
	Beneficial Ownership		Jurisdiction of
	Percentage		Incorporation	Business

Grandpro Technology Limited	17.9%		BVI	Network PC game platform operator
Shanda Zona LLC	100%		Delaware	Developer and provider of server infrastructure
Shanda Zona	100%		BVI	Developer and provider of server infrastructure
Bothtec Inc.	11.2%		Japan	Developer of online, wireless and PC games
Actoz Soft Co., Ltd.	9	%(1)	Korea	Developer, operator and publisher of online games

(1)	We currently hold approximately 9% of the outstanding equity of Actoz. We have entered an agreement to purchase an additional 29% of Actoz. See “Management’s Discussion and Analysis of Financial Conditions and Operations — Recent Acquisitions”.

      The following table sets forth the direct and indirect subsidiaries and investee companies of Shanda Networking. Although we consolidate our results of operations with those of Shanda Networking and its subsidiaries, we do not own Shanda Networking or its subsidiaries.

	Shanda Networking’s
	Beneficial Ownership	Jurisdiction of
	Percentage(1)	Incorporation	Business

Shanghai Shengjin Software Development Co., Ltd.	51.0%	PRC	Development of online games
Shanghai Shengpin Network Technology Development Co., Ltd.	62.5%	PRC	Development of online games
Shanghai Shengda Xinhua Network Development Co., Ltd.	56.0%	PRC	Development and distribution of game related publications and products
Chengdu Jisheng Technology Co., Ltd.	100.0%	PRC	Development and distribution of management software for Internet cafes
Shanghai Shulong Technology Development Co., Ltd.	100.0%	PRC	Short messaging services
Shenzhen Fenglin Huoshan Computer Technology Co., Ltd.	51.0%	PRC	Development of mobile phone-based wireless games and operation of online chess and board games
Shanghai Haofang Online Information Technology Co., Ltd.	17.9%	PRC	Operation of network PC game platform
Hangzhou Bianfeng Software Co., Ltd.	100%	PRC	Development and operation of online chess and board games
Hangzhou Bianfeng Networking Co., Ltd.	100%	PRC	Development of online chess and board games
Beijing Manyou Tiandi Networking Service Co., Ltd.	100%	PRC	Development of virtual community website
Shanghai Xuanting Entertainment Information Technology Co., Ltd.	100%	PRC	Publication of original literature online

	Shanda Networking’s
	Beneficial Ownership	Jurisdiction of
	Percentage(1)	Incorporation	Business

Beijing Digital Red Software Technology Co., Ltd.	100%	PRC	Development of mobile phone-based wireless games
Nanjing Shanda Networking Co., Ltd.	100%	PRC	Operation of online games
Shanghai Shengyue Advertisement Co., Ltd.	100%	PRC	Online advertising services

(1)	For purposes of reporting beneficial ownership, we include amounts held by controlled subsidiaries and nominee shareholders. Due to certain restrictions set forth by PRC company laws, most PRC limited liability companies, including Shanda Networking, are required to have two or more shareholders. A common practice in cases where a subsidiary would otherwise be wholly-owned is to realize ownership and control via connected companies or to organize a second, nominee shareholder through whom control and beneficial ownership are maintained by contractual arrangements. We have followed this practice in regard to certain of the companies listed above.

USE OF PROCEEDS AND RECENT SALES OF UNREGISTERED SECURITIES

      The selling securityholders will receive all of the proceeds from the sale of the notes and ordinary shares sold under this prospectus. We will not receive any proceeds from this sale of these securities.

      On October 20, 2004, we completed a private placement of $275,000,000 in aggregate principal amount of the notes whereunder Goldman Sachs (Asia) L.L.C. acted as initial purchaser, global coordinator and sole bookrunner. The private placement of the notes was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 144A of the Securities Act. The net proceeds to us from the sale of the notes, after deducting initial purchaser discounts and the offering expenses payable by us, were approximately $269 million. We used $75,000,000 of the net proceeds to purchase 5,326,250 of our ordinary shares from SB Asia Infrastructure Fund L.P. at a purchase price per ordinary share of US$14.08 (which is equal to US$28.16 per ADS).

      On January 12, 2005, SB Asia Infrastructure Fund L.P. made a distribution to its partnership pursuant to which 20,600,000 ordinary shares were distributed to its limited and general partners, Cisco Systems, Inc. and SB Asia Pacific Partners LP, respectively.

      We intend to use the remaining net proceeds of the initial private placement for general corporate purposes, including working capital and potential future acquisitions and investments, including several acquisitions and investments that we are exploring or may consider in the future in order to advance our business strategies. In particular, on November 29, 2004 we entered an agreement to purchase an approximately 29% controlling stake in Actoz Soft Co., Ltd., or Actoz, a Korean developer, operator and publisher of online games, from certain shareholders of Actoz for approximately $91.7 million in cash. In addition, in December 2004, we purchased an additional amount of Actoz shares of the Kosdaq market equal to approximately 9% of Actoz’s issued and outstanding shares at an aggregate cost of approximately $14.4 million.

      For a discussion of our business plan, see “Business”. In utilizing the proceeds of the initial private placement of the notes, we may make loans to our subsidiaries and consolidated PRC affiliated entities, or we may make additional capital contributions to these entities. Any loans or capital contributions to our PRC subsidiaries or consolidated PRC affiliated entities are subject to PRC regulation and approval. Our management will have significant discretion in applying the net proceeds of the initial offering.

      Pending these uses, we have invested our net proceeds in short-term, interest bearing, debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. It is possible that we may become a passive foreign investment company for United States federal income tax purposes, which could result in negative tax consequences for you. These consequences are described in more detail in “Certain Income Tax Considerations.”

DIVIDEND POLICY

      We declared a special cash dividend in the first quarter of 2004, that was paid on April 29, 2004, pro-rata out of available cash to our existing shareholders. We do not, however, expect to pay dividends on our ordinary shares in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and do not anticipate paying any cash dividends on our ordinary shares, or indirectly on our ADSs, for the foreseeable future.

      Future cash dividends, if any, will be declared at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

      Holders of ADSs will be entitled to receive dividends, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares, less the fees and expenses payable under the deposit agreement. Cash dividends will be paid by the depositary to holders of ADSs in U.S. dollars, subject to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to holders of ADSs in any means it deems legal, fair and practical. See “Description of American Depositary Shares — Dividends and Other Distributions”.

CAPITALIZATION AND INDEBTEDNESS

      The following table sets forth our capitalization and indebtedness as of June 30, 2004:

      The information in this table should be read in conjunction with “Selected Consolidated Financial Information” and our Consolidated Financial Statements and related notes included in this prospectus.

	As of June 30, 2004

	Actual		As Adjusted(2)

	RMB	US$(1)	RMB	US$(1)

	(Unaudited)		(Unaudited)

	(In thousands, except for share data)
Long-term liabilities:
Convertible notes	—	—	2,276,065	275,000

Total long-term liabilities	—	—	2,276,065	275,000

Shareholders’ equity:
Ordinary shares, (US$0.01 par value; 400,000,000 shares authorized, 141,818,280 and 136,492,030 shares issued and outstanding on an actual and adjusted basis respectively)	11,738	1,418	11,297	1,365
Additional paid-in capital	1,305,253	157,704	684,949	82,157
Statutory reserves	35,636	4,306	35,636	4,306
Deferred share-based compensation	(28,872)	(3,488)	(28,872)	(3,488)
Accumulated other comprehensive loss	(101)	(12)	(101)	(12)
Retained earnings	223,761	27,035	223,761	27,035

Total shareholders’ equity	1,547,415	186,963	926,670	111,963

Total capitalization	1,547,415	186,963	3,202,735	386,963

(1)	Translations of RMB amounts into U.S. dollars were made at a rate of RMB8.2766 to US$1.00, the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2004.
(2)	As adjusted to treat the private placement of the notes and our purchase of 5,326,250 ordinary shares from SB Asia Infrastructure Fund L.P., both closed October 2004, as though having occurred as of June 30, 2004. See “Use of Proceeds and Recent Sales of Unregistered Securities” and “Related Party Transactions — Other Related Party Transactions”.

PRICE RANGE OF AMERICAN DEPOSITARY SHARES

      Our ADSs, each representing two of our ordinary shares, have been listed on The Nasdaq National Market since May 13, 2004. Our ADSs trade under the symbol “SNDA.” The following table provides the high and low sale prices for our ADSs on The Nasdaq National Market for each of the most recent five months. On January 12, 2005, the last reported sale price for our ADSs was $37.21 per ADS.

	Sales Price (US$)

	High	Low

July 2004	19.14	13.52
August 2004	24.34	17.65
September 2004	25.30	20.99
October 2004	34.56	23.62
November 2004	42.60	28.83
December 2004	45.40	36.34

EXCHANGE RATE INFORMATION

      The following table sets forth information regarding the noon buying rates in Renminbi and U.S. dollars for the periods indicated.

	Renminbi per U.S. Dollar Noon Buying Rate

	Average	High	Low	Period-End

2000	8.2784	8.2799	8.2768	8.2774
2001	8.2770	8.2786	8.2676	8.2766
2002	8.2770	8.2800	8.2669	8.2800
2003	8.2770	8.2800	8.2272	8.2769
2004	8.2770	8.2773	8.2766	8.2766

	Renminbi per
	U.S. Dollar Noon
	Buying Rate

	High	Low

July, 2004	8.2769	8.2766
August, 2004	8.2770	8.2766
September, 2004	8.2768	8.2766
October, 2004	8.2768	8.2765
November, 2004	8.2765	8.2764
December, 2004	8.2767	8.2765

Source: Federal Reserve Bank of New York

      On January 12, 2005, the noon buying rate was 8.2765 to US$1.00.

      We publish our financial statements in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, as of June 30, 2004, which was RMB8.2766 to US$1.00. No representation is made that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following selected consolidated financial information has been derived from our consolidated financial statements included elsewhere in this prospectus. Our statements of operations and comprehensive income information for the years ended December 31, 2001, 2002 and 2003 and our balance sheet information as of December 31, 2001, 2002 and 2003 have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm. The report of PricewaterhouseCoopers on those financial statements is included elsewhere in this prospectus. The statements of operations and comprehensive income information for the six month periods ended June 30, 2003 and 2004 and our balance sheet information as of June 30, 2004 are derived from our unaudited financial statements and the notes thereto for the six months ended June 30, 2004 included elsewhere in the prospectus, which have been prepared on the same basis as our audited consolidated financial statements and contain normal recurring adjustments which are, in the opinion of our management, necessary for a fair presentation of the results for such unaudited periods. The information for those periods and as of those dates should be read in conjunction with those financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

      Our consolidated financial information as of December 31, 2000 have been derived from our unaudited consolidated financial statements which are not included in this prospectus, but which have been prepared on the same basis as our audited consolidated financial statements. Our date of inception was December 29, 1999, the date of incorporation of Shanda Networking, and our sole activity in 1999 was a contribution of RMB500,000 to the capital of Shanda Networking. As a result, we have not included any information for 1999 in the table set forth below.

      Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or US GAAP, and reflect our 2003 reorganization and have been prepared as if our current corporate structure had been in existence throughout the relevant periods.

	For the Year Ended December 31,				For the Six Months Ended June 30,

	2000	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB	RMB	US$(1)
	(Unaudited)				(Unaudited)	(Unaudited)

	(In thousands, except for per share data)
Selected Consolidated Statement of Operations Data:
Revenues:
Online game revenues:
MMORPGs		4,126	344,424	612,470	275,021	449,289	54,284
Casual		—	—	8,773	1,351	73,946	8,934
Other revenues		716	99	12,167	3,304	19,229	2,323

Total revenues	2,572	4,842	344,523	633,410	279,676	542,464	65,541
Business tax and related surcharges	(197)	(290)	(18,302)	(33,430)	(14,859)	(27,855)	(3,365)

Net revenues	2,375	4,552	326,221	599,980	264,817	514,609	62,176

SELECTED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

	For the Year Ended December 31,				For the Six Months Ended June 30,

	2000	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB	RMB	US$(1)
	(Unaudited)				(Unaudited)	(Unaudited)

	(In thousands, except for per share data)
Cost of services
Ongoing licensing fees for online games	—	(742)	(84,827)	(134,515)	(69,033)	(103,491)	(12,504)
Amortization of upfront licensing fees	—	(312)	(1,984)	(11,070)	(2,813)	(12,158)	(1,469)
Server leasing and maintenance fees	—	(220)	(17,378)	(39,683)	(16,398)	(37,100)	(4,483)
Salary and benefits	—	(417)	(7,675)	(13,705)	(4,982)	(9,689)	(1,171)
Depreciation of property, equipment and software	—	(26)	(3,080)	(14,063)	(4,144)	(13,105)	(1,583)
Others	—	(253)	(7,137)	(20,665)	(7,538)	(22,013)	(2,659)

Total costs of services	—	(1,970)	(122,081)	(233,701)	(104,908)	(197,556)	(23,869)

Gross profit	2,375	2,582	204,140	366,279	159,909	317,053	38,307
Operating expenses
Product development	—	(1,822)	(4,982)	(28,751)	(5,402)	(28,957)	(3,499)
Sales and marketing	—	(2,400)	(10,828)	(43,751)	(12,138)	(35,179)	(4,250)
General and administrative	(596)	(4,695)	(25,706)	(65,548)	(28,813)	(54,185)	(6,547)
Share-based compensation	—	—	—	(15,056)	—	(16,978)	(2,051)

Total operating expenses	(596)	(8,917)	(41,516)	(153,106)	(46,353)	(135,299)	(16,347)

Income (loss) from operations	1,779	(6,335)	162,624	213,173	113,556	181,754	21,960
Interest income	17	205	1,090	6,980	2,562	4,581	553
Investment income	(83)	—	22	6,551	274	949	115
Other income (expense), net	(1)	(18)	(1,371)	61,152	18,413	33,896	4,095

Income (loss) before minority interests and income tax benefits (expenses) and extraordinary gain	1,712	(6,148)	162,365	287,856	134,805	221,180	26,723
Income tax benefits (expenses)	—	87	(23,077)	(18,647)	(9,015)	(9,098)	(1,099)
Minority interests	—	4,781	—	3,641	497	817	99

Income (loss) before extraordinary gain	1,712	(1,280)	139,288	272,850	126,287	212,899	25,723
Extraordinary gain	—	4,516	—	—	—	—	—

Net income	1,712	3,236	139,288	272,850	126,287	212,899	25,723
Earnings per Share Data:
Accretion for preferred shares	—	—	—	(24,963)	(12,389)	—	—
Income attributable to preferred shareholders		—	—	(16,181)	(18,106)	(51,857)	(6,266)
Net income attributable to ordinary shareholders	1,712	3,236	139,288	231,706	95,792	161,042	19,457
Earnings per share, basic(3)	0.02	0.03	1.39	2.14	0.99	1.56	0.19
Earnings per share, diluted(3)	0.02	0.03	1.39	2.07	0.99	1.48	0.18
Earnings per ADS(2), basic (3)	0.04	0.06	2.78	4.28	1.98	3.12	0.38
Earnings per ADS(2), diluted	0.04	0.06	2.78	4.14	1.98	2.96	0.36

	As of December 31,				As of June 30,

	2000	2001	2002	2003	2004

	RMB	RMB	RMB	RMB		US$(1)
	(Unaudited)				(Unaudited)

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	3,280	7,791	177,040	598,922	1,444,967	174,585
Other current assets	1,653	3,403	180,669	164,184	302,997	36,609
Non-current assets	185	5,106	46,986	165,872	214,627	25,931
Total assets	5,118	16,300	404,695	928,978	1,962,591	237,125
Total liabilities	2,907	9,353	258,629	303,661	410,776	49,631
Minority interests	—	—	—	2,716	4,400	531
Total shareholders’ equity	2,211	6,947	146,066	622,601	1,547,415	186,963

(1)	Translations of RMB amounts into U.S. dollars were made at a rate of RMB8.2765 to US$1.00, the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 2004.

(2)	Each ADS represents two ordinary shares.

(3)	In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-06, “Participating Securities and the Two — Class Method under FASB Statement No. 128” (“EITF No. 03-06”). EITF No. 03-06 provides guidance regarding the computation of earnings per share by companies that have issued securities other than common shares that entitle the holder to participate in dividends and earnings of the company. EITF No. 03-06 is effective for the quarter ending June 30, 2004. The company has adopted EITF No. 03-06 for the six month period ended June 30, 2004 and has retroactively applied the consensus in determining the earnings per share for prior periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. Our consolidated financial statements and the financial data included in this prospectus reflect our reorganization and have been prepared as if our current corporate structure had been in existence throughout the relevant periods. See note 1 to our audited consolidated financial statements. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. For additional information regarding these risks and uncertainties, please see “Risk Factors”.

Overview

      We are the largest operator of online games in China in terms of estimated 2003 game revenues, according to IDC. In the first six months of 2004, our commercially launched games had approximately 1.6 million peak concurrent users and 1.1 million average concurrent users, which refer to the highest number and average number, respectively, of users playing our games at the same time during that period. We have experienced significant revenue and earnings growth since the commercial launch of our first massively multiplayer online role-playing game, or MMORPG, in November 2001. Our net revenues and net income:

•	increased by 83.9% and 95.9% to RMB600.0 million and RMB272.9 million in 2003 from RMB326.2 million and RMB139.3 million in 2002, respectively; and

•	increased by 94.3% and 68.6% to RMB514.6 million (US$62.2 million) and RMB212.9 million (US$25.7 million) in the first six months of 2004 from RMB264.8 million and RMB126.3 million in the first six months of 2003.

      Our growth to date can be divided into the following three stages:

•	Our company was formed in December 1999, and initially focused on investments relating to the development and operation of an online virtual community.

•	In November 2001, we commercially launched Mir II, which is currently our most popular online game. We obtained a license to operate Mir II, our first MMORPG, in the mainland of China and Hong Kong in June 2001. From July to November 2001, we also began offering customer and other support services to our users, expanded our administrative and online games operating staff, and started our marketing activities. In 2002, we obtained licenses to offer six other games, and during the first nine months of 2003, we launched three of these games, including BNB, our most popular casual game.

•	In October 2003, we launched Woool, which was our fifth online game and our first in-house developed online game. In the first six months of 2004, Woool’s average concurrent users equaled approximately 60.4% of Mir II’s average concurrent users. While from October 2003 to October 2004, the number of average concurrent users for Mir II generally increased, Woool users have contributed significantly to the net growth in our user base since the fourth quarter of 2003. We expect that net revenues from Woool will be a significant contributor to our net revenues in 2004. In 2003, we licensed one additional game, and in 2004, we commercially launched The Sign and The Age, two new in-house developed MMORPGs, as well as GetAmped and Maple Story, both licensed casual games.

      In May 2004, we raised approximately US$110 million through an initial public offering of ADSs in the United States and in October 2004, we raised approximately US$269 million through a private placement of the notes. Since these events, we have continued to develop our business and expand our game offerings and operational platform, both through our in-house development efforts and strategic acquisitions and investment in other businesses.

Recent Acquisitions

      We continue to develop and expand our business through strategic acquisitions and investments. Over the past year, we have completed acquisitions and investments in businesses that specialize in, among other things, online chess and board games, infrastructure platforms for online and network PC games, and mobile phone games. We expect that these and other recent investments will allow us to expand our product offerings and grow our user base.

      Our recent acquisitions have included the following:

•	We completed the acquisition of Hangzhou Bianfeng Software Co. Ltd., or Bianfeng, and an affiliated company in July 2004. Bianfeng is a leading developer and operator of chess and board online games in China. Bianfeng offers more than 50 different casual games, including card games, board games, mahjong and simple arcade games.

•	In September 2004, we completed the acquisition of Shanghai Xuanting Entertainment Information Technology Co., Ltd., which operates an online forum known as “Qidian”, where independent writers publish their original literature online, including magic fantasy works, science fiction works and works based upon the storylines of online games. Through Qidian’s literature platform, readers can interact and communicate with authors as well as subscribe for access to the published works.

•	In October 2004, we completed the acquisition of a minority interest in Shanghai Haofang Online Information Technology Co. Ltd., or Haofang, the operator of the largest network PC game platform in China. Under the terms of the agreement, we will acquire a majority interest in Haofang in 2006.

•	In October 2004, we completed our acquisition of Beijing Digital Red Software Application Technology Co., Ltd., or Digital Red, in which we had previously purchased minority interests. The acquisition of Digital Red, a developer of interactive mobile phone games, followed our acquisition of a majority interest in Fenglin Houshan Computer Technology Ltd., or Fenglin Huoshan, which is also a mobile phone game developer, in 2003.

•	In November 2004, we agreed to acquire an approximately 29% stake in Actoz Soft Co., Ltd., or Actoz, a Korean developer, operator and publisher of online games from certain shareholders of Actoz for approximately US$91.7 million in cash. The acquisition is expected to close in January 2005, but is subject to a number of closing conditions, including legal and financial due diligence, government approval and the approval of Actoz’s shareholders of a slate of directors nominated by us. In addition, in December 2004, we purchased an additional amount of Actoz’s shares on the KOSDAQ market equal to approximately 9% of Actoz’s issued and outstanding shares at an aggregate cost of approximately $14.4 million. Actoz owns 50% of the copyright for Mir II, the operation of which has provided a significant source of our revenue.

      Pursuant to the agreements for these acquisitions and investments, some of which include earn-out provisions based on 2004 or 2005 earnings, and excluding the market purchases of Actoz’s shares, we currently expect to pay an aggregate cash consideration of up to approximately US$147 million to the sellers from 2004 through 2006. In addition, we made an initial capital contribution to Haofang of US$5 million for the acquisition of a minority interest. Certain of the earn-out provisions are contingent upon the sellers’ continued employment and would be recorded as compensation expense over the service period.

      From time to time, we may engage in discussions with third parties with respect to additional acquisitions or investments. We are actively examining the merits, risks and feasibility of several potential transactions, and expect to actively search for additional acquisition opportunities in the future. Such search and examination efforts, and any related discussions with third parties may or may not lead to future acquisitions and investments. Our reported financial results may be affected by any such acquisitions and/or investments, including any acquisitions or dispositions undertaken by us in anticipation of or in connection with any such acquisitions and/or investments. See “Risk Factors — Risks Relating to Our Business — there are risks associated with our business strategy contemplating growth through acquisitions and strategic investments.”

Related Party Arrangements

      In order to comply with current foreign ownership restrictions, we operate our online games business in China through Shanda Networking, a company wholly owned by Tianqiao Chen, our chairman and chief executive officer, and Danian Chen, our senior vice president, both of whom are PRC citizens. Tianqiao Chen and Danian Chen, together with Qianqian Luo, also own all of the shares of Skyline Media Limited, our controlling shareholder. We have entered into a series of contractual arrangements with Shanda Networking and its shareholders. Pursuant to these contractual arrangements, we provide services, software licenses and equipment to Shanda Networking in exchange for fees, and we have undertaken to provide financial support to Shanda Networking to the extent necessary for its operations. As a result of these contractual arrangements, we are considered the primary beneficiary of Shanda Networking and accordingly we consolidate its results in our financial statements. For a description of our contractual arrangements with Shanda Networking and its shareholders, see the sections entitled “Our Corporate Structure” and “Related Party Transactions”.

Significant Factors Affecting our Results of Operations

Revenues

      In 2003 we had revenues of RMB633.4 million, of which revenues from our online games were RMB621.2 million, accounting for approximately 98.1%, and revenues from other sources were RMB12.2 million, accounting for approximately 1.9%, of our revenues. In the first six months of 2004, we had revenues of RMB542.4 million (US$65.5 million), of which revenues from our online games were RMB523.2 million (US$63.2 million), accounting for approximately 96.5%, and revenues from other sources were RMB19.2 million (US$2.3 million), accounting for approximately 3.5%, of our revenues. Our online games revenues are net of a sales discount, which in 2004 averaged approximately 23% and 15% of the face value of our pre-paid game cards, that we give to our e-sales distributors and offline distributors, respectively. The sales discounts represent the difference between the price at which we sell game cards to distributors and the face value of the game cards.

Net Revenues

      Our net revenues reflect a deduction from our revenues for business taxes and related surcharges incurred in connection with our China operations. Since Shanda Networking and its subsidiaries operate in China, their revenues are subject to a business tax, which was at an effective rate of 5% on our revenues earned from services provided in the PRC. We deduct these amounts from our revenues to arrive at our net revenues. Due to local government financial incentives for qualified high technology companies that we currently benefit from in China, a portion of our revenues for which we previously paid business taxes in connection with our operations in China are currently refunded to us in the form of government financial incentives, generally two quarters after they have been incurred. Upon receipt, these government financial incentives are recognized as other income in our statements of operations and comprehensive income.

      The following table sets forth a breakdown of our revenues for the periods indicated:

	For the Year Ended December 31,						For the Six Months Ended June 30,

	2001		2002		2003		2003		2004

		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	RMB	Revenues	RMB	Revenues	RMB	Revenues	RMB	Revenues	RMB	Revenues

	(In thousands, except percentages)
Revenues:
Online game revenues:
MMORPG	4,125.6	85.2%	344,424.4	100%	612,469.5	96.7%	275,020.7	98.3%	449,288.6	82.8%
Casual	—	—	—	—	8,773.6	1.4	1,351.4	0.5	73,946.2	13.6
Other revenues	716.5	14.8	99.0	0.0	12,167.2	1.9	3,303.8	1.2	19,228.5	3.6

Total revenues	4,842.1	100.0%	344,523.4	100.0%	633,410.3	100.0%	279,675.9	100.0%	542,463.3	100.0%

Business tax and related surcharge	(290.5)	(6.0)	(18,302.9)	(5.3)	(33,429.9)	(5.3)	(14,858.8)	(5.3)	(27,854.7)	(5.1)

Net revenues	4,551.6	94.0%	326,220.5	94.7%	599,980.4	94.7%	264,817.1	94.7%	514,608.6	94.9%

Sources of Revenues

      Online game revenues. We derive our online game revenues, which constitute substantially all of our revenues, from online game usage fees paid by users of our MMORPGs and casual games. Mir II and Woool are our two most popular MMORPGs and together have historically accounted for most of our revenues. We expect that Mir II and Woool will continue to be significant contributors to our revenues during their respective commercial lifecycles. Revenues from casual games are primarily derived from BNB, a licensed casual game that we launched commercially in the third quarter of 2003. In the first six months of 2004, casual games contributed materially to our total revenues for the first time. In 2004, we commercially launched two new in-house developed MMORPGs, The Sign and The Age, and two new licensed casual games, GetAmped and Maple Story. As a general matter, online games have a relatively short commercial lifecycle, typically four to five years for successful games. Consequently, we expect the percentage of our net revenues derived from particular games to change substantially over relatively short periods.

      Other revenues. Our other revenues, which are related to our online games, but are not derived from online games services, primarily include revenues from short messaging services, or SMS, from sales of banner advertising on our log-in web pages and the web pages that provide information on the features of our games and from sales of publications and other related products based on our games and characters, including game manuals and magazines.

Significant Factors

      Our MMORPG online games’ revenues are primarily derived from the purchase and utilization of playing time by our users. Accordingly, the two most significant factors that affect our MMORPG online games’ revenues are:

•	the number of hours that users play our games, or total user-hours; and

•	our average revenue per user-hour.

      We calculate our total user-hours based on our average concurrent users, which is a commonly used industry statistic. In a given period, the number of total user-hours equals the average concurrent users for that period multiplied by the number of hours in that period. In measuring average concurrent users, we determine the number of users logged on to each of our commercially launched games at one minute intervals, then average that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular period to determine average concurrent users for that period.

      Our effective revenue per user-hour is derived by taking the revenues from our online games for a period and dividing this number by total user-hours in that period. This provides us with a measure of the average revenue per user-hour that we receive from users that play our games.

      Our casual online games revenues are primarily derived from the purchase and utilization of game points (or, in the case of Fortress II, game time) by our users. Accordingly, the two most significant factors that affect casual online game revenue are:

•	the number of active paying casual game accounts; and

•	our average revenue per paying account.

      The number of active paying accounts for our casual games in any given period is equal to the number of accounts from which game points are utilized during such period. Our average revenue per paying account is equal to our casual game revenue (excluding revenue generated by Fortress II) for the given period divided by our active paying accounts in that period.

Revenue Collection

      Our online games revenues are collected through the sales of pre-paid game cards, which we sell in both virtual and physical form, to third party distributors and retailers, including Internet cafes, as well as, to a lesser extent, through direct online payment systems. In most cases, we receive cash payments from these parties in exchange for delivering these cards to them. As a result, we generally do not have any accounts receivable relating to our online games net revenues. We do not provide refunds to these distributors or retailers with respect to unsold inventories of pre-paid game cards. We also collect online games revenues through two telecommunications service operators that bundle broadband access services with our online games to home users.

      Our other revenues are collected through mobile telecommunications service operators, in the case of certain of our SMS, and through traditional sales channels in the case of our game-related publications and merchandising sales. As of June 30, 2004, we had accounts receivable of RMB7.1 million (US$0.9 million) due mainly from mobile telecommunications service operators, which collect payment for SMS from their customers and remit these amounts, net of commissions, to us, and from credit sales to telecommunications service providers.

Revenue recognition and deferred revenue

      We recognize revenues as the playing time and points purchased by our users are used in playing our online games. We also recognize revenues when our users who had previously purchased playing time and/or points are no longer entitled to access the online games in accordance with our published expiration policy. We account for the amounts received upon the sale of pre-paid cards, but prior to usage or expiration of the value sold, as deferred revenue in our consolidated balance sheets. Deferred revenue is reduced as revenues are recognized. As our online games business has grown, our deferred revenue balances have increased, from RMB2.6 million as of December 31, 2001 to RMB111.2 million as of December 31, 2002, to RMB197.5 million as of December 31, 2003, to RMB218.7 million as of June 30, 2004. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Revenue Recognition”.

Cost of Services

      The following table sets forth the major components of our cost of services for the periods indicated:

	For the Year Ended December 31,						For the Six Months Ended June 30,

	2001		2002		2003		2003		2004

		% of Net		% of Net		% of Net		% of Net		% of Net
	RMB	Revenues	RMB	Revenues	RMB	Revenues	RMB	Revenues	RMB	Revenues

	(In thousands, except percentages)
Net revenues	4,551.6	100.0%	326,220.5	100.0%	599,980.4	100.0%	264,817.1	100.0%	514,608.6	100.0%

Cost of services:
Ongoing licensing fees for online games	741.6	16.3%	84,827.0	26.0%	134,515.1	22.4%	69,033.1	26.1%	103,490.9	20.1%
Amortization of upfront licensing fees	312.2	6.9	1,984.0	0.6	11,070.2	1.8	2,813.0	1.1	12,158.3	2.4
Server leasing and maintenance fees	219.8	4.8	17,378.4	5.3	39,682.8	6.6	16,397.8	6.1	37,100.0	7.2
Salary and benefits	417.2	9.2	7,674.7	2.4	13,705.2	2.3	4,981.9	1.9	9,688.7	1.9
Depreciation of property, equipment and software	26.4	0.6	3,080.4	0.9	14,062.5	2.3	4,144.1	1.6	13,105.2	2.5
Manufacturing costs of pre-paid cards	21.6	0.5	4,939.7	1.5	8,129.4	1.4	3,917.8	1.5	5,547.7	1.1
Others(1)	231.2	5.0	2,196.5	0.7	12,536.2	2.2	3,620.6	1.3	16,465.7	3.2

Total costs of services	1,970.0	43.3%	122,080.7	37.4%	233,701.4	39.0%	104,908.3	39.6%	197,556.5	38.4%

Gross profit/margin	2,581.6	56.7%	204,139.8	62.6%	366,279.0	61.0%	159,908.8	60.4%	317,052.1	61.6%

(1)	Other cost of services incurred during the year ended December 31, 2003 primarily comprise telecommunications service charges, including those related to the provision of SMS service, share based compensation, office premises rental and management fees and other miscellaneous office administration expenses. Other cost of services incurred during the six months ended June 30, 2004 primarily comprise the foregoing costs and costs of game publications and other related products.

      Our cost of services primarily consists of ongoing licensing fees for online games, amortization of upfront licensing fees, server leasing and maintenance fees, salary and benefits, depreciation of property, equipment and software, and manufacturing costs of pre-paid game cards.

      Upfront and ongoing licensing fees. The cost of licensing games from developers generally consists of upfront licensing fees, which are generally paid in two installments, and ongoing licensing fees, which are equal to a percentage of our revenues from the relevant licensed game. The ongoing licensing fee payments range from 21% of revenues to 22% of total sales before distributor discount for our commercially launched massively multiplayer online games, and from 15% to 30% of our online games revenues for our commercially launched casual games. The cost of licensing games accounted for approximately 22.4% of our net revenues in 2003 and 20.1% of our net revenues in the first six months of 2004, and constituted the largest component of our cost of services in each such period. Six of the nine online games we offer commercially were licensed from third parties.

      In August 2003, we entered into an amendment agreement with Actoz that extended our license for Mir II, our most popular game, for at least two years. Pursuant to the amendment agreement, we paid Actoz an upfront licensing fee of US$4 million, a portion of which has been amortized and reflected in our cost of services in 2003 and in the first six months of 2004. The amendment agreement also adjusted the rate of our ongoing licensing fee for Mir II. Under the original license, our ongoing licensing fee for Mir II was approximately 27% of the face value of the game cards that we sold with respect to Mir II after deducting discounts to distributors. Since September 2003, our ongoing licensing fee for Mir II has been approximately 21% of the face value of the game cards that we sell with respect to Mir II without deducting discounts to distributors. Although our ongoing licensing fee rate for Mir II has been reduced, the lower rate is charged with respect to the face value of the game cards before deducting discounts to distributors. As a result, any increase or decrease in our average distributor discount would result in a relative increase or decrease, respectively, of our ongoing Mir II licensing fees as a percentage of our net revenues.

      Server leasing and maintenance fees. Server leasing and maintenance fees accounted for approximately 6.6% of our net revenues in 2003 and for approximately 7.2% of our net revenues in the first six months of 2004. We currently lease approximately 56% of our servers, primarily from telecommunications companies. These companies host our server network, and receive maintenance fees from us in addition to the lease payments. The majority of our server leases have variable payment obligations based on the number of our users logging on to each relevant server. This allows us to have excess capacity without incurring significant fixed costs. See “— Contractual Obligations and Commitments”. We expect our costs for servers to increase in the future, as we add new games, add features to advance our network security and data traffic management systems and address additional growth in our user base. Moreover, to ensure that we have sufficient network capacity to meet the needs of our users at all times, we generally increase our server capacity in line with the rate of increase in our peak concurrent users. In addition, recently we have been experiencing increases in our server leasing rates in connection with renewals of expiring server leases, which has led to an increase in our server leasing fees. We expect our server leasing fees to continue to increase as our server leases expire and we enter into new leases at higher rates.

      Salary and benefits. Salary and benefits expense accounted for approximately 2.3% of our net revenues in 2003 and for approximately 1.9% of our net revenues in the first six months of 2004. Salary and benefits expense includes employee wages and welfare benefits, such as medical insurance, housing subsidies, unemployment insurance and pension benefits. Salary and benefits expense included in our cost of services primarily relates to employees involved in the operation of our online games, including network maintenance, billing systems and our call center. In 2003 and the first six months of 2004, approximately 26.4% and 19.2%, respectively, of our salary and benefits expense was included in our cost of services, with the remainder constituting operating expenses.

      Depreciation of property, equipment and software. Depreciation of property, equipment and software, which consisted primarily of servers and other computer equipment, accounted for approximately 2.3% of our net revenues in 2003 and for approximately 2.5% of our net revenues in the first six months of 2004. We include depreciation expenses within our cost of services when the relevant assets are directly related to the operations of our online games network and provision of online games services. Depreciation expenses are characterized as operating expenses in all other cases. As with server leasing and maintenance fees, our depreciation expenses have been significantly affected by the acquisition of additional servers as a result of our increased user base.

      Gross profit/margin. Gross profit represents 61.0% of our net revenues in 2003 and for 61.6% of our net revenues in the first six months of 2004.

Operating Expenses

      The following table sets forth our operating expenses, divided into their major components, by amount and percentage of our net revenues, for the periods indicated:

	For the Year Ended December 31,						For the Six Months Ended June 30,

	2001		2002		2003		2003		2004

		% of Net		% of Net		% of Net		% of Net		% of Net
	RMB	Revenues	RMB	Revenues	RMB	Revenues	RMB	Revenues	RMB	Revenues

	(In thousands, except percentages)
Operating expenses:
Product development	1,821.8	40.0%	4,982.0	1.5%	28,751.0	4.8%	5,402.0	2.0%	28,956.6	5.6%
Sales and marketing	2,400.0	52.7	10,827.8	3.3	43,750.4	7.3	12,138.1	4.6	35,179.0	6.9
General and administrative	4,695.0	103.2	25,705.8	7.9	65,548.2	11.0	28,812.7	10.9	54,184.9	10.5
Share-based compensation	—	—	—	—	15,056.1	2.5	—	—	16,979.2	3.3

Total operating expenses	8,916.8	195.9%	41,515.6	12.7%	153,105.7	25.6%	46,352.8	17.5%	135,299.7	26.3%

Income (loss) from operations/margin	(6,335.2)	(139.2)%	162,624.2	49.9%	213,173.3	35.5%	113,556.0	42.9%	181,752.4	35.3%

Net income	3,235.6	71.1%	139,287.5	42.7%	272,850.2	45.5%	126,286.9	47.7%	212,899.1	41.4%

      Our operating expenses consist of product development expenses, sales and marketing expenses, general and administrative expenses and share-based compensation expenses.

      Product development expenses. Our product development expenses primarily consist of salary and benefits expenses of personnel engaged in the research and development of our products, office premises rental and management fees and outsourcing fees for the development of our online game products. We expect our product development expenses as a percentage of net revenues to increase in the future, as we plan to increase expenditures relating to the research and development of in-house games. However, this will allow us to offer more in-house developed games, which will help us broaden our game offering while reducing our licensing fees and cost of services as a percentage of our total net revenues in the future.

      Sales and marketing expenses. Our sales and marketing expenses primarily consist of promotion, advertising and sponsorship of media events, and salary and benefits of our sales and marketing department. Due to the group interaction nature of online games, word-of-mouth is a major medium for promoting our games. As a result, we have taken advantage of our large user base to retain existing users and attract new users through, for example, organization of in-game events and other forms of in-game marketing. Accordingly, prior to the commencement of promotional activities in connection with the commercial launch of Woool in October 2003, this was our primary marketing and promotional activity and our sales and marketing expenses did not account for a significant percentage of our net revenues in any prior period. However, since we began planning for the commercial launch of Woool, we have, and plan to continue to increase our marketing and promotional activities, both to increase our brand awareness and to promote new games. Accordingly, we expect our sales and marketing expenses to increase in the future as we introduce more games and expand our product and service offerings.

      General and administrative expenses. General and administrative expenses primarily consist of salary and benefits for general management, finance and administrative personnel, depreciation of office equipment and other office expenses and professional service fees. General and administrative expenses also include business tax expenses of RMB0.2 million, RMB14.0 million, RMB19.8 million and RMB15.4 million (US$1.9 million) incurred due to intra-company transactions during the years ended December 31, 2001, 2002 and 2003 and the first six months of 2004, respectively. The nature of the business tax expenses incurred during 2002 was primarily due to the intra-company sale of pre-paid game cards, while in 2003 following our restructuring in March 2003 business tax expenses incurred related primarily to services and licensing fees paid by Shanda Networking to Shengqu pursuant to a number of agreements entered into in connection with our restructuring. See the sections entitled “Our Corporate Structure” and “Related Party Transactions”.

      Share-based compensation expenses. Share-based compensation expense consists of the amortized portion of deferred share-based compensation recognized by us. We recognized deferred share-based compensation expense when we issued options to purchase 1,537,367 of our ordinary shares to some of our managers in December 2003 at an exercise price of US$1.516 per share, which was below the fair value of our ordinary shares at that time. The amount of deferred share-based compensation expense was determined based on the estimated fair value of our ordinary shares at the time of grant, which was assumed to be the value per ordinary share implied by the initial public offering price of our ADSs. As a result, we recognized share-based compensation expense of RMB18.2 million in 2003 and RMB20.6 million (US$2.5 million) in the first six months of 2004, of which RMB3.6 million (US$0.4 million) and RMB17.0 million (US$2.1 million), respectively, was recognized as cost of services, relating to the portion of these granted options that had vested during those respective periods. As of June 30, 2004, we had RMB28.9 million (US$3.5 million) of deferred share-based compensation, which will be amortized to the statements of operations and comprehensive income over the next two and a half years as the granted options vest. See “— Stock Options” and notes 2r and 12 to our audited consolidated financial statements. We do not expect to incur significant additional share-based compensation expense in the future.

      Income from operations/margin. In 2003, our income from operations and our net income accounted for 35.5% and 45.5%, respectively, of our net revenues. In the first six months 2004, our income from operations and our net income accounted for 35.4% and 41.4%, respectively, of our net revenues.

Other Income

      Our other income consists primarily of government financial incentives that certain of our PRC incorporated affiliates are entitled to receive from the municipal government and that are calculated with reference to taxable income and revenues. In 2003 and the first six months of 2004, we received aggregate government financial incentives of RMB62.9 million and RMB33.9 million (US$4.1 million), respectively, from the municipal government. We expect to continue receiving government financial incentives of this nature during the remainder of 2004 and into 2005, until those financials incentives for 2004 are completed in 2005, although we cannot assure you that we will continue to do so. See “— Taxation — PRC Business Tax”.

Quarterly Results of Operations

      The following table sets forth our quarterly operating results for the periods indicated:

	For the Three Months Ended

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
	2003	2003	2003	2003	2004	2004

	(unaudited)
	(in thousands of RMB)
Selected Consolidated Statement of Operations Data:
Online game revenues:
MMORPG	134,948	140,073	153,794	183,655	210,922	238,367
Casual		1,351	2,742	4,680	25,949	47,997
Others	—	3,304	2,996	5,867	3,358	15,871

Total revenues	134,948	144,728	159,532	194,202	240,229	302,235
Business tax and related surcharges	(7,261)	(7,598)	(8,375)	(10,196)	(12,590)	(15,265)

Net revenues	127,687	137,130	151,157	184,006	227,639	286,970
Cost of services	(50,790)	(54,118)	(58,075)	(70,718)	(90,683)	(106,873)

Gross profit	76,897	83,012	93,082	113,288	136,956	180,097
Operating expenses:
Product development	(2,033)	(3,369)	(5,618)	(17,731)	(12,448)	(16,509)
Sales and marketing	(6,017)	(6,121)	(15,539)	(16,074)	(18,135)	(17,044)
General and administrative	(17,247)	(11,566)	(18,695)	(18,040)	(22,900)	(31,285)
Share-based compensation	—	—	—	(15,056)	(13,462)	(3,516)

Total operating expenses	(25,297)	(21,056)	(39,852)	(66,901)	(66,945)	(68,354)

Income from operations	51,600	61,956	53,230	46,387	70,011	111,743
Interest income	709	1,853	1,418	3,000	2,727	1,854
Investment income	—	274	2,559	3,718	137	812
Other income (expenses), net	(1,130)	19,544	25,065	17,673	(542)	34,438

Income before income taxes and minority interest	51,179	83,627	82,272	70,778	72,333	148,847
Income tax expenses	(5,441)	(3,575)	(5,227)	(4,404)	(1,366)	(7,732)
Minority interests	137	360	1,226	1,918	975	(158)

Net income	45,875	80,412	78,271	68,292	71,942	140,957

Taxation

      Under the current laws of the Cayman Islands and the British Virgin Islands, neither Shanda Interactive Entertainment Limited nor Shanda BVI, our wholly owned subsidiary, is subject to tax on its income or capital gains. In addition, payment of dividends by either company is not subject to withholding tax in those jurisdictions.

      PRC enterprise income tax. Shengqu, Shanda Networking and our other PRC-incorporated affiliates are subject to PRC enterprise income tax on their taxable income.

      Under PRC Law, enterprise income tax is generally assessed at the rate of 33% of taxable income. However, because some of our PRC companies, including both Shengqu and Shanda Networking, are registered in the Pudong New District in Shanghai, these companies have been granted a 15% preferential enterprise income tax rate. Shengqu, as a foreign invested software development company, has been granted by the central government tax bureau a two year enterprise income tax exemption, commencing in 2003, during which this tax will not be payable by Shengqu, to be followed by a three year tax holiday during which Shengqu will be subject to a 7.5% enterprise income tax rate on its taxable income. PRC law specifies certain financial and non-financial criteria for a company to comply with in order to maintain its status as a software development company, including:

•	at least 35% of revenue generated from software applications;

•	at least 50% of software application revenue generated from self-developed software applications; and

•	a minimum number of employees engaged in research and development.

      Shengqu’s status as a software development company is re-assessed on an annual basis.

      PRC business tax. Our PRC entities are also subject to PRC business tax. We primarily pay business tax on gross revenues generated from online game operations, rentals, service fees and license fees. Shanda Networking pays a 5% business tax on the gross revenues derived from online game operations and this business tax is deducted from total revenues. Shengqu pays a 5% business tax on the gross revenues derived from its contractual arrangements with Shanda Networking and these taxes are primarily recorded in operating expenses.

      Shengqu and Shanda Networking currently receive government financial incentives from the municipal government that are calculated with reference to their taxable income or revenues. Government financial incentives are recognized as other income when received. To obtain these government financial incentives, these entities must qualify as new high technology enterprises. Although this qualification is granted at the discretion of the municipal government, the entity generally must meet certain financial and non-financial criteria, including:

•	a minimum levels of revenues generated from high-tech related sales or services as a percentage of total revenues;

•	a minimum number of employees engaged in research and development; and

•	a minimum research and development expense as a percentage of total revenues.

      In 2003 and the first six months of 2004, we received aggregate government financial incentives of RMB62.9 million and RMB33.9 million (US$4.1 million), respectively. We expect to receive government financial incentives equal to 5% of Shanda Networking’s and Shengqu’s revenues recognized in prior periods and upon which business tax was previously paid at a rate of 5%. These government financial incentives that we expect to receive relating to the business tax we pay have a fixed term of three years and are generally received on a two-quarter lag, subject to government practice which can be inconsistent. For example, we did not receive any such payments in the first quarter of 2004. For Shanda Networking, these government financial incentives will expire at the end of 2004, with the final incentive payment expected to be received in 2005. For Shengqu, these government financial incentives will expire at the end of 2005, with the final incentive payment expected to be received in 2006.

      In addition, in 2005 we expect to receive government financial incentives equal to 3.5% of Shanda Networking’s taxable income for the year ended 2004 and upon which enterprise income tax was previously paid at a rate of 15%. For the years 2005 through 2008, we expect Shanda Networking to continue to receive these government financial incentives in an amount equal to 3.5% of its taxable income for the years ended 2004 through 2007, respectively. We also expect that Shengqu may be able to receive government financial incentives equal to 3.5% of Shengqu’s taxable income for the three years commencing in 2008, pursuant to a municipal government financial incentive that we qualify for, but that we cannot benefit from concurrently with the existing tax holiday granted by the central government tax bureau. The term and amount of any benefit we may receive under this municipal government financial incentive cannot be determined with certainty at this time, and could be reduced or eliminated prior to the expiration of our existing tax holiday granted by the central government tax bureau.

      Upon expiration of these government financial incentives, we will consider available options, in accordance with applicable law, that would enable us to qualify for further government financial incentives, if any, to the extent they are then available to us. The central government or municipal government could determine at any time to immediately eliminate or reduce these government financial incentives, generally with prospective effect. If we had not received these government financial incentives in 2003, our net income would have been RMB219.4 million, a decrease of 19.6% from the reported amount. If we had not received these government financial incentives in the first six months of 2004, our net income would have been RMB179 million, a decrease of 16% from the reported amount.

      We record income tax expense on our taxable income using the balance sheet liability method at the effective rate applicable to each of our PRC-incorporated affiliates in our consolidated statements of operations and comprehensive income. When we receive government financial incentives relating to taxable income on which enterprise income tax is levied or revenues on which business tax is levied, we record the amounts received as other income.

Critical Accounting Policies

      We prepare our financial statements in conformity with US GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment.

Revenue Recognition

      Substantially all of our revenues are collected through the sales of pre-paid game cards, which we sell in both virtual and physical form, to third party distributors and retailers. We recognize revenues as the playing time and points purchased by our users are used in playing our online games. We also recognize revenues when our users who had previously purchased playing time and/or points are no longer entitled to access the online games in accordance with our published expiration policy. Our users must “activate” their pre-paid game cards by using access codes and passwords to transfer the value of those cards to their personal game accounts. Under our current expiration policy, if a user’s personal game account is not used and the user does not transfer additional value to the account in a six month period, we suspend the use of that account. Users may reactivate their suspended accounts by purchasing a new card and transferring its value to that account within one month after suspension. Thereafter, the account expires and any unused balance in that account may no longer be used. We account for the amounts received upon the sale of pre-paid game cards, but prior to usage and expiration of the value sold, as deferred revenue in our consolidated balance sheets. Deferred revenue is reduced as revenues are recognized.

      A portion of our deferred revenue is composed of either the value from pre-paid game cards which are activated but not fully used, or used at all, or the value from cards which are sold to distributors, retailers or end users, for which we have received payment, but which have not yet been activated by users. In accordance with our published expiration policy described above and because we believe that the chances of our being required to render online games services in connection with certain inactive accounts are remote, we recognize revenues and related amounts of deferred expenses with respect to game accounts that have neither been utilized nor have had value added to them for a period of seven months. As a result of this policy, we recognized additional revenues of RMB17.6 million in 2003 and additional revenues of RMB15.3 million (US$1.8 million) in the first six months of 2004. We also recognized related expenses, mainly licensing costs, of RMB5.3 million and RMB3.76 million (US$0.5 million) in 2003 and the first six months of 2004, respectively. We do not recognize revenues for pre-paid game cards which are sold but not yet activated as we believe it is more likely than not a majority of these cards will be activated in the future and we will be required to provide services related to those cards. Future usage may differ from the historical usage patterns on which we based our revenue recognition policy. The sale of our pre-paid game cards to distributors and retailers include certain discounts from the face value of the cards. As we do not have control over and generally do not know the ultimate selling prices of these pre-paid game cards, we recognize revenues from these transactions net of the discounts provided to the distributors.

Consolidation of Variable Interest Entities

      PRC regulations currently limit foreign ownership of companies that provide Internet content services, which includes operating online games, to 50%. In addition, foreign and foreign invested enterprises are currently not able to apply for the licenses required to operate online games in China or to provide Internet information content (such as online advertising). We are a Cayman Islands exempted company and we conduct our operations solely in China through Shengqu, our indirectly wholly owned subsidiary. We and Shengqu are foreign or foreign invested enterprises under PRC law and accordingly are ineligible to apply for a license to operate online games or to sell online advertising. In order to comply with foreign ownership restrictions, we operate our online games business in China through Shanda Networking, which is wholly owned by Tianqiao Chen, our chairman and chief executive officer, and Danian Chen, our senior vice president, both of whom are PRC citizens. Shanda Networking holds the licenses and approvals that are required to operate our online games business and to sell online advertising on our web pages, and Shengqu owns the substantial majority of physical assets. Shengqu has entered into a series of contractual arrangements with Shanda Networking and its shareholders. As a result of these contractual arrangements, we are considered the primary beneficiary of Shanda Networking and accordingly we consolidate Shanda Networking’s results of operations in our financial statements.

Capitalized Development Costs

      We account for capitalized software development costs in accordance with Statement of Financial Accounting Standards, or SFAS, No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”, as described in note 2i in our consolidated financial statements. Costs incurred prior to the establishment of technological feasibility are expensed when incurred and are included in product development expense. Once an online game product has reached technological feasibility, all subsequent online game product development costs are capitalized until that product is available for marketing. Technological feasibility requires significant judgment and is evaluated on a product-by-product basis, occurring once the online game has a proven ability to operate in a massively multiplayer environment in the PRC market. With respect to Woool and The Sign, we determined that technological feasibility was reached upon completion of closed beta testing, which involves inviting users to play the game in order to identify problems. After an online game is released, the capitalized product development costs are amortized as a component of cost of services over the estimated life of the game. During the year ended December 31, 2003, we capitalized game development costs of RMB1.3 million, which relate to the development of Woool. During the first six months of 2004, we did not capitalize any game development costs. Starting in October 2003, we began amortizing development costs related to Woool, following its commercial launch that month. We evaluate the recoverability of capitalized software development costs on a product-by-product basis. When our forecast of a particular game indicates that the unamortized capitalized costs exceed the net realizable value of the game, a charge will be made to cost of services to reduce the carrying amount of such asset to its net realizable value.

Property, Equipment and Software, Intangible Assets and Long-Lived Assets

      Our accounting for long-lived assets, including property, equipment and software and intangible assets, is described in notes 2h and 2i to our consolidated financial statements. The recorded value of long-lived assets, including property, equipment and software and intangible assets, are affected by a number of management estimates, including estimated useful lives and residual values and impairment charges. We assess impairment for long-lived assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. During the years ended December 31, 2001, 2002 and 2003 and the first six months of 2004, we did not record any impairment charges. If different judgments or estimates had been utilized, material differences could have resulted in the amount and timing of the impairment charge and the related depreciation and amortization charges.

Contingencies

      We are currently involved in various legal proceedings. We account for loss contingencies under the provisions of SFAS No. 5, “Accounting for Contingencies”, with the required disclosures as described in note 18 to our consolidated financial statements. We record loss contingencies when, based on information available, it is likely that a loss has been incurred and the amount of the loss can be reasonably estimated. Based on our current knowledge, which includes consultation with outside counsel handling our defense in these matters, we do not believe provisions are necessary in connection with current or unasserted claims because it is not likely that losses have been incurred in connection with these claims and the amount of a loss, if any, cannot be reasonably estimated. It is possible, however, that our future results of operations could be materially affected by changes in our estimates or in the effectiveness of our strategies relating to these proceedings. See the section entitled “Business — Legal Proceedings”.

Share-Based Compensation

      We have a stock option plan, which allows for the granting of stock options to certain senior executives, management, employees and directors. We account for this plan under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, the intrinsic value approach, with the required disclosures under the related accounting guidance described in note 2r to our consolidated financial statements.

      Intrinsic value, if any, is determined as the difference between estimated fair value of our ordinary shares on the grant date of an option and the exercise price for the option. On March 31, 2003, we granted options to purchase 7,320,436 of our ordinary shares to some of our directors and officers at an exercise price of US$1.516 per share, which approximated the estimated fair value of our ordinary shares on the grant date. When estimating the fair value of our ordinary shares, we review both internal and external sources of information. The sources utilized to determine the fair market value of the underlying shares at the date of measurement were, prior to our initial public offering in May 2004, subjective in nature. For our March 2003 option grants, the estimated fair value of our ordinary shares was based on, among other factors, our (1) financial condition as of the date of grant, (2) operating history and (3) financial and operating prospects at that time with reference to our issuance of convertible preferred shares in March 2003. On December 18, 2003, we granted options to purchase an additional 1,537,367 of our ordinary shares to some of our officers and managers at the same exercise price. Compensation expense was recognized based on the intrinsic value of our ordinary shares measured on that date. Estimated fair value of the Company’s ordinary shares on December 18, 2003 was determined with reference to the initial public offering price of our ordinary shares. In 2004, we have granted options to purchase an additional 4,258,503 ordinary shares to some of our officers, directors and other employees, which have an exercise price equal to the market value of our ordinary shares at the time of grant. Accordingly, no share-based compensation expenses have been incurred in connection with our 2004 option grants to date. For purposes of 2004 grants made prior to our initial public offering in May of 2004, the fair value of our shares equaled the initial public offering price of our ordinary shares. For purposes of 2004 grants made after the initial public offering, the fair value of our ordinary shares equaled the market value of such shares (in the form of ADS equivalents) on the Nasdaq at the time of grant.

Income Taxes

      We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, with the required disclosures as described in note 9 to our consolidated financial statements. Accordingly, we record valuation allowances to reduce our deferred tax assets when we believe it is more likely than not that we will not be able to utilize the deferred tax asset amounts based on our estimates of future taxable income and prudent and feasible tax planning strategies. As of December 31, 2001, 2002 and 2003, valuation allowances recognized were RMB2.4 million, RMB2.4 million and RMB2.7 million, respectively. As of June 30, 2004, valuation allowances recognized were RMB0 million (US$0 million). Valuation allowances were provided for because it was more likely than not that we would not be able to utilize certain tax loss carryforwards generated by certain indirectly held subsidiaries. As of December 31, 2001, 2002 and 2003, we have recorded net deferred tax assets of RMB0.6 million, RMB15.0 million and RMB22.1 million, respectively. As of June 30, 2004, we have recorded net deferred tax assets of RMB25.7 million (US$3.1 million). We do not believe any further valuation allowances to reduce our net deferred tax assets are necessary as we currently anticipate future taxable profits which will allow us to fully utilize our net deferred tax assets in the foreseeable future. If, however, events were to occur in the future which are not currently contemplated, that would not allow us to realize all or part of our net deferred tax assets in the future, an adjustment would result by way of a charge to income tax expense in the period in which such determination was made.

Stock Options

      We have adopted the Shanda Interactive Entertainment Limited 2003 Stock Incentive Plan, or the 2003 Plan, which, among other things, authorizes us to grant options to purchase up to 13,309,880 of our ordinary shares. As of December 31, 2004, options to purchase 13,116,306 of our ordinary shares had been granted to some of our directors, officers and managers, of which 8,883,402 remain outstanding after exercises and returns. See the section entitled “Management — Stock Option Plan”. Options to purchase 7,320,436 of our ordinary shares were initially granted by Shanda BVI in March 2003 to some of our directors and officers, and those options were replaced by options relating to ordinary shares of Shanda Interactive Entertainment Limited in December 2003 in connection with the share swap between Shanda Interactive Entertainment Limited and Shanda BVI. The options previously granted had an exercise price equal to the estimated fair market value of the ordinary shares of Shanda BVI at the date of grant. As a result, we did not recognize any compensation expense with respect to these options. We recognized compensation expense of RMB18.2 million in 2003 with respect to the options to purchase an additional 1,537,367 of our ordinary shares that were granted to some of our officers and managers in December 2003. These options had the same exercise price as the options granted to our directors and officers in March 2003. See “— Critical Accounting Policies — Share-Based Compensation”.

Accretion for Preferred Shares

      Prior to November 12, 2003, the holder of our preferred shares was entitled to request, at any time after the fourth anniversary of the date on which the preferred shares were first allotted and issued, that we redeem all of the preferred shares at a price per share representing, in each case, a premium to purchase price, plus any declared but unpaid dividends. Accordingly, the preferred shares were accreted to their estimated redemption value through periodic charges to retained earnings. In 2003, accretion charges with respect to our preferred shares totaled RMB25.0 million (US$3.0 million). These charges are reflected in our consolidated statements of operations and comprehensive income as accretion for preferred shares. On November 12, 2003, the holder of all of our preferred shares waived its redemption right. As a result, there has been no accretion charge recognized for any period after that date.

Limited Operating History

      We have a limited operating history for you to use as a basis for evaluating our business. You should consider the risks and difficulties frequently encountered by early stage companies like us in new and rapidly evolving markets, including the online games market in China.

      Although we have been profitable since 2001, the nature of our business has evolved rapidly and significantly since our inception in 1999. Our first successful online game offering was launched commercially in November 2001 and it remains our most popular game. Our future results and performance are likely to depend on the success of online games and development strategies that are both new and untested.

Restricted Net Assets

      Relevant PRC laws and regulations permit payments of dividends by our PRC subsidiaries and affiliates only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the statutory general reserve fund requires annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, our PRC subsidiaries and affiliates are restricted in their ability to transfer a portion of their net assets to us either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB240.5 million, or 15.5% of our total consolidated net assets as of June 30, 2004. Even though we currently do not require any such dividends, loans or advances from our PRC subsidiaries and affiliates for working capital and other funding purposes, we may in the future require additional cash resources from our PRC subsidiaries and affiliates due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to our shareholders.

Results of Operations

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

      Revenues. Our revenues increased 94.0% from RMB279.7 million in the first six months of 2003 to RMB542.4 million (US$65.5 million) in the first six months of 2004.

      Our online game revenues increased 89.3% from RMB276.4 million in the first six months of 2003 to RMB 523.3 million (US$63.2 million) in the first six months of 2004. Revenues from MMORPGs increased 63.4% from RMB275.0 million in the first six months of 2003 to RMB449.3 million (US$54.3 million) in the first six months of 2004. Revenues from casual games increased from RMB1.4 million in the first six months of 2003 to RMB73.9 million (US$8.9 million) in the first six months of 2004.

      The increase in our online game revenues was primarily due to an increase in our average concurrent users. The average concurrent users of our MMORPGs increased 97.0% from approximately 381,001 in the first six months of 2003 to approximately 750,712 in the first six months of 2004. The average concurrent users of our casual games increased from approximately 13,544 in the first six months of 2003 to approximately 302,649 in the first six months of 2004. The average revenue per user-hour for our MMORPGs decreased 17.6% from RMB0.17 in the first six months of 2003 to RMB0.14 (US$0.02) in the first six months of 2004.

      Our other revenue, which primarily consists of revenues from game related content merchandise (mostly from products related to BNB and Woool), wireless data services and online advertising, also increased from RMB3.3 million in the first six months of 2003 to RMB19.2 million (US$2.3 million) in the first six months of 2004. This increase in other revenues was primarily due to increases in sales of merchandise related to BNB and Woool and to a significantly lesser extent, the commencement of online advertising sales in the first six months of 2004. While we expect our other revenues to continue to increase, we expect our online games revenues to continue to be the primary source of our revenues.

      Net revenues. After taking into account business taxes and related surcharges, our net revenues increased 94.3% from RMB264.8 million in the first six months of 2003 to RMB514.6 million (US$62.2 million) in the first six months of 2004. Business taxes and related surcharges increased from RMB14.9 million in the first six months of 2003 to RMB27.9 million (US$3.4 million) in the first six months of 2004.

      Cost of services. Our cost of services increased 88.3% from RMB104.9 million in the first six months of 2003 to RMB197.6 million (US$23.9 million) in the first six months of 2004. This increase was primarily due to increases in our ongoing licensing fees for online games, amortization of upfront licensing fees, server leasing and maintenance fees, salary and benefits, depreciation of property, equipment and software and manufacturing costs for pre-paid games cards, all of which were generally attributable to the significant increase in our business activity in the first six months of 2004 relative to the same period in 2003.

•	Ongoing licensing fees for online games increased 49.9% from RMB69.0 million in the first six months of 2003 to RMB103.5 million (US$12.5 million) in the first six months of 2004. This increase was principally a result of the continued increase in our revenues attributable to licensed games, particularly BNB, which we launched commercially in the third quarter of 2003, and Mir II. Ongoing licensing fees for online games accounted for approximately 26.1% of our net revenues in the first six months of 2003 compared to approximately 20.1% of our net revenues in the first six months of 2004. This decrease was primarily due to our in-house game development efforts.

•	Amortization of upfront online game licensing fees increased from RMB2.8 million in the first six months of 2003 to RMB12.2 million (US$1.5 million) in the first six months of 2004. This increase principally was due to the amortization of an upfront fee that we paid for the license of BNB in the second quarter of 2003 and of an upfront fee that we paid to Actoz in connection with our extension of our Mir II license in the third quarter of 2003. Amortization of upfront online game licensing fees accounted for approximately 1.1% and 2.4% of our net revenues in the first six months of 2003 and 2004, respectively.

•	Aggregate server leasing fees and server maintenance fees increased from RMB16.4 million in the first six months of 2003 to RMB37.1 million (US$4.5 million) in the first six months of 2004. This increase was primarily due to the continued increase in our user base, which required that we increase the number of our servers, and, to a significantly lesser extent, increased fees under renewals of expiring server leases. The number of servers we leased as of June 30, 2004 was 5,825. Aggregate server leasing and maintenance fees accounted for approximately 6.1% and 7.2% of our net revenues in the first six months of 2003 and 2004, respectively.

•	Salary and benefits increased 94.5% from RMB5.0 million in the first six months of 2003 to RMB9.7 million (US$1.2 million) in the first six months in 2004. This increase was primarily due to increases in personnel employed to maintain our network, billing system and customer service center from 196 as of June 30, 2003 to 372 in as of June 30, 2004 resulting from the expansion of our user base and network infrastructure. Salary and benefits accounted for approximately 1.9% of our net revenues in the first six months of both 2003 and 2004.

•	Depreciation of property, equipment and software increased from RMB4.1 million in the first six months of 2003 to RMB13.1 million (US$1.6 million) in the first six months of 2004. This increase was principally a result of our acquiring additional servers to meet the needs of our increased user base. The number of the servers, including servers for game operations and for office use, we owned increased from 2,916 as of June 30, 2003 to 5,379 as of June 30, 2004. Depreciation of property, equipment and software accounted for approximately 1.6% and 2.5% of our net revenues in the first six months of 2003 and 2004, respectively.

•	Other expenses, which includes manufacturing costs for pre-paid game cards and share based compensation costs, rental and management fees and technical services (including commissions paid to telecommunications providers), increased from RMB7.5 million in the first six months of 2003 to RMB22.0 million (US$2.66 million) in the first six months of 2004. This increase was primarily due to a significant increase in the number of physical pre-paid game cards sold in the first six months of 2004 relative to the same period in 2003. Other expenses accounted for approximately 2.8% and 4.3% of our net revenues in the first six months of 2003 and 2004, respectively.

      Gross profit. As a result of the foregoing, our gross profit increased 98.3% from RMB159.9 million in the first six months of 2003 to RMB317.0 million (US$38.3 million) in the first six months of 2004. Our gross profit margin, which is equal to our gross profit divided by our net revenues, was 61.6% in the first six months of 2004 compared to 60.4% in the first six months of 2003.

      Operating expenses. Our operating expenses increased from RMB46.4 million in the first six months of 2003 to RMB135.3 million (US$16.3 million) in the first six months of 2004. This increase was primarily due to increases in our product development, sales and marketing and general and administrative expenses as a result of the continued growth of our business in the first six months of 2004. In addition, we incurred share-based compensation expense attributable to options granted in December 2003.

•	Our product development expenses increased from RMB5.4 million in the first six months of 2003 to RMB29.0 million (US$3.5 million) in the first six months of 2004. This increase was primarily due to an increase in salary and benefits expenses of personnel engaged in the research and development of our products, as well as related increases in rental and management fees. The number of our employees engaged in the development of online games and software and technology supporting our operations increased from 171 as of June 30, 2003 to 350 as of June 30, 2004. These increases were principally a result of our increased focus on in-house game development in 2004. Product development expenses accounted for approximately 2.0% and 5.6% of our net revenues in the first six months of 2003 and 2004, respectively. We expect that our product development expenses as a percentage of our net revenues will increase as we continue to expand our in-house game development efforts.

•	Our sales and marketing expenses increased from RMB12.1 million in the first six months of 2003 to RMB35.2 million (US$4.3 million) in the first six months of 2004. This increase was mainly due to the following factors:

•	The significant increase in advertisement fees and marketing promotion expenses from RMB6.0 million in the first six months of 2003 to RMB21.6 million (US$2.6 million) in the first six months of 2004, which is primarily attributable to the expansion of our game offerings and advertising efforts to build awareness of our brand; and

•	The growth of our sales and marketing personnel from 37 as of June 30, 2003 to 76 as of June 30, 2004, including related office and rental expenses attributable to our increased sales and marketing efforts, which resulted in an increase in our salary and benefit expense, including related office and management fees, increasing from RMB4.2 million in the first six months of 2003 to RMB8.8 million (US$1.1 million) in the first six months of 2004.

•	Sales and marketing expenses accounted for approximately 4.6% and 6.8% of our net revenues in the first six months of 2003 and 2004, respectively. We expect our sales and marketing expenses to continue to increase as our overall business continues to grow.

•	Our general and administrative expenses increased from RMB28.8 million in the first six months of 2003 to RMB54.2 million (US$6.5 million) in the first six months of 2004. This increase was primarily due to the following factors:

•	the increase in salary and benefits expenses from RMB10.8 million in the first six months of 2003 to RMB16.0 million (US$1.9 million) in the first six months of 2004, which was primarily attributable to the increase in our employees engaged in general and administrative work from 76 as of June 30, 2003 to 135 as of June 30, 2004 as a result of the continued growth of our business in the last six months of 2003 and the first six months of 2004;

•	the increase in business taxes, which primarily relate to business taxes incurred by Shengqu from revenues collected from Shanda Networking since our restructuring in March 2003, including business taxes relating to our license to Shanda Networking for Woool, and partially to business taxes attributable to intra-company sales of pre-paid game cards, which was the sole source of our business taxes incurred in 2002, from RMB6.3 million in the first six months of 2003 to RMB15.4 million (US$1.9 million) in the first six months of 2004; and

•	the increase in other general and administrative expenses, which relate primarily to the costs of increased directors’ and officers’ liability insurance incurred in connection with our initial public offering in May 2004, from RMB3.7 million in the first six months of 2003 to RMB10.8 million (US$1.3 million) in the first six months of 2004.

•	General and administrative expenses accounted for approximately 10.9% and 10.5% of our net revenues in the first six months of 2003 and 2004, respectively. We expect our sales and marketing expenses to continue to increase as our overall business continues to grow.

•	We incurred share-based compensation expense of RMB17.0 million (US$2.1 million) in the first six months of 2004 relating to the issuance of options to purchase 1,537,367 of our ordinary shares that were granted to certain of our managers in December 2003. While we currently have no plans to issue additional options that would result in share-based compensation expense, we may choose to do so in the future. See “— Critical Accounting Policies — Share-Based Compensation” and note 2r to our consolidated financial statements.

      Income from operations. As a result of the foregoing, our operating income increased 60.1% from RMB113.6 million in the first six months of 2003 to RMB181.8 million (US$22.0 million) in the first six months of 2004. Our operating margin, which is equal to our operating profit divided by our net revenues, decreased from 42.9% in the first six months of 2003 to 35.4% in the first six months of 2004.

      Income before minority interests and income tax expenses. Our income before minority interests and income tax expenses increased 64.1% from RMB134.8 million in the first six months of 2003 to RMB221.2 million (US$26.7 million) in the first six months of 2004. This increase was primarily the result of a significant increase in other income, as well as increases in our interest and investment income.

•	Interest income. Our interest income increased from RMB2.6 million in the first six months of 2003 to RMB4.6 million (US$0.6 million) in the first six months of 2004. This increase was primarily due to a significant increase in our cash and cash equivalents balances resulting from cash payments collected from our distributors, retailers and users from the sale of pre-paid game cards and our initial public offering in May of 2004.

•	Investment income. Our investment income increased from RMB274,346 in the first six months of 2003 to RMB949,276 (US$114,694) in the first six months of 2004, which reflected gains in trading of marketable securities.

•	Other income. We had other income of RMB33.9 million (US$4.1 million) in the first six months of 2004, compared to other income of RMB18.4 million in the first six months of 2003. Our other income during the first six months of 2004 is primarily attributable to government financial incentives of RMB28.9 million (US$3.5 million) we received during the second quarter of 2004 from a local government authority in China relating to business taxes we paid in the PRC. The increase in our government financial incentives relative to the first six months of 2003 results from our having paid more business taxes as our revenues have increased and the imposition of business tax on Shengqu following our restructuring in March 2003, which tax only applied during a portion of the first six months of 2003. See “— Taxation” above.

      Income tax expenses. Our income tax expenses increased 0.9% from RMB9.0 million in the first six months of 2003 to RMB9.1 million (US$1.1 million) in the first six months of 2004.

      Net income. As a result of the foregoing, our net income increased 68.6% from RMB126.3 million in the first six months of 2003 to RMB212.9 million (US$25.7 million) in the first six months of 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Revenues. Our revenues increased 83.9% from RMB344.5 million in 2002 to RMB633.4 million in 2003. This significant increase in revenues was primarily due to the continued significant growth in our online games revenues, which increased 80.4% from RMB344.4 million in 2002 to RMB621.2 million in 2003. The increase in our online games revenues was principally a result of:

•	the continued popularity of Mir II, which experienced an increase in average concurrent users from 278,186 in 2002 to 386,896 in 2003; and

•	the commercial launch of Woool, which accounted for approximately 8.0% of our online games revenues in 2003.

      The average revenue per user-hour for our MMORPGs was RMB0.17 in 2003 compared to RMB0.14 in 2002. In 2003, we also launched casual games, including BNB, our most popular casual game. We do not calculate average revenue per user-hour for BNB, as we do not charge BNB users based on their consumption of playtime. BNB users can play the game without any payment, but they are encouraged to purchase “game points” from us, which can be used to acquire premium features in the game that enhance users’ experience. Average revenue per user-hour for all our online games (including casual games) was RMB0.15 in 2003 compared to RMB0.14 in 2002.

      Our other revenue, which primarily consists of revenues from our SMS, sales of game-related merchandise and provision of technical services, also increased from RMB0.1 million in 2002 to RMB12.2 million in 2003. While we expect our other revenues to continue to increase, and to include revenue from advertising on our game websites, we expect our online games revenues to continue to be the primary source of our revenues.

      Net revenues. After taking into account business taxes and related surcharges, our net revenues increased 83.9% from RMB326.2 million in 2002 to RMB600.0 million in 2003. Business taxes and related surcharges increased from RMB18.3 million in 2002 to RMB33.4 million in 2003.

      Cost of services. Our cost of services increased 91.4% from RMB122.1 million in 2002 to RMB233.7 million in 2003. This increase was primarily due to increases in our ongoing licensing fees for online games, amortization of upfront licensing fees, server leasing and maintenance fees, salary and benefits, depreciation of property, equipment and software and manufacturing costs for pre-paid games cards, all of which were generally attributable to the significant increase in our business activity in 2003.

•	Ongoing licensing fees for online games increased 58.6% from RMB84.8 million in 2002 to RMB134.5 million in 2003. This increase was principally a result of the continued increase in our revenues attributable to licensed games, particularly Mir II. Ongoing licensing fees for online games accounted for approximately 26.0% of our net revenues in 2002 compared to approximately 22.4% of our net revenues in 2003. This decrease was primarily due to our in- house game development efforts, including the commercial launch of Woool in October 2003.

•	Amortization of upfront online game licensing fees increased from RMB2.0 million in 2002 to RMB11.1 million in 2003. This increase principally was due to the US$4.0 million upfront licensing fee payment in connection with the extension of our license for Mir II, as well as the licensing of seven additional games in late 2002 and 2003. Amortization of upfront online game licensing fees accounted for approximately 0.6% and 1.8% of our net revenues in 2002 and 2003, respectively.

•	Aggregate server leasing fees and server maintenance fees increased from RMB17.4 million in 2002 to RMB39.7 million in 2003. This increase was primarily due to the continued increase in our user base, which required that we increase the number of our servers. The number of our leased servers increased from 984 in 2002 to 4,725 in 2003. Aggregate server leasing and maintenance fees accounted for approximately 5.3% and 6.6% of our net revenues in 2002 and 2003, respectively.

•	Salary and benefits increased 78.6% from RMB7.7 million in 2002 to RMB13.7 million in 2003. This increase was primarily due to increases in personnel employed to maintain our network, billing system and customer service center from 154 in 2002 to 297 in 2003 resulting from the expansion of our user base and network infrastructure. Salary and benefits accounted for approximately 2.4% and 2.3% of our net revenues in 2002 and 2003, respectively.

•	Depreciation of property, equipment and software increased from RMB3.1 million in 2002 to RMB14.1 million in 2003. This increase was principally a result of our acquiring additional servers to meet the needs of our increased user base. The number of the servers, including servers for game operations and for office use, we owned increased from 1,871 in 2002 to 4,092 in 2003. Depreciation of property, equipment and software accounted for approximately 0.9% and 2.3% of our net revenues in 2002 and 2003, respectively.

•	Manufacturing costs for pre-paid game cards increased 64.6% from RMB4.9 million in 2002 to RMB8.1 million in 2003. This increase was primarily due to a significant increase in the number of physical pre-paid game cards sold in 2003. Manufacturing costs of pre-paid game cards accounted for approximately 1.5% and 1.4% of our net revenues in 2002 and 2003, respectively.

      Gross profit. As a result of the foregoing, our gross profit increased 79.4% from RMB204.1 million in 2002 to RMB366.3 million in 2003. Our gross profit margin, which is equal to our gross profit divided by our net revenues, was 61.0% in 2003 compared to 62.6% in 2002.

      Operating expenses. Our operating expenses increased from RMB41.5 million in 2002 to RMB153.1 million in 2003. This increase was primarily due to increases in our product development, sales and marketing and general and administrative expenses as a result of the continued growth of our business in 2003. In addition, we incurred share-based compensation expense attributable to options granted in December 2003.

•	Our product development expenses increased from RMB5.0 million in 2002 to RMB28.8 million in 2003. This increase was primarily due to an increase in salary and benefits expenses of personnel engaged in the research and development of our products, as well as related increases in rental and management fees. The number of our employees engaged in the development of online games and software and technology supporting our operations increased from 66 in 2002 to 244 in 2003. These increases were principally a result of the increased resources we directed towards the in-house development of online games in 2003, as well as outsourcing charges related to the development and commercial launch of Woool. Product development expenses accounted for approximately 1.5% and 4.8% of our net revenues in 2002 and 2003, respectively. We expect that our product development expenses as a percentage of our net revenues will increase as we continue to expand our in-house game development efforts.

•	Our sales and marketing expenses increased from RMB10.8 million in 2002 to RMB43.8 million in 2003. This increase was mainly due to the following factors:

•	the significant increase in marketing promotion expenses from RMB0.7 million in 2002 to RMB13.2 million in 2003, which was primarily attributable to the commercial launch of Woool in October 2003; and

•	the growth of our sales and marketing personnel from 12 in 2002 to 137 in 2003, including related office and rental expenses, attributable to our increased sales and marketing efforts, which resulted in our salary and benefit expense, including related rental and management fees, increasing from RMB1.4 million in 2002 to RMB9.0 million in 2003.

•	Sale and marketing expenses accounted for approximately 3.3% and 7.3% of our net revenues in 2002 and 2003, respectively. We expect our sales and marketing expenses to continue to increase as our overall business continues to grow.

•	Our general and administrative expenses increased from RMB25.7 million in 2002 to RMB65.5 million in 2003. This increase was primarily due to the following factors:

•	the increase in salary and benefits expenses from RMB5.8 million in 2002 to RMB13.6 million in 2003, which was primarily attributable to the increase in our employees engaged in general and administrative work from 46 in 2002 to 119 in 2003 as a result of the continued growth of our business in 2003;

•	business taxes of RMB19.8 million in 2003, which primarily relate to business taxes incurred by Shengqu from revenue collected from Shanda Networking since our restructuring in March 2003, including business taxes relating to our license to Shanda Networking for Woool, and partially to business taxes attributable to intra-company sales of pre-paid game cards, which was the sole source of our business taxes incurred in 2002;

•	an increase in professional expenses from RMB0.7 million in 2002 to RMB9.2 million in 2003, which reflected professional services received in connection with our restructuring, legal and investment activities and other corporate transactions; and

•	an increase in reserves for its staff welfare and bonus fund from RMB0.2 million in 2002 to RMB6.0 million in 2003 by Shanda Networking, which represents an obligation to employees.

•	We incurred share-based compensation expense of RMB18.2 million in 2003 relating to the issuance of options to purchase 1,537,367 of our ordinary shares that were granted to certain of our managers in December 2003. While we currently have no plans to issue additional options that would result in share-based compensation expense, we may choose to do so in the future. See “— Critical

Accounting Policies — Share-Based Compensation” and note 2r to our consolidated financial statements.

      Income from operations. As a result of the foregoing, our operating income increased 31.1% from RMB162.6 million in 2002 to RMB213.2 million in 2003. Our operating margin, which is equal to our operating profit divided by our net revenues, decreased from 49.9% in 2002 to 35.5% in 2003.

      Income before minority interests, income tax expenses and extraordinary gain. Our income before minority interests, income tax expenses and extraordinary gain increased 77.3% from RMB162.4 million in 2002 to RMB287.9 million in 2003. This increase was primarily the result of a significant increase in other income, as well as increases in our interest and investment income.

•	Interest income. Our interest income increased from RMB1.1 million in 2002 to RMB7.0 million in 2003. This increase was primarily due to a significant increase in our cash and cash equivalents balances resulting from our sale of preferred shares, cash payments collected from our distributors, retailers and users from the sale of pre-paid game cards and interest earned on our short term loan to a third party.

•	Investment income. Our investment income increased from RMB22,396 in 2002 to RMB6.6 million in 2003, which reflected gains in trading of marketable securities. We intend to discontinue our trading activities upon completion of the offering.

•	Other income (expense). We had other income of RMB61.2 million in 2003, compared to other expense of RMB1.4 million in 2002. Our other income during the year ended December 31, 2003 is primarily attributable to government financial incentives of RMB62.9 million we received from a local government authority in China relating to business taxes we paid in the PRC.

      Income tax expenses. Our income tax expenses decreased 19.2% from RMB23.1 million in 2002 to RMB18.6 million and our effective tax rate decreased from 14% in 2002 to 6% in 2003. The decrease in our effective tax rate results primarily from the preferential tax treatment granted to Shengqu, as a software development company, exempting it from payment of enterprise income tax in 2003. The effects of the decrease in our effective tax rate were partially offset by an increase in non-deductible expenses, such as share-based compensation expense incurred by Shanda Interactive Entertainment Limited in 2003.

      Net income. As a result of the foregoing, our net income increased 95.9% from RMB139.3 million in 2002 to RMB272.9 million in 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Revenues. Our revenues increased from RMB4.8 million in 2001 to RMB344.5 million in 2002. This significant increase in revenues was a result of our change in business focus from investments relating to the development and operation of a Chinese language online virtual community to operating online games. Online games revenues grew from RMB4.1 million in 2001 to RMB344.4 million in 2002. Our online games revenues in 2002 was entirely attributable to Mir II. The significant increase in our online games revenues was primarily due to the increasing popularity of Mir II among online game players, which led to a significant increase in our average concurrent users from 43,736 in the last two months of 2001, which reflects the average concurrent users since the commercial launch of Mir II in November 2001, to 278,186 in 2002. Our average revenue per user-hour was RMB0.14 in 2002 compared to RMB0.12 in 2001.

      Net revenues. After taking into account business taxes and related surcharges, our net revenues increased from RMB4.6 million in 2001 to RMB326.2 million in 2002. Business taxes and related surcharges increased from RMB0.3 million in 2001 to RMB18.3 million in 2002.

      Cost of services. Our cost of services increased from RMB2.0 million in 2001 to RMB122.1 million in 2002. This increase was primarily due to increases in our licensing fees for online games, server leasing and maintenance fees, salary and benefits, amortization of upfront online game licensing fees, depreciation of property, equipment and software and manufacturing costs for pre-paid cards, all of which were attributable to the significant increase in our business activity, and related increase in our net revenues, in 2002.

•	Ongoing licensing fees for online games increased from RMB0.7 million in 2001 to RMB84.8 million in 2002. This increase was principally a result of the increase in our revenues attributable to licensed games, all of which was related to Mir II. Ongoing licensing fees for online games accounted for approximately 16.3% and 26.0% of our net revenues in 2001 and 2002, respectively.

•	Amortization of upfront online game licensing fees increased from RMB0.3 million in 2001 to RMB2.0 million in 2002. This increase was primarily due to the amortization of upfront licensing fees related to Mir II for the full year and the licensing of six additional games in late 2002. Amortization of upfront online game licensing fees accounted for approximately 6.9% and 0.6% of our net revenues in 2001 and 2002, respectively. This decrease was primarily due to the significant increase in our net revenues in 2002.

•	Aggregate server leasing fees and server maintenance fees increased from RMB0.2 million in 2001 to RMB17.4 million in 2002. This increase was mainly due to an increase in our user base, which required that we increase the number of our servers. Aggregate server leasing and maintenance fees accounted for approximately 4.8% and 5.3% of our net revenues in 2001 and 2002, respectively.

•	Salary and benefits increased from RMB0.4 million in 2001 to RMB7.7 million in 2002. This increase was principally due to increases in customer service and technical support personnel needed to service our increased user base. Salary and benefits accounted for approximately 9.2% and 2.4% of our net revenues in 2001 and 2002, respectively. This decrease was primarily due to the significant increase in our net revenues in 2002.

•	Depreciation of property, equipment and software was RMB26,430 in 2001 compared to RMB3.1 million in 2002. This increase was principally a result of our acquiring additional servers to meet the needs of our increased user base. Depreciation of property, equipment and software accounted for approximately 0.6% and 0.9% of our net revenues in 2001 and 2002, respectively.

•	Manufacturing costs for pre-paid game cards was RMB21,644 in 2001 compared to RMB4.9 million in 2002. This increase was primarily due to a significant increase in the number of physical pre-paid game cards sold in 2002. Manufacturing costs of our pre-paid game cards accounted for approximately 0.5% and 1.5% of our net revenues in 2001 and 2002, respectively.

      Gross profit. As a result of the foregoing, our gross profit increased from RMB2.6 million in 2001 to RMB204.1 million in 2002. Our gross profit margin increased from 56.7% in 2001 to 62.6% in 2002.

      Operating expenses. Our operating expenses increased from RMB8.9 million in 2001 to RMB41.5 million in 2002. This increase was primarily due to increases in our product development, sales and marketing and general and administrative expenses as a result of the growth of our business in 2002.

•	Our product development expenses increased from RMB1.8 million in 2001 to RMB5.0 million in 2002. This increase was primarily due to an increase in salary and benefits expenses of personnel engaged in the research and development of our products resulting from the increased resources we directed towards the in-house development of online games, as well as an increase in the number of staff focused on localizing and adapting licensed games for the China market. We began in-house game development in 2002.

•	Our sales and marketing expenses increased from RMB2.4 million in 2001 to RMB10.8 million in 2002. This increase was mainly due to the increase in our advertising and promotional expenses from RMB1.4 million in 2001 to RMB8.4 million in 2002, which includes fees relating to our ongoing marketing and promotional efforts, following the commercial launch of Mir II in November 2001.

•	General and administrative expenses increased from RMB4.7 million in 2001 to RMB25.7 million in 2002. This increase was primarily due to an increase in business taxes from RMB0.2 million in 2001 to RMB14.0 million attributable to intra-company sales of pre-paid game cards, as well as an increase in salary and benefits from RMB1.6 million in 2001 to RMB5.8 million in 2002, which was primarily attributable to the increase in the number of our employees engaged in general and administrative work as a result of the growth of our business in 2002.

      Income (loss) from operations. As a result of the foregoing, we had operating income of RMB162.6 million in 2002 compared to an operating loss of RMB6.3 million in 2001. Our operating margin was 49.9% in 2002 compared to negative 139.2% in 2001.

      Income tax benefits (expenses). We had income tax benefits of RMB87,180 in 2001 compared to income tax expenses of RMB23.1 million in 2002. Our income tax benefits in 2001 were primarily due to our incurring a loss before minority interests, income tax expenses and extraordinary gain in 2001. As we had a loss before minority interests, income tax expenses and extraordinary gain in 2001, our effective tax rate in 2001 was negative 1% compared to 14% in 2002. The difference in effective rates related to our loss-making status in 2001, compared to our significant taxable income in 2002, when our effective tax rate approached the 15% enterprise income tax rate applicable to Shanda Networking.

      Minority Interests and extraordinary gain. Minority interests of RMB4.8 million in 2001 related to a predecessor Internet business in which we invested and held a 45.83% interest as of the end of 2000. We acquired the remaining interest in September 2001. The purchase was accounted for as a step acquisition, and we consolidated the financial results of this business’ operations in our consolidated financial statements from the beginning of 2001. The business operated at a loss. The loss attributable to the other investor is recognized as minority interest. We also recognized an extraordinary gain of RMB4.5 million in 2001 from the acquisition of this business as the acquisition price was less than the fair value of the net tangible current assets. We subsequently disposed of our entire interest in the joint venture in September 2003.

      Net income. As a result of the foregoing, our net income increased from RMB3.2 million in 2001 to RMB139.3 million in 2002.

Liquidity and Capital Resources

Cash Flows and Working Capital

      To date, we have primarily financed our operations through internally generated cash, the sale of our preferred shares to an investor in March 2003, our initial public offering of ADSs in May of 2004 and the offering of the notes in October 2004 (subsequent to the interim period reported in this prospectus). As of June 30, 2004, we had approximately RMB1,445.0 million (US$174.6 million) in cash and cash equivalents, of which RMB349.4 million (US$42.2 million) was held by Shanda Networking and its subsidiaries. As of the same date, we did not have any outstanding debt. Our cash and cash equivalents primarily consist of cash on hand, demand deposits and liquid investments with original maturities of three months or less that are placed with banks and other financial institutions. Although we consolidate the results of Shanda Networking and its subsidiaries in our consolidated financial statements and we can utilize its cash and cash equivalents in our operations, we do not have direct access to the cash and cash equivalents or future earnings of Shanda Networking. However, these cash balances can be utilized by us for our normal operations pursuant to our agreements with Shanda Networking that provide us with the substantial ability to control Shanda Networking and its operations.

      The following table shows our cash flows with respect to operating activities, investing activities and financing activities in the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004:

	For the Years Ended December 31,			For the Six Months Ended June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB	US$
				(Unaudited)	(Unaudited)

	(In thousands)
Net cash provided by operating activities	759.5	329,139.1	278,355.6	167,243.0	306,965.8	37,088.4
Net cash provided by (used in) investing activities	2,251.1	(159,890.2)	(21,515.4)	2,731.4	(160,203.8)	(19,356.2)
Net cash provided by financing activities	1,500.0	—	165,042.3	185,539.4	699,282.7	84,489.1
Net increase in cash and cash equivalents	4,510.6	169,248.9	421,882.5	355,513.8	846,044.7	102,221.3
Cash, beginning of period	3,280.5	7,791.1	177,040.0	177,040.0	598,922.5	72,363.3
Cash, end of period	7,791.1	177,040.0	598,922.5	532,553.8	1,444,967.2	174,584.6

      We had net cash provided by operating activities of RMB307.0 million (US$37.1 million) in the first six months of 2004, which was primarily attributable to an increase in our net income derived from our online games. We had net cash provided by operating activities of RMB278.4 million in 2003. This was primarily attributable to our net income and the increase in deferred revenue, which was partially offset by an increase in upfront licensing fees, as well as decreases in licensing fees payable and taxes payable. Our net cash provided by operating activities was RMB329.1 million in 2002 compared to RMB0.8 million in 2001. This increase in our net cash provided by operating activities was primarily due to the significant increase in our sale of pre-paid game cards, which resulted in increases in our net income and deferred revenues in 2002.

      We had net cash used in investing activities of RMB160.2 million (US$19.3 million) in the first six months of 2004. This was primarily due to our purchase of marketable securities, our purchase of property, equipment and software, our purchase of certain intangible assets and our investment in an associated company, which was partially offset by the repayment of an outstanding loan and the proceeds from the disposition of short-term investments. We had net cash used in investing activities of RMB21.5 million in 2003. This was primarily attributable to our purchase of property, equipment and software which primarily consisted of servers, a loan made by us and the acquisition by Shanda Networking of two subsidiaries, which was partially offset by a decrease in our short-term investments. The loan, in the principal amount of RMB55.9 million, was made to an unrelated third party in connection with a potential investment. The loan was repaid in July, 2004. We do not expect to make any similar loans or provide similar financial assistance to unrelated parties. We had net cash used in investing activities of RMB159.9 million in 2002 compared to net cash provided by investing activities of RMB2.3 million in 2001. Our net cash used in investing activities in 2002 was principally attributable to an increase in our holdings of short-term investments and our purchase of property, equipment and software which primarily consisted of servers and other computer equipment. Our net cash provided by investing activities in 2001 was mainly attributable to an increase in our cash and cash equivalents arising from our completion of the acquisition of a predecessor Internet business, partially offset by our purchase of property, equipment and software, which primarily consisted of servers and other computer equipment.

      We had net cash provided by financing activities of RMB699.2 million (US$84.5 million) in the first six months of 2004. This was primarily attributable to the net proceeds from our initial public offering in May 2004, which was partially offset by a special dividend paid to two of our significant shareholders in March 2004. We had net cash provided by financing activities of RMB165.0 million in 2003. This was primarily attributable to the proceeds from the sale of our preferred stock to an investor in March 2003, which was partially offset by deemed capital distributions related to the acquisition in March 2003 of substantially all of the business and operations of a related company. We did not engage in any financing activities in 2002. Our net cash provided by financing activities in 2001 was RMB1.5 million, which represented a capital contribution from our founders.

      We believe that our current cash and cash equivalents, cash flow from operations and the proceeds from the private placement of the notes will be sufficient to meet our anticipated cash needs, including for working capital and capital expenditures, for at least the next twelve months. We may, however, require additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional debt securities or equity securities or obtain a credit facility. The sale of additional convertible debt securities or equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

      From time to time, we evaluate possible investments, acquisitions or divestments and may, if a suitable opportunity arises, make an investment or acquisition or conduct a divestment. In January 2004, we acquired substantially all of the assets of Zona Inc., or Zona, a company engaged in the development and provision of server infrastructure platforms to online game developers and operators. The terms of our acquisition of Zona require us to make future payments to Zona depending on the satisfaction of certain conditions. In addition, we have recently entered into agreements for certain acquisitions and investments, some of which include earn-out provisions based on 2004 or 2005 earnings. Pursuant to these agreements, and excluding certain market purchases of Actoz’s shares, as of December 31, 2004, we expect to pay an aggregate cash consideration of up to approximately US$147 million to the sellers from 2004 through 2006. In addition, we made an initial capital contribution to Haofang of US$5 million for the acquisition of a minority interest. See “Management’s Discussion and Analysis — Recent Acquisitions.”

Contractual Obligations and Commercial Commitments

      The following table sets forth our contractual obligations as of June 30, 2004:

	Payments due by period

		July 1, 2004 to	July 1, 2005 to	July 1, 2006 to	July 1, 2007 to
	Total	June 30, 2005	June 30, 2006	June 30, 2007	June 30, 2008	Thereafter

	RMB	RMB	RMB	RMB	RMB	RMB

	(In thousands)
Operating lease obligations:
Office premises	24,851.8	9,476.5	9,599.3	5,177.5	598.5	—
Computer equipment and others	5,898.2	4,381.2	1,517.0	—	—	—
Purchase obligations:
Leasehold improvements	21,996.2	21,592.6	403.6	—	—	—

Total contractual obligations	52,746.2	35,450.3	11,519.9	5,177.5	598.5	—

      As of June 30, 2004, substantially all of our operating lease arrangements for servers and related services provide for the calculation of lease payments based on formulas that reference the actual number of users of the relevant servers. Our rental expenses under these operating leases were RMB0.2 million, RMB11.4 million and RMB25.0 million in 2001, 2002 and 2003, respectively, and RMB11.9 million and RMB24.2 million in the first six months of 2003 and 2004, respectively. As future lease payments for these arrangements are based on the actual number of users and thus cannot be reasonably estimated, they are not included in the minimum lease payments shown above. As of June 30, 2004, we did not have any material capital lease obligations.

      Apart from the foregoing, the Zona purchase and certain of the earn-out commitments described above, as of June 30, 2004, we did not have any long-term debt obligations, operating lease obligations or purchase obligations. However, pursuant to the contractual arrangements between Shengqu, Shanda Networking and the shareholders of Shanda Networking, Shengqu has an option, exercisable at such time, if any, as it is legally permissible, to acquire 100% of the equity interest in Shanda Networking for RMB10.0 million or such lower amount as permitted by applicable law. In addition, Shengqu has agreed to indemnify the shareholders of Shanda Networking to the extent that they are subject to any legal or economic liabilities as a result of performing their obligations pursuant to their agreements with Shengqu. Furthermore, we have undertaken to provide financial support to Shanda Networking to the extent necessary for its operations. See the section entitled “Related Party Transactions”.

      Certain transactions out of the ordinary course of business have occurred since June 30, 2004 that increase our contractual obligations and commercial commitments. The following transactions are the most material of these:

(i) The acquisition in July 2004 of a controlling stake in Hangzhou Bianfeng Software Co., Ltd and Hangzhou Bianfeng Networking Technology Co., Ltd., pursuant to which we are obligated to make an earn-out payment in June 2005;

(ii) The acquisition in October 2004 of a minority interest in Shanghai Haofang Online Information Technology Co., Ltd and its affiliate, and an agreement to purchase a majority interest in such companies in 2006;

(iii) The issuance in October 2004 of US$275 million of zero coupon senior convertible notes due 2014. See “Description of the Notes”; and

(iv) Our entry in November 2004 into an agreement to purchase 29% of the outstanding shares of Actoz at a purchase price of US$91.7 million in cash. In addition, in December 2004, we purchased an additional amount of Actoz’s shares on the KOSDAQ market equal to approximately 9% of Actoz’s issued and outstanding shares at an aggregate cost of approximately $14.4 million.

Capital Expenditures

      The following table sets forth our historical capital expenditures for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

	Year Ended			Six Months Ended
	December 31,			June 30,

	2001	2002	2003	2003	2004

	(RMB in millions)
Total capital expenditures	3.1	33.7	78.2	20.6	58.9

      Our capital expenditures in 2003 and the first six months of 2004 principally consisted of purchases of, or investments in, our online game network infrastructure. We expect our capital expenditures in the second half of 2004 and 2005 to primarily consist of purchases of additional servers, computer software and equipment. In addition, we expect that our capital expenditures will increase significantly in the future as our online games business continues to develop and expand and as we make technological improvements to our network infrastructure and enter into strategic investments or acquisitions. We also intend to upgrade our financial and accounting systems and infrastructure. In addition to capital expenditures, we have substantial future cash needs for our planned future increases in sales, marketing, promotional and work force expenses.

Corporate Structure

      We are a holding company with no operations of our own. Our operations are primarily conducted through Shanda Networking and our wholly owned subsidiary, Shengqu. As a result, our ability to pay dividends and to finance any debt that we may incur is dependent upon license and service fees paid by Shanda Networking and dividends paid by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends to us. In addition, PRC legal restrictions permit the payment of dividends to us by our subsidiaries only out of the retained earnings of our subsidiaries, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, Shengqu, Shanda Networking and its subsidiaries are required to set aside at least 10% of their after-tax profit each year to fund a statutory reserve until the reserved amount reaches 50% of the entity’s registered capital. In addition, Shanda Networking and each of its subsidiaries are required to set aside at least

5% of their after-tax profit each year for employee welfare and bonus reserves. Although these statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, these reserve funds are not distributable as cash dividends except in the event of a solvent liquidation of the companies. See note 2 to our audited consolidated financial statements. In addition, Shengqu and Shanda Networking have entered into certain contractual arrangements pursuant to which Shanda Networking will pay to Shengqu fees for the performance by Shengqu of certain services. However, neither we nor Shengqu owns the equity of Shanda Networking, and, although we consolidate the results of Shanda Networking in our consolidated financial statements and we can utilize its cash and cash equivalents in our operations through our contractual arrangements with Shanda Networking, we do not have direct access to the cash and cash equivalents or future earnings of Shanda Networking. As of June 30, 2004, we had approximately RMB1,445.0 million (US$174.6 million) in cash and cash equivalents, of which RMB349.4 million (US$42.2 million) was held by Shanda Networking and its subsidiaries.

Foreign Exchange

      We maintain our accounts in Renminbi and substantially all of our net revenues are denominated in Renminbi, while a portion of our expenditures are denominated in foreign currencies, primarily the U.S. dollar and the Japanese yen. Historically, these expenditures have primarily consisted of upfront and ongoing licensing fees. Fluctuations in exchange rates, primarily those involving the U.S. dollar and the Japanese yen, may affect our costs and operating margins. Under the current foreign exchange system in the PRC, our operations in the PRC may not be able to hedge effectively against currency risk, including any possible future Renminbi devaluation. See “Risk Factors — Risks Relating to the People’s Republic of China — Fluctuations in exchange rates could result in foreign currency exchange losses”.

Off-Balance Sheet Commitments and Arrangements

      We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated entity. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

      Our exposure to interest rate risk primarily relates to the interest income generated by excess cash invested in demand deposits, investments in fixed deposits with maturity over three months and PRC government and PRC corporate bonds. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Inflation

      In recent years, China has not experienced significant inflation, and thus inflation has not had a significant effect on our business historically. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 0.7%, (0.8)% and 1.2% in 2001, 2002 and 2003, respectively.

      However, following a 2.8% average change in the Consumer Price Index in China in the first quarter of 2004 and a 3.8% change in the month of April 2004, the PRC government announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. The change in the Consumer Price Index in China was 5.3% in July 2004. The PRC government may introduce further measures intended to reduce the inflation rate in China. Any such measures adopted by the PRC government may not be successful in reducing or slowing the increase in China’s inflation rate. Sustained or increased inflation in China may have an adverse impact on China’s economy, which could affect demand for our products or services or increase our cost of services or operating expenses. As we have not previously operated during a period of significant inflation, we cannot predict with confidence the effect that such inflation may have on our business. See “Risk Factors — Risks Relating to the People’s Republic of China — Inflation in China could negatively affect our profitability and growth.”

Foreign Currency Risk

      Substantially all our revenues and expenses are denominated in Renminbi. We have not had any material foreign exchange gains or losses. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars. Furthermore, a decline in the value of the Renminbi could reduce the U.S. dollar equivalent of the value of the earnings from, and our investments in, our subsidiaries and PRC-incorporated affiliates in China. Conversely, an increase in the value of the Renminbi could increase our reported earnings in U.S. dollar terms without a fundamental change in our business or operating performance.

Principal Accountant Fees and Services

      The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by our principal external auditors for the periods indicated. We did not pay any other fees to our principal external auditors during the periods indicated below.

	For the Year Ended			For the Six Months Ended
	December 31,			June 30,

	2001	2002	2003	2003	2004

	RMB	RMB	RMB	RMB	RMB	US$
Audit fees(1)	—	334.2	2,756.1	130.0	1,716.0	207.3
Audit-related fees(2)	—	—	69.9	—	—	—
Other fees(3)	—	—	517.9	187.4	—	—

(1)	Audit fees means the aggregate fees billed in each of the fiscal years listed for professional services rendered by our principal auditors for the audit of our annual financial statements or services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees means the aggregate fees billed in each of the fiscal years listed for assurance and related services by our principal auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees”. Services comprising the fees disclosed under the category of “Audit-related fees” involve principally limited reviews performed on our consolidated financial statements.

(3)	Other fees means the aggregate fees billed for (i) the issuance of an agreed-upon procedures report by our principal auditors to SB Asia Infrastructure Fund L.P., our strategic investor, as part of the due diligence work relating to that entity’s purchase of our preferred shares in March 2003 and (ii) compliance and other tax related service.

BUSINESS

Overview

      We are the largest operator of online games in China in terms of estimated 2003 game revenues, according to IDC. We offer a portfolio of online games that users play over the Internet. The games that we operate are licensed to us by third-parties or developed by us in-house.

      In the third quarter of 2004, our commercially launched games had approximately 1.7 million peak concurrent users, 1.2 million average concurrent users. Our portfolio of games includes Mir II, which has been the most popular online game in China according to users surveyed by IDC, Woool, the first online game that we have developed in-house, and BNB, which was the highest ranked casual game in IDC’s survey of the top 10 most popular online games in China for 2003. According to the same survey, these three games ranked among the top five most popular online games in China for 2003, ranking first, fourth and fifth, respectively. The survey was conducted by IDC through the Internet, traditional media and mobile phones in connection with its research report “China Online Gaming Market Analysis 2003-2008”. Over 173,000 participants responded to IDC’s survey.

      In December 1999, Tianqiao Chen and Danian Chen established our business, which initially focused on investments relating to the development and operation of a Chinese language online virtual community. In November 2001, we commercially launched Mir II, our first massively multiplayer online role-playing game, or MMORPG. In October 2003, we launched Woool. Currently, we commercially operate nine online games, including five MMORPGs and four casual games.

      Our MMORPGs allow thousands of users to interact with one another in a virtual world by assuming ongoing roles or characters with different features. The interactive and group-oriented nature of these games means that the large size of our user base significantly contributes to retaining our current users and attracting new users. These features allow our games to attract a high degree of user loyalty as the games require a significant amount of time to learn and master.

      We have experienced significant revenue, earnings and user growth since the commercial launch of our first MMORPG. Our net revenues increased by 83.9% to RMB600.0 million (US$72.5 million) in 2003 from RMB326.2 million in 2002. In addition, our net income increased by 95.9% to RMB272.9 million (US$33.0 million) in 2003 from RMB139.3 million in 2002. Our net revenue and net income increased by 94.3% and 68.6% to RMB514.6 million (US$62.2 million) and RMB212.9 million (US$25.7 million) in the first six months of 2004 from RMB264.8 million and RMB126.3 million in the first six months of 2003. The graph below illustrates the growth of peak and average concurrent users of all of our commercially launched games since November 28, 2001, the date we commercially launched our first online game.

(1)	From November 28, 2001, the date we commercially launched our first online game.

      Our principal source of revenue is the fees paid by users to play our online games. Our users generally purchase pre-paid game cards, which are sold in virtual and physical form, to obtain access codes and passwords to play our games. We offer our users two purchase options: hourly usage, for a price per hour from RMB0.28 (US$0.03) to RMB0.55 (US$0.07), and unlimited access for a period of time, generally from two days to 30 days, for a price from RMB5 (US$0.60) to RMB45 (US$5.44) depending on the game. The usage and price options differ among our various games. We have built a nationwide distribution and payment network in China’s online games industry for the sale of our pre-paid game cards.

      Prior to October 2003, we licensed all of our online games from overseas developers, and localized these games for the China market. Beginning in the first half of 2002, we devoted substantial resources to establishing and expanding our in-house game development capability. In October 2003, we launched Woool, which is now our second most popular game in terms of revenues. In 2004, we commercially launched two additional in-house developed games, The Sign and The Age. We intend to continue diversifying our online game portfolio by developing additional games internally to complement our game licensing activities.

Our Industry

      According to IDC estimates dated April 2004, online game direct expenditures in China (including subscription and usage fees, but not including Internet connection charges, telecommunications charges or purchase of associated software or materials) were US$159 million in 2003, and will reach US$823 million in 2008.

      The online games industry has reached a relatively sizeable scale in China only in the last three years. We believe that this growth is attributable to the growing popularity of the Internet as an attractive source of entertainment, particularly for young people in China, over other forms of media which are predominantly state-owned. In addition, unlike offline games where software is generally made available on a disk or cartridge, software piracy generally does not pose a serious threat to the online games industry. We believe that the high degree of user loyalty, relatively low user entry cost and convenience of play for users and China’s strong Internet cafe culture have also contributed to the growth of the online games industry in China.

      We believe that infrastructure factors, including growth of Internet usage and increases in personal computer penetration and broadband adoption, as well as related recent government support for the industry, will continue to drive the growth of the online games market in China. We also believe that advances in game development technologies and the increase in locally developed games will make available more content that is tailored to local tastes in China. While online games today are predominantly played over personal computers, the potential emergence of other platforms, such as online game consoles, could significantly advance the penetration of online games in households in China.

Our Products and Services

      We have developed websites dedicated to each of our online games. Each game’s website provides detailed information and updates on that game and on the products and services we offer in connection with that game. A user can download free of charge the user-end software for that game from the website. After the user-end software is installed, a user can set up a user account and password for the game, and then access and play the game.

      For each of the massively multiplayer online games that we currently offer, users must add value to their accounts with a pre-paid game card to play a game beyond the initial training stage. Three of the four casual games we currently offer allow users to access and play its basic functions without making any payment, but requires payment before users may access premium game features.

Our Games

      We currently commercially offer five massively multiplayer online games and four casual games. The personal computer configurations required to run our games are lower than many other online games available in the United States, which facilitates the expansion of our user base until personal computer upgrades in China become more prevalent.

Our MMORPGs

      Our MMORPGs are action-adventure based, and draw upon martial arts or combat themes. Each MMORPG creates a virtual world within which thousands of players can interact with one another in the game. Typical features of our MMORPGs include the following:

•	players may assume the ongoing role, or alter-ego, of a particular game character, each with different strengths and weaknesses;

•	each game character may gain experience and collect certain game features, such as weapons and points, which increases the status of the game character and, in the process, builds a strong game identity; the variety of features that are available means that a player is unlikely to “meet” anyone in the virtual world exactly like his or her game character;

•	although each game character may be unique, groups of players may, and often must, form teams or alliances to fulfill certain game objectives;

•	game features may be “traded” or “sold” within the game, and game characters may take on life-like social experiences such as getting married and forming master/disciple relationships with other players. In addition, players may communicate with each other through our instant messaging service or our chat room during the game;

•	special events are held from time to time to stimulate group interest, such as “fortress raids” where players are encouraged to form groups and attack a particular fortress at a specified time; and

•	the game is ultimately never won or lost, but is instead continuing, through a game story that does not have a natural ending.

      We believe that these features facilitate the development of user loyalty to our games, to online communities among users and, ultimately, to us. Mir II and Woool are the most popular games in our game portfolio in terms of revenues. In the third quarter of 2004, the average concurrent users for our MMORPGs was 769,772 and peak concurrent users was 1,006,003.

      In preparation for commercial launch of a new game, we conduct “closed beta testing” of the game to eliminate technical problems, which is followed by “open beta testing” in which we allow our registered users to play without charge in open market conditions to ensure performance consistency and stability of operation systems.

      The following table summarizes the MMORPGs or other massively multiplayer online games that we are currently offering or are in the process of performing closed or open beta testing.

Date of Commercial
Game	Description	Game Source	Launch/Testing

Mir II	Martial arts adventure	Licensed	Commercial launch
November 2001
Woool	Martial arts adventure	In-house developed	Commercial launch
October 2003
Tactical Commanders	Science fiction strategy	Licensed	Commercial launch
June 2003
The Sign	Martial arts adventure	In-house developed	Commercial launch
May 2004
The Age	Society simulation	In-house developed	Commercial launch
June 2004
D.O.	Martial arts adventure	Licensed	Open testing
November 2004

      Our users purchase game cards that permit them to play for a fixed number of hours or for an unlimited amount of playtime within a specified number of days. The two most significant factors that affect our net revenues from these games are our total user-hours, which we calculate based on the number of our average concurrent users, and average net revenue per user-hour. Due to their strong community effect, our massively multiplayer online games tend to develop significant user loyalty and stickiness. We believe this may allow us to use our existing games to cross-sell new games without negatively impacting the popularity of the existing games. The following table sets forth certain operating statistics for our most popular massively multiplayer online games:

	The Fourth	The First	The Second	The Third
	Quarter of	Quarter of	Quarter of	Quarter of
MMORPGs	2003	2004	2004	2004

Peak Concurrent Users(1)	863,805	924,203	1,004,922	1,006,003
Avg. Concurrent Users(2)	549,145	682,748	797,881	769,772
Average Revenue Per User-Hour RMB(3)	0.15	0.14	0.14	0.17

(1)	In measuring peak concurrent users of a particular game, we determine the number of users logged on to that game at one minute intervals and then average that data every five minutes. The highest among the average data for each five minute interval during a particular period is the number of peak concurrent users for that period.

(2)	In measuring average concurrent users of a particular game, we determine the number of users logged on to that game at one minute intervals, then average that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular period to determine average concurrent users for that period.

(3)	Our average revenue per user-hour for a period is our revenues, which are net of distribution discounts, for the period divided by the total number of user-hours in such period. The total number of user-hours for a period is equal to the average concurrent users for that period multiplied by the number of hours in that period.

Our Casual Games

      Casual games are easier to play than massively multiplayer online games. Casual games are typically session based, meaning that a game can be played to a conclusion within a short period of time. Generally, fewer than ten players may interact with each other in an online casual game.

      Although we currently charge users only for accessing premium features in three of our four our casual games other than Fortress II, they are an important component of our overall growth strategy. We believe BNB users have gradually become accustomed to accessing and paying for the premium features of the game, resulting in an increase in the percentage of our revenues derived from BNB in 2004. In addition, casual games attract a broader range of users, as well as more home users, than MMORPGs. As a result, our casual games provide us with certain benefits and opportunities not typically available through MMORPGs, such as:

•	casual games, due to their lower level of complexity and typically shorter duration, provide less-experienced online games players with a means to become familiar with both game playing and the online games culture without making substantial commitments of time and resources;

•	because casual games players do not typically pay usage fees for playtime, they are generally more willing to accept, and therefore more receptive to, the inclusion of paid advertising in the game environment; and

•	casual games are well-suited to use at home, due to their shorter duration and reduced demand for a player’s full attention for prolonged periods, as compared to MMORPGs; as a result, we believe that casual games may contribute to the expansion of the online games culture beyond the Internet cafes and into the users’ homes.

      The following table summarizes the casual games that we currently offer or are in the process of performing closed or open beta testing.

Date of Commercial
Game	Description	Game Source	Launch/Testing

Fortress II	Tank combat	Licensed	Commercial launch
March 2003
BNB	Bomb-dropping battle	Licensed	Commercial launch
August 2003
GetAmped	3D fighting game	Licensed	Commercial launch
May 2004
Maple Story	Cartoon combat	Licensed	Commercial launch
2004

      The following table sets forth certain operating statistics for the casual games that we currently offer.

	The Fourth	The First	The Second	The Third
	Quarter of	Quarter of	Quarter of	Quarter of
Casual Games	2003	2004	2004	2004

Peak Concurrent Users(1)	375,570	506,531	616,200	755,083
Avg. Concurrent Users(2)	153,406	248,822	353,854	407,975

(1)	In measuring peak concurrent users of a particular game, we determine the number of users logged on to that game at one minute intervals and then average that data every five minutes. The highest among the average data for each five minute interval during a particular period is the number of peak concurrent users for that period.

(2)	In measuring average concurrent users of a particular game, we determine the number of users logged on to that game at one minute intervals, then average that data over the course of a day to derive daily averages. Average daily information is further averaged over a particular period to determine average concurrent users for that period.

Our Game Related Products and Services

Short Messaging Service

      We have entered into arrangements with China Mobile and China Unicom, the primary mobile telecommunications operators in China, to offer in-game and out-of-game SMS, as well as certain wireless SMS games. In addition to providing a supplemental source of revenue, we believe that SMS helps to enhance the user experience, generate a strong sense of community among users, and serve as an additional marketing tool.

      Our in-game SMS, which we offer in Woool, enables our online game users to communicate with mobile phone users from their game screen by sending and receiving short messages. We intend to commercially launch in-game SMS for other online games in future periods. Our out-of game SMS enables users of BNB, GetAmped and Fortress II, three of our casual games, to acquire certain in-game equipment and other features by sending short messages to us from their mobile phones. In addition, we offer nine SMS games to mobile phone users.

      The fees for short messages sent by a user from within our games are deducted from the user’s game account. The fees for messages sent by mobile phone users (whether to an in-game player, using out-of-game SMS, or while playing SMS games) are included in the user’s mobile phone bill and collected by the mobile telecommunications operators. The mobile telecommunications operators forward the fees to us after deducting their service charges.

Mobile Phone-Based Online Games

      In January 2003, we acquired a majority interest in Shengzhen Fenglin Huoshan Computer Technology Co., Ltd., or Fenglin Huoshan, for RMB5.0 million (US$0.6 million). In January 2004, we acquired a 35% equity interest in Beijing Digital Red Software Application Technology Co., Ltd., or Digital Red, for an initial payment of RMB6.0 million (US$0.7 million). In October 2004, we acquired the remaining 65% of Digital Red for an initial payment of RMB13.2 million (US$1.6 million), plus an earn-out amount payable in 2006. In connection with our investment, we also acquired rights to distribute Digital Red’s wireless games in China. Both Fenglin Huoshan and Digital Red are developers of interactive mobile phone games. We believe that China is a very attractive market for the delivery of games and other entertainment content over mobile phones, as it is already the largest mobile phone market in the world in terms of subscribers. Through Fenglin Huoshan and Digital Red, we intend to develop interactive mobile phone games in order to position ourselves to capture future growth opportunities in this market, including those that may be made available by the adoption of the third generation of mobile telecommunications systems.

Game Related Content Publishing

      In order to take advantage of the commercial opportunities presented by the significant following generated by our games and game characters, we have begun marketing game related publications, such as game manuals, magazines and other related products, based on these games and characters. We market the merchandise through the same retail and Internet distribution points through which we market our pre-paid game cards. We also intend to begin offering these products online through our game sites, and using our existing payment system to allow users to pay for merchandise through deductions from their pre-paid accounts.

Overall Operational Structure

      We believe that one of our key strengths is our overall integrated operations, which encompass product management, content development and licensing, marketing, customer service, infrastructure and technology support, Internet data center management, and our distribution and payment network. While we do not own distribution outlets, we control user and usage information through our data centers, and our customer service network interacts directly with users. Our e-sales distribution system also controls all account transfers among the distributors and Internet cafes in our network. The following chart depicts our overall operational structure:

Game Product Management

      We have a separate product management team for each of our games. Each product team acts as a product specialist in interaction with our functional departments, such as research and development, licensing, marketing, sales and distribution, technology support and customer services. Our product team:

•	conducts the cost/return analysis and forms operational plans before the launch of any game;

•	coordinates internal resources and interacts with the other departments to secure the smooth operation of the game in daily operations;

•	controls the timing of the release of new game versions and enhancements; and

•	manages the online game’s virtual community on an hour-by-hour basis including, for example, organizing in-game events.

      As of September 30, 2004, our product management teams consisted of 135 employees.

Game Licensing

      As of December 31, 2004, we have licensed nine online games, including six that we currently operate commercially. We have also secured a right of first refusal from the licensors of the majority of our licensed games with respect to their new games during the term of our licenses.

      We license our games from developers in various countries where online game use is relatively established.

      The cost of licensing games from these developers generally consists of an upfront licensing fee, which we generally pay in two installments, and ongoing licensing fees, which are equal to a percentage of our revenues from the relevant licensed game. The ongoing licensing fee payments for games which have been commercially launched range from 21% of revenues to 22% of total sales before distributor discount for massively multiplayer online games and from 15% to 30% of our revenues for casual games. Each of these licenses provides us with the exclusive right to operate the game in mainland China and Hong Kong. Most developers agree to timely provide us, without any additional charge, with updates, enhancements and improvements developed for the games licensed to us. The majority of our game licenses require the licensors to provide us with technical support. The Mir II license, as amended in August 2003, however, does not obligate the licensor to provide technical support or upgrade services to us. The amended Mir II license agreement does, under certain circumstances, permit us to provide our own technical support in the event that the licensor does not do so.

      In November of 2004 we entered into an agreement to purchase an approximately 29% controlling stake to Actoz, a Korean developer, operator and publisher of online games, from certain shareholders of Actoz for approximately $91.7 million. The acquisition is subject to substantial closing conditions. See “Managements’ Discussion and Analysis of Financial Condition and Results of Operations — Recent Acquisitions.” In December 2004, we purchased an additional amount of Actoz’s shares on the KOSDAQ market equal to approximately 9% of Actoz’s issued and outstanding shares at an aggregate cost of $14.4 million. Actoz owns 50% of the copyright for Mir II and all or a portion of the copyrights for several other online games that are operated in China. Actoz is also developing additional online game content and has a track record of assisting studios in producing successful online games for the China market. We believe that our investment in Actoz will help us secure existing and future online game licenses for the China market.

      We license new games in accordance with annual licensing plans and budgets that we develop based on market analyses and user surveys. We have a dedicated team monitoring each of the South Korean, Japanese and United States markets to identify and source new online games, and we intend to pay more attention and increase more staff to cover other regions, particularly the United States and European Markets. Our licensing process typically includes the following:

•	Preliminary screening. Our preliminary screening process for a game typically includes our preliminary review and testing of the game and discussions with the game developer regarding technological and operational questions.

•	In-depth examination, analysis and commercial negotiation. Once a game passes the preliminary screening, we conduct a thorough review and test of the game, develop a cost analysis and operational and financial projections, and formulate a preliminary game operating plan. We then begin commercial negotiations with the developer.

•	Regulatory registration and approval. Once a license agreement is executed, we register the game with and obtain approval from several PRC government agencies.

•	Localization. We assemble a dedicated team to localize the content of an overseas game and identify game elements that are not suitable, culturally or otherwise, to the China market. In addition to content adaptation, localization of an overseas game also includes technological adaptation to ensure the game’s smooth operation in the hardware and network environment in China.

•	Testing and Marketing. Upon the completion of localization, we conduct closed beta testing and open beta testing of the new game. Closed beta testing usually takes one to two months for MMORPGs and one month for casual games, but may take significantly more time if material problems are detected. Open beta testing of MMORPGs usually takes two to three months before commercial launch. Open beta testing for casual games, however, usually takes up to six months, largely because average daily playtime of casual game users are generally much shorter than MMORPG players. We generally commence our other marketing activities for the game during the open beta testing stage.

Game Development

      We intend to expand our game offerings by continuing to license new games from third party developers and developing additional games in-house. In addition to Woool, The Sign and The Age which we commercially launched between October 2003 and June 2004, we have two games under development. We have established our in-house game development capacity by building and staffing a research and development center and acquiring a number of game development companies.

      We established our research and development center in 2002 and we have acquired several game development companies. As of September 30, 2004, we had 294 research and development employees. Most of our software programmers and testing engineers have university or graduate degrees and approximately 62% of them have at least three years of software development experience. We plan to continue to invest in, and significantly expand, our research and development center for games development. We also plan to establish a game testing and evaluation center that will allow us to evaluate more thoroughly and systematically the technological performance of internally developed and licensed games, and to anticipate and respond more effectively to threats to the technological integrity of our existing games, such as cheating and hacking programs.

      In January 2004, we acquired substantially all of the game development assets of Zona, a company that owns technologies relating to certain core game engines and game development modules which are used to develop games, for approximately US$2 million including earn-out payments due after the initial acquisition. The access to such intellectual property and know-how will allow us to develop game programs from existing modules, which we expect will shorten the our development cycle for new online games. Zona’s game development technologies can also be applied to games developed for online consoles, which could help our efforts aimed at exploring the delivery of online games on other platforms.

      We completed the acquisition of Hangzhou Bianfeng Software Co. Ltd., or Bianfeng, and an affiliated company in July 2004. Bianfeng is a leading developer and operator of chess and board online games in China. Bianfeng offers more than 50 different casual games, including card games, board games, mahjong and simple arcade games.

      In October 2004, we completed the acquisition of a minority interest in Shanghai Haofang Online Information Technology Co. Ltd., or Haofang, the operator of the largest network PC game platform in China. Under the terms of the agreement, we will acquire a majority interest in Haofang in 2006.

      In October 2004, we completed our acquisition of Beijing Digital Red Software Application Technology Co., Ltd., or Digital Red, in which we had previously purchased minority interests. The acquisition of Digital Red, a developer of interactive mobile phone games, followed our acquisition of a majority interest in Fenglin Houshan Computer Technology Ltd., or Fenglin Huoshan, which is also a mobile phone game developer, in 2003.

      Woool is the first online game that we developed in-house. Based on our experience developing Woool, we established game development procedures. Under these procedures:

•	A new game proposal must first be formulated based on a preliminary market study.

•	After management has approved the new game proposal, an in-depth feasibility study will be developed.

•	Upon management’s approval of the feasibility study, we will form a project team to produce a new game development plan.

•	Based on the new game development plan, our strategy and planning staff will develop the game story and the overall game design, our graphics staff will determine the style of the new game and design game characters and game environments, and our programming staff will develop both the server-end software and the user-end software.

•	A midterm management review will take place after the fundamental game structure has been developed, which will be followed by a final management review upon completion of the new game.

      We expect that the development process of MMORPGs and casual games, from management approval of a new game proposal to commencement of closed beta testing, will generally require at least twelve months and four to five months, respectively. Our game development projects currently include a number of refinements for Woool as well as the development of four new games, including three MMORPGs.

      We are exploring opportunities to selectively license our in-house developed games for distribution in other Asian markets.

Pricing

      In order to play our games or, in the case of our casual games other than Fortress II, in order to purchase enhancing features, users must purchase pre-paid game cards, which are sold in both virtual and physical form. Each pre-paid game card contains a unique access code and password that enables users to add value to their account for one of our online games. Currently, each pre-paid game card may only be used to play one of our online games, although a user may choose which game account, among all accounts held by the user, to apply the pre-paid game card’s value. Charges based on either the number of hours of playtime or unlimited playtime for a specified number of days are deducted against the value provided in the pre-paid game cards.

      We generally develop a pricing curve to set the retail prices for the games we offer. Pricing curves are developed primarily based on the game cost, user game playing and payment patterns and the pricing of competing games in the market. Since the launch of our first online game in 2001, we have tracked and accumulated user data generated from our user base, which provides us with an extensive database to analyze user patterns and establish pricing curves for particular types of games. Once a game’s pricing is set, it is difficult to increase prices during the game’s commercial lifecycle. We have generally maintained stable pricing curves for our games.

      Our pre-paid game cards are offered in a variety of denominations to provide users with maximum flexibility. For instance, a Woool game player may choose to purchase a physical pre-paid game card with a denomination of RMB45 (US$5.44) for approximately 160 hours of play time or for unlimited access to the game for 30 days, or choose a virtual pre-paid game card with any denomination from RMB5 (US$0.60) to RMB45 (US$5.44) for a specified number of hours that can be used at any time. Generally, the lower the denomination in which a game card is offered, the higher the unit price that is charged.

Distribution and Payment

      We distribute our pre-paid game cards through three principal channels:

•	our e-sales system for virtual pre-paid game cards;

•	our offline distribution system for physical pre-paid game cards; and

•	direct online sales.

      Other than direct online sales, we generally operate by selling pre-paid game cards to a group of regional distributors, who resell the cards to sub-distributors that, in turn, distribute the cards directly to Internet cafes and other retail points of sale. We estimate, based on a survey we conducted among our regional distributors in December 2004 and sales records in our e-sales system, that our e-sales and offline distribution network has over 317,000 retail points of sale throughout China. Our sales policies and distributor incentive systems generally discourage our regional distributors from distributing game cards of other online games operators.

Our data center and servers maintain user information, including user registration information and data relating to usage patterns, and we do not rely on distributors for such information.

      In most cases, we collect payment from our distributors on a prepaid basis. Accordingly, we have minimal accounts receivables. As of June 30, 2004, we had accounts receivables of RMB 21.8 million (US$2.6 million). We do not provide any refunds to distributors.

      The following table sets forth the percentage of game card sales from each of these distribution channels in the third quarter of 2004:

% of Game
Card Sales

E-sales	50.1%
Offline distribution	41.6%
Direct online sales	5.6%
Others	2.7%

Total	100.0%

      In 2004, we offered sales discount that averaged between approximately 23% and 15% to our e-sales distributors and offline distributors, respectively. The sales discount represents the difference between the price at which we sell games cards to distributors and the face value of the games cards. We generally offer a larger discount to our e-sales distributors than our offline physical card distributors, primarily because we intend to facilitate the expansion of our e-sales system that provides us with control of the distribution process. In addition, the cost of distributing virtual game cards through our e-sales system is lower than the costs involved in offline distribution of physical game cards.

      We also collect online games revenues through two telecommunications service operators that bundle broadband access services with our online games to home users.

E-sales system

      Each of our e-sales regional distributors, sub-distributors and retail points of sale has a sales account in our e-sales system. A regional distributor first orders virtual pre-paid game cards from us. Upon receipt of their payment, we allocate to the distributor a number of virtual game cards, in the form of access codes and passwords. The regional distributors can allocate the virtual game cards in their sales accounts to the sales accounts of their sub-distributors and retail points. An end user can make physical payment at Internet cafes or other retail points of sale to purchase virtual game cards. At each stage, the transfer of access codes and passwords takes place electronically on the central e-sales computer system operated and monitored by us. This system of electronic sales has a number of advantages, including that it:

•	simplifies logistics by eliminating the need for, and the cost of, physical game cards;

•	allows us to centrally monitor all account transfers between distributors, sub-distributors and Internet cafes; and

•	allows us to control data relating to the Internet cafes, which must register with our e-sales system. This in turn allows us to track usage data by specific locations, and provides us with the opportunity to identify and work with Internet cafes directly to market our games to users.

      We own a 100% interest in Chengdu Jisheng Technology Co., Ltd., which owns a proprietary Internet cafe management system that it sells to individual Internet cafes. We are enhancing this system to develop a centralized Internet cafe communications and management system to link various Internet cafes about our games, promotions and events, which will allow these Internet cafes to be more effective in marketing our games. This system would also allow us to gather more data from the Internet cafes.

      As of November 30, 2004, our e-sales network included 72 regional distributors that sell to approximately 920 sub-distributors. We estimate, based on a survey we conducted among our regional distributors in

December 2004 and sales records in our e-sales system, that there are over 128,000 retail points of sale in our e-sales network. As a retail point of sale may register multiple accounts under different names in our e-sales system, and because we believe the number of retail points of sale reported by our distributors may not include all the retail points of sale they sell to, we estimate the number of our retail points of sale to be between the registered accounts relating to retail points of sale in our e-sales system and the retail points of sale reported by our distributors. We generally enter into a year-long agreement with each regional distributor for a designated sales territory. Pursuant to these agreements, our e-sales distributors are not permitted to distribute our physical pre-paid game cards or distribute game cards for certain online games of our competitors. In addition, our e-sales distributors are subject to our sales policy that restricts the price at which they should sell our virtual game cards to the retail point of sale.

Offline Distribution

      We distribute our physical pre-paid game cards through our offline distribution network, which, as of November 30, 2004, included 17 regional distributors. According to a survey we conducted among these regional distributors in December 2004, these regional distributors distribute our physical pre-paid game cards through approximately 800 sub-distributors and, in turn, approximately 177,000 retail points of sale, which primarily consist of newsstands, convenience stores, software stores and book stores. We generally enter into a distribution agreement with each physical game card distributor for a designated sales territory. Our offline distributors purchase our physical pre-paid game cards from us, which they then resell to sub-distributors and retail points of sale. We require full payment prior to delivery of physical pre-paid game cards to distributors and we do not provide refunds for unsold inventory.

Direct Online Sales

      Beginning in April 2003, we also began selling pre-paid virtual game cards directly to our end users through an online payment system that we have established in cooperation with PRC commercial banks and two online payment service providers with access to bank cards issued by PRC commercial banks. The banks and the online payment service providers typically charge us commissions in relation to our direct sales. Although online payment systems in China are generally in a developmental stage, we are working closely with commercial banks to develop an effective payment system that will help us increase our direct sales. As commissions paid on direct sales are significantly less than discounts paid to distributors, an increase in our direct sales is expected to improve our profit margin. As of November 30, 2004, we were selling pre-paid virtual game cards to approximately 15,000 Internet cafes through our online payment system.

Marketing

      Due to the group interaction appeal of online games, word-of-mouth is a major medium for promoting our games. Our marketing strategy is to utilize our existing large user base and nationwide distribution network to retain our existing users and attract new users. We employ a variety of traditional and online marketing programs and promotional activities, including in-game events, in-game marketing and open beta testing.

      We frequently organize in-game events for our users, which we believe encourages the development of virtual communities among our users and increases user interest in our games. In addition, we use in-game events to introduce users to new features of our games. For example, “Monster Attack” is a monthly Mir II conventional event in which users organize themselves to fight as a team against sudden monster attacks and obtain in-game equipment when successful. We also organize special events that encourage experienced users to become mentors to new users. Both the mentor and the new user could win in-game rewards if the new user achieves a designated game level within three days of registering and defeats another new user in battle. Each of the games we offer is supported by a dedicated project team, whose duties include designing and organizing in-game events.

      Moreover, we frequently post announcements in the game environment of our MMORPGs to promote new features and other improvements to the games and in-game events. We generally use these announce-

ments to promote the game in which they are displayed. In the future, we intend to use in-game announcements for cross-game promotion, subject to the terms of the relevant game licenses.

      We also market new games through posters in Internet cafes that are part of our distribution network. We believe that this is an effective marketing strategy, because a large number of users play our games in Internet cafes and our distribution network includes more than 130,000 Internet cafes. In addition, since the commercial launch of our first game, we have posted advertisements in 28 trade and industry newspapers and magazines and on approximately 74 Internet portals and online games websites. Furthermore, we sponsor select media events, such as an award show with MTV China, to promote our brand names and our games. In addition, we also intend to establish sales offices in a number of provinces in China to assist our local distributors in organizing promotion activities for our game offerings.

      Our open beta testing system both tests the operation of new games under open market conditions and introduces new games to users. During open beta testing, we do not charge users to play the new game. Open beta testing provides an initial user base and creates initial excitement and word-of-mouth publicity to support the commercial launch of the game. In October 2003, we commercially launched Woool following a two month open beta testing period, and we had over 130,000 average concurrent users in that month.

Customer Services

      We regard customer service as one of our key marketing tools and we are committed to provide superior customer service to our users. Mir II, Woool and BNB were voted number one, four and seven, respectively, in IDC’s survey of the top 10 online games in terms of best customer services in China for 2003. The survey was conducted by IDC in connection with its research report “China Online Gaming Market Analysis 2003-2008” through the Internet and traditional media with over 133,000 participants responding to the survey. We provide service to our customers through three principal channels:

•	our call center, which serves our customers 24 hours per day, seven days per week, received on average approximately 5,900 phone calls per day from across China in September 2004;

•	our walk-in customer service center, located in Shanghai, which received an average of approximately 100 visitors per day in September 2004; and

•	e-mail and facsimile letters, which numbered approximately 1400 and 600 per day on average, respectively, in September 2004.

      In addition, we offer bulletin board services that allow users to post questions to, and receive responses from, other users,.

      Examples of services we provide to our users include addressing problems in adding funds to their accounts with pre-paid game cards, retrieving forgotten passwords and recovering lost user accounts, in-game equipment and in-game characters. In addition, we also investigate and address irregularities in game operation reported by users, including eliminating cheating programs that are used by players to enable their game characters to acquire superior in-game capabilities.

      As of September 30, 2004, 248 employees were members of our dedicated customer service team. With the growth of our user base and the expansion of our game portfolio, we expect to continue to expand the size of our customer service team. In addition to providing customer services to our users, our customer service representatives also collect user comments with respect to our games and generate weekly reports for our management and operations that summarize important issues raised by users as well as how such issues have been addressed.

Technology Infrastructure

      We have developed an extensive technology infrastructure that supports the operation of our games across China. As of September 30, 2004, our server network for our game operations consisted of approximately 10,100 servers and 2,300 server annex equipment units with the capacity to accommodate up to 4.8 million concurrent online users.

      Due to the real-time interaction among thousands of users, the stable operation of our MMORPGs requires a significant number of servers and a significant amount of connectivity bandwidth. Due to China’s large geographical area and limitations on bandwidth, we have located game servers for our MMORPGs in a number of regions throughout China. As a result, our MMORPG users can play our games using servers located in their region and without exchanging data across the national network, thereby increasing the speed at which our games operate and enhancing the user experience.

      As of September 30, 2004, we owned approximately 44% of the servers in the server network for our game operations, and we leased the remainder from telecommunications operators. All of the servers in the server network for our game operations are located on the premises of our hosting telecommunications operators. Our server lease arrangements reduce our initial expenditures on servers. We believe that these arrangements, substantially all of which have variable payment obligations based on the number of users logging on to each relevant server, encourage the telecommunications operator lessors to support our operations and provide us with quality services. These variable payment obligations also allow us to have excess server capacity without incurring significant fixed costs. We will need to add additional servers in order to introduce new games into our portfolio, service additional game players in more localities and accommodate a larger user base. Recently we have been experiencing increases in our server leasing rates in connection with renewals of expiring server leases, which has led to an increase in our server leasing fees. We expect our server leasing fees to continue to increase as our server leases expire and we enter into new leases at higher rates.

      We have exclusive access to the data and software on the servers in our server network. We monitor the operation of our server network 24 hours a day and seven days a week. Our remote control system allows us to track our concurrent online users in real time, and discover and fix problems in the operation of hardware and software in our server network on a timely basis.

      The servers for each of our games are organized into a number of independent operating networks. Each operating network consists of a set of login system servers and a number of game server groups. Each game server group for our MMORPGs operates a single game environment within which users interact in a single virtual reality. Accordingly, with the expansion of our user base for these games, we continue to increase the number of game server groups running separate game environments.

      Each operating network is linked to our centralized billing system, which processes access codes and passwords provided by users from their pre-paid game cards to add playtime or, in the case of three of our four casual games, game points, into users’ accounts. In addition, our billing system acts as a meter to deduct the playtime or game points used by users from their accounts as they play our games. Each operating network is also linked to our central data backup system, which backs up data from all login system servers and game servers on a daily basis. All of our login servers for each operating network, as well as the servers for our central billing system and central data backup system, are located in Shanghai.

      We are committed to rapidly disabling cheating programs that are developed by unauthorized third parties for use in connection with games that we have developed. Upon the discovery a cheating program, our technology support team cooperates with our game development team to analyze the cheating program and develop and deploy software to disable the cheating program. We can generally disable a cheating program used in connection with Woool within several days. However, in the case of more sophisticated cheating programs, this process could take up to one month. With respect to cheating programs for games that we license, the licensors generally develop the disablement software.

Competition

      We compete primarily with other online games operators that are based in China. Currently, few, if any, international online game operators directly offer services in China. We believe that domestic operators, including us, are likely to have a competitive advantage over international service providers, who lack operational infrastructure in China and content localization experience for the China market. We cannot assure you, however, that this competitive advantage will continue to exist, particularly if international operators establish joint ventures, form alliances with or acquire domestic operators. In addition, we also compete for users against various offline games, such as console games, arcade games and handheld games, as well as various other forms of traditional or online entertainment.

      We compete primarily on the basis of the quality of our online games, the strength of our product management approach, the technical stability of our online game platform, the quality of our customer services, the reach of our distribution network and the efficiency of our payment system. We believe that the popularity of the online games that we operate is attributable to our operational infrastructure and the services we offer that enhance our users’ game playing experience, in addition to our games’ quality or features.

      Although we believe, based on information contained in IDC’s reports, that we had the largest market share among online game companies in China in 2001, 2002 and 2003, we cannot assure you that we will succeed in maintaining our market position in future periods. Our existing competitors may achieve greater market acceptance and gain additional market share.

Intellectual Property and Proprietary Rights

      Our intellectual property is an essential element of our business operations. We rely on copyright, trademark, trade secret and other intellectual property law, as well as non-competition, confidentiality and license agreements with our employees, suppliers, business partners and others to protect our intellectual property rights. Our employees are generally required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership rights that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use intellectual property that we own or license without consent. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

      As of September 30, 2004, we were the registered owner of 18 software copyrights, each of which we have registered with the State Copyright Bureau of the PRC. As of September 30, 2004, we have over 250 registered domain names, including our official website and domain names registered in connection with each of the games we offer. Nearly all of our domain names are held by Shengqu.

      As of September 30, 2004, we owned 54 trademarks registered with the China Trademark Office, including “Shanda” in English and Chinese and had approximately 300 trademark applications pending with the China Trademark Office. We have also filed applications for trademark registration of “Shanda” in English and Chinese in a number of other jurisdictions, including Taiwan, Hong Kong, South Korea, the United States, India, Canada and New Zealand.

      In connection with our acquisition of Zona, we acquired substantially all of its game development assets. These assets include Terazona, a core game engine for the development of massively multiplayer online games, including its source code and licenses granted to other game developers.

Employees

      As of September 30, 2004, we had 1166 full-time employees. The following table sets forth the number of our employees by department as of September 30, 2004:

Employees as of September 30, 2004:	Number of Employees	Percentage of Total

Senior Management	30	2.57
Customer Service	248	21.27
Technology Support	169	14.49
Game Development	294	25.21
Product Management	135	11.58
Sales, Marketing and Public Relations	80	6.86
Finance and Administration	95	8.15
Investment and Overseas Business	15	1.29
Business Development (including game licensing)	100	8.58

Total	1166	100.0

      As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including housing, pension, medical and unemployment benefit plans. We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. In addition to the benefits that we are required to provide to our employees pursuant to PRC regulations, we also provide life insurance and supplemental medical insurance. The total amount of contributions we made to employee benefit plans in 2001, 2002, and 2003 was RMB0.4 million, RMB1.4 million, and RMB5.4 million respectively.

      In March 2003, we adopted a stock incentive plan, which provides an additional means to attract, motivate, retain and reward selected directors, officers, managers, employees and other eligible persons. An aggregate of 13,309,880 ordinary shares, or 8.9% of our diluted share capital, were reserved for issuance under this plan. As of December 31, 2004, 4,116,074 options had been exercised and there were outstanding options to purchase 8,883,402 ordinary shares held by certain of our directors, officers and employees.

      Our employees who are PRC citizens are members of a labor union that represents employees with respect to labor disputes and other employee matters. The labor union does not, however, represent employees for the purpose of collective bargaining. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

      We enter into a standard annual employment contract with most of our officers, managers and employees. These contracts include a covenant that prohibits the officer, manager or employee from engaging in any activities that compete with our business during, and for three years after, the period of their employment with our company.

      In connection with our acquisition of Zona’s assets, we agreed to grant to certain former Zona employees options to purchase from us 350,000 ordinary shares, the majority of which are subject to a vesting schedule that requires those employees to meet development milestones relating to the development of the Terazona software program we acquired from Zona.

Our Principal Facilities

      Our principal executive offices are located in approximately 14,457 square meters of office space in the No. 1 Office Building in Shanghai under a lease that expires in December 2008. We occupy approximately 2,000 square meters of additional leased office space and warehouse space in a number of locations in

Shanghai and approximately 5,500 square meters of additional leased office space in Beijing, Shenzhen, Chengdu, Hangzhou, Guangzhou and Wuhan, China; Tokyo, Japan; and Santa Clara, California. We believe that our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet our future requirements.

Legal Proceedings

      From time to time we may initiate legal proceedings in order to protect our contractual and property rights. On July 3, 2003, we initiated an arbitration in Singapore, under the auspices of the International Chamber of Commerce, or the ICC, against Actoz and Wemade, which are two online game developers based in South Korea, in order to resolve, among other things, certain disputes relating to the software license agreement between Shanda Networking and Actoz for Mir II.

      On June 29, 2001, we entered into a software license agreement with Actoz, pursuant to which Actoz granted us an exclusive license to operate Mir II in China for two years from the beginning of beta testing, with an automatic renewal for one year if not terminated by either party. Among other things, the agreement obligates Actoz to provide ongoing technical support to us in respect of Mir II, and to provide newer versions of the software to us as they are developed. We believe that, among other things, Actoz failed to provide technical support and failed to provide newer versions of the software as they were developed. The agreement provided that if one party violates any terms of the agreement, the other party is entitled to its rights under the agreement without fulfilling its obligations until the violating party provides an indemnity or remedy for its violation. Accordingly, from April 2002, we withheld payment of royalty fees from Actoz.

      In July 2002, Actoz informed us that it was unable to provide technical support for Mir II and that Wemade possessed the necessary know-how and was willing to provide the necessary technical support. On July 14, 2002, we entered into a supplemental agreement with Actoz and Wemade, pursuant to which the parties agreed, among other things:

•	that Wemade would provide technical support to us in respect of Mir II;

•	that the software license agreement was effective until September 28, 2003;

•	that we and Actoz would recognize Wemade as co-licensor of Mir II;

•	that Wemade irrevocably entrusted to Actoz all of its rights as co-licensor; and

•	that we would continue to pay all royalty fees only to Actoz.

      In July 2002, we paid Actoz all of the royalty fees that we had withheld, subject to final audit. We believe, however, that additional breaches of the software license agreement occurred, and accordingly we withheld royalty payments again beginning in August 2002. On November 12, 2002, Wemade issued a termination notice with respect to the software license agreement and the supplemental agreement, and on January 24, 2003, Actoz issued a termination notice with respect to these agreements.

      In August 2003, we entered into a settlement agreement and an amendment agreement to the software licensing agreement with Actoz. Pursuant to the settlement agreement, we paid all outstanding royalty fees to Actoz, and we have continued to make all royalty payments to Actoz. The amendment agreement extended the term of the software license for Mir II for at least two years.

      Although we settled our disputes with Actoz and requested the discontinuation of the arbitration, Wemade has objected to our request for discontinuation of the arbitration, has filed counterclaims against us, and has filed cross-claims against Actoz. Wemade alleges, among other things, that it validly terminated the Mir II license on November 12, 2002. Wemade has requested an injunction against our use of the Mir II software, the return of the Mir II software and related databases, declarations that the software license agreement and the supplemental agreement have been terminated and that the settlement agreement and the amendment agreement are null and void, and payment of royalty fees and an unspecified amount of damages arising from, among other things, our use of the Mir II software after the alleged termination of the software license agreement and the supplemental agreement and alleged PRC-related intellectual property claims.

      On January 9, 2004, the ICC appointed a sole arbitrator to determine the dispute. On September 28, 2004, the terms of reference were finalized. In December 2004, the parties exchanged written submissions on certain jurisdictional issues that the arbitrator has indicated he will decide prior to determining the dispute. Oral hearings for the jurisdictional issues are scheduled to take place in late January and early February 2005. Determination of a dispute and publication of an ICC award typically takes approximately six months from the date the terms of reference are signed by the parties. In this case, however, we anticipate that a longer time period of between six and twelve months may be required before the ICC award is published, because of the necessity for the arbitrator to first make a determination on the jurisdictional issue.

      We understand that various claims have been made by both Wemade and Actoz in the Seoul District Court in South Korea concerning, among other things, Wemade’s lack of receipt from Actoz of a portion of the settlement payment that we paid to Actoz. We are not party to those proceedings in South Korea. On April 30, 2004, Actoz publicly announced that the Seoul District Court had made a ruling on a settlement with respect to certain disputes between Actoz and Wemade pending before the court. According to Actoz’s press release, the settlement between Actoz and Wemade provides for, among other things, recognition by Wemade of the validity of our license of Mir II. On May 3, 2004, Actoz and Wemade both informed the arbitrator in the ICC arbitration of their settlement in Korea.

      We believe we have valid defenses to Wemade’s counterclaims made against us in the arbitration. There are uncertainties associated with any arbitration, however, and we cannot assure you that Wemade will not make further claims in connection with the arbitration, or that the arbitrator would determine the issues in our favor or in the expected time period. We have and we will continue to vigorously defend against these and any other claims by Wemade.

      On October 8, 2003, Wemade filed a claim with the Beijing First Intermediate People’s Court, or the Beijing Court, against us and Beijing Lian Jin Century Scientific and Commercial Centre, a Beijing based distributor of our games, which alleged that we have infringed upon Wemade’s copyright and violated the PRC Anti-Unfair Competition Law with respect to Mir II in connection with our development and operation of Woool. In particular, Wemade has alleged that the Chinese name for Woool, which includes two characters from the Chinese name for Mir II, misleads users and that we previously encouraged users to switch from Mir II to Woool by permitting the transfer of game characters developed in Mir II to Woool. The claim was served on us on December  29, 2003. Wemade has alleged, among other things, that we have copied Mir II and elements of the Legend of Mir III, another game developed by Wemade, in developing Woool and that customers have been misled into thinking that Woool is a new version of Mir II. Wemade has requested the court to order us to stop operating Woool, destroy all data relating to Woool, stop distributing and marketing products related to Woool, take down the Woool website, stop selling pre-paid cards and related products with respect to Woool, and pay Wemade’s legal fees and related costs incurred by Wemade in connection with this litigation.

      On May 24, 2004, the Beijing court informed us that Actoz joined Wemade as a co-plaintiff in these proceedings. We do not expect that the Beijing courts will reach an initial determination of this dispute before May 1, 2005. Any initial determination would be subject to appeal, and according to the PRC Civil Procedure Law, an appeal judgment should normally be rendered within three months after the filing date of the appeal case and the time limit can be extended under certain circumstances.

      We believe that we have valid defenses to Wemade’s claims and we intend to vigorously defend against them. There are, however, uncertainties associated with any litigation, and we cannot assure you that Wemade will not make further claims in connection with the litigation, or that a court will determine the issues in our favor.

      In late March 2004, we received notice from Actoz relating to an audit on Mir II royalty fees prepared on behalf of Actoz pursuant to the settlement agreement. The audit alleged certain potential underpayments of royalty fees in respect of the period from July 1, 2002 to September 30, 2003 amounting to approximately RMB35 million. In addition, we received notice from Actoz relating to an audit of Mir II royalty fees prepared on behalf of Actoz for royalties accrued during the fourth quarter of 2003. The audit alleged certain potential underpayments of royalty fees for such period in an amount of approximately RMB2 million. Pursuant to our agreements with Actoz, we have the right to have an audit of the royalty fees prepared on our behalf. We are currently considering the details of these audits and believe adequate provision has been made. We cannot assure you, however, that further provisions will not need to be made in future periods.

REGULATION

      The online games industry in China operates under a legal regime that consists of the State Council, which is the highest authority of the executive branch of the PRC central government, and the various ministries and agencies under its leadership. These ministries and agencies mainly include:

•	the Ministry of Information Industry;

•	the Ministry of Culture;

•	the State Press and Publications Administration;

•	the State Copyright Bureau;

•	the State Administration for Industry and Commerce;

•	the Ministry of Public Security; and

•	the Bureau of State Secrecy.

      The State Council and these ministries and agencies have issued a series of rules that regulate a number of different substantive areas of our business, which are discussed below.

Foreign Ownership Restrictions

      PRC regulations currently limit foreign ownership of companies that provide Internet content services, which includes operating online games, to 50%. In addition, foreign and foreign invested enterprises are currently not able to apply for the required licenses for operating online games in China. In order to comply with foreign ownership restrictions, we operate our online games business in China through Shanda Networking, which is wholly owned by Tianqiao Chen, our Chairman, and Danian Chen, our Senior Vice President, both of whom are PRC citizens. Under PRC law, we cannot hold the licenses and approvals necessary to operate our online games because those licenses and approvals can only be held by domestic PRC persons. We are not considered to be a domestic PRC person for this purpose. In the opinion of Yao Liang Law Office, our PRC legal counsel, (1) the ownership structures of our company, Shengqu and Shanda Networking are in compliance with existing PRC laws and regulations, (2) our contractual arrangements with Shanda Networking and its shareholders are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (3) the business operations of our company, Shengqu and Shanda Networking, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material aspects. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Accordingly, we cannot assure you that the PRC regulatory authorities will not ultimately take a view that is contrary to the opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC government restrictions on foreign investment in the online games industry, we could be subject to severe penalties.

Licenses

      There are a number of aspects of our business which require us to obtain licenses from a variety of PRC regulatory authorities.

      As an ICP service provider, Shanda Networking is required to hold a value-added telecommunications business operation license, or ICP license, issued by the Ministry of Information Industry or its local offices. Moreover, ICP operators providing ICP services in multiple provinces, autonomous regions and centrally administered municipalities may be required to obtain an Inter-regional ICP license. Shanghai Shanda Networking Co., Ltd. and Shanghai Shulong Technology Development Co., Ltd. have already obtained inter-regional ICP licenses, which both cover SMS service. Shanda Networking’s license also covers online bulletin board service. Xuanting, one of Shanda Networking’s subsidiaries, is in the process of applying for the ICP license. We believe that Xuanting has satisfied all qualifications required to obtain the ICP license and we do not believe that while its application is pending, the regulatory authorities will take any action against it.

However, we cannot assure you that it will obtain this license or that the regulatory authority will not take any action against it.

      Each ICP license holder that engages in the supply and servicing of Internet cultural products, which include online games, must obtain an additional Internet culture business operations license from the Ministry of Culture. Shanda Networking holds an Internet culture business operations license issued by the Ministry of Culture.

      The State Press and Publications Administration and the Ministry of Information Industry jointly impose a license requirement for any company that intends to engage in online publishing, defined as any act by an Internet information service provider to select, edit and process content or programs and to make such content or programs publicly available on the Internet. Shanda Networking holds an online publishing license issued by the State Press and Publications Administration and will receive a license from its Shanghai bureau to engage in online publishing. In addition, the Ministry of Culture requires us to submit for its content review and approval any online games we would like to import. If we import games without that approval, the Ministry of Culture may impose penalties on us, including revoking our Internet culture business operations license required for the operation of online games in China.

      The Ministry of Public Security imposes a license requirement for any company that intends to engage in the development and sales of computer and information system safety guard products. Shanda Networking holds a computer and information system safety guard products sales license issued by the Ministry of Public Security.

ICP License Sublicensing

      According to rules promulgated by the Ministry of Information Industry, an ICP service provider that has obtained an inter-regional ICP license shall conduct its business operations in provinces, autonomous regions and centrally administered municipalities as covered by its license within one year after acquiring the license. An inter-regional ICP service provider may authorize its subsidiaries or its branches to conduct an ICP business in licensed regions. If it authorizes its subsidiaries, the ICP service provider’s shareholding in such subsidiaries must be greater than 51%. Moreover, an ICP service provider shall not authorize two or more subsidiaries or branches to conduct the same ICP business in the same region. Shanda Networking is now in the process of applying to the Ministry of Information Industry for permission to authorize its relevant subsidiaries to conduct ICP business in several regions.

Regulation of Internet Content

      The PRC government has promulgated measures relating to Internet content through a number of ministries and agencies, including the Ministry of Information Industry, the Ministry of Culture and the State Press and Publications Administration. These measures specifically prohibit Internet activities, which includes the operation of online games, that result in the publication of any content which is found to, among other things, propagate obscenity, gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

Regulation of Information Security

      Internet content in China is also regulated and restricted from a State security standpoint. The National People’s Congress, China’s national legislative body, has enacted a law that may subject to criminal punishment in China any effort to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak State secrets; (4) spread false commercial information; or (5) infringe intellectual property rights.

      The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways which, among other things, result in a leakage of State secrets or a spread of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard, and we may be subject to the jurisdiction of the local security bureaus. If an ICP license holder violates these measures, the PRC government may revoke its ICP license and shut down its websites.

Import Regulation

      Our ability to license online games from abroad and import them into China is regulated in several ways. We are required to register with the Ministry of Commerce any license agreement with a foreign licensor that involves an import of technologies, including online game software into China. Without that registration, we cannot remit licensing fees out of China to any foreign game licensor. Furthermore, the State Copyright Bureau requires us to register copyright license agreements relating to imported software. Without the State Copyright Bureau registration, we cannot remit licensing fees out of China to any foreign game licensor and are not allowed to publish or reproduce the imported game software in China.

Publishing Regulation

      Our publishing activities include both online publishing and offline publishing. In order to engage in any online publishing business, we have obtained licenses from both the State Press and Publications Administration and the Ministry of Culture. We do not hold the required licence to engage in offline publishing. In order to conduct our game related content publishing business, we cooperate with companies that are licensed to conduct such business.

Intellectual Property Rights

      The State Council and the State Copyright Bureau have promulgated various regulations and rules relating to protection of software in China. Under these regulations and rules, software owners, licensees and transferees may register their rights in software with the State Copyright Bureau or its local branches and obtain software copyright registration certificates. Although such registration is not mandatory under PRC law, software owners, licensees and transferees are encouraged to go through the registration process and registered software rights may receive better protections. We have registered all of our in-house developed online games with the State Copyright Bureau.

Internet Cafe Regulation

      Internet cafes are required to obtain a license from the Ministry of Culture and the State Administration of Industry and Commerce, and are subject to requirements and regulations with respect to location, size, number of computers, age limit of customers and business hours. Although we do not own or operate any Internet cafes, many Internet cafes distribute our virtual pre-paid cards. The PRC government has announced its intention, and has begun, to intensify its regulation of Internet cafes, which are currently the primary venue for our users to play online games. Recently, the State Administration of Industry and Commerce and other related government agencies issued a notice to suspend issuance of new Internet cafe licenses. It is unclear when this suspension will be lifted. Intensified government regulation of Internet cafes could restrict our ability to maintain or increase our revenues and expand our customer base.

Privacy Protection

      PRC law does not prohibit Internet content providers from collecting and analyzing personal information from their users. We require our users to accept a user agreement whereby they agree to provide certain personal information to us. PRC law prohibits Internet content providers from disclosing to any third parties any information transmitted by users through their networks unless otherwise permitted by law. If an Internet content provider violates these regulations, the Ministry of Information Industry or its local bureaus may impose penalties and the Internet content provider may be liable for damages caused to its users.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information relating to our directors and executive officers. The business address of each of our directors and executive officers is No. 1 Intelligent Office Building, No. 690 Bibo Road, Zhangjiang Micro-Electronics Harbor, Pudong New Area, Shanghai 201203, China.

Name	Birthdate	Position

Tianqiao Chen(1)	May 16, 1973	Chairman of the Board of Directors and Chief Executive Officer
Jun Tang	June 27, 1962	Director and President
Danian Chen	May 16, 1978	Director and Senior Vice President
Qianqian Luo(1)	June 10, 1976	Director
Andrew Y. Yan	September 30, 1957	Director
Hongliang Lu(2)	November 3, 1954	Director
Ruigang Li(1)(2)	June 11, 1969	Director
W. Mark Evans(2)	August 16, 1957	Director
Haibin Qu	July 30, 1974	Director and Senior Vice President
Shujun Li	February 10, 1972	Vice President and Chief Financial Officer
Qunzhao Tan	March 29, 1976	Vice President and Chief Technology Officer
Jingying Wang	October 2, 1970	Vice President
Donglei Zhou	February 6, 1978	Director of Investment and Investor
Relations and Secretary to the Board of Directors
Sammy Cheng	August 13, 1953	Financial Controller
Greg Pilarowski	August 8, 1971	General Counsel

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

      Tianqiao Chen, one of our co-founders, has served as the chairman of our board of directors and our chief executive officer since our inception in December 1999. Mr. Chen established Shanda Networking with Danian Chen in December 1999. Prior to establishing Shanda Networking, Mr. Tianqiao Chen served as the vice director of the office of the president of Kinghing Trust & Investment Co., Ltd. from 1998 to 1999. From 1994 to 1998, Mr. Chen served in various management positions with Shanghai Lujiazui Group. Mr. Tianqiao Chen holds a bachelor’s degree in economics from Fudan University. Mr. Tianqiao Chen was granted the Rising Business Star award by China Central TV, China’s official national television network, in its recent selection of China’s top annual business personalities for 2003. Mr. Tianqiao Chen is the brother of Danian Chen, our co-founder, and is married to Qianqian Luo, one of our directors.

      Jun Tang has served as our president since February 2004 and as our director since April 2004. Prior to joining us, Mr. Tang served as the president of Microsoft China Co., Ltd. from March 2002 to January 2004 and the general manager of Microsoft Asia product support and service and Microsoft Global Technical Engineering Center from January 1998 to March 2002. He received the Microsoft Chairman Bill Gates Award in 1998 and the Microsoft Top Honor Award in 2002 from Microsoft Corporation, and remains the honorary president of Microsoft China Co. Ltd. In 2002, he founded Intertex Company, a software and entertainment company, in California. Mr. Tang received his doctorate degree, master’s degree and bachelor’s degree in the U.S., Japan and China, respectively.

      Danian Chen, one of our co-founders, established Shanda Networking with Tianqiao Chen in December 1999. Mr. Danian Chen served as our vice president and director of products until July 2003 and has served as a senior vice president since that time. Mr. Danian Chen has served on our board of directors since our inception. Prior to co-founding Shanda Networking, Mr. Danian Chen worked as an employee in Xinghui International Transport Company, Haijie Shipping Agency Company and Jinyi Network from September 1996 to November 1999. Mr. Danian Chen is Tianqiao Chen’s brother.

      Qianqian Luo has served as our director since our inception in December 1999. Ms. Luo previously served as our director of administration from November 1999 to July 2003 and vice president from July 2003 to February 2004. Ms. Luo served as a project manager at the investment banking department of Kinghing Trust & Investment Co., Ltd. from 1998 to 1999. Ms. Luo holds a bachelor’s degree in economics from Financial & Banking Institute of China. Ms. Luo is married to Tianqiao Chen.

      Andrew Y. Yan, the president and executive managing director of SAIF Advisors Ltd., which is an advisory company for SOFTBANK Inc., has served as our director since March 2003. SOFTBANK Inc. is the management company of SB Asia Infrastructure Fund L.P. Mr. Yan currently serves as the governor of the Chinese Venture Capital Association and as an independent director of China National Offshore Oil Service Corporation and Stone Electronics Limited, both of which are listed on the Hong Kong Stock Exchange. Mr. Yan is also an independent director of China Eastcom Co., which is listed on the Shanghai Stock Exchange. Mr. Yan is also serving on the board of various private hi-tech companies based in China. Mr. Yan served as a managing director of Emerging Markets Partnership, the principal advisor to AIG Asian Infrastructure Funds, from February 1995 to October 2001. Mr. Yan holds a master of arts degree from each of Princeton University and Beijing University, respectively, and a bachelor’s degree in engineering from Nanjing Aeronautic Institute.

      Hongliang Lu has served as our director since April 2004. Mr. Lu has been the president, chief executive officer and a director of UTStarcom, Inc., a prominent Chinese high-tech company, since June 1991. Mr. Lu holds a bachelor’s degree in civil engineering from the University of California, Berkeley.

      Ruigang Li has served as our director since April 2004. Mr. Li has served as the president of Shanghai Media Group, a multimedia conglomerate in Shanghai, since October 2002 and served as its assistant president from April 2002 to October 2002. Mr. Li currently serves as the chairman of board of directors of a number of subsidiaries of Shanghai Media Group. Mr. Li started his career in broadcast journalism as a reporter, then producer at Shanghai TV Station. From May 1998 to August 2001, Mr. Li worked for the Shanghai Municipal Government. Mr. Li holds a bachelor’s and master’s degree in journalism from Fudan University in Shanghai. He was a visiting scholar at Columbia University in New York from August 2001 to April 2002. Mr. Li has had extensive experience in the media and entertainment industry over the last ten years.

      W. Mark Evans has served as our director since April 2004. Mr. Evans has been a General Partner of Benchmark Capital, a U.K. based venture capital firm, since 2002 and currently serves on the boards of a number of private companies. Mr. Evans previously held a variety of senior management positions within Goldman Sachs, including serving as the Chairman of Goldman Sachs Asia from 1993 to 1997. Mr. Evans holds an MLitt in Economics from the University of Oxford and a BA in Economics from Queen’s University in Canada.

      Haibin Qu has served as our senior vice president since July 2003 and as our director since April 2004. Mr. Qu previously served as our vice president from September 2002 to June 2003, and served as our director of business development from February 2000 to August 2002. Previously, Mr. Qu served as a vice president of Shanghai Fuwei Technology Development Co., Ltd. from September 1996 to December 1999. Mr. Qu holds a bachelor’s degree in mechanics from Fudan University.

      Shujun Li has served as our chief financial officer since November 2003 and vice president since July 2003. Mr. Li previously served as our director of investment and overseas business from March 2002 to July 2003. Prior to joining us, Mr. Li served as a fund manager responsible for the establishment of Zhongrong Fund Management Company from January 2001 to October 2001 and a senior manager at the international business department of China Southern Securities Co., Ltd. from August 1997 to December 2000. Mr. Li holds a master’s degree in economics from Nankai University and a bachelor’s degree in English from Hebei Normal University.

      Qunzhao Tan has served as our chief technology officer since July 2003. Mr. Tan previously served as our director of research and development from November 1999 to July 2003. Prior to joining us, Mr. Tan worked as an assistant in the Institute of Clean Coal Technology of East China University of Science and Technology from July 1996 to November 1999. Mr. Tan holds a bachelor’s degree in chemical engineering from East China University of Science and Technology.

      Jingying Wang has served as our vice president since July 2003. Ms. Wang previously served as our director of customer services from May 2002 to July 2003. Prior to joining us, Ms. Wang served as the customer services manager of Shanghai Waterman Drinks Co., Ltd. from December 2000 to May 2002, and the customer services supervisor of Hangzhou Marykay Cosmetics Co., Ltd. from 1998 to December 2000. Ms. Wang holds a bachelor’s degree in radio technology from Shanghai University.

      Donglei Zhou has served as our secretary to the board of directors and director of investment and investor relations since November 2003. Prior to joining us, Ms. Zhou served as an investment manager at SAIF Advisors Ltd. from October 2001 to November 2003 and an investment banker with Morgan Stanley & Co. Incorporated from July 2000 to October 2001. Ms. Zhou holds a bachelor’s degree in applied mathematics and economics from Columbia University.

      Sammy Cheng is our financial controller. Mr. Cheng joined our company in February 2004. Mr. Cheng previously served as the finance director and board adviser of Promotional Partners Group Ltd. from October 2002 to November 2003, as the deputy general manager of finance for Tom.com International Ltd. from May to September 2002, and as the director of finance for chinadotcom Corporation from April 1999 to November 2001. Previously, he held a variety of financial control and accounting management positions, including with Msas/ Exel Logistics Group, Salomon Smith Barney Ltd., Citibank Canada, Bank of America Trust and Unisys Corp. Mr. Cheng is member of Chartered Institute of Management Accountants, U.K., Institute of Chartered Secretaries and Administrators, U.K. and Hong Kong Society of Accountants and holds a doctor of business administration degree from the University of South Australia and a master of business administration degree from the University of Hull in the U.K.

      Greg Pilarowski is our general counsel. He joined our company in March 2004. He was previously an associate in the New York, Hong Kong and Beijing offices of Sullivan & Cromwell LLP. Mr. Pilarowski holds a J.D. from Harvard Law School and a bachelor’s degree in international relations from Ohio State University.

Duties of Directors

      Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. A shareholder has the right to seek damages if a duty owed by our directors is breached.

      The functions and powers of our board of directors include, among others:

•	convening shareholders’ meetings and reporting its work to shareholders at such meetings;

•	implementing shareholders’ resolutions;

•	determining our business plans and investment proposals;

•	formulating our profit distribution plans and loss recovery plans;

•	determining our debt and finance policies and proposals for the increase or decrease in our registered capital and the issuance of debentures;

•	formulating our major acquisition and disposition plans, and plans for merger, division or dissolution;

•	proposing amendments to our amended and restated memorandum and articles of association; and

•	exercising any other powers conferred by the shareholders’ meetings or under our amended and restated memorandum and articles of association.

Terms of Directors and Executive Officers

      Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Board Practices

Board Committees

      Our board of directors has established an audit committee and a compensation committee.

      Audit Committee. Our audit committee currently consists of W. Mark Evans, Hongliang Lu and Ruigang Li. Our board of directors has determined that all of our audit committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Section 10A(m)(3)(B)(i) of the Exchange Act.

      Our audit committee will be responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	annually reviewing an independent auditors’ report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors and all relationships between the independent auditors and our company;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K;

•	discussing the annual audited financial statements with management and the independent auditors;

•	discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on our financial statements;

•	discussing policies with respect to risk assessment and risk management;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	timely reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within GAAP that have been discussed with management and all other material written communications between the independent auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately, periodically, with management, the internal auditors and the independent auditors; and

•	reporting regularly to the full board of directors.

      Compensation Committee. Our current compensation committee consists of Ruigang Li, who is an independent director, Tianqiao Chen and Qianqian Luo.

      Our compensation committee will be responsible for:

•	reviewing and making recommendations to our board of directors regarding our compensation policies and forms of compensation provided to our directors and officers;

•	reviewing and determining bonuses for our officers and other employees;

•	reviewing and determining stock-based compensation for our directors, officers, employees and consultants;

•	administering our equity incentive plans in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

      We are a “controlled company” as defined under Nasdaq Marketplace Rule 4350(c)(5). As a result, for so long as we remain a controlled company as defined in that rule, we are exempt from some of the requirements of Nasdaq Marketplace Rule 4350(c), including the requirements that:

•	a majority of our board of directors must be independent directors;

•	the compensation of our chief executive officer must be determined or recommended by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	the director nominees must be selected or recommended by a majority of the independent directors or a nomination committee comprised solely of independent directors.

Corporate Governance

      Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers and employees. We will make our code of ethics and our code of conduct publicly available on our website.

      In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedure and committees. The guidelines are not intended to change or interpret any law or our amended and restated memorandum and articles of association.

      We also have established a disclosure committee, which is comprised of certain members of senior management. Pursuant to the disclosure committee’s charter, which was ratified by our board of directors, the disclosure committee is responsible for adopting, evaluating and overseeing our disclosure controls and procedures and internal financial controls.

Compensation of Directors and Executive Officers

      In 2003, the aggregate cash compensation paid to our directors and executive officers as a group was RMB4,315,596, and options to acquire an aggregate of 7,586,634 ordinary shares were granted to our directors and executive officers. We have no service contracts with any of our directors or executive officers that provide benefits to them upon termination.

Stock Option Plan

      The 2003 Plan was adopted by the board of directors of Shanda BVI at a meeting on March 31, 2003. At the time, Shanda BVI was the ultimate holding company for our business. As a result of our restructuring in November 2003, Shanda BVI became our wholly owned subsidiary. The 2003 Plan is intended to promote our success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, employees and other eligible persons.

      An aggregate of 13,309,880 ordinary shares, or 8.9% of our diluted share capital, were reserved for issuance under the 2003 Plan. A total of 13,116,306 stock options have been granted, 8,857,803 were granted in 2003, and 4,258,503 were granted in 2004. As of December 31, 2004, 4,116,074 had been exercised and 116,830 had been cancelled, leaving 8,883,402 outstanding.

      With respect to the stock options we awarded in 2003, the vesting schedule provides for 25% of the options to vest immediately upon granting, and an additional 25% to vest on each of the first, second and third anniversaries of March 31, 2003. With respect to the options granted in 2004, other than 47,650 options granted to outside directors, none of those options were immediately vested, but generally vest in four installments on the first, second, third and fourth anniversaries of the date of grant. Options generally do not vest unless the grantee remains under our employment or in service with us on the given vesting date. However, in circumstances where there is a death or disability of the grantee, or a change in the control of our company, the vesting of options will be accelerated to permit immediate exercise of all options granted to a grantee. As of December 31, 2004, 4,513,165 of the granted options had vested of which 4,116,074 had been exercised at an average exercise price of US$1.63 per share. As of December 31, 2004, 8,883,402 options were outstanding, with an average exercise price of US$3.42.

      The exercise price for all of the stock options we granted in 2003 is US$1.516 per share, the estimated fair market value of our ordinary shares on March 31, 2003, the date the first options were granted. We have recognized compensation expense of RMB18.2 million (US$2.2 million) in the year ended December 31, 2003 in connection with these options. The exercise price for the options granted by us in 2004 was equal to the estimated fair value for those options at the time of grant.

      Our compensation committee administers the 2003 Plan and has wide discretion to award options. Subject to the provisions of the 2003 Plan and the above allocation targets, our compensation committee determines who will be granted options, the type and timing of options to be granted, vesting schedules and other terms and conditions of options, including the exercise price. Any of our employees may be granted options. The number of options awarded to a person, if any, is based on the person’s potential ability to contribute to our success, the person’s position with us and other factors chosen by our board of directors.

      Generally, to the extent an outstanding option granted under the 2003 Plan has not become vested on the date the grantee’s employment by or service with us terminates, the option will terminate and become unexercisable.

      Our board of directors may amend, alter, suspend, or terminate the 2003 Plan at any time, provided, however, that our board of directors must first seek the approval of our shareholders and, if such amendment, alteration, suspension or termination would adversely affect the rights of an optionee under any option granted prior to that date, the approval of such optionee. Without further action by our board of directors, the 2003 Plan will terminate on March 30, 2013.

      The table below sets forth the option grants made to our directors and executive officers pursuant to the 2003 Plan as of December 31, 2004:

	Number of Shares	Per Share
	to be Issued upon	Exercise Price
Name	Exercise of Options	(In US$)	Date of Grant	Date of Expiration

Tianqiao Chen	266,198	1.516	March 31, 2003	March 31, 2013
Jun Tang	2,661,976	5.5	February 12, 2004	February 12, 2014
Danian Chen	266,198	1.516	March 31, 2003	March 31, 2013
Qianqian Luo	266,198	1.516	March 31, 2003	March 31, 2013
Andrew Y. Yan	*	1.516	March 31, 2003	March 31, 2013
	*	8.0	July 26, 2004	July 26, 2014
Hongliang Lu	*	8.0	July 26, 2004	July 26, 2014
Ruigang Li	*	8.0	July 26, 2004	July 26, 2014
W. Mark Evans	*	8.0	July 26, 2004	July 26, 2014
Haibin Qu	1,863,383	1.516	March 31, 2003	March 31, 2013
Shujun Li	1,330,988	1.516	March 31, 2003	March 31, 2013
Qunzhao Tan	2,129,581	1.516	March 31, 2003	March 31, 2013
Jingying Wang	*	1.516	March 31, 2003	March 31, 2013
Donglei Zhou	*	1.516	December 18, 2003	March 31, 2013
Sammy Cheng	*	5.5	February 27, 2004	February 27, 2014
Greg Pilarowski	*	5.5	March 15, 2004	March 15, 2014

*	Upon exercise of all options granted, would beneficially own less than 1% of our outstanding ordinary shares, assuming all of our outstanding preferred shares are converted into our ordinary shares.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information with respect to the beneficial ownership, within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, of our ordinary shares, as of December 31, 2004, assuming the conversion of all preferred shares into ordinary shares for:

•	each person known to us to own beneficially more than 5% of our ordinary shares; and

•	each of our directors and executive officers who beneficially own ordinary shares within the meaning of Section 13(d)(3) of the Exchange Act;

      Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 139,960,328 ordinary shares outstanding as of December 31, 2004.

	Shares Beneficially
	Owned

Name	Number	Percent

Tianqiao Chen(1)(2)	84,607,460	60.5%
Danian Chen(3)(4)	84,607,461	60.5%
Qianqian Luo(1)(5)	84,607,460	60.5%
Skyline Media Limited(6)	84,514,290	60.4%
SB Asia Infrastructure Fund L.P.(7)	21,257,498	15.2%
Andrew Y. Yan(8)	*	*
Jun Tang	*	*
Hongliang Lu	*	*
Ruigang Li	*	*
W. Mark Evans	*	*
Qunzhao Tan(9)	705,681	0.5%
Haibin Qu(10)	564,970	0.4%
Shujun Li(11)	328,194	0.2%
Jingying Wang	*	*
Donglei Zhou	*	*
Sammy Cheng	*	*

*	Upon exercise of all options currently exercisable or vesting within 60 days of the date of this prospectus, would beneficially own less than 1% of our ordinary shares.

(1)	Represents 84,514,290 ordinary shares owned by Skyline Media Limited and approximately 93,170 ordinary shares issued upon exercise of stock options.

(2)	Tianqiao Chen is the sole shareholder of Shanda Media Limited, which is a director and owns 40% of Skyline Capital International Limited, the sole shareholder of Skyline Media Limited. Tianqiao Chen is also a director of Skyline Media Limited. Tianqiao Chen disclaims beneficial ownership of all of our ordinary shares owned by Skyline Media Limited.

(3)	Represents 84,514,290 ordinary shares owned by Skyline Media Limited and approximately 93,171 ordinary shares issued upon exercise of stock options.

(4)	Danian Chen is the sole shareholder of Shanda Investment International Limited, which is a director and owns 30% of Skyline Capital International Limited, the sole shareholder of Skyline Media Limited.

Danian Chen is also a director of Skyline Media Limited. Danian Chen disclaims beneficial ownership of all of our ordinary shares owned by Skyline Media Limited.

(5)	Qianqian Luo is the sole shareholder of Fortune Capital Holdings Enterprises Limited, which is a director and owns 30% of Skyline Capital International Limited, the sole shareholder of Skyline Media Limited. Ms. Luo is also a director of Skyline Media Limited. Ms. Luo disclaims beneficial ownership of all of our ordinary shares owned by Skyline Media Limited.

(6)	Tianqiao Chen, Danian Chen and Qianqian Luo indirectly own 40%, 30% and 30%, respectively, of Skyline Media and may be deemed to beneficially own all of our shares held by Skyline Media.

(7)	As of December 31, 2004 SB Asia Infrastructure Fund L.P. beneficially owned 21,257,498 of our ordinary shares. In a transaction completed January 12, 2005, SB Asia Infrastructure Fund L.P. distributed 20,600,000 ordinary shares to its limited and general partners. See “Use of Proceeds and Recent Sales of Unregistered Securities”. SOFTBANK Corporation is the sole shareholder of SB First Singapore Pte Ltd., which is a voting shareholder of Asia Infrastructure Investments Limited and exercises control with respect to Asia Infrastructure Investments Limited’s interest in SB Asia Pacific Investments Limited. Asia Infrastructure Investments Limited is the sole shareholder of SB Asia Pacific Investments Limited, the sole general partner of SB Asia Pacific Partners, L.P., which is the sole general partner of SB Asia Infrastructure Fund L.P., our shareholder.

(8)	Mr. Yan is the president and executive managing director of SAIF Advisors Ltd., which is an advisory company for SOFTBANK Inc. SOFTBANK Inc. is the management company of SB Asia Infrastructure Fund L.P. Mr. Yan disclaims beneficial ownership of our ordinary shares owned by SB Asia Infrastructure Fund L.P.

(9)	These shares are held by DBS Trustees Limited acting as Trustees of the Three Gorges Trust for the benefit of Qunzhao Tan and his family members.

(10)	These shares are held by DBS Trustees Limited acting as Trustees of the Hub Trust for the benefit of Haibin Qu and his family members.

(11)	These shares are held by DBS Trustees Limited acting as Trustees of the Nature Trust for the benefit of Shujun Li and his family members.

      None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

      As of September 30, 2004, of the 139,960,328 outstanding ordinary shares, 14.5% percent of those ordinary shares are held in the United States by 55 institutional holders of record. The 55 institutional holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of over 300 beneficial owners of our ordinary shares.

SELLING SECURITYHOLDERS

      The notes were originally issued to Goldman Sachs (Asia) L.L.C. on October  20, 2004 in a private offering. The $275 million in aggregate principal amount of notes were issued at par. Goldman Sachs (Asia) L.L.C. resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time sell pursuant to this prospectus any or all of the notes and the ordinary shares into which the notes are convertible. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees or successors.

      The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder may offer pursuant to this prospectus and the maximum number of ordinary shares into which the notes are convertible. Based upon information provided to us by the selling securityholder, unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

      We have prepared the table based on information given to us by the selling securityholders on or before January 10, 2005. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or ordinary shares listed below, no estimate can be given as to the amount of notes or ordinary shares that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

      Information about the selling stockholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.

			Maximum Number of
	Principal Amount in		Ordinary Shares
	US$ of Notes		Issuable upon
	Beneficially Owned	Percentage of	Conversion of the Notes	Percentage of Ordinary
Selling Securityholder	and Offered	Outstanding Notes	that May be Sold(1)	Shares Outstanding(2)

AHFP Context(3)	$250,000	*	12,595	*
Alexian Brothers Medical Center(4)	115,000	*	5,793	*
Aloha Airlines Non-Pilots Pension Trust(4)	55,000	*	2,770	*
Aloha Pilots Retirement Trust(4)	30,000	*	1,511	*
Amaranth LLC(5)	30,000,000	10.9%	1,511,448	1.1%
Arkansas PERS(4)	985,000	*	49,625	*
Asian Diversified Total Return Limited Duration Company(6)	275,000	*	13,854	*
Attorney’s Title Insurance Fund(4)	135,000	*	6,801	*
Boilermakers Blacksmith Pension Trust(4)	2,200,000	*	110,839	*
C&H Sugar Company Inc.	60,000	*	3,022	*
Context Convertible Arbitrage Fund, LP(3)	3,300,000	1.2%	166,259	*
Context Convertible Arbitrage Offshore, Ltd.(3)	10,500,000	3.8%	529,006	*
CSS, LLC	1,000,000	*	50,381	*
Delta Airlines Master Trust (4)	550,000	*	27,709	*

			Maximum Number of
	Principal Amount in		Ordinary Shares
	US$ of Notes		Issuable upon
	Beneficially Owned	Percentage of	Conversion of the Notes	Percentage of Ordinary
Selling Securityholder	and Offered	Outstanding Notes	that May be Sold(1)	Shares Outstanding(2)

Deutsche Bank Securities Inc.	2,500,000	*	125,954	*
DKR SoundShore Oasis Holding Fund Ltd.(7)	5,200,000	1.9%	261,984	*
DKR SoundShore Strategic Holding Fund Ltd.(7)	1,300,000	*	65,496	*
Duke Endowment(4)	475,000	*	23,931	*
Fore Convertible Master Fund, Ltd.(8)	1,784,000	*	89,880	*
Fore Plan Asset Fund, Ltd. (8)	159,000	*	8,010	*
Grace Convertible Arbitrage Fund, Ltd.(9)	6,300,000	2.3%	317,404	*
Guggenheim Portfolio Company VII (Cayman)(8)	276,000	*	13,905	*
Hallmark Convertible Securities Fund(4)	65,000	*	3,274	*
Hawaiian Airlines Employees Pension Plan — IAM(4)	17,000	*	856	*
Hawaiian Airlines Pension Plan for Salaried Employees (4)	3,000	*	151	*
Hawaiian Airlines Pilots Retirement Plan(4)	50,000	*	2,519	*
JMG Capital Partners, LP (10)	3,600,000	1.3%	181,373	*
JMG Triton Offshore, Ltd. (11)	5,590,000	2.0%	281,633	*
KBC Financial Products, USA, Inc.(12)	3,800,000	1.4%	191,450	*
LDG Limited(13)	53,000	*	2,670	*
Louisiana CCRF(4)	110,000	*	5,541	*
Lyxor/ Quest Fund Ltd. (14)	350,000	*	17,633	*
Man Mac I Limited(15)	781,000	*	39,348	*
MSS Convertible Arbitrage 1% TQA Investors, LLC(13)	3,000	*	151	*
National Bank of Canada(3)	1,200,000	*	60,457	*
OCLC Online Computer Library Center Inc.(4)	35,000	*	1,763	*
Prudential Insurance Co. of America	55,000	*	2,770	*
Quest Global Convertible Master Fund Ltd.(14)	150,000	*	7,557	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio(16)	3,000,000	1.1%	151,144	*

			Maximum Number of
	Principal Amount in		Ordinary Shares
	US$ of Notes		Issuable upon
	Beneficially Owned	Percentage of	Conversion of the Notes		Percentage of Ordinary
Selling Securityholder	and Offered	Outstanding Notes	that May be Sold(1)		Shares Outstanding(2)

Satellite Convertible Arbitrage Master Fund, LLC (17)	10,000,000	3.6%	503,816		*
Southern Farm Bureau Life Insurance(4)	700,000	*	35,267		*
Sphinx Fund(13)	59,000	*	2,972		*
State of Oregon/ Equity(4)	2,795,000	1.0%	140,816		*
State of Oregon/ SAIF Corporation(4)	1,275,000	*	64,236		*
TQA Master Fund, Ltd.(13)	447,000	*	22,520		*
TQA Master Plus Fund, Ltd. (13)	759,000	*	38,239		*
Tribeca Global Investments Ltd.(18)	7,000,000	3.5%	352,671		*
US Bank FBO Benedictine Health Systems(4)	90,000	*	4,534		*
Waterstone Market Neutral MAC 51 Ltd.(19)	68,000	*	3,425		*
Waterstone Market Neutral Master Fund Ltd.(19)	932,000	*	46,955		*
Wolverine Asset Management (20)	4,100,000	1.5	206,564		*
Xavex Convertible Arbitrage 7 Fund(13)	93,000	*	4,685		*
Zurich Institutional Benchmarks Master Fund, Ltd (13)	86,000	*	4,332		*
Any other selling securityholder or its future transferee(21)	160,285,000	58.3%	8,025,033	(22)	5.0%

Total	$275,000,000	100.0%	10,076,320		7.2%

*	Less than 1%.

(1)	For purposes of presenting the maximum number of ordinary shares issuable upon conversion of the notes, we have assumed that each $1,000 in principal amount of the notes is convertible into 50.3816 of our ordinary shares. Although this is the initial conversion rate of the notes, the conversion consideration for each Note will actually consist of (a) cash in an amount equal to the lesser of (i) the principal value of such Note, or (ii) the conversion value of such Note (as defined in this prospectus), a number of our ordinary shares equal, and (b) a number of our ordinary shares equal to the sum of the daily share amounts (calculated as described in this prospectus) for each of the five consecutive trading days beginning on the third trading day following the conversion date. In addition, the conversion rate is subject to adjustment as described under “Description of the Notes — Antidilution Adjustments.” As a result, the number of our ordinary shares issuable upon the conversion of each Note may be higher or lower than the figure indicated.

(2)	Based on 139,960,328 number of ordinary shares outstanding as of the close of business on December 31, 2004.

(3)	The securityholder has informed us that Michael Rosen and William Fertig have voting and dispositive power over the securities beneficially owned by such securityholder.

(4)	The securityholder has informed us that Ann Houlihan has voting and dispositive power over the securities beneficially owned by such securityholder.

(5)	The securityholder has informed us that Nicholas M. Maounis has voting and dispositive power over the securities beneficially owned by such securityholder.

(6)	The securityholder has informed us that Philip Tye, Christopher Chan, Martin Brennan and Chris Agar voting and dispositive power over the securities beneficially owned by such securityholder.

(7)	The securityholder has informed us that Seth Fischer has voting and dispositive power over the securities beneficially owned by such securityholder.

(8)	The securityholder has informed us that David Egglishaw has voting and dispositive power over the securities beneficially owned by such securityholder.

(9)	The securityholder has informed us that Bradley Whitmore and Michael Brailov have voting and dispositive power over the securities beneficially owned by such securityholder.

(10)	The securityholder has informed us that Jonathan M. Glaser has voting and dispositive power over the securities beneficially owned by such securityholder.

(11)	The securityholder has informed us that Jonathan M. Glaser and Daniel A. David have voting and dispositive power over the securities beneficially owned by such securityholder.

(12)	The securityholder has informed us that Luke Edwards has voting and dispositive power over the securities beneficially owned by such securityholder.

(13)	The securityholder has informed us that Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero have voting and dispositive power over the securities beneficially owned by such securityholder.

(14)	The securityholder has informed us that James Doolin and Frank Campana have voting and dispositive power over the securities beneficially owned by such securityholder.

(15)	The securityholder has informed us that Michael Collins has voting and dispositive power over the securities beneficially owned by such securityholder.

(16)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(17)	The securityholder has informed us that Lief Rosenblatt, Mark Sonnino, Gabriel Nechamkin, Christopher Tuzzo, Brian Kriftcher, Stephen Shapiro and David Ford have voting and dispositive power over the securities beneficially owned by such securityholder.

(18)	The securityholder has informed us that Citigroup Inc., a publicly held entity that is required to file periodic and other reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, has voting and dispositive power over the securities beneficially owned by such securityholder.

(19)	The securityholder has informed us that Shawn Bergerson has voting and dispositive power over the securities beneficially owned by such securityholder.

(20)	The securityholder has informed us that Rob Bellick has voting and dispositive power beneficially owned by such securityholder.

(21)	We are unable to provide the names of certain selling securityholders who hold notes and/or ordinary shares issuable upon conversion of the notes at this time, because such selling securityholders have not provided us with their identity and other necessary information and because the notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such selling securityholders will be set forth in prospectus supplements if and when necessary.

(22)	Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any of our ordinary shares other than the ordinary shares issuable upon conversion of the notes at the initial conversion rate.

RELATED PARTY TRANSACTIONS

Shengqu/ Shanda Networking Arrangements

      In order to comply with PRC regulations, we operate our online game business in China through Shanda Networking, a company wholly owned by Tianqiao Chen and Danian Chen, our founders and controlling shareholders, who are also PRC citizens. We have entered into a series of contractual arrangements with Shanda Networking and its shareholders, including contracts relating to the transfer of assets, the provision of services, software licenses and equipment, and certain shareholder rights and corporate governance matters.

      Each of Shengqu’s contractual arrangements with Shanda Networking and its shareholders may only be amended with the approval of our audit committee or another independent body of our board of directors.

      The following is a summary of the material provisions of these agreements. For more complete information you should read these agreements in their entirety. Directions of how to obtain copies of those agreements are provided in this prospectus under “Where You Can Find Additional Information”.

Transfer of Assets

•	Asset Transfer Agreement, dated February 18, 2003, as supplemented on February 25, 2003, June 20, 2003 and December 18, 2003, between Shanda Networking and Shengqu. Shanda Networking transferred to Shengqu substantially all of the assets that it owned as of February 18, 2003, except for its ICP licenses and certain contracts and servers relating to its ICP licenses, for a purchase price of approximately RMB45 million. Online game licenses held by Shanda Networking were not transferred to Shengqu.

•	Equipment Transfer Agreement, dated June 20, 2003, between Shanda Networking and Shengqu. Shanda Networking transferred to Shengqu computers, servers and other equipment that it acquired between February 18, 2003 and May 31, 2003 for a purchase price of RMB16.2 million.

Services, Software Licenses and Equipment

•	Amended and Restated Equipment Leasing Agreement, dated December 9, 2003, between Shanda Networking and Shengqu. Shengqu leases back to Shanda Networking the equipment that it purchased from Shanda Networking and other equipment that Shanda Networking may request from time to time, for a monthly lease payment equal to 4.2% of the original value of the leased equipment. Without Shengqu’s written consent, Shanda Networking may not lease any equipment from any other parties. The term of the lease is ten years, which will be automatically renewed for another one year term upon the expiration of each term unless Shengqu notifies Shanda Networking of its intention not to renew 30 days before the current term expires.

•	Amended and Restated Technical Support Agreement, dated December 9, 2003, between Shanda Networking and Shengqu. Shengqu provides Shanda Networking with exclusive technical support services for the maintenance of Shanda Networking’s servers, networks and other equipment, software and systems. Shanda Networking pays a monthly service fee to Shengqu which is based on the actual labor cost of Shanda Networking during the relevant period. In addition, Shanda Networking reimburses Shengqu for out of pocket costs Shengqu incurs in connection with providing the services under this agreement. The term of this agreement is ten years, which will be automatically renewed for another one year term upon the expiration of each term unless Shengqu notifies Shanda Networking of its intention not to renew 30 days before the relevant term expires.

•	Amended and Restated Billing Technology License Agreement, dated December 9, 2003, between Shanda Networking and Shengqu. Shengqu granted Shanda Networking an exclusive license to use its billing system for a monthly license fee equal to a standard monthly fee per player multiplied by the average number of concurrent users for the relevant month. The standard monthly fee per player was RMB15.30 for 2003 and will be RMB13.46 for 2004 and thereafter. The term of the license is ten years, which will be automatically renewed for another one year term upon the expiration of each term unless Shengqu notifies Shanda Networking of its intention not to renew 30 days before the relevant term expires.

•	Amended and Restated Online Game Software Marketing and License Agreement, dated December 9, 2003, between Shanda Networking and Shengqu. Shengqu granted Shanda Networking a license to operate version 1.5 of Woool, maintain relevant servers and provide related customer services in mainland China and Hong Kong. Shanda Networking paid an initial license fee of RMB50 million to Shengqu. In addition, Shanda Networking pays a quarterly license fee to Shengqu equal to 26% of Shanda Networking’s subscription revenues from this game.

•	Amended and Restated Strategic Consulting Service Agreement, dated December 9, 2003, between Shanda Networking and Shengqu. Shengqu provides Shanda Networking with strategic consulting and related services for Shanda Networking’s business, including (1) valuation of imported games; (2) development of new game projects; (3) industry investigation and survey; (4) marketing and promotion strategies; and (5) other services relating to Shanda Networking’s business. The fee for these services will be calculated monthly according to the following formula:

((standard monthly fee per player multiplied by average number of concurrent users) minus (fees paid (1) to Shengqu for other services or licenses, (2) to game licensors for installation and as royalties, (3) to telecom providers for Internet data center leases and (4) to other cooperation partners and an additional retention amount)) multiplied by 60%.

The standard monthly fee per player was RMB98 for 2003 and will be RMB86 for 2004 and thereafter. The additional retention amount was RMB1.72 million for 2003 and will be RMB1.9 million for 2004 and thereafter. The term of this agreement is 20 years, which will be automatically renewed for another one year term upon the expiration of each term unless Shengqu notifies Shanda Networking of its intention not to renew 30 days before the relevant term expires.

•	Software Licensing Agreement, dated December 9, 2003, between Shanda Networking and Shengqu. Shengqu granted Shanda Networking a non-exclusive and non-transferable license to install and operate the “Shanda Xintianyou 1.0” software on designated computers and to grant to its customers the right to use such software. Shanda Networking pays Shengqu an installation fee of RMB3.6 million and will reimburse Shengqu for costs Shengqu incurs in connection with the installation, adjustment and maintenance of the software and the provision of training services relating to the software. Shanda Networking also pays Shengqu a licensing fee equal to 5% of Shanda Networking’s online games revenues generated from computers installed with the software from the first month after the software is installed on the relevant computers. The term of this license is two years, which will be automatically renewed for another one year term upon the expiration of each term unless Shengqu notifies Shanda Networking of its intention not to renew 30 days before the relevant term expires.

•	Software Licensing Agreement, dated December 9, 2003, between Shanda Networking and Shengqu. Shengqu granted Shanda Networking a non-exclusive and non-transferable license to install and operate the “Keep-In-Touch” software on designated computers. Shanda Networking pays Shengqu a licensing fee of RMB1.2 million and will reimburse Shengqu for costs Shengqu incurs in connection with the installation, adjustment and maintenance of the software and the provision of training services relating to the software. Shanda Networking also pays Shengqu a maintenance fee equal to 15% of the licensing fee payable under this agreement from the first month after the software is installed on the designated computers. The term of the license is one year, which will be automatically renewed for another one year term upon the expiration of each term unless Shengqu notifies Shanda Networking of its intention not to renew 30 days before the relevant term expires.

•	Research and Development Agreement, dated July 14, 2004, between Shengqu and Shanghai Shengjin Software Development Co., Ltd. Pursuant to this agreement, Shengjin will develop an online game known as “The Sign” in accordance with feature descriptions and development milestones set forth in an annex to the agreement. Upon open testing of The Sign, Shengqu will pay Shengjin RMB500,000. Upon the commercial launch of The Sign, Shengqu will pay Shengjin an additional RMB1.5 million.

After the commercial launch of The Sign, Shengqu will pay Shengjin a monthly fee equal to (i) 10% of the net income derived from the sale of pre-paid game card points for The Sign if the average concurrent users for the month exceeds 50,000 or (ii) 5% of the net income derived from the sale of pre-paid game card points for The Sign if the average concurrent users for the month is less than 50,000; provided, however, that no such monthly fee will be paid until the aggregate of such amounts have exceeded RMB2 million, and then only such amounts as are in aggregate excess of RMB2 million. The total payments to be made under the agreement are estimated at RMB 6 million; the term of the agreement is for the 24 month period beginning March 25, 2003.

•	Online Game Distribution and Service Agreement, dated July 14, 2004, between Shanghai Shengpin Network Technology Development Co., Ltd. and Shengqu. Pursuant to this agreement, Shanghai Shengpin Network Technology Development Co., Ltd., or Shengpin, grants to Shengqu an exclusive license to distribute and sell the game “The Age” and its peripheral products in the PRC and Hong Kong over the course of a 12 month term beginning May 1, 2004. The license may be sublicensed. Shengqu will pay Shengpin an initial licensing fee of RMB 2 million. Shengqu will also pay a monthly fee equal to 20% of the revenues received by Shengqu in the operation of The Age but only to the extent that such amount, in the aggregate, is in excess of RMB 2 million. In the event that the monthly number of average concurrent users of The Age is less than 20,000 during six consecutive months, Shengqu shall not be required to make the monthly payment and may terminate the agreement. This agreement was terminated December 21, 2004 pursuant to the Technology and Transfer Agreement, dated December 21, 2004, between Shengpin and Shengqu.

•	Online Game Distribution and Service Agreement, dated July 14, 2004, between Shengqu and Shanda Networking. Pursuant to this agreement, Shengqu grants to Shanda Networking an exclusive license to distribute and sell the game “The Age” and its peripheral products in the PRC and Hong Kong over the course of a 12 month term beginning May 1, 2004. Shanda Networking will pay Shengqu an initial licensing fee of RMB 5 million. Shanda Networking will also pay a monthly fee equal to 26% of the revenues received by Shanda Networking in the operation of The Age.

•	Online Game Distribution and Service Agreement, dated July 14, 2004, between Shengqu and Shanda Networking. Pursuant to this agreement, Shengqu grants to Shanda Networking an exclusive license to distribute and sell the game “The Sign” and its peripheral products in the PRC and Hong Kong over the course of a 12 month term beginning June 1, 2004. Shanda Networking will pay Shengqu an initial licensing fee of RMB 5 million. Shanda Networking will also pay a monthly fee equal to 26% of the revenues received by Shanda Networking in the operation of The Sign.

•	Technology Transfer Agreement, dated December 21, 2004, between Shengqu and Shanghai Shengpin Network Software Development Co., Ltd.. Pursuant to this agreement, Shengpin transferred to Shengqu all rights, title and interest in and to the intellectual property relating to the game The Age in consideration of a payment by Shengqu of RMB2,697,448. In addition, the agreement terminated the Online Game Distribution and Service Agreement, dated July 14, 2004, between Shengpin and Shengqu.

Shareholder Rights and Corporate Governance

Transfer of Ownership when Permitted by Law

      Pursuant to a purchase option and cooperation agreement, or the purchase option agreement, entered into among Shengqu, Tianqiao Chen, Danian Chen and Shanda Networking on December 30, 2003, Tianqiao Chen and Danian Chen jointly granted Shengqu an exclusive option to purchase all of their equity interest in Shanda Networking, and Shanda Networking granted Shengqu an exclusive option to purchase all of its assets if and when (1) such purchase is permitted under applicable PRC law or (2) to the extent permitted by law, with respect to his individual interest, either Tianqiao Chen and Danian Chen ceases to be a director or employee of Shanda Networking or desires to transfer his equity interest in Shanda Networking to a third party. Shengqu may purchase such interest or assets by itself or designate another party to purchase such interest or assets. The exercise price of the option will be equal to the lower of RMB10 million or the lowest price permitted by PRC law, or a pro rata portion thereof for a purchase of a portion of the equity interest in, or assets of, Shanda Networking. Shengqu will bear the tax consequences of Tianqiao Chen and Danian Chen caused by any exercise by Shengqu of the option to purchase the equity interest in Shanda Networking. Following any exercise of the option, the parties will enter into a definitive share or asset purchase agreement and other related transfer documents within 30 days after written notice of exercise is delivered. Pursuant to the purchase option agreement, at all times before Shengqu acquires 100% of Shanda Networking’s shares or assets, Shanda Networking may not (1) sell, transfer, assign, dispose of in any manner or create any encumbrance in any form on any of its assets unless such sale, transfer, assignment, disposal or encumbrance is relating to the daily operation of Shanda Networking or has been disclosed to and consented to in writing by Shengqu; (2) enter into any transaction which may have a material effect on Shanda Networking assets, liabilities, operations, equity or other legal interests unless such transaction relates to the daily operation of Shanda Networking or has been disclosed to and consented to in writing by Shengqu; and (3) distribute any dividends to its shareholders in any manner, and Tianqiao Chen and Danian Chen may not cause Shanda Networking to amend its articles of association to the extent such amendment may have a material effect on Shanda Networking’s assets, liabilities, operations, equity or other legal interests except for pro rata increases of registered capital required by law.

Voting Arrangement

      Pursuant to two proxies executed and delivered by Tianqiao Chen and Danian Chen to Haibin Qu and Qunzhao Tan, respectively, on December 30, 2003, Tianqiao Chen and Danian Chen have granted Haibin Qu and Qunzhao Tan, who are employees of Shengqu, the power to exercise their rights as the shareholders of Shanda Networking to appoint directors, the general manager and other senior managers of Shanda Networking. Under the purchase option agreement, Tianqiao Chen and Danian Chen have agreed that (1) they will only revoke the proxies granted to Haibin Qu or Qunzhao Tan when either of the two individuals ceases to be an employee of Shengqu or Shengqu delivers a written notice to Tianqiao Chen and Danian Chen requesting such revocation, and (2) they, or either of them, as the case may be, will execute and deliver another proxy in the same format as the one dated December 30, 2003 to any other individual as instructed by Shengqu. Tianqiao Chen and Danian Chen have agreed that they will cause their successors to continue to fulfill such undertaking if and when either ceases to be a shareholder or director of Shanda Networking.

Share Pledge Agreement

      Pursuant to a share pledge agreement, dated December 30, 2003, Tianqiao Chen and Danian Chen have pledged all of their equity interest in Shanda Networking to Shengqu to secure the payment obligations of Shanda Networking under all of the agreements between Shanda Networking and Shengqu. Under this agreement, Tianqiao Chen and Danian Chen have agreed not to transfer, assign, pledge or in other manner dispose of their interests in Shanda Networking or create any other encumbrance on their interests in Shanda Networking which may have a material effect on Shengqu’s interests without the written consent of Shengqu.

Financing Support

      Pursuant to the purchase option agreement, Shengqu has agreed to provide or designate one of its affiliates to provide financing to Shanda Networking to the extent Shanda Networking needs such financing. To the extent that Shanda Networking is unable to repay the financing due to its losses, Shengqu agrees to waive or cause other relevant parties to waive all recourse against Shanda Networking with respect to the financing.

Indemnifications

      Shengqu has agreed to provide necessary support to and to indemnify Tianqiao Chen and Danian Chen to the extent that they are subject to any legal or economic liabilities as a result of performing their obligations pursuant to their agreements with Shengqu.

Other Related Party Transactions

Shareholders Agreement

      Pursuant to the terms of the shareholders agreement with shareholders who held shares prior to our initial public offering, at any time six months after the closing of the initial public offering, any such shareholder(s) holding of record at least 50% of registrable securities then outstanding may, on three occasions only, require us to effect the registration, on a form other than Form F-3, of all or part of the registrable securities then outstanding. Registrable securities are ordinary shares issued or issuable to the parties to the shareholders agreement other than ordinary shares which have been issued to the public.

      In addition, any holder of registrable securities may require us to effect a registration statement on Form F-3 (or any successor form or any comparable form for a registration in a jurisdiction other than the United States) for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least US$1,000,000 and we are entitled to use Form F-3 (or a comparable form) for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than one such registration in any six month period. Under certain circumstances, such demand registration may also include ordinary shares other than registrable securities.

      We are generally required to bear all of the registration expenses incurred in connection with one demand registration on a form other than Form F-3, unlimited Form F-3 and piggyback registrations, except underwriting discounts and selling commissions, as well as the registration expenses incurred in connection with any registration of ordinary shares owned by Skyline Media Limited. For a further description of these registration rights, see “Description of Share Capital — Registration Rights”.

Acquisition of Heng Kang’s Distribution Business

      Until February 2003, Heng Kang Networking Company Limited, which is owned by immediate family members of Tianqiao Chen and Danian Chen, was the sole distributor of the pre-paid game cards for Shanda Networking’s online games business. In March 2003, we paid US$3 million to Heng Kang for the distribution related business of Heng Kang, which included access to provincial distributors, access to the e-sales systems and personnel involved in the distribution process.

Sale of Stamedotcom

      In September 2003, we sold our entire ownership interest in Stamedotcom, an online virtual community Internet business, for cash consideration of approximately RMB1.6 million to two companies owned by immediate family members of Tianqiao Chen and Danian Chen.

Special Dividend

      Our board of directors declared a special cash dividend of US$23.2 million on March 5, 2004, which represented all of the distributable profits of Shengqu at the end of 2003. At the time this special dividend was approved, our board of directors was comprised of Tianqiao Chen, Danian Chen, Qianqian Luo, Andrew Yan and Jingsheng Huang. This special dividend was paid on April 29, 2004 out of available cash to our existing shareholders, Skyline Media Limited and SB Asia Infrastructure Fund L.P., pro rata in accordance with their existing shareholdings. Skyline Media Limited received approximately US$17.4 million and SB Asia Infrastructure Fund L.P. received approximately US$5.8 million. Tianqiao Chen, Danian Chen, and Qianqian Luo each own through their respective holding companies 40%, 30% and 30%, respectively, of the ownership interests in Skyline Media Limited. We do not expect to pay dividends on our ordinary shares in the foreseeable future.

Loan to Chief Financial Officer

      We extended an interest-free loan of RMB450,000 to Shujun Li, our vice president and chief financial officer, in April 2003 as a home-purchase loan. At the time we made this loan, Mr. Li was our director of investment and overseas business. Mr. Li repaid this loan in full in April 2004.

Repurchase of Ordinary Shares from SB Asia Infrastructure Fund L.P.

      On October 28, 2004 we repurchased 5,326,250 ordinary shares from SB Asia Infrastructure Fund for a price US$14.08 per ordinary share, or an aggregate price of US$75,000,000.

DESCRIPTION OF THE NOTES

      We issued the notes under an indenture dated as of October 20, 2004 between us and The Bank of New York, in its capacity as trustee. Subject to compliance with the procedures described in “Conversion Rights — Conversion Procedures” and the requirements described under “Description of American Depositary Shares” elsewhere in this prospectus, the ordinary shares issuable upon conversion of the notes may be deposited pursuant to the deposit agreement dated as of May 17, 2004 among us, The Bank of New York, as depositary, and the holders and beneficial owners from time to time of the ADSs, against the issuance of ADSs. We have entered into a registration rights agreement dated as of October 20, 2004 with the initial purchaser pursuant to which we, for the benefit of the holders of the notes, filed a shelf registration statement with the SEC, of which this prospectus is a part, covering resale of the notes and the ordinary shares issuable upon conversion of the notes.

      The following description of the terms of the indenture and the notes is a summary. This summary does not restate the indenture or the notes in full and excludes certain definitions and complex legal terminology contained in the indenture. While we believe this summary contains all of the information about the indenture important to your decision to purchase the notes, it does not include all of the provisions of the indenture, the deposit agreement and the registration rights agreement. In the event of any inconsistency between any such agreement and the following description, the terms of such agreement shall govern. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

      In this section, references to “Shanda Interactive Entertainment Limited,” “we,” “our” or “us” refer solely to Shanda Interactive Entertainment Limited and not to its subsidiaries.

General

      We have issued US$275 million in aggregate principal amount of notes. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms of the notes (except for price and initial issuance date). Any of these additional notes will, together with the notes offered hereby, constitute a single series of notes under the indenture. Holders of such additional notes will have the right to vote together with holders of notes offered hereby as one class.

      The notes will not bear interest unless specified events of default under the registration rights agreement occur.

      The notes are our general and unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. The notes rank equally to all existing senior indebtedness and subordinated to all future senior secured indebtedness. The indenture does not limit the amount of indebtedness or other liabilities that we or any of our subsidiaries can create, incur, assume or guarantee in the future.

      Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form without coupons in denominations of US$1,000 principal amount and any integral multiple of US$1,000 above that amount. The notes will mature on October 15, 2014, unless earlier redeemed by us at our option, repurchased by us at a holder’s option as described herein, exchanged as described herein or converted at a holder’s option into our ordinary shares as described under “— Conversion Rights.”

Conversion Rights

      You will be entitled to convert your notes, in denominations of US$1,000 principal amount or multiples thereof, into the conversion consideration described below, which may include our ordinary shares or (subject to compliance with the procedures described in “Conversion Rights — Conversion Procedures” and the requirements described under “Description of American Depositary Shares” and “Notice to Investors” elsewhere in this prospectus) ADSs, at any time before the close of business on the last trading day on the Nasdaq National Market prior to the maturity date of the notes, subject to prior redemption, exchange or repurchase of the notes.

Conversion Consideration

      Each US$1,000 principal amount of notes may be converted into the conversion consideration described below at the initial conversion rate of 50.3816 ordinary shares per US$1,000 principal amount of notes, which is equal to an initial conversion price of US$19.85 per ordinary share (based on an initial conversion price of US$39.70 per ADS). The conversion rate in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustments as described under “— Antidilution Adjustments”, but it will not be adjusted for accrued interest, if any. The “applicable conversion price” at any given time is equal to the principal amount of a note divided by the applicable conversion rate.

      In respect of each US$1,000 principal amount of notes, the conversion consideration will consist of (a) cash in an amount equal to the lesser of (i) the principal amount of each note or (ii) the conversion value (as described below); and (b) a number of our ordinary shares equal to the sum of the daily share amounts (calculated as described below) for each of the five consecutive trading days beginning on the third trading day following the conversion date (referred to as the “applicable conversion reference period”), provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.

      Subject to compliance with the procedures described in “— Conversion Procedures” and the requirements described under “Description of American Depositary Shares” and “Notice to Investors” elsewhere in this prospectus, if you elect to receive ADSs instead of ordinary shares (by delivering a conversion notice in substantially the form attached to the indenture together with evidence required as described therein), we will deposit as soon as practicable our ordinary shares deliverable upon conversion, subject to applicable laws and in accordance with the indenture, with the depositary for the issuance of ADSs in accordance with the applicable terms and conditions of our deposit agreement with the depositary. You should refer to the deposit agreement for details.

      A “trading day” is a day during which trading in securities generally occurs on the Nasdaq National Market (or, if the ADSs are not quoted on the Nasdaq National Market, on the principal other market on which the ADSs are then traded), other than a day on which a material suspension or limitation on trading is imposed that affects either the Nasdaq National Market (or, if applicable, such other market) in its entirety or only our ADSs (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which the Nasdaq National Market (of, if applicable, such other market) cannot clear the transfer of our ADSs due to an event beyond our control.

      The “conversion value” is equal to (a) the applicable conversion rate, multiplied by (b) the average of the reference price of our ordinary shares over the five consecutive trading days in the applicable conversion reference period.

      The “daily share amount” for each of the five trading consecutive days beginning on the third trading day following the conversion date is equal to the greater of:

•	zero; or

•	a number of shares determined by the following formula:

(Reference Price on that Trading Day × Applicable Conversion Rate) — US$1,000

5 × Reference Price on that Trading Day

      The “reference price” of our ordinary shares on any date of determination means a U.S. dollar amount derived by dividing the closing price of our ADSs on that date by the then applicable number of our ordinary shares represented by one ADS. On the date of original issuance of the notes, one ADS represents two of our ordinary shares.

Conversion Procedures

      If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security (the date on which all requirements for conversion, including the delivery of such notice, have been satisfied, the “conversion date”), to the conversion agent who will, on your behalf, convert the notes into our ordinary shares. You may obtain copies of the required form of the conversion notice from the conversion agent. Upon conversion, we will satisfy our conversion obligation as described above under “— Conversion Consideration.”

      The conversion notice must, among other things, state whether the converting holder wishes to receive ordinary shares or (subject to compliance with the procedures described in “— Registration Rights” and the requirements described under “Description of American Depositary Shares” and “Notice to Investors” elsewhere in this prospectus) ADSs in respect of his or her conversion right.

      We will not issue fractional shares of our ordinary shares upon conversion of the notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion), you will be entitled to receive cash in an amount equal to the value of such fractional shares, based on the applicable share price.

      Upon conversion of notes, you generally will not receive any cash payment of interest. By delivering to the holder the cash payment and the number of our ordinary shares issuable upon conversion (if any), we will satisfy our obligation with respect to the notes. That is, accrued but unpaid interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued interest.

      Notwithstanding the foregoing, if you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on that interest payment date accrued interest on those notes, if any, notwithstanding the conversion of those notes prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender any notes for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid with respect to the notes being converted, if any, on the related interest payment date. The preceding sentence does not apply, however, to notes that are converted after we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, and you choose to convert your notes, you will not be required to pay us, at the time you surrender your notes for conversion, the amount of interest you will receive on the date that has been fixed for redemption, if any.

      If you convert notes, we will pay any documentary stamp or similar issue or transfer tax due on the issuance of our ordinary shares upon the conversion, unless the tax is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax. Certificates representing our ordinary shares will be issued or delivered only after all applicable taxes and duties payable by you, if any, have been paid.

      The ordinary shares delivered upon exercise of conversion rights will be deemed to be delivered as of the relevant conversion time and the depositary (or its nominee), the holder or such person named in the conversion notice, as the case may be, will as of the relevant conversion time, be deemed and treated by us for all purposes as the holder of record of the number of ordinary shares represented by the ADSs, or the number of ordinary shares to be delivered upon conversion of the relevant notes. Immediately after each conversion date, we will ensure that all necessary steps are taken for the due issuance and delivery of any ordinary shares issuable on conversion of the relevant notes or ADSs representing such ordinary shares. We will be required to pay the applicable deposit fees set forth in the deposit agreement.

Exchange in Lieu of Conversion

      When you surrender the notes for conversion, the conversion agent may direct you to surrender your notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for your notes, the cash payment in U.S. dollars and the number of our ordinary shares issuable upon conversion. If the designated institution accepts any such notes, it will deliver the appropriate consideration to you. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following the conversion date, convert the notes and deliver to you the cash payment and the number of shares of our ordinary shares issuable upon conversion (if any).

      Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for exchange, we will convert those notes into the cash payment and the number of our ordinary shares issuable upon conversion (if any), as described under “— Conversion Consideration.”

Antidilution Adjustments

      The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1) Stock dividends in ordinary shares. We pay a dividend or make a distribution on our ordinary shares, payable exclusively in our ordinary shares or our other capital stock;

(2) Issuance of rights or warrants. We issue to all or substantially all holders of our ordinary shares rights or warrants that allow the holders to purchase our ordinary shares for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the current market price;

(3) Stock splits and combinations. We:

•	subdivide or split our outstanding ordinary shares into a greater number of shares;

•	combine or reclassify our outstanding ordinary shares into a smaller number of shares; or

•	issue by reclassification of our ordinary shares any shares of our capital stock.

(4) Distribution of indebtedness, securities or assets. We distribute to all or substantially all holders of our ordinary shares evidences of indebtedness, securities or assets or certain rights to purchase our securities, but excluding:

•	dividends or distributions described in paragraph (1) above;

•	rights or warrants described in paragraph (2) above;

•	dividends or distributions paid exclusively in cash described in paragraph (5), (6) or (7) below,

(the “distributed assets”), in which event (other than in the case of a “spin-off” as described below), the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the “current market price” of our ordinary shares and the denominator of which is the current market price of our ordinary shares minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one ordinary share.

      For purposes of this section (unless otherwise stated), the “current market price” of our ordinary shares means the average of the reference prices of our ordinary shares for the five consecutive trading days ending on the day before the ex-dividend trading day for such distribution (if such date is a trading day or, if not, then on the last trading day prior to such record date).

      Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our ordinary shares, or (b) the current market price of our ordinary shares exceeds the fair market value per share of the distributed assets by less than US$1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to our ordinary shares, the amount and type of distributed assets you would have received if you had converted your notes immediately prior to the record date.

      Notwithstanding the foregoing, in respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our ordinary shares plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one ordinary share, and the denominator of which is the current market price of our ordinary shares.

The adjustment to the conversion rate in the event of a spin-off will occur at the earlier of:

•	the tenth trading day after the effective date of the spin-off, and

•	the first trading day of the securities being distributed in the spin-off following the initial public offering of such securities, if that initial public offering is effected simultaneously with the spin-off.

      For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.

      In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our ordinary shares means the average of the closing sale prices of those securities over the ten consecutive trading days following the effective date of the spinoff. Also, for this purpose, the “current market price” of our ordinary shares means the average of the reference prices of our ordinary shares over the ten consecutive trading days following the effective date of the spin-off.

      If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our ordinary shares means the reference price of our ordinary shares on the first trading day of the securities being distributed in the spin-off following the initial public offering of such securities.

(5) Cash dividends or distributions. We make a dividend or distribution consisting exclusively of cash to all or substantially all holders of outstanding shares, in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our ordinary shares, and the denominator of which is the current market price of our ordinary shares, minus the amount per share of such dividend or distribution.

Notwithstanding the foregoing, in cases where (a) the per share amount of such dividend or distribution equals or exceeds the current market price of our ordinary shares or (b) the current market price of our ordinary shares exceeds the per share amount of such dividend or distribution by less than US$1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to our ordinary shares, such dividend or distribution you would have received if you had converted your notes immediately prior to the record date. For purposes of this clause (5), the “current market price” of our ordinary shares means the average of the reference prices of our ordinary shares for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate shall take effect immediately after the record date fixed for determination of the shareholders entitled to receive such distribution.

(6) Tender offers. We (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our ordinary shares, in which event, to the extent the cash and value of any other consideration included in the payment per ordinary share exceeds the reference price of our ordinary shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all of our ordinary shares we purchase in the tender offer and (b) the product of (i) the number of our ordinary shares outstanding less any such purchased shares and (ii) the reference price of our ordinary shares on the trading day next succeeding the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of our ordinary shares outstanding, including any such purchased shares, and (b) the reference price of our ordinary shares on the trading day next succeeding the date of expiration of the tender or exchange offer.

(7) Repurchases. We (or one of our subsidiaries) make a payment in respect of a repurchase of our ordinary shares the consideration for which exceeded the then-prevailing market price of our ordinary shares (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our ordinary shares by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, resulted in the payment by us of an aggregate consideration exceeding an amount equal to 10% of our market capitalization, the conversion rate will be adjusted by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our ordinary shares and the denominator of which is (A) the current market price of our ordinary shares, minus (B) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of ordinary shares outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors;

provided that no adjustment to the conversion rate shall be made to the extent the conversion rate is not increased as a result of the above calculation; and provided, further, that the repurchases of our ADSs representing ordinary shares effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (7). For purposes of this clause (7), (i) the “market capitalization” will be calculated by multiplying the current market price of our ordinary shares by the number of shares then outstanding on the date of the repurchase triggering the adjustment and (ii) the “current market price” will be the average of the reference prices of our ordinary shares for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment and (iii) in determining the repurchase premium, the “then-prevailing market price” of our ordinary shares will be the average of the reference prices of our ordinary shares for the five consecutive trading days ending on the relevant repurchase date.

      In the event of a taxable distribution to holders of our ordinary shares (including ordinary shares in the form of ADSs) which results in an adjustment of the conversion rate, you may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our ordinary shares (including ordinary shares in the form of ADSs). See “Certain Income Tax Considerations — United States Federal Income Taxation.” In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our ordinary shares (including ordinary shares in the form of ADSs) or holders of rights to purchase our ordinary shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days notice of such an increase in the conversion rate.

      No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

      The applicable conversion rate will not be adjusted:

•	upon the issuance of any of our ordinary shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our ordinary shares under any plan;

•	upon the issuance of any of our ordinary shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any of our ordinary shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the ordinary shares; or

•	for accrued and unpaid interest and liquidated damages, if any.

Redemption Rights

      We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after October 15, 2007 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the redemption date.

      We will give not less than 30 days’ or not more than 60 days’ notice of redemption by mail to holders of the notes. If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amount of US$1,000 or integral multiples thereof by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

      If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

      In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

      If we exercise our right to redeem the notes, in whole or in part, we will disseminate a press release and publish the information through a public medium customary for such press releases.

Repurchase Rights

      You have the right to require us to repurchase all or a portion of your notes on October 15, 2007, which we refer to as “repurchase date.” The repurchase price payable will be an amount in U.S. dollars equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and liquidated damages, if any, to, but not including, the repurchase date. We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent (the “repurchase notice”). This repurchase notice must be delivered during the period beginning at the opening of business on the date that is

20 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes.

      We will pay the repurchase price for any notes submitted for repurchase by us on a repurchase date solely in cash.

      We are required to give notice at least 30 business days prior to the repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

      The repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be US$1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

      If notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

      You may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of notes being withdrawn;

•	if certificated, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice.

      If notes are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

      Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

      If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest and liquidated damages, if any, on the notes will cease to accrue, whether or not the notes are delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

      Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors — Risks Relating to the Notes — We may not have the ability to repurchase the notes in cash if a holder exercises its repurchase right on the date specified in this prospectus or upon the occurrence of a fundamental change.”

Exchange in Lieu of Repurchase

      If you exercise your right to require us to repurchase notes held by you, we may cause the notes first to be offered to a financial institution chosen by us for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated institution must agree to deliver, in exchange for such notes, an amount of cash in U.S. dollars equal to the repurchase price for such notes you otherwise would receive upon repurchase by us. If the designated institution accepts any such notes for repurchase, it will deliver the repurchase price to you. Any notes purchased by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for repurchase but does not timely deliver the related repurchase price payment, we will, as promptly as practical thereafter, but not later than one business day following the repurchase date, cause the repurchase price for the notes to be paid.

      Our designation of an institution to which the notes may be submitted for repurchase does not require the institution to accept any notes. If the designated institution declines to accept any notes surrendered for repurchase, we will repurchase the notes on the terms provided in the indenture.

Repurchase Upon a Fundamental Change

      If a fundamental change (as defined below) occurs at any time prior to maturity, you will have the right (subject to our rights described under “— Public Acquirer Change of Control”) to require us to repurchase any or all of your notes for cash, or any portion of the original principal amount thereof that is equal to US$1,000 or an integral multiple of US$1,000. The cash price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest and liquidated damages, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest and liquidated damages, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

      A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) ADSs representing our ordinary shares are neither quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States or traded on the New York Stock Exchange or another United States national securities exchange;

(2) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than (i) an acquisition by us, any of our subsidiaries or any of our employee benefit plans, and (ii) any acquisition by a person who, immediately prior thereto, held beneficial ownership, directly or indirectly, of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; or

(3) we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding ordinary shares, or

•	pursuant to which the holders of our ordinary shares immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of our outstanding ordinary shares solely into shares of the surviving entity; or

(4) at any time our continuing directors (as defined below) do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

      However, notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under (2) or (3) above (and we will not be required to deliver the notice incidental thereto), if either:

•	the reference price of our ordinary shares for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock under clause (1) above, or the period of ten consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation, asset sale or otherwise under clause (2) above, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

•	at least 95% of the consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in the transaction or transactions constituting the fundamental change consists of shares of capital stock quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States or traded on the New York Stock Exchange or another United States national securities exchange (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the notes become convertible into such shares of such capital stock.

      For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

      “Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of our board of directors on the date of the indenture or (ii) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

      For purposes of the above, the term “capital stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

      On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change,

•	the date of the fundamental change,

•	the last date on which a holder may exercise the repurchase right,

•	the fundamental change repurchase price,

•	the fundamental change repurchase date,

•	the name and address of the paying agent and the conversion agent,

•	the conversion rate and any adjustments to the conversion rate,

•	that the notes with respect to which a fundamental change repurchase notice has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture, and

•	the procedures that holders must follow to require us to repurchase their notes.

      Simultaneously with providing such notice, we will issue a press release and publish the information through a public medium customary for such press releases.

      To exercise the repurchase right, you must deliver, before the close of business on the fifth business day immediately preceding the fundamental change repurchase date, the notes to be purchased, duly endorsed for transfer, together with the fundamental change repurchase notice duly completed, to the paying agent. Your fundamental change repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase,

•	the portion of the principal amount of notes to be purchased, which must be US$1,000 or an integral multiple thereof, and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

      If the notes are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

      You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes,

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, and

•	the principal amount, if any, that remains subject to the repurchase notice.

      If the notes are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

      We will be required to repurchase the notes no less than 20 and no more than 35 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. Holders will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest and liquidated damages, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent), and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

      The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate our ordinary shares, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the initial purchaser. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchaser and us.

      The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      Our ability to repurchase notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See “Risk Factors — Risks Relating to the Notes — We may not have the ability to repurchase the notes in cash if a holder exercises its repurchase right on the date specified in this prospectus or upon the occurrence of a fundamental change.” In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate upon a Fundamental Change

      If and only to the extent that you convert your notes in connection with a fundamental change (and subject to our rights described under “— Public Acquirer Change of Control”) pursuant to which 5% or more of the consideration for our stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below. The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction become effective (the “effective date”) and the price (the “share price”) paid per ordinary share in such fundamental change transaction. If holders of our ordinary shares (including ordinary shares in the form of ADSs) receive only cash in such fundamental change transaction, the share price will be the cash amount paid per ordinary share. Otherwise, the share price will be the average of the reference prices of our ordinary shares on each of the five consecutive trading days prior to but not including the effective date of such fundamental change transaction.

      The share prices set forth in the first row of the first following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “— Antidilution Adjustments”. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Antidilution Adjustments”. As of the date of the indenture governing the notes, one ADS will represent two of our ordinary shares.

      The following table sets forth the hypothetical share price and number of additional shares issuable per US$1,000 initial principal amount of notes:

	Ordinary Share Price
Effective Date of
Fundamental Change	$14.98	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$45.00

October 20, 2004	16.3745	11.4333	8.0818	5.7896	4.1060	2.9462	2.0853	0.9799	0.1108
October 15, 2005	16.9472	11.4358	7.9422	5.4451	3.8285	2.6069	1.7720	0.7530	0.0361
October 15, 2006	16.8959	10.8453	6.8607	4.4702	2.8164	1.6901	1.0582	0.2603	0.0000
October 15, 2007	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

      The share prices and additional share amounts set forth above are based upon a reference price of US$14.98 at October 14, 2004 and an initial conversion price of $19.85 per ordinary share.

      The exact share price and conversion dates may not be set forth on the table, in which case, if the share price is:

•	between two share price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365 day year;

•	more than US$45.00 per share (subject to adjustment), no additional shares will be issued in conversion; and

•	less than US$14.98 per share (subject to adjustment), no additional shares will be issued upon conversion.

Public Acquirer Change of Control

      Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of permitting a repurchase at the holder’s option or adjusting the conversion rate as described under “— Adjustment to Conversion Rate Upon a Fundamental Change”, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	The numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our ordinary shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per ordinary share or (ii) in the case of any other public acquirer change of control, the average of the reference price of our ordinary shares for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	The denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

      A “public acquirer change of control” means any event constituting a fundamental change that would otherwise give holders the right to cause us to repurchase the notes as described above under “— Repurchase Upon a Fundamental Change” where the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement; in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority-owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Merger and Sales of Assets

      We may not (a) consolidate with or merge with or into any other person or convey, sell, transfer or lease or otherwise dispose of all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (b) permit any person to consolidate with or merge into us, unless:

•	in the case of a merger or consolidation, either we are the surviving person, or if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred is a corporation, a limited liability company, limited partnership or trust and executes and delivers to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest, including liquidated damages, if any, on the notes and the performance of each of our other covenants under the notes, the indenture and the registration rights agreement,

•	in either case, immediately after giving effect to such transaction, no default or event of default has occurred and is continuing,

•	we deliver to the trustee an officer’s certificate and opinion of counsel to the effect that the transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture related to the transaction have been satisfied, and

•	in the case of a merger or consolidation pursuant to which all or substantially all of our ordinary shares would be converted into cash, securities or other property, the right to convert a note into our ordinary shares is changed into a right to convert the notes into the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction.

Events of Default

      The following are events of default with respect to the notes:

•	default for 30 days in payment of any interest when due and payable on the notes;

•	default in payment of principal of, or premium, if any, on, the notes at maturity, upon redemption, repurchase or following a fundamental change, when the same becomes due and payable;

•	default by us or any of our subsidiaries in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of US$15 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect after the expiration of any grace period or extension of time for payment applicable thereto;

•	default in our conversion obligations upon exercise of a holder’s conversion right, unless such default is cured within 10 days after written notice of default is given to us by the trustee or the holder of such note;

•	default in our obligations to give notice of your right to require us to repurchase notes following the occurrence of a fundamental change within the time required to give such notice;

•	default by us or any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an aggregate outstanding principal amount of US$15 million (or its equivalent in any other currency or currencies) or more that results in the acceleration of maturity of such indebtedness unless such acceleration has been rescinded or annulled or the amount accelerated has been discharged within 20 days after written notice of such acceleration has been received by us or such subsidiary;

•	default in our performance of any other material covenants or agreements contained in the indenture or the notes for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the notes; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

      “Significant subsidiary” means (a) a “significant subsidiary” under Rule 1-02 of Regulation S-X under the Securities Act, and (b) two or more subsidiaries that, if combined into a single entity, would constitute a “significant subsidiary” under Rule 1-02 of Regulation S-X under the Securities Act.

      The indenture requires that we file annually with the trustee a certificate as to our compliance with the conditions or covenants and the other provisions set forth in the indenture and specifying any known defaults. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the seventh bullet point above.

      The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount, plus accrued and unpaid interest and liquidated damages, if any, on the notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest and liquidated damages, if any, on the notes automatically will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default with respect to the notes have been cured (other than the nonpayment of principal of or interest and liquidated damages on the notes which has become due solely by reason of the declaration of acceleration).

      A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the notes;

•	the holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with the request.

      This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal of, or interest and liquidated damages on, the holder’s note on or after the respective due dates expressed in its notes or the holder’s right to convert its notes in accordance with the indenture.

      The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified or provided with security to its satisfaction before proceeding to exercise any right or power under the indenture at the direction of the holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that, subject to the indemnification provisions, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other holders of the notes, or would involve the trustee in personal liability.

      The indenture provides that after we have given notice of a default or an event of default to the trustee, while the trustee generally must mail notice of a default or event of default to the holders of the notes within 90 days of occurrence, the trustee may withhold notice of such default or event of default (except in payment on the notes) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the notes.

Modification and Waiver

      Subject to certain exceptions, we and the trustee may amend or supplement the indenture if the holders of a majority in principal amount of the then outstanding notes consent to it. Without the consent of the holder of each note affected thereby, however, no amendment, supplement or waiver may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of accrual of interest or liquidated damages or modify the method for calculating interest or liquidated damages or change the time for payment of interest or liquidated damages on the notes;

•	modify the provisions with respect to holder’s rights upon a fundamental change in a manner adverse to the holders of the notes, including our obligations to repurchase the notes following a fundamental change;

•	reduce the principal amount of the notes or change the final stated maturity of the notes;

•	reduce the redemption or repurchase price of the notes or change the time at which the notes may or must be redeemed or repurchased;

•	make payments on the notes payable in currency other than as originally stated in the notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on the notes;

•	make any change in the percentage of principal amount of notes necessary to waive compliance with provisions of the indenture or to make any change in this provision for modification;

•	waive a continuing default or event of default regarding any payment on the notes; or

•	modify the conversion or repurchase provisions of the notes in a manner adverse to the holders of notes.

      We and the trustee may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for exchange rights of holders of notes in certain events such as our consolidation or merger or the sale or all or substantially all of our assets;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to secure the notes or to provide guarantees of the notes;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to the notes; or

•	to make any change that does not adversely affect any outstanding notes in any material respect.

      The holders of a majority in aggregate principal amount of the then outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Calculations in Respect of Notes

      We or our agent will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the trading prices of the notes and the sale prices of our ordinary shares, any accrued interest and liquidated damages payable on the notes, the conversion rate of the notes and the adjustments required to be made to such conversion rate. All such calculations will be made in good faith and, absent manifest error, will be final and binding on holders of notes. Calculations will be forwarded to any holder of notes upon the request of that holder.

Sinking Fund

      The notes will not be entitled to the benefit of a sinking fund.

Registration Rights

      We and the initial purchaser entered into a registration rights agreement on October 20, 2004. Pursuant to the registration rights agreement, we have, at our expense, for the benefit of the holders of notes, filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resale of the notes and shares delivered upon conversion of the notes (the “restricted securities”), no later than 90 days after the initial issuance of the notes (the “filing deadline”). We will use commercially reasonable efforts to cause the shelf registration statement to be declared effective as promptly as is practicable, but in any event within 210 days of the filing deadline (the “effectiveness target date”) and to keep the shelf registration statement effective, supplemented and amended until the earlier of (i) such time as all of the registrable securities registered under the shelf registration statement have been sold; (ii) such time as all of the registrable securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto; and (iii) the second anniversary of the effective date of the shelf registration statement.

      In addition, we will be permitted to suspend the use of the prospectus that is a part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any 90-day period or an aggregate of 90 days in any 12-month period.

      If the shelf registration statement is not declared effective by the effectiveness target date (a “registration default”) then, without duplication, we will pay to each holder of notes constituting restricted securities liquidated damages in an amount equal to 0.25% per annum of the amount of the restricted securities of such holder, for the period from the occurrence of the registration default until such time as no registration default is in effect.

      If:

(a)	the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of restricted securities during the periods specified in the registration rights agreement; or

(b)	the prospectus is unavailable for periods in excess of those permitted as set forth in the registration rights agreement;

(each such event referred to in clauses (3) and (4) above an “effective failure”) then, without duplication, we will pay to each holder of notes constituting restricted securities liquidated damages in an amount equal to 0.50% per annum of the amount of restricted securities of such holder, for the period from the occurrence of the effective failure until such time as no effective failure exists. In no event will liquidated damages accrue at a rate exceeding 0.50% per annum.

      Liquidated damages will be payable semiannually in arrears on April 15 and October 15 of each year (each of which we refer to as a “liquidated damages payment date”), beginning April 15, 2005. Liquidated damages will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1 (any of which we refer to as a “record date”) immediately preceding the relevant liquidated damages payment date. However, in the case of a note redeemed by us at our option or repurchased upon the occurrence of a fundamental change during the period from the applicable record date to, but excluding, the next succeeding liquidated damages payment date, liquidated damages will be payable on the date of redemption or repurchase to the holder of the note redeemed or repurchased as of the relevant record date, and we will not be required to pay liquidated damages on such liquidated damages payment date in respect of any such note (or portion thereof). Liquidated damages will be computed on the basis of a 360-day year comprised of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed. We will not adjust the conversion rate to account for liquidated damages, nor will we pay additional cash or issue additional ordinary shares upon conversion in consideration of accrued but unpaid liquidated damages. Principal and liquidated damages will be payable in U.S. dollars. Following the cure of all registration defaults and effective failures, or the redemption, repurchase or maturity of the notes, the accrual of liquidated damages will cease. Other than specific performance, these liquidated damages are the exclusive remedy available to holders of the restricted securities for any registration default or effective failure.

      The “amount of restricted securities” of any holder of notes means the aggregate principal amount of all outstanding notes held by such holder.

      A holder who sells restricted securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder (including certain indemnification provisions). We will pay all expenses of the shelf registration statement, provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement becomes effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted sales of the restricted securities pursuant to the shelf registration statement.

      The above summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Governing Law

      The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Trustee

      The Bank of New York, a New York banking corporation duly organized and existing under the laws of the State of New York, is the trustee, registrar, conversion agent and paying agent. The trustee maintains an office in New York, New York at One Wall Street New York, New York 10286.

      If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity and/or security satisfactory to it.

      If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign as trustee under the indenture.

Form, Exchange, Registration and Transfer

      We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

      Notes will be exchangeable for other notes for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture.

      Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

      We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

Payment and Paying Agents

      Payments on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

      The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

      Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

      Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

      We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Book-Entry System

      The notes will be represented by one or more global securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear the legend regarding those restrictions as set forth under “Notice to Investors” and in the indenture. In the event that notes are subsequently transferred outside of the United States, such transfers may only be made upon receipt by the trustee of a written certification (in the form(s) provided in the indenture). Except under circumstances described below, the notes will not be issued in definitive form.

      Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

      Except as described in the indenture, so long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that Global Security for all purposes under the indenture. Except as provided below and in the indenture, owners of beneficial interests in a Global Security will not be entitled to have the notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form, and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on the notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither we, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

      If DTC is at any time unwilling or unable to continue as a depository and a successor depository is not appointed by us within 90 days, or in other circumstances described in the indenture, we will issue notes in definitive form in exchange for the entire Global Security for the notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the notes represented by the Global Security equal in principal amount to the beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of US$1,000 and integral multiples thereof, unless otherwise specified by us.

Information Requirements

      So long as the notes or shares deliverable upon conversion of the notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, we will furnish, upon request of any holder of a beneficial interest in a note such information as is specified in paragraph (d)(4) of Rule 144A, to such holder or beneficial owner or to a prospective purchaser of the note or interest therein who is a qualified institutional buyer within the meaning of Rule 144A, in order to permit compliance by such holder or beneficial owner with Rule 144A in connection with the resale of the note or beneficial interest therein in reliance on Rule 144A unless, at the time of such request, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

DESCRIPTION OF SHARE CAPITAL

      As of December 31, 2004, our authorized share capital is US$5,000,000.00 divided into 400,000,000 ordinary shares, par value US$0.01 per share, and 100,000,000 preferred shares, par value US$0.01 per share.

      We were incorporated as Shanda (Cayman) Holdings Limited in the Cayman Islands on November 17, 2003 as an exempted company with limited liability under the Companies Law (2004 Revision) Cap. 22 of the Cayman Islands, or the Companies Law. On November 25, 2003 we changed our name to Shanda Interactive Entertainment Limited. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

      The following summarizes the terms and provisions of our share capital, as well as the material applicable laws of the Cayman Islands. This summary is not complete, and you should read our amended and restated memorandum and articles of association. See “Where You Can Find Additional Information.”

      The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.

Meetings

      Subject to the company’s regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors, a majority of our board of directors or a shareholder that holds at least 33% of our ordinary shares, and may not be called by any other person. Any shareholder holding at least 25% of our ordinary shares may propose special matters for consideration at shareholder meetings. Special matters include any matters to be considered at any extraordinary shareholder meeting or any matter to be considered at any annual general meeting other than with respect to (1) declarations of dividends, (2) the adoption of our financial statements and reports of directors and auditors thereon, (3) our authority to grant options not in excess of 20% of the nominal value of our share capital, and (4) our ability to repurchase our securities.

      Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares giving that right.

      Shareholders present in person or by proxy that represent not less than a majority of our issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business.

However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

      A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

      The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.

Voting Rights Attaching to the Shares

      Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.

      No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

      If a clearing house or depositary (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)) including the right to vote individually on a show of hands.

      While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of the company, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and the company has made no provisions in its articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

      The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

      Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

      Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

      The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

      There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

      Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

      If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

      Except with respect to share capital (as described below) alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

      Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

      The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

      We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.

      We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

      Subject to any applicable restrictions set forth in our amended and restated articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq National Market or in any other form which our directors may approve.

      Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq National Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

      If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

      The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the Nasdaq National Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

      We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the Nasdaq National Market, or by any recognized stock exchange on which our securities are listed.

Dividends

      Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

      Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

      Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

      Our directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.

      No dividend or other money payable by us on or in respect of any share shall bear interest against us.

      In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

      Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

      All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us.

      Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

      We are entitled to sell any shares of a shareholder who is untraceable, provided that:

(1)	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

(2)	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(3)	we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the Nasdaq National Market has been notified of such intention.

      The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

      The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

      Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority”.

      When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

      If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

      Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority”.

      Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated articles of association, subject to any separate requirement for audit committee approval under the applicable rules of The Nasdaq Stock Market, Inc. or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors

      We are managed by our board of directors. Our amended and restated articles of association provide that the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, but must consist of not less than three or more than fifteen directors. Initially we have set our board of directors to have nine directors. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.

      Meetings of our board of directors may be convened at any time deemed necessary by our chairman or one third or more of the members of our board of directors. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

      A meeting of our board of directors shall be competent to make lawful and binding decisions if a majority of the members of our board of directors are present or represented. At any meeting of our directors, each director is entitled to one vote.

      Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of Board of Directors

      Pursuant to our amended and restated articles of association, our board of directors has established an audit committee and a compensation committee.

Issuance of Additional Ordinary Shares or Preferred Shares

      Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

      Our amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

      Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting power of holders of ordinary shares.

      Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Registration Rights

      Under the terms of a shareholders agreement with all of our pre-initial public offering shareholders, at any time six months after the closing of our initial public offering, which occurred on May 13, 2004, any shareholder(s) agreement holding of record at least 50% of registrable securities then outstanding may, on three occasions only, require us to effect the registration, on a form other than Form F-3, of all or part of the registrable securities then outstanding.

      Registrable securities are ordinary shares issued or issuable to the shareholder who are party to the shareholders agreement or transferees of such shareholders registrable shares. SB Asia Infrastructure Fund L.P., as of December 31, 2004 the holder of 15.2% of our ordinary shares, together with its transferees (if any), is entitled to request that we register their ordinary shares under the Securities Act, to the extent that such requesting shareholders hold at least 50% of the registrable securities held by SB Asia Infrastructure Fund L.P. and its transferees.

      In addition, any holder of registrable securities may require us to effect a registration statement on Form F-3 (or any successor form or any comparable form for a registration in a jurisdiction other than the United States) for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least US$1,000,000 and we are entitled to use Form F-3 (or a comparable form) for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than one such registration in any six month period. Under certain circumstances, such demand registration may also include ordinary shares other than registrable securities.

      We are not, however, obligated to effect any such demand registration:

•	in any particular jurisdiction in which we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless we are already subject to service in that jurisdiction and except as may be required by the Securities Act or other applicable law in a jurisdiction other than the United States in which the registration is being effected;

•	if we, within ten days of receipt of a request for such registration, give notice of our bona fide intention to effect the filing of a registration statement with the SEC (or any comparable regulatory agency for a registration in a jurisdiction other than the United States) within 60 days of receipt of such request (other than a registration of securities in a business combination transaction pursuant to Rule 145 under the Securities Act or an offering solely to employees);

•	within six months immediately following the effective date of any registration statement pertaining to our securities (other than a registration of securities in a transaction pursuant to Rule 145 under the Securities Act or with respect to an employee benefit plan); or

•	if we furnish to the holders of registrable securities a certificate signed by our chief executive officer stating that in the good faith judgment of our board of directors, it would be seriously detrimental to us or our shareholders for a registration statement to be filed in the near future, in which event we have the right to defer the filing of the registration statement, no more than once during any 12 month period, for a period not to exceed 60 days from the receipt of the request to file such registration statement so long as we do not file a registration statement with respect to the public offering of our securities during such 60 day period.

      Holders of registrable securities also have “piggyback” registration rights, which may require us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares other than a registration:

•	relating solely to the sale of securities to participants in our stock option plan;

•	relating to a corporate reorganization or other transaction pursuant to Rule 145 under the Securities Act;

•	on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities; and

•	in which the only ordinary shares being registered are ordinary shares issuable upon conversion of debt securities that are also being registered.

      If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 25% of the aggregate securities included in such offering.

      We are generally required to bear all of the registration expenses incurred in connection with one demand registration on a form other than Form F-3, unlimited Form F-3 and piggyback registrations, except underwriting discounts and selling commissions, as well as the registration expenses incurred in connection with any registration of ordinary shares owned by Skyline Media Limited.

      The foregoing demand, Form F-3 and piggyback registration rights will terminate, with respect to any holder of registrable securities, on the earlier of:

•	December 19, 2009, which is the date six years after the date of the shareholders agreement;

•	upon such holder holding less than 1% of the outstanding ordinary shares after our initial public offering; and

•	upon such holder becoming eligible to sell all of such holder’s registrable securities pursuant to Rule 144 under the Securities Act within any three-month period without volume limitations, under Rule 144(k), or under any comparable securities law of a jurisdiction other than the United States for sale of registrable securities in such jurisdiction.

      Moreover, we are not obligated to register any registrable securities if:

•	we obtain from the SEC (or a comparable regulatory agency in a jurisdiction other than the United States) a “no-action” letter in which the SEC (or such comparable regulatory agency) has indicated that it will take no action under the Securities Act (or comparable law) if any holder of registrable securities disposes of such securities and that the securities may be sold to the public without registration in accordance with any established procedure or “safe harbor” without unreasonable legal risk or uncertainty; or

•	in the opinion of counsel retained by us concurred in by counsel for the holder of registrable securities, no registration under the Securities Act (or comparable law) is required in connection with the sale of the registrable securities to the public.

Inspection of Books and Records

      Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records except that under the shareholders agreement with our existing shareholders, the holders of our preferred shares will continue to be entitled to customary information and inspection rights relating to our facilities, books and records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

      The Bank of New York acts as the depositary for our American Depositary Receipts, or ADRs. Each ADR is a certificate evidencing a specific number of American Depositary Shares, also referred to as ADSs. Each ADS represents two ordinary shares (or a right to receive two ordinary shares) deposited with the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The principal executive office of the depositary is located at One Wall Street, New York, New York 10286.

      You may hold ADSs either directly (by having an ADS registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      If you become an owner of an ADS, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. The deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

      Our deposit agreement provides that any ordinary shares deposited for issuance of ADSs should be accompanied by appropriate instruments of transfer or endorsement, in the form satisfactory to the custodian, together with any certifications as may be reasonably required by the depositary or the custodian. Ordinary shares cannot be deposited unless, upon deposit, the ordinary shares will be free of all transfer restrictions. Therefore, ordinary shares issued upon conversion of the notes cannot be deposited unless (i) the ordinary shares have been resold in a transaction that is effectively registered under the shelf registration statement described under “Description of Share Capital — Registration Rights”, (ii) the ordinary shares have been resold in a transaction that complies with Rule 144 under the Securities Act or (iii) the exemption provided by Rule 144(k) under the Securities Act is available and we have removed the transfer restriction legend from the share certificate at the holder’s request. The depositary may require holders who wish to deposit ordinary shares that may have been issued upon conversion of the notes to provide evidence satisfactory to it that the conditions specified in clause (i), (ii) or (iii) of the preceding sentence have been satisfied. Such holders may also be required to provide a legal opinion to that effect to the depositary at their own expense.

      The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in this prospectus under “Where You Can Find Additional Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

      The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes that must be paid will be deducted. See “Payment of Taxes.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. If we offer or cause to be offered to holders of the shares an option to elect to receive dividends in fully paid shares instead of cash, we will consult with the depositary to determine whether that option will be made available to you and, if so, the related procedures.

•	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may, after consultation with us, make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will distribute to you anything else we distribute on deposited securities by any means the depositary believes to be legal, fair and practical. If the depositary cannot make the distribution, it may decide to sell what we distributed and distribute the net proceeds in the same way it distributes cash, or it may hold what we distribute, in which case ADSs will also represent the newly-distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that the distribution does not require registration under the Securities Act.

      The depositary shall not be held responsible for the failure to make a distribution if the depositary determines that it is unlawful or impractical to make the distribution. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

      The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request. The depositary will not, however, knowingly accept shares for deposit that are required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to those shares.

How do ADS holders cancel ADSs and obtain shares?

      You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

Voting Rights

How do you vote?

      You may instruct the depositary to vote the shares underlying your ADSs. The depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our amended and restated memorandum and articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would have an adverse impact on our shareholders.

      The depositary will only vote or attempt to vote as you instruct or as described in the preceding sentence.

      We will make all reasonable efforts to cause the depositary to extend voting rights to you, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing shares or ADS holders must pay to the depositary:	For:
• US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
• US$0.02 (or less) per ADS	• Any cash distribution to you
• A fee equivalent to the fee that would be payable if the securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

• US$0.02 (or less) per ADSs per calendar year (if the depositary has not collected any cash distribution fee during that year)	• Depositary services
• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
• Expenses of the depositary in converting foreign currency to U.S. dollars
• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
• Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duties or withholding taxes
• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

Payment of Taxes

      You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. The depositary may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if applicable, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

      If we:

•	Change the nominal or par value of our shares

•	Reclassify, split up or consolidate any of the deposited securities

•	Recapitalize, reorganize, merge, consolidate, sell all or substantially all of our assets, or take any similar action

      Then:

•	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

•	The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

      We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

How may the deposit agreement be terminated?

      The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank. In either case, the depositary must notify you at least 90 days before termination.

      After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

      The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

      In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

      Before the depositary will deliver or register a transfer of an ADS, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

      The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary are closed or at any time if the depositary or we think it advisable to do so.

Notices and Reports

      The depositary will keep books at its corporate trust office for the registration of ADSs and transfers of ADSs, which at all reasonable times shall be open for inspection by you, provided that such inspection shall not be for the purpose of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or ADSs.

      The depositary will make available for inspection by registered holders at its corporate trust office any reports and communications, including any proxy soliciting material, received from us, which are both (1) received by the depositary as the holder of the deposited securities and (2) made generally available to the holders of such deposited securities by us. The depositary will also, upon written request, send to the registered holders copies of such reports when furnished by us pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by us will be furnished in English.

Your Right to Receive the Shares Underlying your ADSs

      You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•	When there are temporary delays caused by: (1) the closing of the depositary’s or our transfer books; (2) the deposit of shares in connection with voting at a shareholders’ meeting; or (3) payment of dividends.

•	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

      The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares, unless requested by us to stop doing so. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs, even if the ADSs are canceled before the pre-release transaction has been closed out. A pre-release transaction is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release transaction. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (i) owns the shares or ADSs to be deposited; (ii) assigns all beneficial rights, title and interest in such shares or ADSs, as the case may be, to the depositary in its capacity as depositary and for the benefit of the ADS holders, and (iii) will not take any action with respect to such shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership, other than in satisfaction of the pre-release, (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release transaction on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release transactions, although the depositary may disregard the limit from time to time, if it believes that it is appropriate to do so.

SHARES ELIGIBLE FOR FUTURE SALE

      As of December 31, 2004, there were outstanding approximately 17,094,000 ADSs representing approximately 24.4% of our ordinary shares. Sales of substantial amounts of our ADSs in the public market could materially and adversely affect prevailing market prices of our ADSs. Prior to our initial public offering, there was no public market for our ordinary shares or our ADSs. We do not expect that an active trading market will develop for our ordinary shares not represented by the ADSs.

      As of December 31, 2004, we were 60.4% owned by Skyline Media, a company whose sole shareholders are Tianqiao Chen, our chairman and chief executive officer, Danian Chen, our senior vice president, and Qianqian Luo, one of our directors.

      One or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or our ordinary shares may dispose of significant numbers of ADSs or our ordinary shares. No prediction can be made as to the effect, if any, that future sales of ADSs or our ordinary shares, or the availability of ADSs or our ordinary shares for future sale, will have on the market price of our ADSs prevailing from time to time. Sales of substantial amounts of ADSs or our ordinary shares in the public market, or the perception that future sales may occur, could materially and adversely affect the prevailing market price of our ADSs.

Rule 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person who owns our restricted ordinary shares and who has beneficially owned those shares for at least one year is entitled to sell within any three-month period a number of shares, including ADSs representing such number of shares, that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which equals approximately 1.4 million shares; and

•	the average weekly trading volume of our ADSs on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

      Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates may be exempt from these restrictions under Rule 144(k) discussed below.

Rule 144(k)

      Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares, in the form of ADSs or otherwise, proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

      SB Asia Infrastructure Fund L.P., as of December 31, 2004, the holder of 21,257,498 of our ordinary shares, or approximately 15.19% of the outstanding shares, together with its transferees (if any) will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lockup agreements described above, to the extent that such requesting shareholders hold at least 50% of the registrable securities held by SB Asia Infrastructure Fund L.P. and its transferees. For a further description of these registration rights, see “Description of Share Capital — Registration Rights”.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes or our ordinary shares offered by this prospectus. The notes and ordinary shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the ordinary shares offered by this prospectus.

      The aggregate proceeds to the selling securityholders from the sale of the notes or ordinary shares offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or ordinary shares to be made directly or through agents.

      The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or ordinary shares offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

      Under certain circumstances, holders of at least 33% of the aggregate principal amount of the notes may require us to facilitate an underwritten offering at our expense.

      If the notes or ordinary shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and the ordinary shares may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•	varying prices determined at the time of sale, or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of the sale, including the Nasdaq,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the relevant selling securityholders’ shall be subject to the consent of Shanda, which consent shall not be unreasonably withheld.

      In connection with sales of the notes and ordinary shares offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and ordinary shares in the course of hedging their positions. The selling securityholders may also sell the notes and ordinary shares short and deliver notes and ordinary shares to close out short positions, or loan or pledge notes and ordinary shares to broker-dealers that in turn may sell the notes and ordinary shares.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or ordinary shares offered hereby. Selling securityholders might not sell any or all of the notes or the ordinary shares offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      Our ordinary shares trade on Nasdaq under the symbol “SNDA.” The notes are currently designated for trading in the PORTAL system. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes on any national or other securities exchange or on the Nasdaq National Market. No assurance can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors.”

      The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and ordinary shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and ordinary shares to engage in market-making activities with respect to the particular notes and ordinary shares being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the notes and ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the notes and ordinary shares.

      To the extent required, the specific notes or ordinary shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment, to the shelf registration statement of which this prospectus forms a part.

      Pursuant to the registration rights agreement Shanda has entered into with the holders of the notes, each of Shanda and the selling securityholders selling notes or underlying ordinary shares will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

CERTAIN INCOME TAX CONSIDERATIONS

      The following is a general summary of certain material Cayman Islands and U.S. federal income tax considerations relevant to holders of the notes, the ordinary shares into which the notes may be converted or the ADSs representing such ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address United States state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the notes, the ordinary shares into which the notes may be converted and ADSs representing such ordinary shares.

Cayman Islands Taxation

      The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of notes, ordinary shares, or ADSs. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

      Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, the Company has obtained an undertaking from the Governor-in-Council:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to the Company or its operations; and

(2)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other obligations of the Company.

The undertaking for the Company is for a period of twenty years from November  25, 2003.

United States Federal Income Taxation

      This discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our notes, ordinary shares and/or ADSs. This discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or foreign tax consequences of an investment in our notes or ordinary shares. This discussion applies to you only if you purchased our notes at their “issue price” (within the meaning of Treasury Regulations Section 1.1273-2), and you hold and beneficially own our ordinary shares or notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	banks or other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	partnerships and other entities treated as partnerships for U.S. federal income tax purposes or persons holding notes through any such entities;

•	persons that hold ordinary shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	U.S. holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	persons liable for alternative minimum tax; or

•	persons who own or are deemed to own more than 10% of any class of our ordinary shares and/or ADSs.

      This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this discussion relies on our assumptions regarding the value of our stock and the nature of our business over time.

      You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our ADSs, ordinary shares or notes, the conversion of our notes into ordinary shares and the holding of our ordinary shares and the ADSs representing such ordinary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

      For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own ordinary shares or notes and are:

•	a citizen or resident of the United States;

•	a corporation, or entity taxable as a corporation, that was created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

      If you are not a U.S. Holder, please refer to the discussion below under “Non-U.S. Holders.”

      For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds ordinary shares and/or ADSs, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

      For U.S. federal income tax purposes, as a holder of ADSs, you will be treated as the owner of the underlying ordinary shares represented by such ADSs. Accordingly, the discussion of U.S. federal income tax consequences for holders of ordinary shares will apply equally to you if you hold ADSs. In addition, this discussion is based in part upon the representation of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

U.S. Holders

Interest Payments

      Payments of interest on our notes, if any, generally will be taxable to you as ordinary interest income at the time such interest is received or accrued, depending on your method of tax accounting.

Contingent Payments

      As described under “Description of the Notes — Registration Rights,” we may be required to pay holders of our notes liquidated damages in the event the registration statement is not timely filed or made effective, and may be required to repurchase the notes at their principal amount plus any accrued and unpaid interest (if any) upon a change in control. These obligations may subject our notes to special rules that apply to contingent payment debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as interest income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies.

      Notwithstanding the possibility of such contingent payments, under applicable United States Treasury regulations, payments on a note that are subject to a remote or incidental contingency may be ignored. We believe that the prospect that such payments will be made on our notes should be considered a remote and incidental contingency, and therefore that our notes are not subject to the rules governing contingent payment debt instruments. For purposes of filing tax or information returns with the Internal Revenue Service, we will not treat the notes as contingent debt instruments. Our determination that the notes are not contingent payment debt instruments is binding on you unless you explicitly disclose in the manner required by applicable Treasury regulations that your determination is different from ours. It is possible, however, that the IRS may take a contrary position from that described above, in which case the timing and character of your income from the notes and with respect to the payments of liquidated damages may be different from that described herein.

Sale, Exchange or Redemption of the Notes

      Subject to the discussion under the heading “Anti-Deferral Rules” discussed below, as a U.S. Holder, you will generally recognize capital gain or loss if you dispose of a note in a sale, redemption (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a change of control), exchange (other than a conversion) or other disposition of the notes. Your gain or loss will equal the difference between the amount you realize and your adjusted tax basis in the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note increased by the amount of accrued but unpaid interest previously included in income. The amount you realize will include the amount of any cash and the fair market value of any other property you receive for the note. Any amount attributable to accrued interest, however, will be taxed as ordinary income (as discussed above under “— Interest Payments”) to the extent you have not previously included such amount in income. The gain or loss you recognize on a disposition of the note will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Constructive Dividends

      If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of notes, the conversion price of your notes is increased, such increase may be deemed to be the payment of a taxable dividend to you, for United States federal income tax purposes. For example, an increase in the conversion price in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to you, but an increase in the event of stock dividends or the distribution of rights to subscribe for our ordinary shares may not.

Conversion of Note

      As a U.S. Holder, if you convert a note into ordinary shares and cash, you will recognize gain (but not loss), if any, on the notes so exchanged in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the ordinary shares received upon exchange plus cash received over the adjusted tax basis in the notes tendered in exchange therefor) or (b) cash received upon exchange. Subject to the passive foreign investment company rules discussed below, such gain will be capital gain and will be long-term capital gain if your holding period in respect of such note is more than one year. Your tax basis in the ordinary shares received in exchange for the note should equal the adjusted tax basis in the note, decreased by the cash received, and increased by the amount of gain recognized. Your holding period in the ordinary shares received upon exchange of the notes will include the holding period of the notes so exchanged.

Taxation of Dividends and Other Distributions on the Ordinary Shares

      We do not anticipate paying dividends on our ordinary shares in the foreseeable future. See “Dividend Policy.”

      Subject to the discussion under the heading “Anti-Deferral Rules” below, if we do make distributions and you are a U.S. Holder, the gross amount of any distributions you receive on your ordinary shares will generally be treated as dividend income if the distributions are made from our current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. Dividends will generally be subject to U.S. federal income tax as ordinary income on the day you actually or constructively receive such income. However, if you are an individual and have held your ordinary shares for a sufficient period of time, dividend distributions on our ordinary shares will generally constitute qualified dividend income taxed at a preferential rate (generally 15%) as long as our ordinary shares continue to be readily tradable on the Nasdaq National Market and certain other conditions apply. You should consult your own tax advisers as to the rate of tax that will apply to you with respect to dividend distributions, if any, you receive from us.

      We do not intend to calculate our earnings and profits according to U.S. tax accounting principles. Accordingly, distributions on our stock, if any, will generally be taxed to you as dividend distributions for U.S. tax purposes. Even if you are a corporation, you will not be entitled to claim a dividends-received deduction with respect to distributions you receive from us. Dividends generally will constitute foreign source income for foreign tax credit limitation purposes.

Taxation of Disposition of Ordinary Shares

      Subject to the discussion under the heading “Anti-Deferral Rules” below, when you sell or otherwise dispose of ordinary shares, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ordinary shares. Any gain or loss you recognize will be long-term capital gain or loss if your holding period in the ordinary shares is more than one year at the time of disposition. If you are an individual, any such long-term capital gain will be taxed at preferential rates. Your ability to deduct capital losses will be subject to various limitations.

Anti-Deferral Rules

      The earnings of foreign corporations are generally not subject to U.S. federal income tax until they are distributed to their shareholders. You should be aware, however, that there are certain rules that, if applicable, would accelerate U.S. federal income taxation to you of some or all of our earnings and could otherwise have adverse tax consequences to you. The more commonly applicable of those anti-deferral rules are the passive foreign investment company (“PFIC”) rules and the controlled foreign corporation (“CFC”) rules. Because of the current and expected future ownership of our ordinary shares, we believe we are not, and we do not expect to become, subject to, the CFC rules. The PFIC rules are discussed below.

Status as a PFIC

      If we were a PFIC in any taxable year, as a U.S. Holder, you would generally be subject to additional taxes and interest charges on certain “excess” distributions we make and on any gain realized on the disposition or deemed disposition of your ordinary shares regardless of whether we continue to be a PFIC in the year in which you receive an “excess” distribution or dispose of or are deemed to dispose of your ordinary shares. In addition, you could also be subject to additional taxes and interest charges upon the disposition or deemed disposition of your notes. Distributions in respect of your ordinary shares during a taxable year would generally constitute “excess” distributions if, in the aggregate, they exceed 125% of the average amount of distributions in respect of your ordinary shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

      To compute the tax on “excess” distributions or any gain, (1) the “excess” distribution or the gain would be allocated ratably to each day in your holding period, (2) the amount allocated to the current year and any tax year before we became a PFIC would be taxed as ordinary income in the current year, (3) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year, and (4) an interest charge at the rate for underpayment of taxes for any period described under (3) above would be imposed with respect to any portion of the “excess” distribution or gain that is allocated to such period. In addition, if we were a PFIC, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “Dividends on Ordinary Shares” section above.

      We will be classified as a PFIC in any taxable year if either: (1) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties), or (2) the average percentage value of our gross assets during the taxable year that produce passive income or are held for the production of passive income is at least 50% of the value of our total assets. For purposes of the asset test, any cash, cash equivalents, and cash invested in short-term, interest bearing, debt instruments, or bank deposits, that is readily convertible into cash, will generally count as a passive asset.

      We operate an active online games business in China and do not expect to be a PFIC for the taxable year 2005. Our expectation is based on assumptions as to our projections of the value of our outstanding stock during the year and our use of the proceeds of the initial public offering of our ordinary shares and the note offering and of the other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2005. Despite our expectation, there can be no assurance that we will not be a PFIC for the taxable year 2005 and/or later taxable years, as PFIC status is retested each year and depends on the actual facts in such year. We could be a PFIC, for example, if we do not spend sufficient amounts of the proceeds of the initial public offering of our ordinary shares and this note offering, or if our business and assets evolve in ways that are different from what we currently anticipate. In addition, our status as a PFIC may be affected by our market capitalization (i.e. our stock price) at any time in the future.

      If we were a PFIC in any year, as a U.S. Holder, you would be required to make an annual return on IRS Form 8621 regarding your ordinary shares. However, we do not intend to generate, or share with you, the information that you might need to properly complete IRS Form 8621. You should consult with your own tax adviser regarding reporting requirements with regard to your ordinary shares.

      Our ordinary shares will be “marketable” as long as they remain regularly traded on a national securities exchange, such as the Nasdaq National Market. As a result, if we were a PFIC in any year, you would be able to avoid the “excess” distribution rules described above by making a timely so-called “mark-to-market” election with respect to your ordinary shares. If you made this election in a timely fashion, you would generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ordinary shares on the first day of any taxable year and their value on the last day of that taxable year. Any ordinary income resulting from this election would generally be taxed at ordinary income rates. Any ordinary losses would be limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. Your basis in the ordinary shares would be adjusted to reflect any such income or loss. You should consult with your own tax adviser regarding potential advantages and disadvantages to you of making a “mark-to-market” election with respect to your ordinary shares.

      Generally, if we were or became a PFIC in any year, you would be able to avoid the “excess” distribution rules by making a timely election to treat us as a so-called “Qualified Electing Fund” or “QEF.” You would then generally be required to include in gross income for any taxable year (i) as ordinary income, your pro rata share of our ordinary earnings for the taxable year, and (ii) as long-term capital gain, your pro rata share of our net capital gain for the taxable year. However, because we do not intend to provide you with the information you would need to make or maintain a “QEF” election, you will not be able to make or maintain such an election with respect to your ordinary shares.

Non-U.S. Holders

      If you are not a U.S. Holder for U.S. federal income tax purposes (a “non-U.S. holder”), you generally will not be subject to U.S. federal income tax or withholding on dividends received from us with respect to the ordinary shares or on interest received with respect to the notes, if any, unless that income is considered effectively connected with your conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your notes or ordinary shares, such income is attributable to a permanent establishment that you maintain in the United States. You generally will not be subject to U.S. federal income tax, including withholding tax, on any gain realized upon the sale or exchange of notes or ordinary shares, unless:

•	that gain is effectively connected with the conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your notes or ordinary shares, such gain is attributable to a permanent establishment that you maintain in the United States; or

•	you are a nonresident alien individual and are present in the United States for at least 183 days in the taxable year of the sale or other disposition and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

      If you are engaged in a U.S. trade or business, unless an applicable tax treaty provides otherwise, the income from your notes or ordinary shares, including distributions and the gain from the disposition of notes or ordinary shares, that is effectively connected with the conduct of that trade or business will generally be subject to the rules applicable to U.S. Holders discussed above. In addition, if you are a corporation, you may be subject to an additional branch profits tax at a rate of 30% or any lower rate under an applicable tax treaty.

U.S. Information Reporting and Backup Withholding Rules

      In general, dividend payments with respect to the ordinary shares, interest payments with respect to the notes (if any), and the proceeds received on the sale or other disposition of the notes or the ordinary shares may be subject to information reporting to the IRS, and to backup withholding (currently imposed at a rate of 28%). Backup withholding will not apply, however, if you (1) are a corporation or come within certain other exempt categories and, when required, can demonstrate that fact or (2) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9, W-8BEN or W-8ECI, as applicable. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish the required information to the IRS.

      PROSPECTIVE PURCHASERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY ADDITIONAL TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF NOTES, THE ORDINARY SHARES INTO WHICH THE NOTES MAY BE CONVERTED AND THE ADSS REPRESENTING SUCH ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION AND INCLUDING ESTATE, GIFT, AND INHERITANCE LAWS.

ENFORCEMENT OF CIVIL LIABILITIES

      We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, and the absence of foreign exchange control or currency restrictions. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

      Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

      We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

      Conyers Dill & Pearman, Cayman, our counsel as to Cayman Islands law, and Yao Liang Law Office, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

      Conyers Dill & Pearman, Cayman, has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

      Yao Liang Law Office has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

VALIDITY OF THE SECURITIES

      The validity of the ordinary shares represented by the ADSs offered in this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman, Cayman. Legal matters as to PRC law will be passed upon for us by Yao Liang Law Office.

EXPERTS

      Our consolidated financial statements as of December 31, 2001, 2002 and 2003 and for each of the three years ended December 31, 2003 included elsewhere in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm, given on their authority as experts in auditing and accounting. The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 11th Floor, PricewaterhouseCoopers Center, 202 Hu Bin Road, Shanghai 200021, PRC.

LEGAL MATTERS

      Certain legal matters as to Cayman Islands law have been passed upon for us by Conyers Dill & Pearman, Cayman, and certain legal matters as to PRC law have been passed upon for us by Yao Liang Law Office.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form F-1 and a registration statement on Form F-6, including relevant exhibits and schedules under the Securities Act, covering the ordinary shares represented by the ADSs offered by this prospectus, as well as the ADSs. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ADSs and the ordinary shares represented by the ADSs. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review a full text of these documents.

      The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information on that website is not a part of this prospectus.

      We will furnish to The Bank of New York, as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

      We are subject to periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Six Months Ended June 30,

	2003	2004

	RMB	RMB	USD
	(Unaudited)	(Unaudited)
Revenues
Online game revenues	276,372,084	523,234,848	63,218,574
Others	3,303,811	19,228,482	2,323,234

Total revenues	279,675,895	542,463,330	65,541,808

Less: Business tax and related surcharges	(14,858,833)	(27,854,739)	(3,365,481)

Net revenues	264,817,062	514,608,591	62,176,327

Cost of services	(104,908,310)	(197,556,450)	(23,869,277)

Gross profit	159,908,752	317,052,141	38,307,050

Operating expenses
Product development	(5,401,995)	(28,956,559)	(3,498,606)
Sales and marketing	(12,138,094)	(35,178,967)	(4,250,413)
General and administrative	(28,812,681)	(54,184,933)	(6,546,762)
Share-based compensation*	—	(16,979,224)	(2,051,473)

Total operating expenses	(46,352,770)	(135,299,683)	(16,347,254)

Income from operations	113,555,982	181,752,458	21,959,796
Interest income	2,561,709	4,580,688	553,450
Investment income	274,346	949,276	114,694
Other income (expenses), net	18,413,443	33,896,738	4,095,491

Income before income tax expenses and minority interests	134,805,480	221,179,160	26,723,431
Income tax expenses	(9,016,028)	(9,097,866)	(1,099,227)
Minority interests	497,415	817,827	98,812

Net income	126,286,867	212,899,121	25,723,016

Accretion for Series A and A-1 Preferred shares	(12,389,286)	—	—
Income attributable to Series A and A-1 preferred shareholders	(18,105,461)	(51,857,195)	(6,265,519)

Net income attributable to ordinary shareholders	95,792,120	161,041,926	19,457,497

Other comprehensive income	171,359	(217,143)	(26,236)

Comprehensive income	95,963,479	160,824,783	19,431,261

Earnings per share:
Basic	0.99	1.56	0.19
Diluted	0.99	1.48	0.18
Earnings per ADS:
Basic	1.98	3.12	0.38
Diluted	1.98	2.96	0.36
Weighted average ordinary shares outstanding:
Basic	96,357,534	103,503,746	103,503,746
Diluted	96,357,534	109,144,780	109,144,780
Weighted average ADS outstanding:
Basic	48,178,767	51,751,873	51,751,873
Diluted	48,178,767	54,572,390	54,572,390
*Share-based compensation was related to the associated operating expense categories as follows:
Product development	—	4,879,878	589,599
Sales and marketing	—	448,030	54,132
General and administrative	—	11,651,316	1,407,742

	—	16,979,224	2,051,473

Share-based compensation expense included in cost of services	—	3,599,407	434,889

	—	20,578,631	2,486,362

The accompanying notes are an integral part of these financial statements.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED BALANCE SHEET

	As of
	December 31,
	2003	As of June 30, 2004

	RMB	RMB	USD

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	598,922,445	1,444,967,154	174,584,631
Marketable securities	10,125,881	111,414,498	13,461,385
Accounts receivable	6,199,809	21,817,076	2,635,995
Loan and interest receivable	57,622,083	53,062,607	6,411,160
Due from related parties	2,864,691	1,514,691	183,009
Deferred licensing fees and related costs	53,142,219	47,867,504	5,783,474
Prepayments and other current assets	12,140,984	41,638,662	5,030,890
Deferred tax assets	22,087,657	25,681,457	3,102,899

Total current assets	763,105,769	1,747,963,649	211,193,443

Investments in equity securities	3,455,125	5,660,906	683,965
Property, equipment and software	106,871,592	136,198,776	16,455,885
Intangible assets	53,196,384	70,639,055	8,534,791
Long-term deposits	2,348,940	2,128,670	257,191

Total assets	928,977,810	1,962,591,056	237,125,275

LIABILITIES
Current liabilities:
Accounts payable	20,933,576	38,412,863	4,641,140
Licensing fees payable	47,051,445	67,069,666	8,103,529
Taxes payable	12,636,980	30,638,788	3,701,857
Deferred revenue	197,480,443	218,712,657	26,425,423
Due to related parties	—	325,785	39,362
Other payables and accruals	25,558,728	55,616,267	6,719,700

Total current liabilities	303,661,172	410,776,026	49,631,011

Minority interests	2,715,485	4,399,608	531,572
Commitments and contingencies	—	—	—
Shareholders’ equity
Ordinary shares (US$0.01 par value, 141,818,280 issued and outstanding as of June 30, 2004; 89,728,818 issued and outstanding as of December 31, 2003)	7,426,853	11,738,297	1,418,251
Series A and Series A-1 Convertible preferred shares	2,488,074	—	—
Additional paid-in capital	425,560,660	1,305,252,588	157,703,959
Statutory reserves	27,312,573	35,636,791	4,305,728
Deferred share-based compensation	(51,571,508)	(28,872,246)	(3,488,419)
Accumulated other comprehensive gain (loss)	116,006	(101,137)	(12,220)
Retained earnings	211,268,495	223,761,129	27,035,393

Total shareholders’ equity	622,601,153	1,547,415,422	186,962,692

Total liabilities and shareholders’ equity	928,977,810	1,962,591,056	237,125,275

The accompanying notes are an integral part of these financial statements.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Ordinary Shares
	Group Equity			(US$0.01 Par Value)		Series A and Series A-1

	Shanda			Number of		Number of
	Networking	Heng Kang	Total	Shares	Par Value	Shares	Par Value

	RMB	RMB	RMB		RMB		RMB

	(Unaudited)
Balance as of December 31, 2002	1,500,000	500,000	2,000,000	5,000,000	414,000	—	—

Issuance of additional ordinary shares	—	—	—	95,000,000	7,863,000	—	—
Transfer group equity to additional paid-in capital upon reorganization	(1,500,000)	—	(1,500,000)	—	—	—	—
Increase in group equity
Deemed dividend upon issuance of Series A-1 Preferred shares	—	—	—	(4,947,230)	(409,483)	—	—
Accretion for Series A and A-1 Preferred shares	—	—	—	—	—	—	—
Dividends to shareholders of Heng Kang	—	(500,000)	(500,000)	—	—	—	—
Deemed capital distribution to shareholders of Heng Kang	—	—	—	—	—	—	—
Unrealized net appreciation of marketable securities	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—
Appropriations to statutory reserves	—	—	—	—	—	—	—

Balance as of June 30, 2003	—	—	—	95,052,770	7,867,517	—	—

Balance as of December 31, 2003	—	—	—	89,728,818	7,426,853	30,060,100	2,488,074

Issuance of new shares upon IPO				22,029,362	1,823,370
Conversion of Series A and A-1 Preferred shares upon completion of the IPO	—	—	—	30,060,100	2,488,074	(30,060,100)	(2,488,074)
Dividends to shareholders	—	—	—	—	—	—	—
Deferred share- based compensation	—	—	—	—	—	—	—
Unrealized net appreciation of marketable securities	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—
Appropriations to statutory reserves	—	—	—	—	—	—	—

Balance as of June 30, 2004				141,818,280	11,738,297	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Accumulated
		Additional		Deferred	Other		Total
	Subscription	Paid-in	Statutory	Share-Based	Comprehensive	Retained	Shareholders’
	Receivables	Capital	Reserves	Compensation	Gain (Loss)	Earnings	Equity

	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of December 31, 2002	(414,000)	—	5,370,585	—	(168,500)	138,864,190	146,066,275

Issuance of additional ordinary shares	(7,863,000)	—	—	—	—	—	—
Transfer group equity to additional paid-in capital upon reorganization	—	1,500,000	—	—	—	—	—
Increase in group equity		1,500,000				(1,875,000)	(375,000)
Deemed dividend upon issuance of Series A-1 Preferred shares	—	—	—	—	—	(24,421,517)	(24,831,000)
Accretion for Series A and A-1 Preferred shares	—	—	—	—	—	(12,389,286)	(12,389,286)
Dividends to shareholders of Heng Kang	—	—	(250,000)	—	—	(27,638,452)	(28,388,452)
Deemed capital distribution to shareholders of Heng Kang	—	—	—	—	—	(24,831,000)	(24,831,000)
Unrealized net appreciation of marketable securities	—	—	—	—	171,359	—	171,359
Net income	—	—	—	—	—	126,286,867	126,286,867
Appropriations to statutory reserves	—	—	4,847,651	—	—	(4,847,651)	—

Balance as of June 30, 2003	(8,277,000)	3,000,000	9,968,236	—	2,859	169,148,151	181,709,763

Balance as of December 31, 2003	—	425,560,660	27,312,573	(51,571,508)	116,006	211,268,495	622,601,153

Issuance of new shares upon IPO		881,812,576					883,635,946
Conversion of Series A and A-1 Preferred shares upon completion of the IPO	—	—	—	—	—	—	—
Dividends to shareholders	—	—	—	—	—	(192,082,269)	(192,082,269)
Deferred share- based compensation	—	(2,120,648)	—	22,699,262	—	—	20,578,614
Unrealized net appreciation of marketable securities	—	—	—	—	(217,143)	—	(217,143)
Net income	—	—	—	—	—	212,899,121	212,899,121
Appropriations to statutory reserves	—	—	8,324,218	—	—	(8,324,218)	—

Balance as of June 30, 2004	—	1,305,252,588	35,636,791	(28,872,246)	(101,137)	223,761,129	1,547,415,422

The accompanying notes are an integral part of these financial statements.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30

	2003	2004

	RMB	RMB	USD
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	126,286,867	212,899,121	25,723,017
Adjustments for:
Share-based compensation costs	—	20,578,613	2,486,361
Depreciation and amortization of property, equipment and software	6,508,146	18,058,882	2,181,920
Amortization of intangible assets	2,813,022	14,797,851	1,787,914
Investment income	(274,346)	(949,276)	(114,694)
Interest income	(2,561,709)	(1,457,153)	(176,057)
Minority interests	(497,415)	(817,827)	(98,812)
Changes in:
Accounts receivable	(4,593,096)	(15,617,267)	(1,886,918)
Due from related parties	(482,763)	1,350,000	163,110
Deferred licensing fees and related costs	(4,658,289)	5,274,715	637,305
Prepayments and other current assets	(1,034,469)	(23,209,294)	(2,804,206)
Deferred tax assets	281,710	(3,593,799)	(434,212)
Other long-term deposits	—	220,270	26,614
Accounts payable	1,080,236	9,601,730	1,160,106
Licensing fees payable	54,333,444	15,052,021	1,818,624
Due to related parties	—	325,785	39,362
Taxes payable	(37,710,004)	8,388,759	1,013,551
Deferred revenue	21,926,401	21,232,214	2,565,330
Other payables and accruals	5,825,324	24,830,476	3,000,082

Net Cash provided by operations	167,243,059	306,965,821	37,088,397

Cash flows from investing activities
Proceeds from disposal of short-term investments	120,000,000	—	—
Purchase of marketable securities	(44,101,130)	(101,404,623)	(12,251,966)
Proceeds from disposal of marketable securities	7,838,914	848,139	102,474
Decrease/(Increase) in loan and interest receivable	(55,870,000)	5,290,154	639,170
Purchase of property, equipment and software	(20,529,572)	(46,216,930)	(5,584,048)
Purchase of intangible assets	(86,221)	(12,741,547)	(1,539,466)
Proceeds from disposal of intangible assets	2,000,000	—	—
Net cash paid for purchase of VIE subsidiaries	(3,068,055)	—	—
Investment in equity securities	(3,452,616)	(5,978,996)	(722,398)

Net cash provided by (used in) investing activities	2,731,320	(160,203,803)	(19,356,234)

Cash flows from financing activities
Proceeds from IPO, net of IPO costs	—	888,863,010	107,394,704
Cash injection in VIE subsidiaries by minority shareholders	2,430,507	2,501,950	302,292
Proceeds from issuance of Series A and Series A1 Convertible Preferred Shares, net of issuance costs of RMB7,724,490	240,585,510	—	—
Dividends to the Company’s holders	(2,125,000)	(192,082,269)	(23,207,871)
Deemed capital distribution to the founders of Heng Kang	(24,831,000)	—	—
Deemed capital distribution from deconsolidation of Heng Kang	(30,520,588)	—	—

Net cash provided by financing activities	185,539,429	699,282,691	84,489,125

Net increase in cash and cash equivalents	355,513,808	846,044,709	102,221,288
Cash, beginning of period	177,039,963	598,922,445	72,363,343

Cash, end of period	532,553,771	1,444,967,154	174,584,631

Supplemental disclosure of non-cash investing and financing activities:
Accrued IPO costs	—	5,227,064
Payable to purchase intangible assets from Zona BVI	—	10,759,560

The accompanying notes are an integral part of these financial statements

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

1.	THE COMPANY AND BASIS OF PRESENTATION

      Shanda Interactive Entertainment Limited (the “Company” or “Shanda Interactive”) is engaged in the development and operation of online games and related businesses in the People’s Republic of China (the “PRC” or “China”). Its subsidiaries, which include Shanda Holdings Limited (the “Shanda BVI”) and Shengqu Information Technology (Shanghai) Co., Ltd. (“Shengqu”) and certain variable interest entities (“VIEs” or ’VIE subsidiaries”), which include Shanghai Shanda Networking Co., Ltd. (“Shanda Networking”). The Company, its subsidiaries and its VIE subsidiaries are collectively referred to as the “Group”. The Group develops and operates online games through Shengqu Information Technology (Shanghai) Co., Ltd. and Shanghai Shanda Networking Co., Ltd.

      The accompanying financial statements reflect all normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented. Results for the six months ended June 30, 2004 are not necessarily indicative of the results expected for the full fiscal year or for any future period.

      These unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

      These financial statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2001, 2002 and 2003 included elsewhere in this prospectus.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

      In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-06, “Participating Securities and the Two — Class Method under FASB Statement No. 128” (“EITF No. 03-06”). EITF No. 03-06 provides guidance regarding the computation of earnings per share by companies that have issued securities other than common shares that entitle the holder to participate in dividends and earnings of the company. In addition, EITF No. 03-06 provides further guidance on what constitutes a participating security and requires the application of the two-class method in determining earnings per share. EITF No. 03-06 is effective for the quarter ending June 30, 2004. The Company has adopted EITF No. 03-06 for the six month period ended June 30, 2004 and has retroactively applied the consensus in determining the earnings per share for the six month period ended June 30, 2003.

3.	VARIABLE INTEREST ENTITIES

      The Company has adopted FASB Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities (“VIEs”), an Interpretation of ARB No. 51”. FIN 46 requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns. The Company operates its online game business in the PRC via its VIEs Shanghai Shanda Networking Co., Ltd. (“Shanda Networking”), in order to comply with the PRC laws and regulations that restrict foreign ownership of companies that operate online games. As of June 30, 2004, the Company’s VIEs have been reflected in the consolidated financial statements of the Company.

4.	INITIAL PUBLIC OFFERING

      On May 13, 2004, the Company completed an underwritten initial public offering of 13,854,487 American Depositary Shares (ADSs), consisting of 9,642,857 ADSs offered by the Company and 4,211,630 ADSs offered by its selling shareholders, which was priced at US$11 per ADS. Each ADS represents two

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

ordinary shares, and has par value of US$0.01 per share. Subsequent to the initial public offering and on June 2, 2004, the Company held the closing for the over-allotment option in connection with its initial public offering. At this closing, an additional 1,047,936 ADSs were purchased from the Company and 457,698 ADSs were purchased from its selling shareholders. Total proceeds, net of direct offering expenses, of RMB883.6 million was received as a result of the initial public offering and subsequent over-allotment.

5.	FOREIGN CURRENCY TRANSLATION

      Translations of amounts from RMB into United States dollars (“US$” or “U.S. dollars”) are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB8.2766 representing the noon buying rate in the City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on June 30, 2004. This convenient translation is not intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into U.S. dollars at that rate on June 30, 2004, or at any other rate.

6.	OTHER INCOME (EXPENSE)

      Other income primarily consists of government financial incentives. During the six month period ended June 30, 2003 and 2004, the Group received financial incentives of RMB23,039,000 and RMB33,948,607, respectively, from a local government authority and such amounts were recorded as other income in the statements of operations and comprehensive income.

      The government financial incentives are granted by the municipal government upon the qualification of a company as a new-high technology enterprise. These government financial incentives are calculated with reference to either the group companies’ taxable income or revenue, as the case may be. Eligibility for the government financial incentives the group companies receive requires that the group companies continue to meet a number of government financial and non-financial criteria to continue to qualify for these government financial incentives and its continued qualification is further subject to the discretion of the municipal government. Moreover, the central government or municipal government could determine at any time to immediately eliminate or reduce these government financial incentives. There is no guarantee that the Group will continue to receive these government financial incentives in the future. As a result of the aforementioned factors, government financial incentives are recognized as other income when received.

7.	TAXATION

      The Group’s subsidiary and VIE subsidiaries that are incorporated in the PRC are subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the Enterprise Income Tax Law and the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprise and Foreign Enterprises (collectively the “PRC Income Tax Laws”), respectively. Pursuant to the PRC Income Tax Laws, the Group is generally subject to EIT at a statutory rate of 33%. Group companies that are registered in the Pudong New District of Shanghai are, however, subject to a 15% preferential EIT rate pursuant to the local practice. Shengqu, as a software development company, has been granted a two year EIT exemption and followed by a three year 50% EIT reduction on its taxable income, commencing in the year ended December 31, 2003 (“tax holiday”). Shengqu’s qualification as a software development company must be reassessed on an annual basis. In addition, one of the group companies was exempt from EIT for the year ended December 31, 2002 as it was a newly established information technology company during that period.

      In February 2003, Shanda Networking transferred a significant part of its business to Shengqu as part of its tax planning strategy to reduce EIT given Shengqu was entitled to a two-year EIT exemption starting from the year of 2003. Shanda Networking statutory EIT rate was 15%.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

8.	DIVIDENDS

      Dividends are recognized when declared. On March 5, 2004, a special cash dividend of US$23,207,591 (RMB192,082,269) was declared by the Company to its holders of ordinary shares and preferred shares in proportion to their respective share ownership, on an as-converted basis, which was approximately 74.9% and 25.1%, respectively. The dividend paid per share was approximated RMB1.60.

9.	EARNINGS PER SHARE

      Basic earnings per share and diluted earnings per share have been calculated for the six-month periods ended June 30, 2003 and 2004 are as follows:

	Six Months Ended June 30

	2003	2004

	RMB	RMB
Numerator:
Net income	126,286,867	212,899,121
Accretion for Series A and A-1 Preferred Shares	(12,389,286)	—
Dividends to Series A and A-1 Preferred Shareholders	—	(48,212,650)
Earnings allocated to participating Preferred Shareholders	(18,105,461)	(3,644,545)

Numerator for basis earnings per share	95,792,120	161,041,926
Effect of share options	—	—

Numerator for diluted earnings per share	95,792,120	161,041,926

Denominator:
Denominator for basic earnings per share-weighted-average ordinary shares outstanding	96,357,534	103,503,746
Dilutive effect of share options	—	5,641,034

Denominator for dilutive earnings per share	96,357,534	109,144,780

Basic earnings per share	0.99	1.56

Dilutive earnings per share	0.99	1.48

      Net income, after deducting accretion and dividends to holders of Preferred Shareholders, has been allocated to the ordinary share and Preferred Shares based on their respective rights to share in dividends.

      Potential dilutive securities, Series A and A-1 Preferred Shares, were not included in the computation of earnings per share because of their anti-dilutive effects.

10.	SHARE-BASED COMPENSATION

      The Company accounts for share-based compensation arrangements in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). In general, compensation cost under APB No. 25 is recognized based on the difference, if any, between the estimated fair value of the Company’s ordinary shares and the amount an employee is required to pay to acquire the ordinary shares, as determined on the date the option is granted. Compensation cost, if any, is recorded in stockholders’ equity as additional paid-in capital with an offsetting entry recorded to

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

deferred share-based compensation. Deferred share-based compensation is amortized and charged to expense based on the vesting terms of the underlying options.

      If the compensation cost for the Company’s share-based compensation plan had been determined based on the estimated minimum value on the grant dates for the share option awards as prescribed by SFAS No. 123, the Company’s net income attributable to ordinary shareholders and earnings per share would have resulted in the pro forma amounts for the six months ended June 30, 2003 and 2004 as disclosed below:

	Six Months Ended June 30

	2003	2004

	RMB	RMB
Net income attributable to ordinary shareholders as reported	95,792,120	161,041,926
Add: share-based compensation expense under APB No. 25	—	20,578,631
Less: share-based compensation expense under SFAS No. 123	(6,655,719)	(27,479,205)
Add: allocation to participating shareholders	1,058,011	1,208,130

Pro forma net income attributable to ordinary shareholders	90,194,412	155,349,482

Basic earnings per share
As reported	0.99	1.56

Pro forma	0.94	1.50

Basic earnings per ADS
As reported	1.98	3.12

Pro forma	1.88	3.00

Diluted earnings per share
As reported	0.99	1.48

Pro forma	0.94	1.42

Diluted earnings per ADS
As reported	1.98	2.96

Pro forma	1.88	2.84

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

11.	COMMITMENTS

Operating lease commitments

      The Group has entered into leasing arrangements relating to office premises and computer equipment that are classified as operating leases. Future minimum lease payments for non-cancelable operating leases as of June 30, 2004 are as follows:

	Office	Computer
	Premises	Equipment	Total

July 1, 2004 to June 30, 2005	9,476,459	4,381,200	13,857,659
July 1, 2005 to June 30, 2006	9,599,305	1,517,000	11,116,305
July 1, 2006 to June 30, 2007	5,177,527	—	5,177,527
July 1, 2007 to June 30, 2008	598,534	—	598,534
July 1, 2008 to June 30, 2009	—	—	—

	24,851,825	5,898,200	30,750,025

Capital commitments

      Capital commitments for purchase of property, equipment and software as of June 30,2004 were:

Leasehold
Improvement

July 1, 2004 to June 30, 2005	21,592,648
July 1, 2005 to June 30, 2006	403,612

21,996,260

12.	CONTINGENCIES

      The Group accounts for loss contingencies in accordance with SFAS 5, Accounting for Loss Contingencies, and other related guidance. Set forth below is a description of certain loss contingencies as well as the opinion of management as to the likelihood of loss in respect of each loss contingency.

a.	PRC regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games, to 50%. In addition, foreigners or foreign invested enterprises are currently not able to apply for the required licenses for operating online games in the PRC. The Company is incorporated in the Cayman Islands and accordingly Shengqu is considered as a foreign invested enterprise under PRC law. In order to comply with foreign ownership restrictions, the Group operates its online games business in the PRC through Shanda Networking, which is wholly owned by Tianqiao Chen and Danian Chen, both of whom are PRC citizens. Shanda Networking holds the licenses and approvals that are required to operate the online games business and Shengqu owns the substantial majority of the physical assets required to operate the online games business. Shengqu has entered into a series of contractual arrangements with Shanda Networking, pursuant to which Shengqu provides Shanda Networking with services, software licenses and equipment in exchange for fees, and Shengqu undertakes to provide financial support to Shanda Networking to the extent necessary for its operations. In addition, Shengqu has entered into agreements with Shanda Networking and its shareholders that provide it with the substantial ability to control Shanda Networking. In the opinion of management and the Company’s PRC legal counsel, (i) the ownership structure of the Company, Shengqu and Shanda Networking are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with Shanda Networking and its shareholders are valid

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC laws and regulations in all material respects. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with Shanda Networking were found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with Shanda Networking is remote.

b.	The Group is currently involved in an arbitration with the developer and the co-licensor of its primary online game over licensing rights with respect to its primary online game. The Group entered into a settlement agreement and an amendment agreement with the co-licensor on August 19, 2003 pursuant to which the parties agreed to discontinue the arbitration. However, the developer has objected to the Group’s request for discontinuation of the arbitration and has filed counterclaims against the Group and cross-claims against the co-licensor. Among other things, the developer has requested an injunction against the Group’s use of its primary online game and payment of royalty fees and unspecified damages. In the opinion of management, it is reasonably possible that the Group could incur a loss with respect to this arbitration, whether through reaching a final determination on the merits or through settlement. At this point in time, however, it is not possible to estimate the range of such loss.

On January 9, 2004, the ICC appointed a sole arbitrator to determine the dispute. On September 28, 2004, the terms of reference were finalized. In December 2004, the parties exchanged written submissions on certain jurisdictional issues that the arbitrator has indicated he will decide prior to determining the dispute. Oral hearings for the jurisdictional issues are scheduled to take place in late January and early February 2005. Determination of a dispute and publication of an ICC award typically takes approximately six months from the date the terms of reference are signed by the parties. In this case, however, we anticipate that a longer time period of between six and twelve months may be required before the ICC award is published, because of the necessity for the arbitrator to first make a determination on the jurisdictional issue.

If the arbitrator determines that Wemade validly terminated the Mir II license and that the settlement agreement and the amendment agreement are not binding with respect to Wemade, or that the Mir II license has expired, the Company may no longer be able to operate Mir II. In addition, the Company may have to pay an unspecified amount of damages. Any lapse in the Company’s right to operate Mir II in China, as well as any damages the Company may be required to pay as a result of the arbitrator’s decision, may have a material adverse effect on the Company’s business, financial condition and results of operations.

c.	On October 8, 2003, the developer of the Group’s primary online game filed claims against the Group in the Beijing First Intermediate People’s Court (the “Beijing Court”) with respect to the Group’s development and operation of a new online game. The developer has alleged, among other things, that the online game which was developed by the Group internally copied certain elements of games owned by the developer, thereby infringing upon the copyrights of these games. In addition, the developer has alleged that the operation of the Group’s internally developed online game violates the PRC Anti-Unfair Competition Law. The developer has requested that the Beijing Court order the Group to stop operation of its game and to pay the developer’s legal fees and related costs incurred in connection with

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

this litigation. The developer has withdrawn its claim for damages against the Group. In the opinion of management, it is reasonably possible that the Group could incur a loss with respect to this litigation, whether through reaching a final judgment on the merits or through settlement. At this point in time, however, it is not possible to estimate the range of such loss. Accordingly, no provision has been made as of June 30, 2004.

13.	RESTRICTED NET ASSETS

      Relevant PRC laws and regulations permit payments of dividends by our PRC subsidiaries and affiliates only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the statutory general reserve fund requires annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, our PRC subsidiaries and affiliates are restricted in their ability to transfer a portion of their net assets to us either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB240.5 million, or 15.5% of our total consolidated net assets as of June 30, 2004. Even though we currently do not require any such dividends, loans or advances from our PRC subsidiaries and affiliates for working capital and other funding purposes, we may in the future require additional cash resources from our PRC subsidiaries and affiliates due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to our shareholders.

14.	SUBSEQUENT EVENTS

a.	In July 2004, Shanda Networking acquired a majority equity interest in Hangzhou Bian Feng Software Technology Co., Ltd. and Hangzhou Bian Feng Networking Co., Ltd. (“Bianfeng”), companies incorporated in the PRC and engaged in the operation of chess and online board games.

b.	In September 2004, Shanda Networking acquired Shanghai Xuanting Entertainment Information Technology Co., Ltd. (“Qidian”), a company incorporated in the PRC that provides an online forum for independent writers.

c.	In October 2004, the Company completed an acquisition of a minority interest in Shanghai Haofang Online Information Technology Co., Ltd. and its affiliate (“Haofang”), the operator of the largest network PC game platform in China. Under the terms of the agreement, the Company will acquire a majority interest in Haofang in 2006.

d.	In October 2004, Shanda Networking completed its acquisition of Beijing Digital Red Software Application Technology Co., Ltd. (“Digital Red”), a company incorporated in the PRC that is engaged in the development and licensing of wireless game products.

e.	In November 2004, the Company agreed to acquire an approximately 29% stake in Actoz Soft Co., Ltd., or Actoz, a Korean developer, operator and publisher of online games from certain shareholders of Actoz for approximately US$91.7 million in cash. The acquisition is expected to close in January 2005, but is subject to a number of closing conditions, including legal and financial due diligence, government approval and the approval of Actoz’s shareholders of a slate of directors nominated by the Company. In addition, in December 2004, the Company purchased an additional amount of Actoz’s shares on the KOSDAQ market equal to approximately 9% of Actoz’s issued and outstanding shares at an aggregate cost of approximately $14.4 million.

Pursuant to the agreements for these acquisitions and investments, some of which include earn-out provisions based on 2004 or 2005 earnings, and excluding the market purchases of Actoz’s shares, the Company currently expects to pay an aggregate cash consideration of up to approximately US$147 million to the sellers from 2004

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED, UNAUDITED)

through 2006. In addition, the Company made an initial capital contribution to Haofang of US$5 million for the acquisition of a minority interest. Certain of the earn-out provisions are contingent upon the sellers’ continued employment and would be recorded as compensation expense over the service period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

SHANDA INTERACTIVE ENTERTAINMENT LIMITED:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in shareholders’ equity and of cash flows expressed in Renminbi present fairly, in all material respects, the financial position of Shanda Interactive Entertainment Limited (the “Company”) and its subsidiaries as of December 31, 2001, 2002 and 2003, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles in the United States of America. In addition, in our opinion, the related Financial Statement Schedule I presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and Financial Statement Schedule I are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and Financial Statement Schedule I based on our audits. We conducted our audits of these statements in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Zhong Tian CPAs Limited Company

Shanghai, People’s Republic of China

February 26, 2004, except for Note 20,
which is as of April 22, 2004, and
Note 21, which is as of October 10, 2004.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

		For the Years Ended December 31,

	Note	2001	2002	2003	2003

		RMB	RMB	RMB	US$
					(Note 2c)
Revenues:
Online game revenues		4,125,576	344,424,380	621,243,139	75,059,279
Others		716,520	99,000	12,167,202	1,470,055

Total revenues		4,842,096	344,523,380	633,410,341	76,529,334

Less: business tax and related surcharges		(290,474)	(18,302,875)	(33,429,893)	(4,039,036)

Net revenues		4,551,622	326,220,505	599,980,448	72,490,298

Cost of services		(1,969,996)	(122,080,747)	(233,701,419)	(28,236,063)

Gross profit		2,581,626	204,139,758	366,279,029	44,254,235

Operating expenses:
Product development		(1,821,734)	(4,981,960)	(28,751,036)	(3,473,732)
Sales and marketing		(2,399,991)	(10,827,784)	(43,750,356)	(5,285,966)
General and administrative		(4,695,037)	(25,705,807)	(65,548,246)	(7,919,611)
Share-based compensation*		—	—	(15,056,060)	(1,819,090)

Total operating expenses		(8,916,762)	(41,515,551)	(153,105,698)	(18,498,399)

Income (loss) from operations		(6,335,136)	162,624,207	213,173,331	25,755,836
Interest income		204,974	1,088,943	6,979,927	843,323
Investment income		—	22,396	6,551,259	791,530
Other income (expense), net	8	(17,741)	(1,371,026)	61,151,579	7,388,401

Income (loss) before minority interests, income tax benefits (expenses) and extraordinary gain		(6,147,903)	162,364,520	287,856,096	34,779,090
Income tax benefits (expenses)	9	87,180	(23,076,990)	(18,646,877)	(2,252,936)
Minority interests	4	4,780,771	—	3,640,950	439,904

Income (loss) before extraordinary gain		(1,279,952)	139,287,530	272,850,169	32,966,058
Extraordinary gain arising from acquisition of a company	4	4,515,512	—	—	—

Net income		3,235,560	139,287,530	272,850,169	32,966,058

Accretion for Series A and Series A-1 Preferred Shares		—	—	(24,962,571)	(3,016,005)
Cumulative dividends to holders of Preferred Shares		—	—	(16,181,535)	(1,955,072)

Net income attributable to ordinary shareholders		3,235,560	139,287,530	231,706,063	27,994,981

Other comprehensive income:
Unrealized appreciation (depreciation) of marketable securities	2f	—	(168,500)	284,506	34,374

Comprehensive income		3,235,560	139,119,030	273,134,675	33,000,432

Earnings (loss) per share before extraordinary gain	15
Basic		(0.01)	1.39	2.48	0.30

Diluted		(0.01)	1.39	2.28	0.28

Earnings per share	15
Basic		0.03	1.39	2.48	0.30

Diluted		0.03	1.39	2.28	0.28

Pro forma earnings per share (unaudited)	16
Basic		N/A	N/A	2.21	0.27

Diluted		N/A	N/A	2.16	0.26

Weighted average ordinary shares outstanding	15
Basic		100,000,000	100,000,000	93,246,726	93,246,726

Diluted		100,000,000	100,000,000	119,903,485	119,903,485

Pro forma weighted average ordinary shares outstanding (unaudited)	16
Basic		N/A	N/A	123,306,826	123,306,826

Diluted		N/A	N/A	126,386,057	126,386,057

*Share-based compensation was related to the associated operating expense categories as follows:
Product development		—	—	(4,206,797)	(508,270)
Sales and marketing		—	—	(386,231)	(46,665)
General and administrative		—	—	(10,463,032)	(1,264,155)

		—	—	(15,056,060)	(1,819,090)

The accompanying notes are an integral part of these financial statements.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED BALANCE SHEETS

		As of December 31,

	Note	2001	2002	2003	2003	2003	2003

		RMB	RMB	RMB	US$	RMB	US$
					(Note 2c)	(Unaudited,	(Unaudited,
						Pro forma,	Pro forma,
						Note 16)	Note 2c, 16)
ASSETS
Current assets:
Cash and cash equivalents		7,791,081	177,039,963	598,922,445	72,362,469	598,922,445	72,362,469
Short-term investments		—	120,000,000	—	—	—	—
Marketable securities		9,800	4,841,100	10,125,881	1,223,420	10,125,881	1,223,420
Accounts receivable		—	—	6,199,809	749,068	6,199,809	749,068
Loan and interest receivable	5	—	—	57,622,083	6,961,964	57,622,083	6,961,964
Due from related parties	14	500,000	750,000	2,864,691	346,115	2,864,691	346,115
Deferred licensing fees and related costs		768,998	33,222,012	53,142,219	6,420,701	53,142,219	6,420,701
Prepayments and other current assets		1,478,275	6,818,057	12,140,984	1,466,887	12,140,984	1,466,887
Deferred tax assets	9	645,933	15,037,820	22,087,657	2,668,655	22,087,657	2,668,655

Total current assets		11,194,087	357,708,952	763,105,769	92,199,279	763,105,769	92,199,279

Investment in equity securities		—	—	3,455,125	417,452	3,455,125	417,452
Property, equipment and software	6	2,093,519	33,657,882	106,871,592	12,912,343	106,871,592	12,912,343
Intangible assets	7	3,012,188	13,003,936	53,196,384	6,427,246	53,196,384	6,427,246
Long-term deposits		—	323,874	2,348,940	283,801	2,348,940	283,801

Total assets		16,299,794	404,694,644	928,977,810	112,240,121	928,977,810	112,240,121

LIABILITIES
Current liabilities:
Accounts payable		2,949,810	13,534,088	20,933,576	2,529,218	20,933,576	2,529,218
Licensing fees payable		1,375,478	73,932,816	47,051,445	5,684,807	47,051,445	5,684,807
Taxes payable		985,502	50,090,176	12,636,980	1,526,814	12,636,980	1,526,814
Deferred revenue		2,574,197	111,208,070	197,480,443	23,859,804	197,480,443	23,859,804
Other payables and accruals		1,467,562	9,863,219	25,558,728	3,088,034	25,558,728	3,088,034
Dividends declared		—	—	—	—	192,331,571	23,237,712

Total current liabilities		9,352,549	258,628,369	303,661,172	36,688,677	495,992,743	59,926,389

Minority interests		—	—	2,715,485	328,088	2,715,485	328,088
Commitments and contingencies	18	—	—	—	—	—	—
Shareholders’ equity
Group equity		2,000,000	2,000,000	—	—	—	—
Ordinary shares (US$0.01 par value, 100,000,000 shares authorized, issued and outstanding as of December 31, 2002; 186,000,000 shares authorized, 89,728,818 issued and outstanding; and 119,788,918 outstanding on a pro forma basis as of December 31, 2003)		—	414,000	7,426,853	897,320	9,914,927	1,197,932
Series A and Series A-1 Convertible Preferred Shares (US$0.01 par value; 30,060,100 shares authorized; 25,112,870 and 4,947,230 shares issued and outstanding and none outstanding on a pro forma basis as of December 31, 2003, respectively; aggregate liquidation value of US$60,000,000)	10	—	—	2,488,074	300,612	—	—
Subscription receivables		—	(414,000)	—	—	—	—
Additional paid-in capital		—	—	425,560,660	51,416,707	425,560,660	51,416,707
Statutory reserves	2u	750,000	5,370,585	27,312,573	3,299,935	27,312,573	3,299,935
Deferred share-based compensation		—	—	(51,571,508)	(6,230,926)	(51,571,508)	(6,230,926)
Accumulated other comprehensive gain (loss)		—	(168,500)	116,006	14,016	116,006	14,016
Retained earnings (accumulated deficit)		4,197,245	138,864,190	211,268,495	25,525,692	18,936,924	2,287,980

Total shareholders’ equity		6,947,245	146,066,275	622,601,153	75,223,356	430,269,582	51,985,644

Total liabilities and shareholders’ equity		16,299,794	404,694,644	928,977,810	112,240,121	928,977,810	112,240,121

The accompanying notes are an integral part of these financial statements

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Series A and
						Series A-1 Convertible
				Ordinary Shares		Preferred Shares
	Group Equity			(US$0.01 Par Value)		(US$0.01 Par Value)

	Shanda			Number of		Number of
	Networking	Heng Kang	Total	Shares	Par Value	Shares	Par Value

	RMB	RMB	RMB		RMB		RMB
Balance as of January 1, 2001	500,000	—	500,000	—	—	—	—
Cash injection as paid-in capital	1,000,000	500,000	1,500,000	—	—	—	—
Net income	—	—	—	—	—	—	—
Appropriations to statutory reserves	—	—	—	—	—	—	—

Balance as of December 31, 2001	1,500,000	500,000	2,000,000	—	—	—	—

Issuance of ordinary shares	—	—	—	5,000,000	414,000	—	—
Unrealized net depreciation of marketable securities	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—
Appropriations to statutory reserve	—	—	—	—	—	—	—

Balance as of December 31, 2002	1,500,000	500,000	2,000,000	5,000,000	414,000	—	—

Issuance of additional ordinary shares	—	—	—	95,000,000	7,863,000	—	—
Transfer group equity to additional paid-in capital upon the Reorganization	(1,500,000)	—	(1,500,000)	—	—	—	—
Increase in group equity (Note 11)	—	—	—	—	—	—	—
Deemed dividend upon issuance of Series A-1 Preferred Shares	—	—	—	(4,947,230)	(409,483)	—	—
Deemed dividend upon issuance of Series A Preferred Shares	—	—	—	(5,323,952)	(440,664)	—	—
Accretion for Series A and Series A-1 Preferred Shares	—	—	—	—	—	—	—
Reclassification upon removal of redemption rights of Series A and Series A-1 Preferred Shares	—	—	—	—	—	30,060,100	2,488,074
Dividends to shareholders	—	—	—	—	—	—	—
Dividends to shareholders of Heng Kang	—	(500,000)	(500,000)	—	—	—	—
Deemed capital distribution to shareholders of Heng Kang	—	—	—	—	—	—	—
Deferred share- based compensation	—	—	—	—	—	—	—
Unrealized net appreciation of marketable securities	—	—	—	—	—	—	—
Net income
Appropriations to statutory reserves	—	—	—	—	—	—	—

Balance as of December 31, 2003	—	—	—	89,728,818	7,426,853	30,060,100	2,488,074

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Accumulated	Retained
		Additional		Deferred	Other	Earnings/	Total
	Subscription	Paid-in	Statutory	Share-Based	Comprehensive	(Accumulated	Shareholders’
	Receivables	Capital	Reserves	Compensation	Gain (Loss)	Deficit)	Equity

	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2001	—	—	392,354	—	—	1,319,331	2,211,685
Cash injection as paid-in capital	—	—	—	—	—	—	1,500,000
Net income	—	—	—	—	—	3,235,560	3,235,560
Appropriations to statutory reserves	—	—	357,646	—	—	(357,646)	—

Balance as of December 31, 2001	—	—	750,000	—	—	4,197,245	6,947,245

Issuance of ordinary shares	(414,000)	—	—	—	—	—	—
Unrealized net depreciation of marketable securities	—	—	—	—	(168,500)	—	(168,500)
Net income	—	—	—	—	—	139,287,530	139,287,530
Appropriations to statutory reserve	—	—	4,620,585	—	—	(4,620,585)	—

Balance as of December 31, 2002	(414,000)	—	5,370,585	—	(168,500)	138,864,190	146,066,275

Issuance of additional ordinary shares	(7,863,000)	—	—	—	—	—	—
Transfer group equity to additional paid-in capital upon the Reorganization	—	1,500,000	—	—	—	—	—
Increase in group equity (Note 11)	—	8,500,000	—	—	—	(10,625,000)	(2,125,000)
Deemed dividend upon issuance of Series A-1 Preferred Shares	—	—	—	—	—	(24,421,517)	(24,831,000)
Deemed dividend upon issuance of Series A Preferred Shares	—	—	—	—	—	(57,498,336)	(57,939,000)
Accretion for Series A and Series A-1 Preferred Shares	—	—	—	—	—	(24,962,571)	(24,962,571)
Reclassification upon removal of redemption rights of Series A and Series A-1 Preferred Shares	—	345,830,170	—	—	—	—	348,318,244
Dividends to shareholders	8,277,000	—	—	—	—	(8,277,000)	—
Dividends to shareholders of Heng Kang	—	—	(250,000)	—	—	(27,638,452)	(28,388,452)
Deemed capital distribution to shareholders of Heng Kang	—	—	—	—	—	(24,831,000)	(24,831,000)
Deferred share- based compensation	—	69,730,490	—	(51,571,508)	—	—	18,158,982
Unrealized net appreciation of marketable securities	—	—	—	—	284,506	—	284,506
Net income	—	—	—	—	—	272,850,169	272,850,169
Appropriations to statutory reserves	—	—	22,191,988	—	—	(22,191,988)	—

Balance as of December 31, 2003	—	425,560,660	27,312,573	(51,571,508)	116,006	211,268,495	622,601,153

The accompanying notes are an integral part of these financial statements.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2001	2002	2003	2003

	RMB	RMB	RMB	US$
				(Note 2c)
Cash flows from operating activities:
Net income	3,235,560	139,287,530	272,850,169	32,966,058
Adjustments for:
Share-based compensation costs	—	—	18,158,982	2,193,988
Depreciation and amortization of property, equipment and software	340,364	4,257,174	19,363,189	2,339,482
Amortization of intangible assets	360,152	2,028,233	11,672,308	1,410,261
Investment income	—	(22,396)	(6,551,259)	(791,530)
Interest income on loan receivable	—	—	(1,752,083)	(211,689)
Minority interests	(4,780,771)	—	(3,640,950)	(439,904)
Decrease (increase) in accounts receivable	1,652,960	—	(6,199,809)	(749,068)
Increase in due from related parties	(500,000)	(250,000)	(2,114,691)	(255,499)
Increase in deferred licensing fees and related costs	(768,998)	(32,453,014)	(19,920,207)	(2,406,781)
Increase in prepayments and other current assets	(1,478,275)	(5,339,782)	(7,075,010)	(854,810)
Increase in deferred tax assets	(645,933)	(14,391,887)	(7,049,837)	(851,769)
Increase in upfront licensing fees paid	(2,488,140)	(12,019,981)	(38,061,203)	(4,598,596)
Increase in other long-term deposits	—	(323,874)	(2,025,066)	(244,671)
Increase in accounts payable	2,336,532	8,432,528	13,067,772	1,578,862
Increase (decrease) in licensing fees payable	1,375,478	72,557,338	(26,881,371)	(3,247,837)
Increase (decrease) in taxes payable	899,342	49,104,674	(37,453,196)	(4,525,136)
Increase in deferred revenue	2,574,197	108,633,873	86,272,373	10,423,523
(Decrease) increase in other payables and accruals	(1,352,911)	9,638,637	15,695,509	1,896,349

Net cash provided by operating activities	759,557	329,139,053	278,355,620	33,631,233

Cash flows from investing activities:
(Increase) decrease of short-term investments	—	(120,000,000)	120,000,000	14,498,532
Purchase of marketable securities	(9,800)	(5,000,000)	(1,829,473,857)	(221,039,044)
Proceeds from disposal of marketable securities	—	22,396	1,829,431,841	221,033,968
Increase in loan receivable	—	—	(55,870,000)	(6,750,275)
Purchase of property, equipment and software	(2,248,990)	(33,669,587)	(76,876,035)	(9,288,247)
Purchase of intangible assets	(884,200)	—	(1,327,199)	(160,354)
Net cash paid for purchase of VIE subsidiaries	(1,250,000)	(1,242,980)	(5,538,055)	(669,114)
Proceeds from disposal of a VIE subsidiary	—	—	1,593,000	192,468
Investment in equity securities	—	—	(3,455,125)	(417,452)
Increase in cash arising from consolidation	6,644,049	—	—	—

Net cash provided by (used in) investing activities	2,251,059	(159,890,171)	(21,515,430)	(2,599,518)

Cash flows from financing activities:
Increase in group equity	1,500,000	—	—	—
Cash injection in VIE subsidiaries by minority shareholders	—	—	6,356,435	767,992
Proceeds from issuance of Series A and Series A-1 Convertible Preferred Shares, net of issuance costs of RMB7,724,490	—	—	240,585,510	29,067,806
Dividends to ordinary shareholders	—	—	(2,125,000)	(256,745)
Deemed capital distribution to the founders of Heng Kang	—	—	(24,831,000)	(3,000,109)
Deemed capital distribution from deconsolidation of Heng Kang	—	—	(54,943,653)	(6,638,353)

Net cash provided by financing activities	1,500,000	—	165,042,292	19,940,591

Net increase in cash and cash equivalents	4,510,616	169,248,882	421,882,482	50,972,306
Cash, beginning of year	3,280,465	7,791,081	177,039,963	21,390,163

Cash, end of year	7,791,081	177,039,963	598,922,445	72,362,469

Supplemental disclosure of cash flow information:
Cash paid during the year for income tax	85,552	4,626,576	55,238,262	6,673,948
Supplemental disclosure of non-cash investing and financing activities:
Accrual related to purchase of property, equipment, and software	1,073,589	2,755,081	14,828,993	1,791,655
Accounts payable assumed by founders of Heng Kang upon deconsolidation	—	—	26,555,201	3,208,274
Dividends distributed for settlement of subscription receivables (Note 11)	—	—	8,277,000	1,000,036
Dividends distributed for reinvestment in Shanda Networking (Note 11)	—	—	8,500,000	1,026,979

The accompanying notes are an integral part of these consolidated financial statements.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

1.	ORGANIZATION AND NATURE OF OPERATIONS

      The accompanying consolidated financial statements include the financial statements of Shanda Interactive Entertainment Limited (the “Company” or “Shanda Interactive”), its subsidiaries, which include Shanda Holdings Limited (the “Shanda BVI”) and Shengqu Information Technology (Shanghai) Co., Ltd. (“Shengqu”) and certain variable interest entities (“VIEs” or “VIE subsidiaries”), which include Shanghai Shanda Networking Co., Ltd. (“Shanda Networking”). The Company, its subsidiaries and the VIE subsidiaries are collectively referred to as the “Group”.

      Shanda BVI, formerly known as Spirit High Ventures Ltd., was incorporated in British Virgin Islands as a limited liability company on July 2, 2002. Shengqu and Shanda Networking were incorporated in the PRC on January 21, 2003 and December 29, 1999, respectively. Shanda Interactive was incorporated in Cayman Islands on November 17, 2003 and became the holding company of the Group through a share purchase agreement in December 2003.

      The Group is principally engaged in the development and operation of online games and related businesses in the People’s Republic of China (the “PRC”). The Group develops and operates online games through Shengqu and Shanda Networking.

      Shanda Networking was the predecessor of the Group and operated substantially all of the businesses of the Group prior to March 2003. Shanda Networking is wholly owned by Tianqiao Chen, the Company’s Chairman and Chief Executive Officer, and Danian Chen, the Company’s Senior Vice President, both of whom are PRC citizens. Tianqiao Chen and Danian Chen, together with Qianqian Luo, a director of the Company and spouse of Tianqiao Chen, also own all of the shares of Skyline Media Limited, the Company’s controlling shareholder.

      In March 2003, the Group undertook a restructuring and reorganization (the “Reorganization”) immediately prior to the issuance of Series A and A-1 Preferred Shares (Note 10) to a foreign investor. The Reorganization was necessary to comply with PRC law and regulations that limit foreign ownership of companies that provide Internet content services, which includes operating online games.

      As part of the Reorganization, Shanda BVI established Shengqu, a wholly foreign owned enterprise, and Shengqu entered into a series of agreements with Shanda Networking. Pursuant to these agreements, Shanda Networking transferred substantially all of its operating assets to Shengqu, except for certain assets that an online game operator must own to qualify to be an Internet content provision license holder, and Shengqu provides services, software licenses and equipment to Shanda Networking in exchange for fees. As a result of these agreements, the Company is considered the primary beneficiary of Shanda Networking (Note 2b) and accordingly Shanda Networking’s results are consolidated in the financial statements of the Company.

      Following the Reorganization, Shanda Networking acquired substantially all of the business and operations of Shanghai Heng Kang Networking Co., Ltd. (“Heng Kang”), a related company owned by immediate family members of Tianqiao Chen and Danian Chen. The principal business of Heng Kang was the distribution of pre-paid game cards for Shanda Networking’s online game business. The acquisition was a transaction among a common control group and the accompanying consolidated financial statements have been prepared as if the Group had acquired Heng Kang on August 21, 2000, the date of Heng Kang’s incorporation. The cash consideration paid of RMB24,831,000 and the carrying value of net assets not acquired as part of the acquisition of RMB28,388,452, mainly comprising of cash and accounts payable, have been recognized as a deemed capital distribution.

      In December 2003, Shanda Interactive entered into a share purchase agreement with Shanda BVI and the preferred and ordinary shareholders of Shanda BVI (the “Share Swap”), pursuant to which Shanda Interactive purchased all of the preferred and ordinary shares of Shanda BVI. As consideration for the

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

purchase, Shanda Interactive issued the same number of preferred and ordinary shares to the selling preferred and ordinary shareholders of Shanda BVI. The rights associated with the preferred and ordinary shares issued by Shanda Interactive are the same as those originally issued by Shanda BVI. As the Reorganization and the Share Swap were among common shareholders, the accompanying consolidated financial statements have been prepared as if the Group had been in operation since the incorporation of Shanda Networking, which was the predecessor of the Group. Prior to the Reorganization, Shanda BVI was a dormant company with no operations.

2.	PRINCIPAL ACCOUNTING POLICIES

a.	Basis of presentation

      The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

      The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

b.	Consolidation

      The consolidated financial statements include the financial statements of the Company, its subsidiaries and VIE subsidiaries for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and VIE subsidiaries have been eliminated upon consolidation.

      The Group has adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

      To comply with PRC laws and regulations that restrict foreign ownership of companies that operate online games, the Company operates its online games through Shanda Networking. Shanda Networking, a variable interest entity which is wholly owned by Tianqiao Chen and Danian Chen, holds the license and approvals to operate online games in the PRC. Upon the Reorganization and completion of the Share Swap, a series of agreements was entered into among Shengqu, Shanda Networking and Shanda Networking’s equity owners, which provides Shengqu the substantial ability to control Shanda Networking, including its economic interests as set forth below.

      Pursuant to the contractual arrangements with Shanda Networking, Shengqu provides services, software licenses and equipment to Shanda Networking in exchange for fees, determined according to certain agreed formulas. During the year ended December 31, 2003, the total amount of such fees was RMB301,202,459, which represented the substantial majority of Shanda Networking’s operating profits. Shengqu has also undertaken to provide financial support to Shanda Networking to the extent necessary for its operations. The principal services, software license and equipment lease agreements that Shengqu has entered into with Shanda Networking are:

•	equipment lease agreement, pursuant to which Shanda Networking leases a substantial majority of its operating assets from Shengqu;

•	technical support agreement, pursuant to which Shengqu provides technical support for Shanda Networking’s operations;

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

•	technology licensing agreement, pursuant to which Shengqu licenses certain billing technology to Shanda Networking;

•	software license agreements, pursuant to which Shengqu licenses certain software to Shanda Networking; and

•	strategic consulting agreement, pursuant to which Shengqu provides strategic consulting services to Shanda Networking.

      In addition, Shengqu has entered into agreements with Shanda Networking and its equity owners with respect to certain shareholder rights and corporate governance matters that provide Shengqu with the substantial ability to control Shanda Networking. Pursuant to these contractual arrangements:

•	the equity owners of Shanda Networking have granted an irrevocable proxy to individuals designated by Shengqu to exercise the right to appoint directors, general manager and other senior management of Shanda Networking;

•	Shanda Networking will not enter into any transaction that may materially affect its assets, liabilities, equity or operations without the prior written consent of Shengqu;

•	Shanda Networking will not distribute any dividend;

•	Shengqu may purchase the entire equity interest in, or all the assets of, Shanda Networking for a purchase price equal to the lower of RMB10 million or the lowest price permitted under PRC law when and if such purchase is permitted by PRC law or the current equity owners of Shanda Networking cease to be directors or employees of Shanda Networking or desire to transfer their interest in Shanda Networking to a third party;

•	the equity owners of Shanda Networking have pledged their equity interest in Shanda Networking to Shengqu to secure the payment obligations of Shanda Networking under all of the agreements between Shanda Networking and Shengqu; and

•	the equity owners of Shanda Networking will not transfer, sell, pledge or dispose of their equity interest in Shanda Networking without the prior written consent of Shengqu.

      While the substance of the agreements entered into in connection with the Reorganization remain unchanged, certain of the agreements were amended in December 2003 to reflect the Share Swap in December 2003 and to enhance the Company’s ability to control Shanda Networking.

      As a result of these agreements, the Company is considered the primary beneficiary of Shanda Networking and accordingly Shanda Networking’s results are consolidated in the Company’s financial statements immediately following the Reorganization.

c.	Foreign currency translation

      The Group’s functional currency is the Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China prevailing at the dates of the transactions. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive income. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the People’s Bank of China at the balance sheet dates. All such exchange gains and losses are included in the statements of operations and comprehensive income. The exchange differences for translation of group companies’ balances where RMB is not their functional currency are included in cumulative

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

translation adjustments, which is a separate component of shareholders’ equity on the consolidated financial statements.

      Translations of amounts from RMB into United States dollars (“US$” or “U.S. dollars”) are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB8.2767, representing the noon buying rate in the City of New York for cable transfers of RMB, as certified for customs purposes by the Federal Reserve Bank of New York, on December 31, 2003. This convenient translation is not intended to imply that the RMB amounts could have been, or could be, converted, realized or settled into U.S. dollars at that rate on December 31, 2003, or at any other rate.

d.	Cash and cash equivalents

      Cash and cash equivalents represent cash on hand, demand deposits and highly liquid investments placed with banks or other financial institutions, which have original maturities of three months or less.

      Cash and cash equivalents as of December 31, 2003 include cash balances held by the Company’s VIE subsidiaries of RMB366,639,855. These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations (Note 19). However, these cash balances can be utilized by the Company for its normal operations pursuant to various agreements which enable the Company to substantially control these VIE subsidiaries as described in Note 2b for its normal operations.

      Included in the cash and cash equivalents as of December 31, 2001, 2002 and 2003 are cash balances denominated in U.S. dollars of US$90,359, nil and US$25,472,544, respectively (equivalent to RMB747,874, nil and RMB210,828,605, respectively).

e.	Short-term investments

      As of December 31, 2002, short-term investments consist primarily of investments in fixed deposits, with maturities of between three months and one year.

f.	Marketable securities

      Marketable securities primarily consist of marketable corporate bonds, mutual funds and other available-for-sale marketable securities. Investments with maturities beyond one year may be classified as short-term based on their liquid nature and because such securities are available for current operations. Marketable securities are carried at fair market value with unrealized appreciation (depreciation) reported as a component of accumulated other comprehensive loss in shareholders’ equity. The specific identification method is used to determine the cost of securities. Realized gains and losses are reflected in investment income.

g.	Investment in equity securities

      Investment in equity securities that are not marketable, do not have readily determinable fair values and that are issued by companies over which the Group does not have significant influence or control, are stated at cost less any impairments in value that are not temporary. As of December 31, 2003, equity securities held by the Group represented a 11.2% equity investment in a game development company incorporated in Japan. No impairment in value was recognized during the year ended December 31, 2003.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

h.	Property, equipment and software

      Property, equipment and software are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Computer equipment	5 years
Software	3 years
Leasehold improvements	Lesser of the term of the lease or the estimated useful lives of the assets
Furniture and fixtures	5 years
Motor vehicles	5 years

i.	Intangible assets

Online game product development costs

      The Group recognizes costs to develop its online game products in accordance with SFAS No. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS No. 86”). Costs incurred for the development of online game products prior to the establishment of technological feasibility are expensed when incurred and are included in product development expense. Once an online game product has reached technological feasibility, all subsequent online game product development costs are capitalized until that product is available for marketing. Technological feasibility is evaluated on a product-by-product basis, but typically encompasses both technical design and game design documentation and only occurs when the online game has a proven ability to operate in a massive multi-player environment in the PRC market. Since the inception of the Group, the amount of online game development costs qualifying for capitalization totaled RMB1,292,187 and is being amortized over the estimated life of the online game.

Website and internally used software development costs

      The Group recognizes website and internally used software development costs in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. As such, the Group expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites and software. Costs incurred in the development phase are capitalized and amortized over the estimated product life. Since the inception of the Group, the amount of costs qualifying for capitalization has been immaterial and as a result all website and internally used software development costs have been expensed as incurred.

Upfront licensing fees

      Upfront licensing fees paid to third party licensors are capitalized and amortized on a straight-line basis over the shorter of the useful economic life of the relevant online game or license period, which is usually 2 to 3 years. At each balance sheet date, the Company determines whether there is any indication of impairment. If any indications exist, impairment is assessed and the Company recognizes impairment in the event that the net book value exceeds the future undiscounted cash flows attributable to the intangible assets. Amortization expense for upfront licensing fees for the years ended December 31, 2001, 2002 and 2003 amounted to RMB312,258, RMB1,984,023 and RMB11,070,215, respectively, and is recognized as cost of services.

      No impairment of intangible assets was recognized for any of the years presented.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

j.	Impairment of long-lived assets

      Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No impairment of long-lived assets was recognized for any of the years presented.

k.	Financial instruments

      Financial instruments of the Company primarily comprise of cash and cash equivalents, short-term investments, marketable securities, accounts receivable, loan receivable, amount due from related parties, accounts payable and other payables. As of December 31, 2001, 2002 and 2003, their carrying values approximated their fair values.

l.	Revenue recognition

      The Group receives subscription fees from distributors for the sale of time units, which allow end users to access its online game products. The distribution of time units to the end users typically is made by sales of pre-paid game cards, in physical or virtual form. The pre-paid game cards entitle the end users to access the Group’s online game products for a specified period of time in accordance with the Group’s published expiration policy.

      All subscription fees are deferred when received and revenue is recognized based upon the actual usage of time units by the end users, or when the end users are no longer entitled to access the online game products in accordance with the Group’s published expiration policy.

      The Group’s subsidiary and its VIE subsidiaries are subject to business tax and related surcharges on the revenues earned for services provided in the PRC. The applicable rate of business tax is 5%. In the accompanying statements of operations and comprehensive income, business tax and related surcharges for revenues earned from the sale of time units are deducted from gross receipts to arrive at net revenues.

m.	Deferred revenue

      Deferred revenue represents subscription fees received from customers that cover online game services to be rendered in the future. Deferred revenue is stated at the amount of subscription fees received less the amount previously recognized as revenue upon the rendering of online game services or expiration of the time units in accordance with the Group’s published expiration policy.

n.	Deferred licensing fees and related costs

      Upon the receipt of subscription fees from the distributors, the Group is obligated to pay on-going licensing fees and other costs related to such subscription fees, including business tax and related surcharges. As subscription fees are deferred (Note 2m), the related on-going licensing fees and costs are also deferred. The deferred licensing fees and related costs are recognized in the statements of operations and comprehensive income in the period in which the related online game subscription fees are recognized as revenue.

o.	Cost of services

      Cost of services consist primarily of online game licensing fees, depreciation, maintenance and rental of computer equipment and software, amortization of upfront licensing fees, manufacturing costs for pre-paid game cards and other overhead expenses directly attributable to the provision of online game services.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

p.	Product development

      Product development costs consist primarily of payroll, depreciation expense and other overhead expenses incurred by the Group to develop, maintain, monitor and manage the Group’s online gaming products, software and websites.

q.	Sales and marketing

      Sales and marketing costs consist primarily of advertising and promotional expenses, payroll and other overhead expenses incurred by the Group’s sales and marketing personnel. Advertising expenses amounted to RMB582,460, RMB7,772,307 and RMB13,146,617 during the years ended December 31, 2001, 2002 and 2003, respectively.

r.	Share-based compensation

      The Company accounts for share-based compensation arrangements in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). In general, compensation cost under APB No. 25 is recognized based on the difference, if any, between the estimated fair value of the Company’s ordinary shares and the amount an employee is required to pay to acquire the ordinary shares, as determined on the date the option is granted. Compensation cost, if any, is recorded in shareholders’ equity as additional paid-in capital with an offsetting entry recorded to deferred share-based compensation. Deferred share-based compensation is amortized and charged to expense based on the vesting terms of the underlying options.

      If the compensation cost for the Company’s share-based compensation plan had been determined based on the estimated minimum value on the grant dates for the share option awards as prescribed by SFAS No. 123, the Company’s net income attributable to ordinary shareholders and earnings per share would have resulted in the pro forma amounts for the year ended December 31 as disclosed below:

2003

RMB
Net income attributable to ordinary shareholders as reported	231,706,063
Add: share-based compensation expense under APB No. 25	18,158,982
Less: share-based compensation expense under SFAS No. 123	(27,315,276)

Pro forma net income attributable to ordinary shareholders	222,549,769

Basic earnings per share
As reported	2.48

Pro forma	2.39

Diluted earnings per share
As reported	2.28

Pro forma	2.20

      The effects of applying SFAS No. 123 methodologies in this pro forma disclosure are not indicative of future earnings or earnings per share. Additional share option awards in future years are expected.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

      The Company calculated the minimum value of share options on the date of grant as (i) the estimated fair value of the shares reduced to exclude the present value of any expected dividends during the term of the option minus (ii) the present value of the exercise price using the following assumptions:

For the Year Ended
December 31, 2003

Risk-free interest rate	2.65%
Term of share option	10 years
Expected dividend yield	0%
Minimum value per option at grant date*	RMB2.91 — RMB48.28

*	Minimum value of share options granted on March 31, 2003 and December 18, 2003 were RMB2.91 and RMB48.28 per option, respectively.

s.	Leases

      Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of operations and comprehensive income on a straight-line basis over the lease periods or based on certain formulas, as specified in the lease agreements, with reference to the actual number of users of the leased assets, as appropriate.

      As of December 31, 2003, the total present value of minimum lease payments under capital leases amounted to RMB10,368,000 and is included in the cost of property, equipment and minimum lease obligations as of December 31, 2003 of RMB1,036,800 is included in accounts payable.

t.	Taxation

      Deferred income taxes are provided using the liability method. Under this method, deferred income taxes are recognized for the tax consequences of significant temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

u.	Statutory reserves

      Shengqu and VIE subsidiaries incorporated in the PRC are required on an annual basis to make an appropriation of retained earnings equal to, at least, 10% of after-tax profit, calculated in accordance with PRC accounting standards and regulations. Appropriations are classified in the consolidated balance sheet as statutory reserves, and are recorded beginning in the first period in which after-tax profits exceed all prior year accumulated losses. Once the total statutory reserve reaches 50% of the registered capital of the respective company, further appropriations are discretionary. The statutory reserves can be used to increase the registered capital and eliminate future losses of the respective companies. The Group’s statutory reserves are not distributable to shareholders except in the event of a solvent liquidation of the companies. During the years ended December 31, 2001, 2002 and 2003, the Group made total appropriations to their statutory reserves of RMB357,646, RMB4,620,585 and RMB22,191,988, respectively.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

      The Group’s VIE subsidiaries are required on an annual basis to set aside at least 5% of after-tax profit, calculated in accordance with PRC accounting standards and regulations, to the staff welfare and bonus fund. An appropriation to the staff welfare and bonus fund represents an obligation to employees, and is recognized as a current liability and a charge to employee compensation in the statements of operations and comprehensive income in the period in which a resolution is passed by the Board of Directors. The Group’s VIE subsidiaries made total appropriations to their staff welfare and bonus funds of nil, RMB236,110 and RMB5,977,343 during the years ended December 31, 2001, 2002 and 2003. Shengqu may also, at the option of the Board of Directors, set aside a portion of after-tax profit to its staff welfare and bonus fund. No appropriations to the staff welfare and bonus fund have been made by Shengqu since its incorporation.

      There are no legal requirements in the PRC to fund these reserves by transfer of cash to any restricted accounts, and the Group does not do so.

v.	Dividends

      Dividends are recognized when declared.

w.	Earnings (loss) per share

      In accordance with SFAS No. 128, “Computation of Earnings Per Share”(“SFAS No. 128”), basic earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the convertible preference shares (using the as-converted method) and ordinary shares issuable upon the exercise of outstanding share options (using the treasury share method).

      Earnings (loss) per share has been computed as if the current corporate structure, after the Reorganization and Share Swap (Note 1), the 1:100 share split (Note 11) and the share issuance for nominal value (Note 11), had occurred at the beginning of the relevant periods.

x.	Segment reporting

      The Group operates and manages its business as a single segment. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

3.	Recent accounting pronouncements

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires an entity to recognize an asset retirement obligation in the period in which it is incurred, and the entity shall capitalize the asset retirement cost by increasing the carrying amount of the related asset by the same amount as the liability and subsequently allocate that retirement cost to expense over the asset’s useful life. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 did not have a material effect on the Group’s financial position or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity”, under which a liability for an exit cost was recognized at the date of an entity’s commitment to an

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

exit plan. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this pronouncement did not have a significant impact on the Group’s financial position or results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). SFAS No. 145 requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, rather than as extraordinary items, as previously required under SFAS Opinion No. 4, “Reporting Gains and Losses from Extinguishment of Debt, an amendment of APB Opinion No. 30”. Extraordinary treatment will be required for certain extinguishments, as provided in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. The statement also amended SFAS No. 13, “Accounting for Leases”for certain sale-leaseback transactions and sublease accounting. SFAS No. 145 is effective since January 1, 2003. The adoption of SFAS No. 145 did not have a material effect on the Group’s financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the recognition of a liability for certain guarantee obligations issued or modified after December 31, 2002. FIN 45 also clarifies disclosure requirements to be made by a guarantor for certain guarantees. The disclosure provisions of FIN 45 are effective for interim periods and fiscal years ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on the Group’s financial position or results of operations.

      In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF No. 00-21”). This issue addresses how revenue arrangements with multiple deliverables should be divided into separate units of accounting and how the arrangement consideration should be allocated to the identified separate accounting units. EITF No. 00-21 is effective for fiscal periods beginning after June 15, 2003. The Group does not believe that this EITF will have a significant impact on its financial statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for companies that voluntarily change to a fair value-based method of accounting for share-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123. The provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The Group has elected to continue to account for share-based compensation under the provisions of APB No. 25 and has followed the disclosure requirements under SFAS No. 148.

      In June 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. It is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of SFAS No. 149 should be applied prospectively. The adoption of SFAS No. 149 did not have a material effect on the Group’s financial position or results of operations.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

      In June 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”(“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or as an asset in some circumstances). It is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still in existence at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have a material effect on the Group’s financial position or results of operations.

      In March 2004, the EITF reached a consensus on Issue 03-06, “Participating Securities and the Two — Class Method under FASB Statement No. 128” (“EITF No. 03-06”). EITF No. 03-06 provides guidance regarding the computation of earnings per share by companies that have issued securities other than common share that entitle the holder to participate in dividends and earnings of the company. In addition, EITF No. 03-06 provides guidance on what constitutes a participating security and requires the application of the two-class method in determining earnings per share. EITF No. 03-06 is effective for the three months quarter ending June 30, 2004. Upon adoption, prior period earnings per share amounts should be restated to conform to the consensus to ensure comparability on a year-over-year basis. Upon the adoption of EITF No. 03-06, the basic and diluted earnings per share would be reduced up to RMB0.36 and RMB0.23 per ordinary share for the year ended December 31, 2003. The Company believes that the adoption of EITF No. 03-06 will not have any impact on the calculation of earnings per share for periods after its initial public offering following the conversion of all preferred shares into ordinary shares.

4.	SIGNIFICANT ACQUISITION

      In December 2000, the Group entered into a joint venture with china.com Corporation Limited (“china.com”) and established Stamedotcom Corp. (“Stamedotcom”). With an initial contribution in cash of US$10,000 and management know-how and agreement to transfer certain internally generated intangible assets to Stamedotcom, the Group obtained ownership interests in Stamedotcom of 45.83%. The principal activity of Stamedotcom was the development and operation of an online virtual community Internet business.

      Subsequently, the majority shareholder, as a result of changes in its business strategy, informed the Group that it did not have an interest to further pursue the operations of Stamedotcom. In September 2001, the Group increased its ownership interests in Stamedotcom to 100% for additional consideration of approximately RMB2,500,000 paid to china.com.

      As a result of the majority shareholder’s change in business strategy, the Group acquired Stamedotcom at a purchase price that was less than the fair value of Stamedotcom’s net assets. The excess of Stamedotcom’s net asset fair value as of September 2001 over the consideration paid by the Group of RMB4,515,512, after reducing fixed assets to zero, was recognized as an extraordinary gain in accordance with SFAS No. 141, “Business Combinations”.

      The acquisition was treated as a step acquisition, and the Group elected to include the results of Stamedotcom in its consolidated financial statements from January 1, 2001 as allowed under ARB 51, “Consolidated Financial Statements”. The pre-acquisition losses not attributable to the Group during the year ended December 31, 2001 are deducted from the income statement as minority interests to reflect the pre-acquisition losses applicable to the former equity owner. The net loss attributable to minority shareholders was RMB4,780,771.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

      Since September 2001, most of the assets and operations of Stamedotcom were transferred to Shanda Networking, and Stamedotcom became an inactive company. In August 2003, the Group disposed of its ownership interest in Stamedotcom for a cash consideration of RMB1,593,000 and recognized a gain of RMB590,000 (Note 14).

5.	LOAN AND INTEREST RECEIVABLE

      In July 2003, Shengqu extended a short-term loan to an unrelated third party at an annual interest rate of 5.76% in connection with a potential investment that did not proceed. The loan was a Renminbi-denominated entrustment loan, structured as a deposit with a financial intermediary and a corresponding loan from the financial intermediary to the third party. This entrustment loan structure is commonly used in the PRC because the extension of loans is not within the business scope of enterprises in China other than financial institutions. The loan and interest receivable is repayable in full on March 31, 2004 and is unconditionally guaranteed by an affiliate of the borrower. The guaranty is fully cash-collateralized by an equivalent amount of Hong Kong dollars held by Shanda BVI. As of December 31, 2003, the carrying value of the loan, including accrued interest, was RMB57,622,083, which approximates the loan’s estimated fair value. Interest income related to the loan receivable is recognized as earned. In January 2003, the borrower repaid approximately RMB5.3 million of the outstanding principal amount of the loan.

6.	PROPERTY, EQUIPMENT AND SOFTWARE

      Property, equipment and software and its related accumulated depreciation and amortization as of December 31 are as follows:

	2001	2002	2003

	RMB	RMB	RMB
Computer equipment	1,805,394	29,488,167	84,641,727
Software	—	4,428,910	25,390,224
Leasehold improvements	309,095	2,128,442	13,491,814
Furniture and fixtures	169,358	926,865	670,927
Motor vehicles	155,594	1,288,594	6,643,185
Less: accumulated depreciation and amortization	(345,922)	(4,603,096)	(23,966,285)

Net book value	2,093,519	33,657,882	106,871,592

      Depreciation and amortization expense for the years ended December 31, 2001, 2002 and 2003 was RMB340,364, RMB4,257,174 and RMB19,363,189, respectively.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

7.	INTANGIBLE ASSETS

      Intangible assets consist of upfront licensing fees paid to online game licensors, copyrights and other intangible assets. Gross carrying amount, accumulated amortization and net book value of the Group’s intangible assets as of December 31 are as follows:

	2001	2002	2003

	RMB	RMB	RMB
Gross carrying amount
Upfront licensing fees paid	2,488,140	14,508,121	52,569,324
Copyrights and others	884,200	884,200	14,678,983

	3,372,340	15,392,321	67,248,307

Less: accumulated amortization
Upfront licensing fees paid	(312,258)	(2,296,281)	(13,366,496)
Copyrights and others	(47,894)	(92,104)	(685,427)

	(360,152)	(2,388,385)	(14,051,923)

Net book value	3,012,188	13,003,936	53,196,384

8.	OTHER INCOME (EXPENSE)

      Other income primarily consists of government financial incentives. During the year ended December 31, 2003, the Group received financial incentives of RMB62,901,000 from a local government authority and such amounts were recorded as other income in the statements of operations and comprehensive income.

      The government financial incentives are granted by the municipal government upon the qualification of a company as a new-high technology enterprise. These government financial incentives are calculated with reference to either the group companies’ taxable income or revenue, as the case may be. Eligibility for the government financial incentives the group companies receive requires that that the group companies continue to meet a number of government financial and non-financial criteria to continue to qualify for these government financial incentives and its continued qualification is further subject to the discretion of the municipal government. Moreover, the central government or municipal government could determine at any time to immediately eliminate or reduce these financial incentives. There is no guarantee that the Group will continue to receive these government financial incentives in the future. As a result of the aforementioned factors, government financial incentives are recognized as other income when received.

9.	TAXATION

Cayman Islands

      Under the current laws of Cayman Islands, the Group is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Group to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

      Under the current laws of British Virgin Islands, the Group is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Group to its shareholders, no British Virgin Islands withholding tax will be imposed.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

China

      The Group’s subsidiary and VIE subsidiaries that are incorporated in the PRC are subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the Enterprise Income Tax Law and the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprise and Foreign Enterprises (collectively the “PRC Income Tax Laws”), respectively. Pursuant to the PRC Income Tax Laws, the Group is generally subject to EIT at a statutory rate of 33%. Group companies that are registered in the Pudong New District of Shanghai are, however, subject to a 15% preferential EIT rate pursuant to the local practice. Shengqu, as a software development company, has been granted a two year EIT exemption and followed by a three year 50% EIT reduction on its taxable income, commencing in the year ended December 31, 2003 (“tax holiday”). Shengqu’s qualification as a software development company must be reassessed on an annual basis. In addition, one of the group companies was exempt from EIT for the year ended December 31, 2002 as it was a newly established information technology company during that period.

Composition of income tax expense

      The current and deferred portion of income tax expense included in the consolidated statements of operations and comprehensive income for the years ended December 31 are as follows:

	2001	2002	2003

	RMB	RMB	RMB
Current income tax expenses	(558,753)	(37,468,877)	(25,696,714)
Recognition of deferred tax assets	3,024,090	14,391,887	7,356,905
Change in valuation allowance	(2,378,157)	—	(307,068)

Income tax benefits (expenses)	87,180	(23,076,990)	(18,646,877)

Reconciliation of the differences between statutory tax rate and the effective tax rate

      A reconciliation between the statutory EIT rate and the Group’s effective tax rate for the years ended December 31 is as follows:

	2001	2002	2003

Statutory EIT rate	33%	33%	33%
Tax differential from statutory rate applicable to a subsidiary and VIE subsidiaries in the PRC	(4)%	(15)%	(19)%
Effect of tax holiday	—	(5)%	(11)%
Other non-deductible expenses	8%	1%	3%
Change in valuation allowance	(38)%	—	—

Effective EIT rate	(1)%	14%	6%

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

Significant components of deferred tax assets

	December 31,	December 31,	December 31,
	2001	2002	2003

	RMB	RMB	RMB
Licensing fees and related costs and revenues deferred	270,779	11,697,909	21,650,733
Tax loss carryforwards	2,378,157	2,378,157	2,685,225
Other temporary differences	375,154	3,339,911	436,924
Less: valuation allowance	(2,378,157)	(2,378,157)	(2,685,225)

Deferred tax assets	645,933	15,037,820	22,087,657

      Valuation allowances have been provided on the net deferred tax assets due to the uncertainty surrounding their realization. As of December 31, 2001, 2002 and 2003, valuation allowances were provided because it was more likely than not that the Group will not be able to utilize certain tax loss carryforwards generated by certain VIE subsidiaries. Tax loss carryforwards in the amount of RMB2,324,711 and RMB14,583,233 as of December 31, 2003 will expire in the year ending December 31, 2008 and 2009, respectively. Alternatively, if events occur in the future that allow the Group to realize more of its deferred tax assets than the presently recorded amount, an adjustment to the valuation allowances will increase income when those events occur.

10.	SERIES A AND A-1 CONVERTIBLE REDEEMABLE PREFERRED SHARES

      In February 2003, Shanda BVI entered into the Plan of Restructuring and Securities Purchase Agreement (“February Purchase Agreement”), whereby the Company authorized 30,000,000 preferred shares and issued 19,788,918 Series A Convertible Redeemable Preferred Shares (“Series A Preferred Shares”) and 4,947,230 Series A-1 Convertible Redeemable Preferred Shares (“Series A-1 Preferred Shares”) to an investor. The purchase closed in March 2003. The stated per share issuance prices of the Series A Preferred Shares and Series A-1 Preferred Shares were US$1.5160 and US$0.6064, respectively. The issuance of the Series A Preferred Shares and the Series A-1 Preferred Shares are collectively referred to as the “February Issuance”.

      As part of the February Issuance, the shareholders of Shanda BVI, namely Tianqiao Chen, Danian Chen and Qianqian Luo (“Shanda BVI shareholders”), sold 4,947,230 ordinary shares to the investor for total proceeds of US$3 million or US$0.6060 per share. Immediately following the sale of the ordinary shares and pursuant to the February Purchase Agreement, Shanda BVI issued Series A-1 Convertible Preferred Shares to the investor in exchange for the ordinary shares purchased from Shanda BVI shareholders on a 1:1 basis. The US$3 million (RMB 24.8 million) was recognized as a deemed dividend to the ordinary shareholders.

      The Series A Preferred Shares were convertible into ordinary shares on a 1:1 basis, subject to Shanda BVI achieving certain performance goals in 2003. On a 1:1 conversion basis, the preferred shareholder, after conversion of its Series A Preferred Shares, would have an ordinary share ownership interest of 16.2%. If Shanda BVI did not achieve these goals, the conversion ratio of the Series A Preferred Shares would have been adjusted to enable the investor to increase the conversion ratio so that it would obtain a total ordinary share interest in Shanda BVI of up to 40.0% on an as-converted basis, depending on the degree to which the performance goals were met. The Series A-1 Preferred Shares were convertible into ordinary shares on a 1:1 basis, and such conversion ratio was not subject to any contingent terms.

      In addition, as part of the February Issuance, the preferred shareholder received a warrant to purchase an additional 5,074,082 Series A Preferred Shares at an exercise price of $1.9708 per share. Under the terms of the February Purchase Agreement, the warrant would have expired upon the earlier of (i) March 4, 2007,

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

(ii) the consummation of an initial public offering meeting minimum conditions as to offering proceeds to the Group and market capitalization, or (iii) the redemption of all of the issued and outstanding Series A and Series A-1 Preferred Shares. The estimated fair value of the warrant was determined to be RMB 3.6 million using the Black-Scholes valuation method.

      Total consideration paid by the investor for the February Issuance was US$33 million, which was allocated between the estimated fair value of the warrant and the Series A and Series A-1 Preferred Shares.

      In August 2003, Shanda BVI increased its authorized preferred shares to 30,060,100 and entered into an additional securities purchase agreement (“August Purchase Agreement”) with the same investor, whereby the investor acquired from Shanda BVI shareholders 5,323,952 ordinary shares for US$7 million. Immediately following the sale of the ordinary shares and pursuant to the August Purchase Agreement, Shanda BVI issued Series A Convertible Preferred Shares to the investor in exchange for the ordinary shares purchased from Shanda BVI shareholders on a 1:1 basis. The US$7 million (RMB57.9 million) was recognized as a deemed dividend to the ordinary shareholders. The subsequent issuance of Series A Preferred Shares is referred to as the “August Issuance”.

      In addition to the US$7 million cash consideration, as part of the August Issuance, the investor agreed to cancel the warrant issued in connection with the February Issuance and to waive the right to adjust the conversion ratio of the Series A Preferred Shares.

      All of the Series A Preferred Shares and the Series A-1 Preferred Shares issued are collectively referred to as the “Preferred Shares” of the Company. While the Series A Preferred Shares and the Series A-1 Preferred Shares are legally distinct securities, they have essentially the same features with the exception of their stated issuance price. Accordingly, the Preferred Shares are presented in aggregate on the Consolidated Balance Sheets and the related accretion charges are presented in aggregate on the Consolidated Statements of Operations and Comprehensive Income.

      The holders of Preferred Shares have various rights and preferences as follows:

Voting

      Each holder of Preferred Shares will be entitled to exercise voting rights, with respect to all matters submitted to a vote of the ordinary shareholders, equal to the voting rights of the ordinary shares issuable upon conversion of the Preferred Shares at a ratio of 1:1.

Dividends

      The holders of the Preferred Shares shall be entitled to receive, when and as declared, a cumulative dividend per share at a rate equal to the 6% of the Preferred Shares’ stated issuance price of US$1.5160, US$1.3148 and US$0.6064 for the February Series A Preferred Shares, August Series A Preferred Shares and the Series A-1 Preferred Shares, respectively, per annum, prior to and in preference to the ordinary shareholders.

Liquidation

      In the event of any liquidation, dissolution or winding up of the Company, or a return of capital (other than upon conversion, redemption or repurchase of shares or with respect to a dividend), whether voluntary or not, or a sale of all or substantially all of the assets or of a majority of the capital stock of the Company, or a consolidation, corporate reorganization or merger of the Company as a result of which the shareholders of the Company prior to such event will no longer hold a majority of the issued and outstanding ordinary shares of the Company or surviving entity after such event, the holders of the Preferred Shares shall be entitled to

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the ordinary shares or any other class or series of shares of the Company, an amount equal to 150% of the stated issuance price per share of US$1.5160, US$1.3148 and US$0.6064 for the February Series A Preferred Shares, August Series A Preferred Shares and the Series A-1 Preferred Shares, respectively, plus declared but unpaid dividends. If the assets and funds available to be distributed among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Shares according to the number of Preferred Shares owned by such holders.

Conversion

      Each Preferred Share is convertible into one ordinary share at the option of the holders of the Preferred Shares.

      Each Preferred Share automatically converts into one ordinary share, upon the closing of the Company’s first firm commitment, underwritten public offering and listing of the ordinary shares of the Company on an internationally recognized stock exchange or the NASDAQ National Market with the aggregate gross proceeds to the Company or to the preferred shareholders in excess of US$100,000,000 and a total market capitalization of the Company of not less than US$500,000,000.

      No beneficial conversion feature charge was recognized in connection with the February Issuance as the estimated fair value of the ordinary share was less than the effective conversion price of each class of preferred shares based upon the allocation of the proceeds received on the commitment date.

      No beneficial conversion feature charge was recognized for the August Issuance as the consideration surrendered by the investor, including the cancellation of the warrants and the forfeiture of the right to adjust the conversion ratio of the Series A Preferred Shares, was in excess of the estimated fair value of the ordinary shares on the commitment date.

Redemption

      At any time on or after the fourth anniversary date on which Preferred Share was first allotted and issued, the Company would have been required, at the election of the holders of the Preferred Shares, to redeem all or part of the Preferred Shares. The redemption price was equal to 150% of the stated issuance price of US$1.5160, US$1.3148 and US$0.6064 for the February Series A Preferred Shares, August Series A Preferred Shares and the Series A-1 Preferred Shares, respectively.

      Accordingly, the carrying value of the respective series of Preferred Shares was being accreted to their redemption value through charges to retained earnings based on the interest method over a four-year period from the date of issuance.

      In November 2003, the preferred shareholder forfeited its redemption rights for no consideration in anticipation of the public offering of the Company’s ordinary shares. As a result, no accretion charge will be recognized for any period after the date on which the redemption right was waived.

11.	SHAREHOLDERS’ EQUITY

      Upon incorporation, Shanda BVI issued 50,000 ordinary shares at a par value of US$1.00 per share. In March 2003, the Shanda BVI split its ordinary share at a ratio of 1:100 resulting in 5,000,000 ordinary shares outstanding with a par value of US$0.01 per share. The share split has been reflected as if it occurred upon incorporation of Shanda BVI. Subsequent to the share split and prior to the Reorganization as described in

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

Note 1, Shanda BVI issued an additional 95,000,000 ordinary shares at par value. In November 2003, a special dividend of RMB 8,277,000 (US$1,000,000) was distributed by the Company to its ordinary shareholders and the amount was immediately used to settle the promissory notes, recorded as subscription receivables, owed by the ordinary shareholders to Shanda BVI. Upon the Reorganization, paid in capital of the VIE subsidiaries recognized as Group equity was transferred to represent the Group’s additional paid-in capital.

      During the year ended December 31, 2003, as a result of regulatory requirements, a dividend of RMB10,625,000 was distributed to the equity owners and the amount, net of income taxes paid by Shanda BVI on behalf of the equity owners, was immediately used to reinvest into Shanda Networking.

12.	STOCK OPTION PLAN

      On March 31, 2003, Shanda BVI authorized a share option plan (the “2003 Stock Incentive Plan”) that provides for the issuance of options to purchase up to 13,309,880 ordinary shares. Under the 2003 Stock Incentive Plan, the directors may, at their discretion, grant any officers (including directors) and employees of Shanda BVI and/or its subsidiaries (i) options to subscribe for ordinary shares, (ii) share appreciation rights to receive payment, in cash and/or the Company’s ordinary shares, equals to the excess of the fair market value of the Company’s ordinary shares, or (iii) other types of compensation based on the performance of the Company’s ordinary shares. These awards vest over a three year period, with 25% of the options to vest immediately upon granting, and an additional 25% to vest on each of the first, second and third anniversaries of the award date as stipulated in the share option agreement. On March 31, 2003, Shanda BVI granted options to purchase 7,320,436 ordinary shares under the 2003 Share Incentive Plan at an exercise price of US$1.5160 per share. On December 18, 2003, the Company granted additional options to purchase 1,537,367 ordinary shares to certain executive officers under the 2003 Stock Incentive Plan at an exercise price of US$1.5160. The options can be exercised within 10 years from the award date. The exercise price for the share options granted on December 18, 2003 was not determined based on the fair value of the Company’s ordinary shares. Accordingly, compensation expense will be recognized over vesting terms of the options based on the difference between the estimated fair value of the Company’s ordinary shares and the exercise price of the options granted. The estimated fair value of the Company’s ordinary shares was determined with reference to the Company’s expected initial public offering price. The total share-based compensation expense of RMB69,730,490 relating to the options granted on December 18, 2003 will be recognized based on the vesting terms. Accordingly, share-based compensation expense of RMB3,102,022 and RMB15,056,060 were recognized as cost of services and operating expenses, respectively, in 2003.

      Following the Share Swap, pursuant to the share purchase agreement, Shanda Interactive has undertaken to assume all obligations for share options, whether vested or unvested, previously granted by Shanda BVI subject to the same terms and conditions as the 2003 Stock Incentive Plan as adopted by Shanda BVI.

      The following table summarizes the Company’s share option activity as of and for the year ended December 31:

2003

Outstanding at beginning of year	—
Granted	8,857,803
Exercised	—
Forfeited	—

Outstanding at end of year	8,857,803

Vested and exercisable at end of year	2,214,451

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

      If compensation cost for the Company’s share-based compensation plan had been determined based on the estimated fair value at the grant dates for the share option awards as prescribed by SFAS No. 123, the Company’s unaudited pro forma net income attributable to ordinary shareholders during the year ended December 31, 2003 would have been RMB222,549,769 (Note 2r). The fair value of the share options, as defined by SFAS No. 123 for non-public entities, granted on March 31, 2003 and December 18, 2003 were RMB2.91 (US$0.35) and RMB48.28 (US$5.83), respectively (Note 2r).

13.	EMPLOYEE BENEFITS

      The full-time employees of the Company’s subsidiary and VIE subsidiaries that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, housing subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations and comprehensive income for such employee benefits amounted to RMB401,074, RMB1,418,190 and RMB5,386,296 for the years ended December 31, 2001, 2002 and 2003, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

14.	RELATED PARTY TRANSACTIONS

      During the years ended December 31, significant related party transactions were as follows:

	2001	2002	2003

	RMB	RMB	RMB
Sales of pre-paid game cards to a related party	—	13,992,532	8,884,600
Purchase of software from a related party	—	2,070,460	—
Gain from disposal of a VIE subsidiary	—	—	590,000
Technical service fees from minority shareholders of VIE subsidiaries	—	—	1,820,000

      During the years ended December 31, 2002 and 2003, the Group sold certain pre-paid game cards to a related company owned by an immediate family member of Tianqiao Chen and Danian Chen. The sales transactions were not based on any written agreements and the Company has received full payment in cash. In September 2003, the Group sold its entire ownership interest in Stamedotcom (Note 4) to Heng Kang and Shanghai Yixi Information Technology Co., Ltd., both related parties, for cash consideration of RMB1,593,000. As a result, a disposal gain of RMB590,000 was recognized as investment income.

      As of December 31, 2001, 2002, and 2003, the Group has amounts due from related parties mainly arising from advances made to an immediate family member of Tianqiao Chen and Danian Chen, a company controlled by an immediate family member of Tianqiao Chen and Danian Chen and certain minority shareholders of VIE subsidiaries, in the amount of RMB500,000, RMB750,000 and RMB2,864,691, respectively.

      All amounts due from related parties are unsecured, interest-free and have no definite terms.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

15.	EARNINGS PER SHARE

      Basic earnings per share and diluted earnings per share have been calculated in accordance with SFAS No. 128 for the years ended December 31 as follows:

	2001	2002	2003

	RMB	RMB	RMB
Numerator:
Income (loss) before extraordinary gain	(1,279,952)	139,287,530	231,706,063
Extraordinary gain arising from acquisition of a company	4,515,512	—	—

Net income attributable to ordinary shareholders	3,235,560	139,287,530	231,706,063

Effect of dilutive securities:
Accretion for Series A and Series A-1 Preferred Shares	—	—	24,962,571
Cumulative dividends to holders of Preferred Shares	—	—	16,181,535

Numerator for diluted earnings (loss) per share before extraordinary gain	(1,279,952)	139,287,530	272,850,169

Numerator for diluted earnings per share	3,235,560	139,287,530	272,850,169

Denominator:
Denominator for basic earnings per share — weighted-average ordinary shares outstanding	100,000,000	100,000,000	93,246,726
Dilutive effect of Series A and A-1 Preferred Shares	—	—	23,577,528
Dilutive effect of share options	—	—	3,079,231

Denominator for diluted earnings per share	100,000,000	100,000,000	119,903,485

Basic earnings (loss) per share before extraordinary gain	(0.01)	1.39	2.48
Effect of extraordinary gain	0.04	—	—

Basic earnings per share	0.03	1.39	2.48

Diluted earnings (loss) per share before extraordinary gain	(0.01)	1.39	2.28
Effect of extraordinary gain	0.04	—	—

Diluted earnings per share	0.03	1.39	2.28

      There were no potentially dilutive securities that were not included in the computation of earnings per share because of their anti-dilutive effects.

16.	UNAUDITED PRO FORMA BALANCE SHEET AND EARNINGS PER SHARE

      Each Preferred Share will automatically convert into one ordinary share at a 1:1 conversion ratio upon the closing of the Company’s first firm commitment, underwritten public offering and listing of the ordinary shares of the Company on an internationally recognized stock exchange or the NASDAQ National Market with the aggregate gross proceeds to the Company or to the holders of Preferred Shares in excess of US$100,000,000

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

and a total market capitalization of the Company of not less than US$500,000,000. The unaudited pro forma balance sheet as of December 31, 2003 presents as adjusted financial position as if (i) conversion of the Preferred Shares into ordinary shares and (ii) the dividend declared on March 5, 2004 of US$23,237,712 (equivalent to RMB192,331,571) (Note 20b) both occurred as of December 31, 2003.

      The pro forma earnings per share for the year ended December 31, 2003 giving effect to the conversion of the Preferred Shares into ordinary shares as of January 1, 2003 is as follows:

2003
RMB

(Unaudited)
Numerator:
Net income attributable to ordinary shareholders	231,706,063
Effect of dilutive securities:
Accretion for Series A and Series A-1 Preferred Shares	24,962,571
Cumulative dividends to holders of Preferred Shares	16,181,535

Numerator for pro forma basic and diluted earnings per share	272,850,169

Denominator:
Denominator for pro forma basic earnings per share — weighted-average ordinary shares outstanding	123,306,826
Dilutive effect of share options	3,079,231

Denominator for pro forma diluted earnings per share	126,386,057

Pro forma basic earnings per share	2.21

Pro forma diluted earnings per share	2.16

17.	CERTAIN RISKS AND CONCENTRATIONS

      Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, marketable securities, accounts receivable, loan and interest receivable, due from related parties and prepayments and other current assets. As of December 31, 2001, 2002 and 2003, substantially all of the Group’s cash and cash equivalents, short-term investments and marketable securities were held by major financial institutions located in the PRC and in Hong Kong, which management believes are of high credit quality.

      In addition, 85.2%, 100.0% and 88.6% of the Group’s revenues for the years ended December 31, 2001, 2002 and 2003, respectively, was derived from a single online game.

      No individual customer accounted for more than 10% of net revenues during the years ended December 31, 2001, 2002 and 2003.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

18.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments

      The Group has entered into leasing arrangements relating to office premises and computer equipment that are classified as operating leases. Future minimum lease payments for non-cancelable operating leases as of December 31, 2003 are as follows:

	Office	Computer
	Premises	Equipment	Total

	RMB	RMB	RMB
2004	7,321,479	4,088,500	11,409,979
2005	10,024,094	263,500	10,287,594
2006	9,594,432	—	9,594,432
2007	—	—	—

Total	26,940,005	4,352,000	31,292,005

      As of December 31, 2003, the Group has certain operating lease arrangements where the lease payments are calculated based on certain formulas, as specified in the agreements, with reference to the actual number of users of the leased assets. The rental expenses under these operating leases amounted to RMB172,767, RMB11,443,736 and RMB24,969,406 during the years ended December 31, 2001, 2002 and 2003, respectively. As the future lease payments for these arrangements are based on the actual number of users and thus cannot be reasonably estimated, they are not included in the minimum lease payments as disclosed above.

      Total rental expenses were RMB1,444,060, RMB20,227,447 and RMB47,685,923 during the years ended December 31, 2001, 2002 and 2003, respectively, and were charged to the statements of operations and comprehensive income when incurred.

Capital commitments

a.	Capital commitments for purchase of property, equipment and software as of December 31, 2003 was RMB25,926,558.

b.	In December 2003, the Group formed Shanda Zona Limited in the British Virgin Islands and Shanda Zona, LLC in Delaware to acquire substantially all of the game development assets of Zona Inc. (“Zona”), a software development company incorporated in the United States that is engaged in the development and provision of server infrastructure platforms to online game developers and operators. In January 2004, the Company acquired substantially all of the game development assets for US$500,000. In addition, the Company has agreed to pay up to an additional US$1.5 million if other conditions are met during the next year.

Contingencies

      The Group accounts for loss contingencies in accordance with SFAS 5, Accounting for Loss Contingencies, and other related guidance. Set forth below is a description of certain loss contingencies as well as the opinion of management as to the likelihood of loss in respect of each loss contingency.

a.	PRC regulations currently limit foreign ownership of companies that provide Internet content services, which include operating online games, to 50%. In addition, foreigners or foreign invested enterprises are currently not able to apply for the required licenses for operating online games in the PRC. The Company is incorporated in the Cayman Islands and accordingly Shengqu is considered as a foreign invested enterprise under PRC law. In order to comply with foreign ownership

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

restrictions, the Group operates its online games business in the PRC through Shanda Networking, which is wholly owned by Tianqiao Chen and Danian Chen, both of whom are PRC citizens. Shanda Networking holds the licenses and approvals that are required to operate the online games business and Shengqu owns the substantial majority of the physical assets required to operate the online games business. Shengqu has entered into a series of contractual arrangements with Shanda Networking, pursuant to which Shengqu provides Shanda Networking with services, software licenses and equipment in exchange for fees, and Shengqu undertakes to provide financial support to Shanda Networking to the extent necessary for its operations. In addition, Shengqu has entered into agreements with Shanda Networking and its shareholders that provide it with the substantial ability to control Shanda Networking. In the opinion of management and the Company’s PRC legal counsel, (i) the ownership structure of the Company, Shengqu and Shanda Networking are in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with Shanda Networking and its shareholders are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group’s business operations are in compliance with existing PRC laws and regulations in all material respects. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with Shanda Networking were found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Group’s current ownership structure or the contractual arrangements with Shanda Networking is remote.

b.	The Group is currently involved in an arbitration with the developer and the co-licensor of its primary online game over licensing rights with respect to its primary online game. The Group entered into a settlement agreement and an amendment agreement with the co-licensor on August 19, 2003 pursuant to which the parties agreed to discontinue the arbitration. However, the developer has objected to the Group’s request for discontinuation of the arbitration and has filed counterclaims against the Group and cross-claims against the co-licensor. Among other things, the developer has requested an injunction against the Group’s use of its primary online game and payment of royalty fees and unspecified damages. In the opinion of management, it is reasonably possible that the Group could incur a loss with respect to this arbitration, whether through reaching a final determination on the merits or through settlement. At this point in time, however, it is not possible to estimate the range of such loss. Accordingly, no provision has been made as of December 31, 2003.

c.	On October 8, 2003, the developer of the Group’s primary online game filed claims against the Group in the Beijing First Intermediate People’s Court (the “Beijing Court”) with respect to the Group’s development and operation of a new online game. The developer has alleged, among other things, that the online game which was developed by the Group internally copied certain elements of games owned by the developer, thereby infringing upon the copyrights of these games. In addition, the developer has alleged that the operation of the Group’s internally developed online game violates the PRC Anti-Unfair Competition Law. The developer has requested that the Beijing Court order the Group to stop operation of its game and to pay the developer’s legal fees and related costs incurred in connection with this litigation. The developer has not made any claim for damages against the Group. In the opinion of management, it is reasonably possible that the Group could incur a loss with respect to this litigation, whether through reaching a final judgment on the merits or

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

through settlement. At this point in time, however, it is not possible to estimate the range of such loss. Accordingly, no provision has been made as of December 31, 2003.

19.	RESTRICTED NET ASSETS

      Relevant PRC laws and regulations permit payments of dividends by our PRC subsidiaries and affiliates only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the statutory general reserve fund requires annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, our PRC subsidiaries and affiliates are restricted in their ability to transfer a portion of their net assets to us either in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB202.3 million, or 32.5% of our total consolidated net assets as of December 31, 2003. Even though we currently do not require any such dividends, loans or advances from our PRC subsidiaries and affiliates for working capital and other funding purposes, we may in the future require additional cash resources from our PRC subsidiaries and affiliates due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to our shareholders. See “Financial Statement Schedule 1”.

20.	SUBSEQUENT EVENTS

a.	In January 2004, Shanda Networking acquired 35% equity interest in Beijing Digital Red Software Application Technology Co., Ltd., a company incorporated in the PRC that is engaged in the development and licensing of wireless game products. The total cash consideration to be paid for the acquisition is RMB6 million.

b.	On March 5, 2004, a special cash dividend of US$23,237,712 (equivalent to RMB192,331,571) was declared by the Company to its holders of ordinary shares and preferred shares in proportion to their respective share ownership, on an as-converted basis, which is approximately 74.9% and 25.1%, respectively.

c.	Subsequent to December 31, 2003, through April 22, 2004, the Company has issued additional options to purchase 3,820,853 ordinary shares, at an exercise price that will be equal to the price per ordinary share in our initial public offering, under the 2003 Share Incentive Plan to certain officers of the Company.

d.	Subsequent to December 31, 2003, the Company received notice from the licensor of the Group’s primary online game in relation to an audit on licensing fees prepared on behalf of the licensor as provided by its settlement agreement as referenced in Note 18(b). The audit prepared by the licensor alleged certain potential underpayments of licensing fees in respect of the year 2003 amounting to RMB35 million. Pursuant to the settlement agreement, the Company has the right to its own audit of the identified licensing fees. The Company is currently considering the details of the licensor’s audit and believes adequate accruals have been made in 2003 and the first quarter of 2004.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

21.	ADOPTION OF EITF No. 03-06

      When preparing the condensed consolidated financial statement for six-month ended June 2004, EITF No. 03-06 became effective. The calculation of basic earnings per share and diluted earnings per share for the year ended December 31, 2003 by adopting this EITF is presented as follows:

2003

RMB
Numerator:
Income (loss) before extraordinary gain	272,850,169
Extraordinary gain arising from acquisition of a company	—

Net income attributable to ordinary shareholders	272,850,169
Accretion for Series A and Series A-1 Preferred Shares	(24,962,571)
Earnings allocated to Series A and Series A-1 Preferred Shareholders	(48,358,328)

Numerator for basis earnings per share	199,529,270
Effect of dilutive securities	—

Numerator for diluted earnings per share	199,529,270

Denominator:
Denominator for basic earnings per share — weighted-average ordinary shares outstanding	93,246,726
Dilutive effect of share options	3,079,231

Denominator for dilutive earnings per share	96,325,957

Basic earnings (loss) per share before extraordinary gain	2.14
Effect of extraordinary gain	—

Basic earnings per share, upon adoption of EITF 03-06	2.14

Basic earnings per share, as reported	2.48

Dilutive earnings (loss) per share before extraordinary gain	2.07
Effect of extraordinary gain	—

Dilutive earnings per share, upon adoption of EITF 03-06	2.07

Dilutive earnings per share, as reported	2.28

      The Company did not have any participating securities for the 2001 and 2002 and accordingly, the adoption of EITF No. 03-06 did not have any impact on the earnings per share amount as reported for these respective periods.

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

For The Year Ended December 31, 2002 And 2003

	Note	2002	2003	2003

		RMB	RMB	US$ (Note 3)
Net revenues		—	—	—

Cost of services		—	—	—

Gross profit		—	—	—

Total operating expenses		—	(19,895,199)	(2,403,789)

Loss from operations		—	(19,895,199)	(2,403,789)
Equity in profit of subsidiary companies	1	139,287,530	291,600,766	35,231,951
Other income		—	1,144,602	138,294

Income before provision for income tax		139,287,530	272,850,169	32,966,456
Income tax benefit (expense)		—	—	—

Net income		139,287,530	272,850,169	32,966,456

Accretion for Preferred Shares		—	(24,962,571)	(3,016,042)
Cumulative dividends to holders of Preferred Shares		—	(16,181,535)	(1,955,094)

Net income attributable to ordinary shareholders		139,287,530	231,706,063	27,995,320

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

SHANDA INTERACTIVE ENTERTAINMENT LIMITED — (Continued)

CONDENSED BALANCE SHEET

As Of December 31, 2002 And 2003

	2002	2003	2003

	RMB	RMB	US$ (Note 3)
ASSETS
Current assets:
Cash	—	127,425,789	15,395,910
Due from related parties	—	1,514,691	183,009

Total current assets	—	128,940,480	15,578,919

Investment in subsidiaries	146,066,275	493,660,673	59,645,346

Total assets	146,066,275	622,601,153	75,224,265

Shareholders’ equity
Ordinary shares (US$0.01 par value; 100,000,000 shares authorized, issued and outstanding as of December 31, 2002; 186,000,000 shares authorized, 89,728,818 shares issued and outstanding as of December 31, 2003)	414,000	7,426,853	897,331
Series A and Series A-1 Preferred Shares (US$0.01 par value; 30,060,100 shares authorized; 25,112,870 and 4,947,230 issued and outstanding as of December 31, 2003, aggregate liquidation value of US$60,000,000)	—	2,488,074	300,616
Subscription receivables	(414,000)	—	—
Additional paid-in capital	1,831,500	425,676,666	51,431,345
Deferred share-based compensation	—	(51,571,508)	(6,231,002)
Retained earnings	144,234,775	238,581,068	28,825,975

Total shareholders’ equity	146,066,275	622,601,153	75,224,265

Total liabilities and shareholders’ equity	146,066,275	622,601,153	75,224,265

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

SHANDA INTERACTIVE ENTERTAINMENT LIMITED — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For The Years Ended December 31, 2002 And 2003

	2002	2003	2003

	RMB	RMB	US$ (Note 3)
Net cash used by operating activities	—	(3,250,908)	(392,783)

Net cash used in investing activities	—	(86,222,577)	(10,417,632)

Net cash provided by financing activities	—	216,899,274	26,206,325

Effect of foreign exchange rate changes on cash	—	—	—

Net increase in cash	—	127,425,789	15,395,910
Cash, beginning of year	—	—	—

Cash, end of year	—	127,425,789	15,395,910

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

SHANDA INTERACTIVE ENTERTAINMENT LIMITED — (Continued)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

For The Years Ended December 31, 2002 And 2003
(AMOUNTS EXPRESSED IN RMB UNLESS OTHERWISE STATED)

1.	BASIS OF PRESENTATION

      The condensed financial statements of Shanda Interactive Entertainment Limited (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America except for accounting of the Company’s subsidiaries and certain footnote disclosures as described below.

      Shanda Holding Limited, formerly known as Spirit High Ventures Ltd., was incorporated in British Virgin Islands as a limited liability company on July  2, 2002. Shanda Interactive Entertainment Limited was incorporated in Cayman Islands on November 17, 2003 and became the holding company through a share purchase agreement in December 2003. Shanda Holding Limited was considered the predecessor of the Company. The Company is generally a holding company of certain subsidiaries and variable interest entities (collectively “Subsidiaries”).

      The Company records its investment in Subsidiaries under the equity method of accounting as prescribed in APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. Such investment is presented on the balance sheet as “Investment in subsidiaries” and 100% of the Subsidiaries’ profit or loss as “Equity in profit of subsidiary companies” on the statement of operations and comprehensive income. For the condensed financial statements of the Company for 2002, the equity in profit of subsidiary companies is based on earnings of subsidiaries for the full year of 2002 although the Company’s predecessor was not incorporated until July 2, 2002. Additionally, the beginning retained earnings for the periods presented includes equity in earnings of all subsidiaries from their respective date of incorporation or date of purchase, as the case maybe.

      The Subsidiaries did not pay any dividend to the Company for the periods presented.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company.

      Prior to March 2003, the Company was a shell company and did not have any activities. Operating expenses for the Company for 2003 mainly represent share-based compensation expense as a result of the options granted to employees in December 2003. Total share-based compensation expense for 2003 was RMB18,158,982.

      Financial information prior to the year that the Company’s predecessor was incorporated has not been presented.

2.	COMMITMENTS

      The Company does not have any significant commitments or long term obligations as of any of the periods presented.

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I

SHANDA INTERACTIVE ENTERTAINMENT LIMITED — (Continued)

3.	FOREIGN CURRENCIES

      The unaudited United States dollar (“US$”) amounts disclosed in the financial statement are presented solely for the convenience of the readers. Translations of amounts from RMB into United States dollars for the convenience of the reader were calculated at the noon buying rate of US$1.00 = RMB8.2766 on June 30, 2004 in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at that rate on June 30, 2004, or at any other certain rate.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes and ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of this date.

All dealers effecting transactions in these securities may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Shanda Interactive

Entertainment Limited

$275,000,000 Principal Amount of Zero Coupon Senior Convertible Notes due

2014 and Ordinary Shares Issuable Upon Conversion of the Notes

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

      Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide for indemnification of directors and officers for actions, costs, charges, losses, damages and expenses incurred in their capacities as such, except that such indemnification does not extend to any matter in respect of any fraud or dishonesty that may attach to any of them.

      Pursuant to the form of Indemnification Agreement filed as Exhibit 10.31 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

      Pursuant to the Purchase Option and Cooperation Agreement filed as Exhibit 10.2 to this registration statement, Shengqu Information Technology (Shanghai) Co., Ltd., or Shengqu, the registrant’s wholly owned subsidiary, has agreed to indemnify Tianqiao Chen, the registrant’s chairman of board of directors and chief executive officer, and Danian Chen, the registrant’s director and senior vice president, to the extent that they are subject to any legal or economic liabilities as a result of performing their obligations pursuant to their agreements with Shengqu.

Item 7.	Recent Sales of Unregistered Securities

      During the past three years, the registrant has issued and sold the securities listed below without registering the securities under Securities Act of 1933, as amended (the “Securities Act”). None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. The registrant believes that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D, Regulation S, Rule 701 or Rule 144A under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

      (i) In September 2002, Shanda Holdings Limited (formerly known as Spirit High Ventures Ltd.), the registrant’s wholly-owned subsidiary (“Shanda BVI”), issued and sold (A) 20,000 ordinary shares, par value US$1.00 per share, at a price of US$1.00 per share to Tianqiao Chen , which shares were later transferred to Shanda Media Limited (formerly known as Twin Luck Ventures Ltd.), an entity solely owned by Tianqiao Chen (“Shanda Media”); (B) 15,000 ordinary shares, par value US$1.00 per share, at a price of US$1.00 per share to Qianqian Luo, Tianqiao Chen’s wife and the registrant’s director, which shares were later transferred to Shanda Media; and (C) 15,000 ordinary shares, par value US$1.00 per share, at a price of US$1.00 per share to Danian Chen, which shares were later transferred to Shanda Investment International Limited (formerly known as Luck Joy Ventures Ltd.), an entity solely owned by Danian Chen (“Shanda International”).

      (ii) In March 2003, Shanda BVI issued (A) 66,500,000 ordinary shares, par value US$0.01 per share, at a price of US$0.01 per share to Shanda Media; and (B) 28,500,000 ordinary shares, par value US$0.01 per share, at a price of US$0.01 per share to Shanda International.

      (iii) In March 2003, Shanda BVI issued and sold (A) 19,788,918 Series A convertible preferred shares, par value US$0.01 per share, at a price of $1.516 per share to SB Asia Infrastructure Fund L.P. (“SAIF”); (B) 4,947,230 Series A-1 convertible preferred shares, par value US$0.01 per share, to SAIF in exchange for the same number of ordinary shares, par value US$0.01 per share, which ordinary shares were sold to SAIF by Shanda Media and Shanda International at a price of US$0.6064 per share; and (C) to SAIF a warrant to purchase 5,074,082 Series A convertible preferred shares, par value US$0.01 per share, at an exercise price of US$1.9708 per share, which warrant was later cancelled.

      (iv) In August 2003, Shanda BVI agreed to issue and sell to SAIF 5,323,952 Series A convertible preferred shares, par value US$0.01 per share, in exchange for the same number of ordinary shares, par value US$0.01 per share, which ordinary shares were sold to SAIF by Shanda International at a price of US$1.3148 per share.

      (v) In connection with a shareholders’ reorganization, in December 2003, the registrant issued (A) 66,536,939 ordinary shares to Shanda Media in exchange for the same number of ordinary shares of Shanda BVI held by Shanda Media; (B) 23,191,879 shares to Shanda International in exchange for the same number of ordinary shares of Shanda BVI held by Shanda International; (C) 25,112,870 Series A convertible preferred shares in exchange for the same number of Series A convertible preferred shares of Shanda BVI held by SAIF; and (D) 4,947,230 Series A-1 convertible preferred shares to SAIF in exchange for the same number of shares of Series A-1 convertible preferred shares of Shanda BVI held by SAIF.

      (vi) In May 2004, Qunzhao Tan, Haibin Qu, and Shujun Li exercised options to purchase our shares to be sold by each of them in our initial public offering, at an exercise price of $1.516 and in accordance with the terms of their existing option grants.

      (vii) On October 20, 2004, we completed a private placement of $275,000,000 of the notes whereunder Goldman Sachs (Asia) L.L.C. acted as global coordinator and sole bookrunner. The private placement of the notes was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 144A of the Securities Act.

      (viii) On October 28, 2004 we repurchased 5,326,250 ordinary shares from SB Asia Infrastructure Fund for a price US$14.08 per ordinary share, or an aggregate price of US$75,000,000.

Item 8.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number		Description

2	.1†	Plan of Restructuring and Securities Purchase Agreement Among Shanghai Shanda Internet Development Co., Ltd., Shanda Holding Limited, Twin Luck Ventures Ltd., Luck Joy Ventures Ltd., Tianqiao Chen and Danian Chen dated January 29, 2003

3	.1†	Amended and Restated Memorandum and Articles of Association of Shanda Interactive Entertainment Limited

4	.1†	Specimen Ordinary Share Certificate

4	.2†	Shareholders Agreement of Shanda Interactive Entertainment Limited among Shanda Interactive Entertainment Limited, Shanghai Shanda Internet Development Co., Ltd., Shanda Media Limited, Shanda Investment International Limited, Tianqiao Chen, Danian Chen and SB Asia Infrastructure Fund L.P. dated December 19, 2003

4	.3†	Share Purchase Agreement among Shanda Media Limited, Shanda Investment International Limited, SB Asia Infrastructure Fund L.P., Shanda Interactive Entertainment Limited and Shanda Holdings Limited dated December 19, 2003

4	.4†	Specimen of American Depositary Receipts

4	.5†	Form of Deposit Agreement

4.6		Indenture, dated October 20, 2004, between Shanda Interactive Entertainment Limited, and The Bank of New York, or Trustee, relating to the Company’s Zero Coupon Senior Convertible Notes due 2014.

4.7		Registration Rights Agreement, dated October 20, 2003, between Shanda Interactive Entertainment Limited and the parties named therein.

5.1		Opinion of Conyers Dill & Pearman, Cayman, Cayman Islands Counsel to the Registrant, regarding the validity of the ordinary shares being registered

10	.1†	Employee Stock Option Plan and form of share option agreement

Exhibit
Number		Description

10	.2†	Purchase Option and Cooperation Agreement among Shengqu Information Technology (Shanghai) Co., Ltd., Shanghai Shanda Networking Co., Ltd., Tianqiao Chen and Danian Chen dated December 30, 2003

10	.3†	Share Pledge Agreement Among Tianqiao Chen, Danian Chen and Shengqu Information Technology (Shanghai) Co., Ltd dated December 30, 2003

10	.4†	Proxy from Tianqiao Chen to Haibin Qu dated December 30, 2003

10	.5†	Proxy from Danian Chen to Qunzhao Tan dated December 30, 2003

10	.6†	Asset Transfer Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated February 18, 2003 and its Amendment and Supplemental Agreements dated February 25, 2003, June 20, 2003 and December 18, 2003, respectively

10	.7†	Equipment Transfer Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated June 20, 2003

10	.8†	Amended and Restated Equipment Leasing Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated December 9, 2003

10	.9†	Amended and Restated Technical Support Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated December 9, 2003

10	.10†	Amended and Restated Strategic Consulting Service Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated December 9, 2003

10	.11†	Amended and Restated Billing Technology License Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. dated December 9, 2003

10	.12†	Amended and Restated Online Game Software Sales and License Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. with respect to the Woool V1.5 dated December 9, 2003

10	.13†	Software Licensing Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. with respect to Shanda Xintianyou 1.0 dated December 9, 2003

10	.14†	Software Licensing Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. with respect to the keep-in-touch software dated December 9, 2003

10	.15†	Software Licensing Agreement between Shanghai Shanda Networking Co., Ltd. and Shengqu Information Technology (Shanghai) Co., Ltd. with respect to the E-sales System 2.0 Software dated December 9, 2003

10	.16†	Sample of Provincial General Distribution and City-level Distribution Agreement

10	.17†	Software Licensing Agreement among Shanghai Shanda Internet Development Co., Ltd., Shanghai Pudong New Area Imp. & Exp. Corp. and Actoz Soft Co., Ltd. dated June 29, 2001

10	.18†	Supplemental Agreement among Shanghai Shanda Internet Development Co., Ltd., Actoz Soft Co., Ltd. and Wemade Entertainment Co., Ltd. dated July 14, 2002

10	.19†	Lease Agreement between Shanghai Shanda Internet Development Co., Ltd. and Shanghai Chengda Investment Development Co., Ltd. dated April 15, 2002 for offices located at 21F and 22F, Huarong Plaza, No. 1271-1289, South Pudong Road, Pudong, Shanghai, PRC

10	.20†	Pre-lease Agreement between Shengqu Information Technology (Shanghai) Co., Ltd. and Shanghai Zhangjiang Micro-electronic Harbor Co., Ltd. dated August 29, 2003 for offices located at Block 1, No. 690, Bibo Road, Zhangjiang High-Tech Park, Shanghai, PRC

10	.21†	Articles of Association of Shengqu Information Technology (Shanghai) Co., Ltd.

10	.22†	Settlement Agreement between Shanghai Shanda Internet Development Co., Ltd and Actoz Soft Co., Ltd. dated August 19, 2003

Exhibit
Number		Description

10	.23†	Amendment Agreement among Shanghai Shanda Internet Development Co., Ltd, Actoz Soft Co., Ltd and Shengqu Information Technology (Shanghai) Co., Ltd. dated August 19, 2003

10	.24†	Form of Indemnification Agreement

10	.25†	Form of Employment Contract of Shengqu Information Technology (Shanghai) Co., Ltd.

10.26		Research and Development Agreement, dated July 14, 2004 between Shengqu Information Technology (Shanghai) Co., Ltd. and Shengjin

10.27		Online Game Distribution and Service Agreement, dated July 14, 2004 between Shengqu Information Technology (Shanghai) Co., Ltd. and Shengpin

10.28		Online Game Distribution and Service Agreement dated July 14, 2004 between Shengqu Information Technology (Shanghai) Co., Ltd. and Shanda Networking (The Age)

10.29		Online Game Distribution and Service Agreement dated July 14, 2004 between Shengqu Information Technology (Shanghai) Co., Ltd. and Shanda Networking (The Sign)

10.30		Technology Transfer Agreement between Shengqu Information Technology (Shanghai) Co., Ltd. and Shanda Networking, dated December 21, 2004

10.31		Stock Purchase Agreement, dated October 15, 2004, between Shanda Interactive Entertainment Limited and SB Asia Infrastructure Fund L.P.

12.1		Ratio of Earnings to Fixed Charges

21	.1†	List of Subsidiaries

23.1		Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company

23.2		Consent of Yao Liang Law Office

23.3		Consent of Conyers Dill & Pearman, Cayman (included in Exhibit 5.1)
24.1		Powers of Attorney (included in signature pages in Part II of this Registration Statement)

†	Incorporated by reference to the Registration Statement on Form F-1 (File No. 333-114177) filed with the Securities and Exchange Commission with respect to American depositary shares representing ordinary shares.

      (b) Financial Statement Schedules

      All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 9.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; provided, however, that financial statements and information otherwise required by section 10(3) of the Exchange Act need not be furnished provided that we include in this prospectus, by means of a post-effective amendment, financial statements required by this paragraph (4) and other information necessary to ensure that all other information in this prospectus is at least as current as the date of those financial statements.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on January 13, 2005.

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

By:	/s/ TIANQIAO CHEN

Name: Tianqiao Chen
Title: Chairman and Chief Executive Officer

      Each of the undersigned officers and directors of Shanda Interactive Entertainment Limited hereby severally constitutes and appoints Tianqiao Chen and Shujun Li, and each of them singly, the true and lawful attorney with full power to them, and each of them singly, to sign for the undersigned and in his or her name in the capacities indicated below, any and all amendments, including post-effective amendments, to this Registration Statement, and generally to do all such things in the undersigned’s name and behalf in such capacities to enable Shanda Interactive Entertainment Limited to comply with the applicable provisions of the Securities Act of 1933, as amended, and all rules and regulation thereunder, and all requirements of the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms all that said attorneys or any of them shall lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 13, 2005.

Signature	Capacity

/s/ TIANQIAO CHEN Tianqiao Chen	Chairman and Chief Executive Officer (principal executive officer)

/s/ DANIAN CHEN Danian Chen	Director and Senior Vice President

/s/ QIANQIAN LUO Qianqian Luo	Director

/s/ ANDREW Y. YAN Andrew Y. Yan	Director

/s/ HONGLIANG LU Hongliang Lu	Director

/s/ RUIGANG LI Ruigang Li	Director

/s/ W. MARK EVANS W. Mark Evans	Director

/s/ JUN TANG Jun Tang	Director and President

/s/ HAIBIN QU Haibin Qu	Director and Senior Vice President

Signature		Capacity

/s/ SHUJUN LI Shujun Li		Vice President and Chief Financial Officer (principal financial officer)

/s/ SAMMY CHENG Sammy Cheng		Financial Controller (principal accounting officer)

*By:	/s/ TIANQIAO CHEN Tianqiao Chen Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

      Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Shanda Interactive Entertainment Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on January 13, 2005.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI

Name: Donald J. Puglisi
Title: Managing Director